Exhibit 4.1

OWENS-ILLINOIS GROUP, INC.

OWENS-BROCKWAY GLASS CONTAINER INC.

ACI OPERATIONS PTY. LIMITED

OI EUROPEAN GROUP B.V.

OI EUROPE SARL

O-I CANADA CORP.

CREDIT AGREEMENT AND SYNDICATED FACILITY AGREEMENT

DATED AS OF May 19, 2011

This CREDIT AGREEMENT is dated as of May 19, 2011, and entered into by and among OWENS-ILLINOIS GROUP, INC., a Delaware corporation (“Company”), OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation (“Owens-Brockway”), ACI OPERATIONS PTY. LIMITED, ABN 94 004 230 326, a limited liability company organized under the laws of Australia (“ACI”), OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478 (“OIEG”), OI EUROPE SARL, a Swiss Société à responsabilité limitée (limited liability corporation) (“OI Europe”), O-I CANADA CORP., a Nova Scotia company (“O-I Canada”), and OWENS-ILLINOIS GENERAL INC., a Delaware corporation (“O-I General”), as Borrowers’ Agent (in such capacity “Borrowers’ Agent”), THE LENDERS LISTED ON THE SIGNATURE PAGES HEREOF (each individually a “Lender” and collectively, “Lenders”), DEUTSCHE BANK SECURITIES INC. (“DBSI”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CITIGROUP GLOBAL MARKETS INC., J.P. MORGAN SECURITIES LLC, THE BANK OF NOVA SCOTIA and BNP PARIBAS SECURITIES CORP., as Joint Lead Arrangers and Joint Bookrunners (collectively, the “Joint Lead Arrangers”), Bank of America, N.A., as Syndication Agent (the “Syndication Agent”), CITIGROUP GLOBAL MARKETS INC., J.P. MORGAN SECURITIES LLC, THE BANK OF NOVA SCOTIA, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, BARCLAYS BANK PLC, HSBC BANK USA, NATIONAL ASSOCIATION, GOLDMAN SACHS BANK USA and  COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK, B.A., “RABOBANK NEDERLAND” NEW YORK BRANCH as Documentation Agents (the “Documentation Agents”), DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders (“Administrative Agent”) and DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as Collateral Agent for the Lenders (“Collateral Agent”).

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TABLE OF CONTENTS

SECTION 1 DEFINITIONS		3

1.1	Certain Defined Terms	3

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement; Change in Accounting Principles	62

1.3	Other Definitional Provisions; Anniversaries	62

1.4	Dollar Amounts	62

SECTION 2 AMOUNT AND TERMS OF COMMITMENTS AND LOANS; NOTES		63

2.1	Commitments; Making of Loans; Domestic Overdraft Account; Offshore Overdraft Accounts	63

2.2	Interest on the Loans	82

2.3	Fees	87

2.4	Repayment and Prepayments; Reductions in Commitments	88

2.5	Use of Proceeds	98

2.6	Special Provisions Governing Eurocurrency Rate Loans and B/A Discount Rate Loans	98

2.7	Capital Adequacy Adjustment; Increased Costs; Taxes	104

2.8	Letters of Credit	111

2.9	O-I General as Borrowers’ Agent	121

2.10	Collection Allocation Mechanism	121

2.11	Defaulting Lenders	123

SECTION 3 CONDITIONS TO CLOSING DATE; LOANS AND LETTERS OF CREDIT		126

3.1	Conditions to Closing Date	126

3.2	Conditions to All Loans	129

3.3	Conditions to Letters of Credit	130

SECTION 4 LOAN PARTIES’ REPRESENTATIONS AND WARRANTIES		130

4.1	Organization, Powers, Good Standing, Business and Subsidiaries	131

4.2	Authorization of Borrowing, Etc.	131

4.3	Financial Condition	132

4.4	No Adverse Material Effect	133

4.5	Litigation; Adverse Facts	133

4.6	Payment of Taxes	133

4.7	Governmental Regulation	133

4.8	Securities Activities	133

4.9	Employee Benefit Plans	133

4.10	Disclosure	134

4.11	Environmental Protection	135

4.12	Title to Properties; Liens; Intellectual Property	135

4.13	Solvency	136

4.14	Matters Relating to Collateral	136

4.15	Credit Agreement Under Indentures	137

4.16	Non-Bank Rules	137

SECTION 5 COMPANY’S AFFIRMATIVE COVENANTS		137

5.1	Financial Statements and Other Reports	137

5.2	Corporate Existence, Etc.	140

5.3	Payment of Taxes and Claims; Tax Consolidation	140

5.4	Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds	141

5.5	Inspection	142

5.6	Compliance with Laws	142

5.7	Securities Activities	143

5.8	Environmental Matters	143

5.9	Execution of Subsidiary Guaranty and Security Agreement After the Closing Date	145

5.10	Designation of Unrestricted Subsidiaries	148

5.11	Personal Property Securities Act	148

SECTION 6 COMPANY’S NEGATIVE COVENANTS		149

6.1	Indebtedness	150

6.2	Liens and Related Matters	152

6.3	Investments; Acquisitions	154

6.4	Contingent Obligations	156

6.5	Restricted Junior Payments	157

6.6	Financial Covenant	158

6.7	Restriction on Fundamental Changes; Asset Sales	158

6.8	[RESERVED]	161

6.9	Transactions with Shareholders and Affiliates	161

6.10	Sales and Lease Backs	161

6.11	Conduct of Business	162

6.12	Amendments of Documents Relating to Subordinated Indebtedness; No Prepayments of Subordinated Indebtedness	162

SECTION 7 EVENTS OF DEFAULT		163

7.1	Failure to Make Payments When Due	163

7.2	Default in Other Agreements	163

7.3	Breach of Certain Covenants	164

7.4	Breach of Warranty	164

7.5	Other Defaults under Agreement or Loan Documents	164

7.6	Involuntary Bankruptcy; Appointment of Receiver, Etc.	164

7.7	Voluntary Bankruptcy; Appointment of Receiver, Etc.	165

7.8	Judgments and Attachments	165

7.9	Dissolution	166

7.10	Change of Control	166

7.11	Employee Benefit Plans	166

7.12	Invalidity of Guaranties; Failure of Security	166

7.13	Activities of Holdings; OI General FTS; Harbor Capital Subsidiaries and their respective Subsidiaries	166

SECTION 8 AGENTS		169

8.1	Appointments	169

8.2	Powers; General Immunity	169

8.3	Representations and Warranties; No Responsibility for Appraisal of Creditworthiness	171

8.4	Right to Indemnity	171

8.5	Registered Persons Treated as Owners	171

8.6	Successor Agents and Domestic Overdraft Provider	172

8.7	Intercreditor Agreements, Subsidiary Guaranty and Collateral Documents	173

8.8	Quebec Security	174

SECTION 9 COMPANY GUARANTY		175

9.1	Guaranty	175

9.2	Waivers	175

9.3	Payment	176

9.4	Waiver of Subrogation, Etc.	177

9.5	Termination	178

9.6	Security	178

SECTION 10 MISCELLANEOUS		179

10.1	Representation of Lenders	179

10.2	Assignments and Participations in Loans, Notes and Letters of Credit	179

10.3	Expenses	183

10.4	Indemnity	184

10.5	Set Off	185

10.6	Ratable Sharing	185

10.7	Amendments and Waivers	186

10.8	Independence of Covenants	190

10.9	Change in Accounting Principles, Fiscal Year or Tax Laws	190

10.10	Notices	190

10.11	Survival of Warranties and Certain Agreements	192

10.12	Failure or Indulgence Not Waiver; Remedies Cumulative	192

10.13	Severability	192

10.14	Obligations Several; Independent Nature of Lenders’ Rights	192

10.15	Headings	193

10.16	Applicable Law	193

10.17	Successors and Assigns	193

10.18	Consent to Jurisdiction and Service of Process	193

10.19	Waiver of Jury Trial	194

10.20	Confidentiality	194

10.21	Judgment Currency	195

10.22	Limitation on Offshore Borrower Obligations	196

10.23	Counterparts	196

10.24	USA Patriot Act	196

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EXHIBITS

Exhibit I:	Form of Notice of Borrowing
Exhibit II:	Form of Notice of Request for Issuance of Letter of Credit
Exhibit III:	Form of Notice of Conversion/Continuation
Exhibit IV-A:	Form of Tranche A Term Loan Note
Exhibit IV-B:	Form of Tranche B Term Loan Note
Exhibit IV-C:	Form of Tranche C Term Loan Note
Exhibit IV-D:	Form of Tranche D Term Loan Note
Exhibit V:	Form of Domestic Borrower Revolving Note
Exhibit VI:	Form of Offshore Revolving Loan Note
Exhibit VII:	Form of Domestic Overdraft Agreement
Exhibit VIII:	Form of Offshore Overdraft Agreement
Exhibit IX:	Form of Compliance Certificate
Exhibit X:	Form of Assignment and Acceptance
Exhibit XIII:	Form of Subsidiary Guaranty
Exhibit XIV:	Form of Domestic Borrowers’ Guaranty
Exhibit XV:	Form of Pledge Agreement
Exhibit XVI:	Form of Security Agreement
Exhibit XVII:	Form of Intercreditor Agreement
Exhibit XVIII:	Form of Joinder Agreement

EXECUTION VERSION

SCHEDULES

Schedule A:	Commitments and Pro Rata Shares
Schedule B:	Existing Liens
Schedule C:	Existing Letters of Credit
Schedule D:	Foreign Subsidiaries
Schedule 1.1A:	Offshore Guarantors as of the Closing Date
Schedule 1.1B:	Subsidiary Guarantors
Schedule 1.1C:	Calculation of Mandatory Costs
Schedule 1.1D:	Additional Domestic Subsidiary Borrowers/Additional Foreign Subsidiary Borrowers
Schedule 3.1D	New Senior Debt
Schedule 4.1:	Subsidiaries
Schedule 6.1:	Existing Indebtedness
Schedule 6.3:	Existing Investments
Schedule 6.4:	Contingent Obligations
Schedule 10.2(C)	Voting Participants

RECITALS

WHEREAS, Lenders, at the request of Company, have agreed to extend certain credit facilities to Borrowers, the proceeds of which will be used (i) to repay the loans under the Existing Credit Agreement and pay related fees and expenses, (ii) to repay, redeem or repurchase all or any portion of the 2014 Senior Notes and to pay related fees, expenses and premiums and (iii) to provide financing for general corporate purposes (including working capital requirements) of Company, the Borrowers and their respective Subsidiaries;

WHEREAS, Owens-Brockway will secure all of its Obligations hereunder, and under the other Loan Documents and in respect of Other Lender Guarantied Obligations pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders and the holders of Other Lender Guarantied Obligations, on substantially all of its personal property, including a pledge of all of the Capital Stock of substantially all of its Restricted Domestic Subsidiaries;

WHEREAS, Company and substantially all of the wholly-owned Restricted Domestic Subsidiaries of Company will guarantee the Obligations of Owens-Brockway hereunder and under the other Loan Documents and the Other Lender Guarantied Obligations and secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders and the holders of Other Lender Guarantied Obligations, on substantially all of their respective personal property, including a pledge of all of the Capital Stock of substantially all of their Restricted Domestic Subsidiaries (other than O-I General FTS Inc. and the Harbor Capital Subsidiaries) and 65% of the Capital Stock of substantially all of the first-tier Restricted Foreign Subsidiaries owned by Company or such Restricted Domestic Subsidiary;

WHEREAS, Company and substantially all of the wholly-owned Restricted Domestic Subsidiaries of Company will guarantee the Obligations of the Offshore Borrowers and secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective personal property;

WHEREAS, ACI will secure its Obligations hereunder and under the other Loan Documents pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of its personal property;

WHEREAS, each Australian Guarantor, O-I Canada, each Canadian Guarantor, OIEG and each Dutch Guarantor will guarantee the Obligations of ACI hereunder and under the other Loan Documents and secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective personal property;

WHEREAS, O-I Canada will secure all of its Obligations hereunder and under the other Loan Documents pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of its personal property;

WHEREAS, ACI, each Australian Guarantor, each Canadian Guarantor, OIEG and each Dutch Guarantor will guarantee the Obligations of O-I Canada hereunder and under the other Loan Documents and secure their guaranties pursuant to a First Priority Lien granted to

Collateral Agent, on behalf of the Lenders, on substantially all of their respective personal property;

WHEREAS, OIEG will secure all of its Obligations hereunder and under the other Loan Documents pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of its personal property;

WHEREAS, ACI, each Australian Guarantor, O-I Canada, each Canadian Guarantor and each Dutch Guarantor will guarantee the Obligations of OIEG hereunder and under the other Loan Documents and secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective personal property;

WHEREAS, ACI, each Australian Guarantor, O-I Canada, each Canadian Guarantor, OIEG and each Dutch Guarantor will guarantee the Obligations of OI Europe hereunder and under the other Loan Documents and secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective personal property;

NOW, THEREFORE, in consideration of the promises and the agreements, provisions and covenants herein contained, Company, Borrowers’ Agent, Borrowers, Lenders, Arrangers and Agents hereby agree as follows:

SECTION 1

DEFINITIONS

1.1          Certain Defined Terms

The following terms used in this Agreement shall have the following meanings:

“2014 Senior Notes” means, collectively, Owens-Brockway’s euro-denominated and dollar-denominated 6.75% Senior Notes due 2014.

“Accordion-Reducing Permitted Secured Debt” has the meaning assigned to that term in subsection 2.4B(ii)(d).

“ACI” has the meaning assigned to that term in the introduction to this Agreement.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Restricted Subsidiaries existing (i) at the time such Person becomes a Restricted Subsidiary of Company, (ii) at the time it merges or consolidates with Company or any of its Restricted Subsidiaries, or (iii) is assumed by Company or any of its Restricted Subsidiaries in connection with the acquisition of assets from such Person, and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Company or such acquisition, merger or consolidation.

“Acquisition” has the meaning assigned to such term in subsection 6.3.

“Additional Domestic Subsidiary Borrower” means each Domestic Subsidiary listed on Schedule 1.1D as amended from time to time in accordance with Section 10.7D.

“Additional Domestic Subsidiary Borrower Loan Commitment” means the commitment of a Lender to make Additional Domestic Subsidiary Borrower Loans from and after the Closing Date to an Additional Domestic Subsidiary Borrower pursuant to subsection 2.1A(v) or subsection 2.1A(vi), and “Additional Domestic Subsidiary Borrower Loan Commitments” means such commitments of all Lenders to all Additional Domestic Subsidiary Borrowers in the aggregate.

“Additional Domestic Subsidiary Borrower Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the funding of an Additional Domestic Subsidiary Borrower Loan, that Lender’s Additional Domestic Subsidiary Borrower Loan Commitment, and (ii) after the funding of any Additional Domestic Subsidiary Borrower Loan, the outstanding principal amount of the Additional Domestic Subsidiary Borrower Loans of that Lender.

“Additional Domestic Subsidiary Borrower Loan” means the extension of credit to an Additional Domestic Subsidiary Borrower pursuant to this Agreement.

“Additional Domestic Subsidiary Borrower Loan Note” means any promissory note of an Additional Domestic Subsidiary Borrower, substantially in the form of Exhibit V annexed hereto, issued in favor of a Lender pursuant to subsection 2.1G(iv) to evidence an Additional Domestic Subsidiary Borrower Loan of such Lender, as such promissory note may be amended, supplemented or otherwise modified from time to time.

“Additional Domestic Subsidiary Borrower Sublimit” means such sublimit made available to an Additional Domestic Subsidiary Borrower in accordance with Section 10.7D (for the avoidance of doubt, such Additional Domestic Subsidiary Borrower Sublimit will reduce dollar-for-dollar (or the equivalent in any other currency) the otherwise available Multicurrency Revolving Loan Commitment or the US Revolving Loan Commitment, as the case may be, available to the other Borrowers hereunder).

“Additional Foreign Subsidiary Borrower” means each Foreign Subsidiary listed on Schedule 1.1D as amended from time to time in accordance with Section 10.7D; provided that each Additional Foreign Subsidiary Borrower must be incorporated (or similarly organized) in a jurisdiction as to which all applicable Lenders have confirmed to the Administrative Agent their ability and willingness to make Loans into such jurisdiction;  provided further, that no such Lender confirmation shall be required with respect to any Additional Foreign Subsidiary Borrower incorporated (or similarly organized) in a jurisdiction (x) in which any Borrower is organized on the Closing Date or (y) in which any then existing Additional Foreign Subsidiary Borrower is organized.

“Additional Foreign Subsidiary Borrower Loan Commitment” means the commitment of a Lender to make Additional Foreign Subsidiary Borrower Loans from and after the Closing Date to an Additional Foreign Subsidiary Borrower pursuant to subsection 2.1A(v), and “Additional Foreign Subsidiary Borrower Loan Commitments” means such commitments of all Lenders to all Additional Foreign Subsidiary Borrowers in the aggregate.

“Additional Foreign Subsidiary Borrower Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the funding of an Additional Foreign Subsidiary Borrower Loan, that Lender’s Additional Foreign Subsidiary Borrower Loan Commitment, and (ii) after the funding of an Additional Foreign Subsidiary Borrower Loan, the outstanding principal amount of the Additional Foreign Subsidiary Borrower Loans of that Lender.

“Additional Foreign Subsidiary Borrower Loan” means the extension of credit to an Additional Foreign Subsidiary Borrower pursuant to this Agreement.

“Additional Foreign Subsidiary Borrower Loan Note” means any promissory note of an Additional Foreign Subsidiary Borrower, substantially in the form of Exhibit VI annexed hereto, issued in favor of a Lender pursuant to subsection 2.1G(iv) to evidence an Additional Foreign Subsidiary Borrower Loan of such Lender, as such promissory note may be amended, supplemented or otherwise modified from time to time.

“Additional Foreign Subsidiary Borrower Sublimit” means such sublimit made available to an Additional Foreign Subsidiary Borrower in accordance with Section 10.7D (for the avoidance of doubt, such Additional Foreign Subsidiary Borrower Sublimit will reduce dollar-for-dollar (or the equivalent in any other currency) the otherwise available Multicurrency Revolving Loan Commitment available to the other Borrowers hereunder).

“Additional Term Loans” has the meaning assigned to that term in subsection 2.1A(vii).

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also includes any successor Administrative Agent appointed pursuant to subsection 8.6.

“ADollars” and the sign “A$” mean the lawful currency of Australia.

“Affected Lender” means any Lender affected by any of the events described in subsection 2.6B or 2.6C.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agents” means the Administrative Agent and, for purposes of Section 8, Section 9, the Collateral Documents and the Intercreditor Agreement only, the Collateral Agent.

“Agreement” means this Credit Agreement dated as of May 19, 2011, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.6.

“Applicable Base Rate Margin” means, with respect to a Base Rate Loan, a rate per annum equal to the percentage set forth below opposite the Applicable Leverage Ratio in effect as of such date of determination, any change in the Applicable Base Rate Margin to be effective on the date of any corresponding change in the Applicable Leverage Ratio:

Applicable Leverage Ratio	Applicable Base Rate Margin
Less than or equal to 1.50:1.00	0.25%
Greater than 1.50:1 but less than or equal to 2.50:1.00	0.50%
Greater than 2.50:1.00 but less than or equal to 3.50:1.00	0.75%
Greater than 3.50:1.00	1.00%

“Applicable Commitment Fee Percentage” means, as at any date of determination, a rate per annum equal to the percentage set forth below opposite the Applicable Leverage Ratio in effect as of such date of determination, any change in the Applicable Commitment Fee Percentage to be effective on the date of any corresponding change in the Applicable Leverage Ratio:

Applicable Leverage Ratio	Applicable Commitment Fee Percentage
Less than or equal to 1.50:1.00	0.25%
Greater than 1.50:1 but less than or equal to 2.50:1.00	0.375%
Greater than 2.50:1.00 but less than or equal to 3.50:1.00	0.375%
Greater than 3.50:1.00	0.50%

“Applicable Eurocurrency Margin” means, with respect to any Eurocurrency Rate Loan, a rate per annum equal to the percentage set forth below opposite the Applicable Leverage Ratio in effect as of such date of determination, any change in the Applicable Eurocurrency Margin to be effective on the date of any corresponding change in the Applicable Leverage Ratio:

Applicable Leverage Ratio	Applicable Eurocurrency Margin
Less than or equal to 1.50:1.00	1.25%
Greater than 1.50:1 but less than or equal to 2.50:1.00	1.50%
Greater than 2.50:1.00 but less than or equal to 3.50:1.00	1.75%
Greater than 3.50:1.00	2.00%

“Applicable Leverage Ratio” means, with respect to any date of determination, the Consolidated Leverage Ratio set forth in the Effective Pricing Certificate (as defined below) in respect of the Pricing Period (as defined below) in which such date of determination occurs; provided that the Applicable Leverage Ratio for the period from the Closing Date to but excluding the date of commencement of the first Pricing Period beginning upon the delivery of an Effective Pricing Certificate for the first full Fiscal Quarter ending after the Closing Date shall be deemed to be greater than 2.50:1 but less than or equal to 3.50:1.  For purposes of this definition, (i) “Pricing Certificate” means an Officers’ Certificate of Borrowers’ Agent delivered (a) in the case of any of the first three Fiscal Quarters (beginning with the Fiscal Quarter ending June 30, 2011) of any Fiscal Year, within 45 days after the end of such Fiscal Quarter, (b) in the case of the fourth Fiscal Quarter of any Fiscal Year, within 90 days after the end of such Fiscal Quarter, (c) within 15 Business Days following the date of consummation of a sale of equity Securities of Holdings in an offering, or (d) within 15 Business Days following any Pro Forma Event, in each case certifying as to the Consolidated Leverage Ratio, calculated on a Pro Forma Basis, as of the last day of such Fiscal Quarter or as of the date of consummation of such sale of equity Securities or Pro Forma Event after giving effect to the application of the proceeds thereof, as the case may be, and setting forth the calculation of such Consolidated Leverage Ratio in reasonable detail, which Officers’ Certificate, in the case of the immediately preceding clauses (a) and (b), may be delivered to Administrative Agent at any time on or after the date of delivery by Borrowers’ Agent of the Compliance Certificate with respect to the period ending on the last day of the applicable Fiscal Quarter pursuant to subsection 5.1(iii), and (ii) “Pricing Period” means each period commencing on the second Business Day after the delivery (or deemed delivery as provided below) to Administrative Agent of a Pricing Certificate (the “Effective Pricing Certificate” in respect of such Pricing Period) and ending on the first Business Day after the next Pricing Certificate is delivered (or deemed to be delivered as provided below) to Administrative Agent; provided that, in the event Borrowers’ Agent fails to deliver to Administrative Agent a Pricing Certificate on or before the 45th day after the end of any of the first three Fiscal Quarters of any Fiscal Year or the 90th day after the end of the fourth Fiscal Quarter of any Fiscal Year or on or before the 15th Business Day after the occurrence of any Pro Forma Event (each such deadline, a “Cutoff Date” with respect to any such Fiscal Quarter or occurrence of a Pro Forma Event), Borrowers’ Agent shall be deemed to have delivered to Administrative Agent, on the relevant Cutoff Date, a Pricing Certificate which establishes that the Consolidated Leverage Ratio as of the last day of such Fiscal Quarter or as of the occurrence of the Pro Forma Event, as applicable, was greater than 3.50:1.

“Arranger” and “Arrangers” means the Joint Lead Arrangers, the Joint Bookrunners (as those terms are defined in the introduction to this Agreement).

“Asbestos Reserve” means the aggregate reserve of Holdings and its Subsidiaries for claims (including anticipated claims) of persons against Holdings for exposure to asbestos-containing products and expenses related thereto.

“Asbestos Reserve Increase Addback Amount” means an amount not to exceed $150,000,000 in any Fiscal Year; provided, that, the Company may elect, by written notice to the Administrative Agent, to increase the maximum Asbestos Reserve Increase Addback Amount for any Fiscal Year by an amount up to the maximum Asbestos Reserve Increase Addback Amount for the immediately succeeding two Fiscal Years, with the amount of such elected increase reducing, on a dollar-for-dollar basis, the Asbestos Reserve Increase Addback Amount for such succeeding Fiscal Year (or Fiscal Years) in forward order.

“Asset Sale” means the sale, transfer or other disposition by Company or any of its Restricted Subsidiaries (including Borrowers) to any Person (other than sales, transfers or other dispositions (1) to any Loan Party (other than OI Europe), (2) by any Loan Party to OI Europe or to any other Subsidiary of Company that is not a Loan Party of assets the aggregate value of which for all such sales, transfers or other dispositions after the Closing Date less the aggregate value of all sales, transfers or other dispositions from OI Europe or any Subsidiary that is not a Loan Party to any Loan Party after the Closing Date does not exceed $300,000,000, or (3) by a non-Loan Party to Company or any of its Restricted Subsidiaries) in a single transaction or a related series of transactions of (i) any of the stock of any of Company’s Restricted Subsidiaries (including any Restricted Foreign Subsidiary), (ii) substantially all of the assets of any geographic or other division or line of business of Company or any of its Restricted Subsidiaries (including any Restricted Foreign Subsidiary), or (iii) any other assets (including, without limitation, any assets which do not constitute substantially all of the assets of any geographic or other division or line of business but excluding (a) any assets manufactured, constructed or otherwise produced or purchased for sale to others in the ordinary course of business of Company and its Restricted Subsidiaries and (b) any accounts receivable sold by Company or any of its Restricted Subsidiaries in connection with Receivables Sale Indebtedness); provided, that, any sale, transfer or disposition shall not be deemed to be an Asset Sale unless the value of the assets sold in such single transaction or related series of transactions exceeds $20,000,000.  Solely for purposes of subsection 6.7(iv), the issuance of Capital Stock by Company or any of its Restricted Domestic Subsidiaries (other than by Owens-Brockway or with respect to employee and executive compensation plans and issuances to qualifying directors and Company or any of its Restricted Subsidiaries) shall be deemed an Asset Sale (except to the extent such issuance, if deemed a disposition or transfer, would not constitute an Asset Sale under clause (1) above).

“Assignment and Acceptance” means an Assignment and Acceptance, in substantially the form of Exhibit X annexed hereto.

“Australian Guarantors” means Owens-Illinois (Australia) Pty Ltd., ACI Packaging Services Pty Ltd., Australian Consolidated Industries Pty Ltd., ACI International Pty

Ltd., ACI Finance Pty Ltd., ACI Glass Packaging Penrith Pty Ltd. and each other Australian Subsidiary that becomes an Offshore Guarantor pursuant to subsection 5.9B.

“Australian Overdraft Account” means an account established by ACI with Australian Overdraft Provider and referenced in an Australian Overdraft Agreement.

“Australian Overdraft Agreement” means that certain agreement between ACI and Westpac Banking Corporation, dated on or about May 19, 2011, and any Offshore Overdraft Agreement between ACI and any successor Australian Overdraft Provider, in substantially the form of Exhibit VIII annexed hereto, with such modifications thereto as may be approved by Administrative Agent and any successor Offshore Overdraft Agreement executed and delivered by ACI and such successor Australian Overdraft Provider pursuant to subsection 10.2E, as any such Offshore Overdraft Agreement may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Australian Overdraft Amount” means, as at any date of determination, the aggregate principal amount of outstanding overdrafts charged to the Australian Overdraft Account.

“Australian Overdraft Provider” means Westpac Banking Corporation or any successor Australian Overdraft Provider pursuant to subsection 10.2E; provided, however, that no such Lender shall be a successor Australian Overdraft Provider until ACI and such Lender have executed and delivered an Australian Overdraft Agreement to Administrative Agent.

“Australian Revolving Loan Commitment” means the commitment of a Lender to make Australian Revolving Loans to ACI pursuant to subsection 2.1C, and “Australian Revolving Loan Commitments” means such commitments of all Lenders in the aggregate.

“Australian Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Multicurrency Revolving Loan Commitments, that Lender’s Australian Revolving Loan Commitment, and (ii) after the termination of the Multicurrency Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Australian Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender in respect of a Letter of Credit issued for the account of ACI, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender for the account of ACI (in each case net of any participation purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit issued for the account of ACI or any unreimbursed drawings under any Letters of Credit issued for the account of ACI plus (d) in the case of Australian Overdraft Provider, the Dollar Equivalent of the Australian Overdraft Amount (net of any participations therein purchased by other Lenders) plus (e) the aggregate amount of all participations purchased by that Lender in the Australian Overdraft Amount.

“Australian Revolving Loan Note” means any promissory note of ACI, substantially in the form of Exhibit VI annexed hereto, issued in favor of a Lender pursuant to subsection 2.1G(iv) to evidence the Australian Revolving Loans of such Lender, as such promissory note may be amended, supplemented or otherwise modified from time to time.

“Australian Revolving Loans” means any Loans made by Lenders to ACI pursuant to subsection 2.1C.

“Australian Subsidiary” means any Subsidiary of ACI organized under the laws of the Commonwealth of Australia or any state or territory thereof.

“B/A Discount Rate” means:

(a)           with respect to each Interest Period applicable to B/A Discount Rate Loans advanced by a Lender that is a Schedule I Bank, the CDOR Rate in effect on the first day of such Interest Period;

(b)           with respect to each Interest Period applicable to B/A Discount Rate Loans advanced by a Lender that is a Schedule II Bank or a Schedule III Bank, the lesser of (i) the percentage discount rate (expressed to two decimal places and rounded upward, if necessary, to the nearest 1/100th of 1%) quoted to the Administrative Agent by such Lender as the percentage discount rate at which such Lender would, in accordance with its normal practices, at or about 11:00 a.m. (New York time) on such day, be prepared to purchase bankers’ acceptances accepted by such Lender having a term and face amount comparable to the Interest Period and amount of such B/A Discount Rate Loans and (ii) the CDOR Rate plus 0.10% per annum, in either case as in effect on the first day of such Interest Period; and

(c)           with respect to each Interest Period applicable to B/A Discount Rate Loans advanced by a Lender that is not a Schedule I Bank, Schedule II Bank or Schedule III Bank, the CDOR Rate in effect on the first day of such Interest Period plus 0.10% per annum.

“B/A Discount Rate Loan” means any Loan in Canadian Dollars bearing interest at a rate determined by reference to the B/A Discount Rate.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

“Base Rate” means (a) with respect to any Obligation denominated in Dollars, at any time, the higher of (x) the Prime Rate, (y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate, or (z) the Eurocurrency Rate with a one-month interest period commencing on such day plus 1.00% and (b) with respect to any Obligation denominated in Canadian Dollars, at any time the Canadian Prime Rate.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Borrower” means (i) with respect to the Tranche B Term Loans, US Revolving Loans, Multicurrency Revolving Loans and Letters of Credit issued for the account of Owens-Brockway and the Domestic Overdraft Account, Owens-Brockway, (ii) with respect to the Tranche A Term Loans, Australian Revolving Loans, Letters of Credit issued for the account of

ACI and the Australian Overdraft Account, ACI, (iii) with respect to the Tranche C Term Loans, Canadian Revolving Loans and the Canadian Overdraft Account, O-I Canada, (iv) with respect to the Tranche D Term Loans, Dutch Revolving Loans, Letters of Credit issued for the account of OIEG and the Dutch Overdraft Account, OIEG, (v) with respect to the Swiss Revolving Loans, Letters of Credit issued for the account of OI Europe and the Swiss Overdraft Account, OI Europe, (vi) if applicable, with respect to an Additional Domestic Subsidiary Borrower Sublimit established pursuant to Section 10.7 hereof, an Additional Domestic Subsidiary Borrower, (vi) if applicable, with respect to an Additional Foreign Subsidiary Borrower Sublimit established pursuant to Section 10.7 hereof, an Additional Foreign Subsidiary Borrower and “Borrowers” means any combination thereof, collectively.

“Borrowers’ Agent” means Owens-Illinois General Inc. pursuant to the appointment made by Borrowers in subsection 2.9.

“Business Day” means (i) for all purposes other than as covered by clause (ii) or (iii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Ohio or is a day on which banking institutions located in such states are authorized or required by law or other governmental action to close, (ii) with respect to all notices, determinations, fundings and payments in connection with a Loan denominated in Dollars, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the European interbank market, (iii) as it relates to any payment, determination, funding or notice to be made or given in connection with any Offshore Currency Loan, any day (A) on which dealings in deposits in the applicable currency are carried out in the London interbank market, (B) on which commercial banks and foreign exchange markets are open for business in London, New York City, and/or the principal financial center for such Offshore Currency, and (C) with respect to any such payment, determination or funding to be made in connection with any Offshore Currency Loan denominated in Euros, on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System or any successor settlement system is open; provided, however that when used in connection with an Obligation in Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto and when used in connection with an Obligation in Australian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for business in Sydney, and (iv) with respect to any borrowings, disbursements, payments, calculations, interest rates and Interest Periods pertaining to any Letter of Credit issued in a currency other than Dollars or an Offshore Currency, a day on which the Issuing Lender is open for business in the location in which such Letter of Credit is issued.

“Calculation Date” means (i) the last day of each calendar month (or, if such day is not a Business Day, the next preceding Business Day), (ii) at any time after and so long as (a) the Total Utilization of Australian Revolving Loan Commitments or the Total Utilization of Canadian Revolving Loan Commitments or the Total Utilization of Dutch Revolving Loan Commitments or the Total Utilization of Swiss Revolving Loan Commitments exceeds 90% of the Offshore Sublimit for the applicable Offshore Borrower or (b) the Total Utilization of Multicurrency Revolving Loan Commitments exceeds 90% of the aggregate Multicurrency Revolving Loan Commitment, the fifteenth and last day of each calendar month (or, if such day is not a Business Day, the next preceding Business Day), (iii) the CAM Exchange Date, and (iv)

such other dates as Administrative Agent or any Borrower may reasonably require from time to time, including any date on which Offshore Revolving Loans are made to repay, or participations are purchased in, any Offshore Overdraft Amount under Section 2.1D, any date on which a Borrower reimburses an Issuing Lender or Multicurrency Revolving Loans are made to reimburse an Issuing Lender in Dollars for a draw on a Letter of Credit denominated in a currency other than an Offshore Currency under Section 2.8D and any date on which participations are purchased in Dollars in an unreimbursed draw on a Letter of Credit denominated in a currency other than an Offshore Currency under Section 2.8E.

“CAM” means the mechanism for the allocation and exchange of interests in the Specified Obligations and collections thereunder established under subsection 2.10.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in subsection 2.10.

“CAM Exchange Date” means the date on which (a) any Event of Default  referred to in subsection 7.6 or 7.7 shall occur in respect of Company, Owens-Brockway, ACI, O-I Canada, OI Europe, OIEG, an Additional Domestic Subsidiary Borrower or an Additional Foreign Subsidiary Borrower, as the case may be, or (b) an acceleration of the maturity of any of the Loans pursuant to Section 7 shall occur.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Spot Rates prevailing on the CAM Exchange Date) of the Specified Obligations owed to such Lender and such Lender’s participations in the Domestic Overdraft Amount, the Offshore Overdraft Amounts and unreimbursed LC Disbursements immediately prior to the CAM Exchange, as adjusted after the CAM Exchange Date pursuant to subsection 2.10D and (b) the denominator shall be aggregate Dollar Equivalent (as so determined) of the Specified Obligations owed to all the Lenders, the Domestic Overdraft Amount, the Offshore Overdraft Amounts and the aggregate amount of unreimbursed LC Disbursements immediately prior to such CAM Exchange, as adjusted after the CAM Exchange Date pursuant to subsection 2.10D.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Guarantors” means any Canadian Subsidiary that becomes an Offshore Guarantor pursuant to subsection 5.9B.

“Canadian Overdraft Account” means the account established by O-I Canada  with Canadian Overdraft Provider and referenced in the Canadian Overdraft Agreement.

“Canadian Overdraft Agreement” means that certain agreement between O-I Canada and The Bank of Nova Scotia dated on or about May 19, 2011, and/or any Offshore Overdraft Agreement between O-I Canada and any successor Canadian Overdraft Provider, in substantially the form of Exhibit VIII annexed hereto, with such modifications thereto as may be approved by Administrative Agent and any successor Offshore Overdraft Agreement executed and delivered by O-I Canada and such successor Canadian Overdraft Provider pursuant to subsection 10.2E, as any such Offshore Overdraft Agreement may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.

“Canadian Overdraft Amount” means, as at any date of determination, the aggregate principal amount of outstanding overdrafts charged to the Canadian Overdraft Account.

“Canadian Overdraft Provider” means The Bank of Nova Scotia or any successor Canadian Overdraft Provider pursuant to subsection 10.2E; provided, however, that no such Lender shall be a successor Canadian Overdraft Provider until O-I Canada and such Lender have executed and delivered a Canadian Overdraft Agreement to Administrative Agent.

“Canadian Prime Rate” means, for each day in any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times for such day be equal to the higher of (a) the annual rate of interest announced publicly by the Administrative Agent and in effect as its prime rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar-denominated commercial loans made in Canada and (b) 0.75% per annum above the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as of 11:00 a.m. (New York time) on the date of determination, as reported by the Administrative Agent (and if such screen is not available, any successor or similar service as may be selected by the Administrative Agent).

“Canadian Revolving Loan Commitment” means the commitment of a Lender to make Canadian Revolving Loans to O-I Canada pursuant to subsection 2.1C, and “Canadian Revolving Loan Commitments” means such commitments of all Lenders in the aggregate.

“Canadian Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Multicurrency Revolving Loan Commitments, that Lender’s Canadian Revolving Loan Commitment, and (ii) after the termination of the Multicurrency Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Canadian Revolving Loans of that Lender plus (b) in the case of Canadian Overdraft Provider, the Dollar Equivalent of the Canadian Overdraft Amount (net of any participations therein purchased by other Lenders) plus (c) the aggregate amount of all participations purchased by that Lender in the Canadian Overdraft Amount.

“Canadian Revolving Loan Note” means any promissory note of O-I Canada, substantially in the form of Exhibit VI annexed hereto, issued in favor of a Lender pursuant to subsection 2.1G(iv) to evidence the Canadian Revolving Loans of such Lender, as such promissory note may be amended, supplemented or otherwise modified from time to time.

“Canadian Revolving Loans” means the Loans made by Lenders to O-I Canada pursuant to subsection 2.1C.

“Canadian Subsidiary” means any Subsidiary of O-I Canada organized under the federal laws of Canada or any province or territory thereof.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP

(subject to subsection 1.2 hereof), is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock or other equity interests (other than debt securities convertible into, or exchangeable for, capital stock) of a Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means:

(i) marketable direct obligations issued or unconditionally guarantied by (x) the United States Government, any government of a Participating Member State having a long term credit rating of at least A from S&P and at least A2 from Moody’s or issued by any of their respective agencies and (a) backed by the full faith and credit of the United States of America or Participating Member State having a long term credit rating of at least A from S&P and at least A2 from Moody’s, as applicable, or (b) having a rating of at least AAA from S&P or at least Aaa from Moody’s, in each case maturing within one year from the date of acquisition thereof;

(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s;

(iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof, or overnight bank deposits, issued by (x) any Lender, (y) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000 or (z) a non-United States commercial banking institution which is either currently ranked among the 100 largest banks in the world (by assets, according to the American Banker), has combined capital and surplus and undividened profits of $500,000,000 or whose commercial paper (or the commercial paper of such bank’s holding company) has a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(v) Eurodollar time deposits having a maturity of less than one year purchased directly from any Lender or any Affiliate of any Lender (whether such deposit is with such Lender or Affiliate or any other Lender);

(vi) repurchase agreements and reverse repurchase agreements with any Lender or any Affiliate of any Lender relating to marketable direct obligations issued or unconditionally guarantied by (x) a government of a Participating Member State having a long term credit rating of at least A from S&P and at least A2 from Moody’s or (y) the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof; and

(vii) shares of any money market mutual fund (x) at least 95% of the assets of which constitute Cash Equivalents of the kind described in paragraphs (i) to (vi) above or (y) that has a rating of at least AAA from S&P or at least Aaa from Moody’s.

“CDOR Rate” means, on any day, the per annum rate of interest which is the rate determined as being the arithmetic average of the annual yield rates applicable to Canadian Dollar bankers’ acceptances having a comparable term to the Interest Period requested for the B/A Discount Rate Loans in question displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 11:00 a.m. (New York time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Administrative Agent in good faith after 11:00 a.m. (New York time) to reflect any error in a posted rate of interest or in the posted average annual rate); provided, however, if such a rate does not appear on such CDOR Page, then the CDOR Rate, on any day, shall be the discount rate quoted by Administrative Agent (determined as of 11:00 a.m. (New York time)) on such day at which Administrative Agent would notionally purchase bankers’ acceptances accepted by it having a comparable term to the Interest Period requested for the B/A Discount Rate Loans in question on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

“Change of Control” means such time as a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 40% of the total voting power of the then outstanding Voting Stock.  For purposes of this definition of “Change of Control”, the term “Voting Stock” means Capital Stock of any class or kind ordinarily (without regard to the occurrence of any contingency) having the power to vote for the election of directors of Holdings or Company.

“Class”, as applied to the Lenders, means each of the following six classes of Lenders:  (i) US Revolving Lenders, (ii) Multicurrency Revolving Lenders, (iii) Lenders having Tranche A Term Loan Exposure, (iv) Lenders having Tranche B Term Loan Exposure, (v) Lenders having Tranche C Term Loan Exposure and (vi) Lenders having Tranche D Term Loan Exposure.

“Closing Date” means the date on which all of the conditions set forth in subsections 3.1 and 3.2 are satisfied or waived and the Term Loans are made hereunder.

“Collateral” means, collectively, all property in which Liens are purported to be granted pursuant to the Collateral Documents.

“Collateral Agent” means Deutsche Bank Trust Company Americas acting in the capacity of collateral agent on behalf of the Lenders, the trustees in respect of any outstanding Existing Holdings Senior Notes and the holders of Other Lender Guarantied Obligations and the other persons (other than Company or its Restricted Subsidiaries) who in each case have executed acknowledgements to the Intercreditor Agreement acknowledged (to the extent necessary) by Borrowers’ Agent or are otherwise entitled to the benefit thereof.  Collateral Agent has designated Deutsche Bank AG, Sydney Branch as its sub-agent to act on its behalf in Australia, Deutsche Bank AG London as its sub-agent to act on its behalf in Switzerland and the

Netherlands, and may from time to time designate other sub-agents to act on behalf of Collateral Agent with respect to the Offshore Collateral.  The term “Collateral Agent” shall be deemed to include such sub-agents where appropriate.

“Collateral Documents” means the Domestic Collateral Documents and the Offshore Collateral Documents, collectively.

“Collateral Release Conditions” means, as of any applicable date of determination, (i) Owens-Brockway has achieved (and as of such date maintains) Threshold Debt Ratings, (ii) the indentures or other agreements governing any Permitted Secured Debt provide for the release of all liens securing such notes on the Collateral (other than any such Collateral consisting of Capital Stock) upon the release of the liens on such Collateral securing the Obligations, and (iii) no Event of Default is continuing.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Borrowers or any of their Subsidiaries in the ordinary course of business of such Borrower or such Subsidiary.

“Commitments” means the Term Loan Commitments, the Multicurrency Revolving Loan Commitments, the Australian Revolving Loan Commitments, the Canadian Revolving Loan Commitments, the Dutch Revolving Loan Commitments, the Swiss Revolving Loan Commitments and the US Revolving Loan Commitments or any combination thereof.

“Commodities Agreement” means any forward commodities contract, commodities option contract, commodities futures contract, commodities futures option, or similar agreement or arrangement.

“Common Stock” means the common stock of a Person.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Company Guaranty” means the guaranty by Company contained in Section 9 hereof.

“Compliance Certificate” means a certificate substantially in the form annexed hereto as Exhibit IX delivered to the Administrative Agent by Company pursuant to subsection 5.1(iii).

“Consolidated Adjusted EBITDA” means, for any period, the remainder of  Consolidated Net Income adjusted to exclude (without duplication) the effects of:

(i) Consolidated Interest Expense;

(ii) provisions for taxes based on income;

(iii) depreciation expense;

(iv) amortization expense;

(v) extraordinary items;

(vi) material non-recurring gains and non-cash charges (excluding, for all purposes other than the calculation of Consolidated Excess Cash Flow, any such charges related to claims of persons against Holdings for exposure to asbestos-containing products and expenses related thereto);

(vii) material non-recurring cash charges (other than any cash charge against any accrual or reserve established in a prior period for which an adjustment was taken under clause (vi) of this definition and other than any charges related to claims of persons against Holdings for exposure to asbestos-containing products and expenses related thereto) in an amount not to exceed $20,000,000 for any such charge individually or $40,000,000 in the aggregate for all such charges in any four Fiscal Quarter Period;

(viii) increases to the Asbestos Reserve in an amount not to exceed the Asbestos Reserve Increase Addback Amount; and

(ix) minority share owners’ interests in earnings of subsidiaries, all of the foregoing as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (paid in cash and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Holdings and its Restricted Subsidiaries) by Holdings and its Restricted Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Holdings and its Restricted Subsidiaries.  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

 “Consolidated Cash Interest Expense” means, for any period, (i) Consolidated Interest Expense for such period excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs), minus (ii) interest income received by Company and its Restricted Subsidiaries in Cash or Cash Equivalents in respect of Investments permitted hereunder.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA and (b) the Consolidated Working Capital Adjustment minus

(ii) the sum, without duplication, of the amounts for such period of:

(a) all repayments of Consolidated Total Debt permitted hereunder (excluding (i) repayments of US Revolving Loans and/or Multicurrency Revolving Loans, as the case may be, except to the extent the respective US Revolving Loan Commitments and/or Multicurrency Revolving Loan Commitments are permanently reduced in connection with such repayments, (ii) repayments of Indebtedness with proceeds of other Indebtedness, and (iii) any other mandatory prepayment of Indebtedness, to the extent proceeds from the event giving rise to such prepayment are not included in the calculation of Consolidated Adjusted EBITDA),

(b) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures),

(c) Consolidated Cash Interest Expense,

(d) the provision for current taxes based on income of Company and its Restricted Subsidiaries and payable in cash with respect to such period,

(e) the amount of cash charges for such period for which adjustment was made under clause (vii) of the definition of Consolidated Adjusted EBITDA,

(f) the amount of Holdings Ordinary Course Payments made pursuant to clause (w) of the definition thereof for such period; and

(g) the amount of Holdings Ordinary Course Payments made pursuant to clause (x) of the definition thereof for such period.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of (i) total interest expense (including, without limitation, any such expense attributable to Capital Leases in accordance with GAAP and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and accounting for net amounts paid or received under Interest Rate Agreements (with cap payments amortized over the life of the cap)) of Holdings and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, plus (ii) any discount, yield and/or interest component in respect of Receivables Sale Indebtedness (regardless of whether such amounts would constitute interest expense in accordance with GAAP).

“Consolidated Leverage Ratio” means, as at any date of determination, the ratio of (a) Consolidated Total Debt minus Cash and Cash Equivalents of Holdings and its Restricted Subsidiaries as of the last day of the Fiscal Quarter ended on such date to (b) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ended on such date.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Tangible Net Assets” means the total assets of Holdings and its Restricted Subsidiaries, as determined from the consolidated balance sheet of Holdings and its Restricted Subsidiaries most recently delivered pursuant to subsection 6.1, but excluding therefrom all items that are treated as goodwill and other intangible assets (net of applicable amortization) under GAAP.

“Consolidated Total Debt” means, as at any date of determination the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Restricted Subsidiaries, all as determined on a consolidated basis in conformity with GAAP and Receivables Sale Indebtedness of Holdings and its Restricted Subsidiaries regardless of whether included on the consolidated balance sheet of Holdings and its Restricted Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be negative) by which the sum of the components of working capital as of the beginning of such period exceeds (or is less than) the sum of the components of working capital as of the end of such period, as presented on the face of the consolidated cash flow statement included in Holdings’ Form 10-K filing for such period.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements.  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any Contingent Obligation shall be equal to the principal amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited, or, if not stated, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Covered Tax” means any Tax that is not an Excluded Tax.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Debtor Relief Law” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or other similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Defaulting Lender” means any Lender that (a) has failed to fund all or any portion of the US Revolving Loans, the Multicurrency Revolving Loans, the Offshore Revolving Loans, the Term Loans, participations with respect to Letters of Credit or participations with respect to a Domestic Overdraft Account or an Offshore Overdraft Account, in each case as required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder (unless such failure to fund is the result of a good faith dispute with regard to the obligation to fund, which dispute has been specifically identified in writing and notified to the Administrative Agent and the Borrowers’ Agent), (b) has otherwise failed to pay over to the Administrative Agent, a Domestic Overdraft Provider, an Offshore Overdraft Provider, an Issuing Lender or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due (unless such payment failure is the result of a good faith dispute with regard to the obligation to fund, which dispute has been specifically identified in writing and notified to the Administrative Agent and the Borrowers’ Agent)), (c) has notified a Borrower, the Administrative Agent, a Domestic Overdraft Provider, an Offshore Overdraft Provider, an Issuing Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply, or has failed to comply, with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit, unless such writing or statement relates to Lender’s funding obligation and such Lender notifies  Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified, and including the applicable default) has not been satisfied, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity) or (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority.  Such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Company, each Issuing Lender, the Domestic Overdraft Provider, each Offshore Overdraft Provider and each other Lender.

“Deposit Account” means a demand, time, savings, passbook, or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, brokerage, credit union or trust company and any like Person.

“Documentation Agents” as defined in the introduction to this Agreement.

“Dollar Equivalent” means, at any time as to any amount denominated in an Offshore Currency or, in the case of the amount of a Letter of Credit, other non-Dollar currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency or other non-Dollar currency on the most recent Calculation Date or other date on which such calculation is required pursuant to subsection 2.6L with respect to such currency.

“Dollar”, “Dollars” or the sign “$” means the lawful currency of the United States of America.

“Domestic Borrowers’ Guaranty” means that certain Domestic Borrowers’ Guaranty dated as of May 19, 2011, in the form attached hereto as Exhibit XIV, pursuant to which (x) Owens-Brockway shall guarantee all Obligations of the Offshore Borrowers; and (y) Owens-Brockway shall guarantee the Other Lender Guarantied Obligations.

“Domestic Collateral Documents” means the Pledge Agreement and the Security Agreement.

“Domestic Overdraft Account” means the account established by Owens-Brockway with the applicable Domestic Overdraft Provider and referenced in the Domestic Overdraft Agreement.

“Domestic Overdraft Agreement” means the Overdraft Agreement dated as of May 19, 2011, between Owens-Brockway and Administrative Agent, and any successor Overdraft Agreement substantially in the form attached hereto as Exhibit VII with such modifications as may be approved by Administrative Agent, executed and delivered by Owens-Brockway and any successor Administrative Agent pursuant to subsection 8.6, as any such Overdraft Agreement may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.

“Domestic Overdraft Amount” means, as at any date of determination, the aggregate principal amount of outstanding overdrafts charged to the Domestic Overdraft Account.

“Domestic Overdraft Provider” means (i) as of the Closing Date and for so long as the Domestic Overdraft Account is effective, the Administrative Agent and (ii) thereafter, any other provider of such services that has entered into a Domestic Overdraft Agreement pursuant to the terms hereof.

“Domestic Subsidiaries” means all Subsidiaries of Company other than (A) the Foreign Subsidiaries and (B) Subsidiaries organized under the laws of a state of the United States of America but owned, directly or indirectly, in whole or in part as of the date hereof by a Foreign Subsidiary other than ACI America Holdings, Inc.

“Dutch Collateral Documents” means any of the Collateral Documents governed by the laws of the Netherlands.

“Dutch Guarantors” means OI Canada Holdings B.V. and each other Dutch Subsidiary that becomes an Offshore Guarantor under subsection 5.9B.

“Dutch Overdraft Account” means an account established by OIEG with Dutch Overdraft Provider and referenced in a Dutch Overdraft Agreement.

“Dutch Overdraft Agreement” means that certain agreement between OIEG and Crédit Agricole Corporate and Investment Bank, dated on or about May 19, 2011, and any Offshore Overdraft Agreement between OIEG, OI Europe and any successor Dutch Overdraft Provider, in substantially the form of Exhibit VIII annexed hereto, with such modifications thereto as may be approved by Administrative Agent and any successor Offshore Overdraft Agreement executed and delivered by OIEG and such successor Dutch Overdraft Provider pursuant to subsection 10.2E, as any such Offshore Overdraft Agreement may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Dutch Overdraft Amount” means, as at any date of determination, the aggregate principal amount of outstanding overdrafts charged to the Dutch Overdraft Account.

“Dutch Overdraft Provider” means Crédit Agricole Corporate and Investment Bank or any successor Dutch Overdraft Provider pursuant to subsection 10.2E; provided, however, that no such Lender shall be a successor Dutch Overdraft Provider until OIEG and such Lender have executed and delivered a Dutch Overdraft Agreement to Administrative Agent.

“Dutch Revolving Loan Commitment” means the commitment of a Lender to make Dutch Revolving Loans to OIEG pursuant to subsection 2.1C, and “Dutch Revolving Loan Commitments” means such commitments of all Lenders in the aggregate.

“Dutch Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Multicurrency Revolving Loan Commitments, that Lender’s Dutch Revolving Loan Commitment, and (ii) after the termination of the Multicurrency Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Dutch Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender in respect of a Letter of Credit issued for the account of OIEG, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender for the account of OIEG (in each case net of any participation purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit issued for the account of OIEG or any unreimbursed drawings under any Letters of Credit issued for the account of OIEG plus (d) in the case of Dutch Overdraft Provider, the Dollar Equivalent of the

Dutch Overdraft Amount (net of any participations therein purchased by other Lenders) plus (e) the aggregate amount of all participations purchased by that Lender in the Dutch Overdraft Amount.

“Dutch Revolving Loan Note” means any promissory note of OIEG, substantially in the form of Exhibit VI annexed hereto, issued in favor of a Lender pursuant to subsection 2.1G(iv) to evidence the Dutch Revolving Loans of such Lender, as such promissory note may be amended, supplemented or otherwise modified from time to time.

“Dutch Revolving Loans” means any Loans made from and after the Closing Date by Lenders to OIEG pursuant to subsection 2.1C.

“Dutch Subsidiary” means any Subsidiary of OIEG organized under the laws of the Netherlands.

“Eligible Assignee” means (A)(i) a commercial bank organized under the laws of the United States of America or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States of America or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States of America or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys or invests in loans as one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies, in each case (under clauses (i) through (iv) above) that is reasonably acceptable to Administrative Agent; and (B) any Lender, any Affiliate of any Lender and Related Fund of any Lender; provided that no “associate” (as defined in Section 128F(9) of the Income Tax Assessment Act 1936 of Australia) of ACI shall be an Eligible Assignee with respect to an Australian Revolving Loan Commitment or Tranche A Term Loans.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was, within the preceding six (6) years, maintained or contributed to by Holdings, any of its Subsidiaries or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardeous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all present and future laws, statutes, ordinances, rules, regulations, requirements, restrictions, permits, orders, codes of practice,

approvals, controls and determinations of any Governmental Authority that have the force and effect of law, and that pertain to pollution (including hazardous or toxic substances), natural resources or the environment, whether federal, state, or local, domestic or foreign, including environmental response laws such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 and as the same may be further amended (collectively, “CERCLA”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Holdings or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Internal Revenue Code or (for purposes of Section 412 of the Internal Revenue Code and provisions of the Internal Revenue Code relating to said Section 412) Section 414(m) or (o) of the Internal Revenue Code.

“ERISA Event” means any of the following events or occurrences if such event or occurrence has, individually or in the aggregate, a Material Adverse Effect:  (i) the failure by Holdings, any of its Subsidiaries or any ERISA Affiliate to make a required contribution under Section 430(j) of the Code or Section 303(j) of ERISA to a Pension Plan; (ii) a withdrawal by Holdings, any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or a cessation of operation which is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by Holdings, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan or the receipt by Holdings, any of its Subsidiaries or any ERISA Affiliate of notification from a Multiemployer Plan that it is in “reorganization” or “insolvency” pursuant to Section 4241 or 4245 of ERISA, respectively; (iv) the filing of a notice by the plan administrator of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate under Section 4042 of ERISA, in each case with respect to a Pension Plan or receipt by Holdings, any of its Subsidiaries or any ERISA Affiliate of notice of any such event with respect to a Multiemployer Plan; (v) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or, to the knowledge of Holdings, any Multiemployer Plan; (vi) the imposition of any liability under Title IV of ERISA (other than with respect to PBGC premiums due but not delinquent under Section 4007 of ERISA) upon Holdings, any of its Subsidiaries or any ERISA Affiliate; (vii) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (viii) receipt from the Internal Revenue Service of notice of the failure of any Employee Benefit Plan intended to qualify under Section 401(a) of the Internal Revenue Code to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such Employee Benefit Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (ix) the violation of any applicable foreign law or foreign governmental rule, regulation or order by a Foreign Subsidiary that results in an event substantially comparable to any of the foregoing events with respect to an Employee Benefit Plan that is not subject to regulation under ERISA by reason of Section 4(b)(4) of ERISA.

“Euro” and the sign “€” mean the single currency unit of Participating Member States.

“Eurocurrency Rate” means, for any Interest Rate Determination Date with respect to a Eurocurrency Rate Loan for a proposed Interest Period, the aggregate of (1) and (2) below:

(1)           (a)           in the case of Dollar denominated Loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the Reuters screen (or any successor service thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such interest period) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date and, in the event such rate is not available, (b) the rate equal to the arithmetic average (rounded upward to the nearest 1/100 of one percent) of the offered quotation, if any, to first class banks in the interbank Eurodollar market by each of the Reference Lenders for Dollar deposits of amounts in Same Day Funds comparable to the principal amount of the Eurocurrency Rate Loan of that Reference Lender for which the Eurocurrency Rate is then being determined with maturities comparable to the Interest Period for which such Eurocurrency Rate will apply as of approximately 11:00 A.M. (London time) on such Interest Rate Determination Date; provided that if any Reference Lender fails to provide Administrative Agent with its aforementioned quotation then the Eurocurrency Rate shall be determined based on the quotation(s) provided to Administrative Agent by the other Reference Lender;

                (b)           in the case of Euro denominated Loans, (i) the rate per annum for deposits in Euros as determined by the Administrative Agent for a period corresponding to the duration of the relevant Interest Period which appears on the appropriate Reuters page (or any successor page) for deposits in Euros (for delivery on the first day of such interest period) at approximately 11:00 A.M. (London time) on the applicable Interest Rate Determination Date or (ii) if such rate is not shown on the relevant Reuters page (or any successor page), the average offered quotation to prime banks in the London interbank market by the Administrative Agent for Euro deposits of amounts comparable to the principal amount of the applicable Loans to be made by the Administrative Agent as part of such borrowing with maturities comparable to the Interest Period to be applicable to such Loan (rounded upward to the next whole multiple of 1/100 of 1%), determined as of 11:00 A.M. (London time) on such Interest Rate Determination Date; and

                (c)           in the case of Adollar denominated Loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the appropriate Reuters screen (or any successor service thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in ADollars (for delivery on the first day of such interest period) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date and, in the event such rate is not available, (b) the rate equal to the arithmetic average (rounded upward to the nearest 1/100 of one percent) of the offered quotation, if any, to first class banks in the interbank Eurodollar market by each of the Reference Lenders for ADollar deposits of amounts in Same Day Funds comparable to the principal amount of the Eurocurrency Rate Loan of that Reference Lender for which the Eurocurrency Rate is then being determined with maturities comparable to the Interest Period for which such Eurocurrency Rate will apply as of approximately 11:00 A.M. (New York time) on such Interest Rate Determination Date; provided that if any Reference Lender fails to provide Administrative Agent with its aforementioned quotation then the Eurocurrency Rate shall be determined based on the quotation(s) provided to Administrative Agent by the other Reference Lender; and

(2)           the then current cost to the Lenders of complying with Eurocurrency Reserve Requirements.

“Eurocurrency Rate Loans” means Loans bearing interest at rates determined by reference to the Eurocurrency Rate as provided in subsection 2.2A.

“Eurocurrency Reserve Requirements” means, for any day as applied to a Eurocurrency Rate Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve liquid asset or similar requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), including without limitation, under regulations issued from time to time by (a) the Board of Governors of the Federal Reserve System, (b) any Governmental Authority of the jurisdiction of the relevant currency or (c) any Governmental Authority of any jurisdiction in which advances in such currency are made to which banks in any jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined, including Mandatory Costs.

“Event of Default” means any of the events set forth in Section 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Tax” means any of the following Taxes and all liabilities (including without limitation all penalties, interest and other additions to tax) with respect thereto:  (i) Taxes imposed on the net income or capital of a Lender, Arranger, Agent or Tax Transferee and franchise taxes imposed in lieu thereof (including without limitation branch profits taxes, minimum taxes and taxes computed under alternative methods, at least one of which is based on net income, but excluding in all cases any Taxes in respect of any payment pursuant to subsection 2.7C(ii)(c) (collectively referred to as “net income taxes”)) by (A) the jurisdiction under the laws of which such Lender, Arranger, Agent or Tax Transferee is organized or resident for tax purposes or any political subdivision thereof or (B) the jurisdiction of such Lender’s, Tax Transferee’s, Arranger’s or Agent’s applicable lending office or any political subdivision thereof or (C) any jurisdiction with which the Lender, Arranger, Agent or Tax Transferee has any present or former connection (other than solely by virtue of being a Lender, Arranger, Agent or Tax Transferee under this Agreement), (ii) subject to subsection 2.7B in respect of Taxes, if any, imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as

amended, or any rules, regulations, interpretations, guidelines or directives promulgated thereunder, or similar legislation which. shall be subject to subsection 2.7B, any Taxes (other than Taxes imposed, levied, collected, withheld or assessed by or within Australia, Canada, the Netherlands, Switzerland or any political subdivision thereof), including FATCA, to the extent that they are in effect and would apply to a payment to such Lender, Arranger or Agent, as applicable, as of the Closing Date, or as of the date such Person becomes a Lender, in the case of any assignee pursuant to subsection 10.2 or as of the date of and as a result of a change in the jurisdiction of the Lender’s applicable lending office, except in each case to the extent that such assignee or such Lender (or its assignor) is entitled at the time of assignment or change in the Lender’s applicable lending office, as the case may be, to receive additional amounts from any Borrower or any other Person under  this Agreement with respect to such Taxes pursuant to Section 2.7, and provided that this clause (ii) shall not apply to treat as an Excluded Tax any Taxes imposed as a result of an Additional Foreign Subsidiary Borrower being organized under the laws of a jurisdiction other than Australia, Canada, the Netherlands or Switzerland, (iii) subject to subsection 2.7B in respect of Taxes, if any, imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, or any rules, regulations, interpretations, guidelines or directives promulgated thereunder, or similar legislation which. shall be subject to Section 2.7B, any Taxes (other than Taxes imposed, levied, collected, withheld or assessed by or within Australia, Canada, the Netherlands, Switzerland or any political subdivision thereof), including FATCA, that are in effect and would apply to a payment to a Tax Transferee as of the date of acquisition of any Loans by such Tax Transferee or the date of and as a result of the change of lending office of such Tax Transferee, as the case may be (provided, however, that a Person shall not be considered a Tax Transferee for purposes of this clause (iii) as a result of a change of its lending office or the taking of any other steps pursuant to subsection 2.6K or as a result of a CAM Exchange pursuant to subsection 2.10), except in each case to the extent that such Tax Transferee is entitled at the time of acquisition or change in the Tax Transferee’s applicable lending office, as the case may be, to receive additional amounts from any Borrower or any other Person under  this Agreement with respect to such Taxes pursuant to Section 2.7, and provided that this clause (iii) shall not apply to treat as an Excluded Tax any Taxes imposed as a result of an Additional Foreign Subsidiary Borrower being organized under the laws of a jurisdiction other than Australia, Canada, the Netherlands or Switzerland, or (iv) any Taxes that would not have been imposed but for (A) the failure or unreasonable delay by such Agent, Arranger, Lender or Tax Transferee, as applicable, to complete, provide, file, update or renew, in each such case at the request of a Borrower or Borrowers’ Agent (in the reasonable exercise of its discretion) at such Borrower’s expense, any application forms, certificates, documents or other evidence required from time to time, properly completed and duly executed, to qualify for any applicable exemption from or reduction of Taxes, including, without limitation, the certificates, documents or other evidence required under subsection 2.7C(v) (unless such failure or delay did not occur on or prior to the Closing Date or the date of the applicable Assignment and Acceptance, as the case may be, and results from a change in applicable law after the Closing Date or the date of the applicable Assignment and Acceptance, as the case may be, which precludes such Agent, Arranger, Lender or Tax Transferee, as applicable, from providing application forms, certificates, documents or other evidence required to qualify for such exemption or reduction or unless the relevant Lender determines that it is not legally entitled to provide such forms, certificates, documents or other evidence or that providing such forms, certificates, documents or other evidence would prejudice or disadvantage such Lender in any significant respect), (B) the gross negligence or willful misconduct of such Agent, Arranger, Lender or Tax Transferee, or (C) such Agent, Arranger, Lender or Tax Transferee being treated as a “conduit entity” within the meaning of Treasury Regulation Section 1.881-3 or any successor provision thereto.

“Existing Credit Agreement” means the Credit Agreement dated as of June 14, 2006 among Owens-Brockway, the Company, ACI, OIEG, OI Europe, O-I Canada, O-I General, DB as administrative agent thereunder and the other lenders and agents party thereto from time to time, as amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Existing Holdings Senior Note Collateral” means the pledges of the shares of Capital Stock and intercompany notes of Owens-Brockway and the direct subsidiaries of Company pursuant to the Pledge Agreement.

“Existing Holdings Senior Note Obligors” means Holdings, and, on a subordinated basis, Company and Packaging.

“Existing Holdings Senior Notes” means Holdings 7.80% Senior Debentures Due 2018.

“Existing Letter of Credit” has the meaning assigned to that term in subsection 2.8A.

“Existing Owens-Brockway Senior Unsecured Notes” means Owens-Brockway’s 6-3/4% Senior Notes due 2014, Owens-Brockway’s 3% Senior Exchangeable Notes due 2015 and Owens-Brockway’s 7-3/8% Senior Notes due 2016 (and, for avoidance of doubt, any notes issued in exchange or replacement thereof on substantially identical terms).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement and any official administrative interpretations thereof.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Fee Payment Date” means each March 15, June 15, September 15 and December 15 of each year (and at maturity), commencing with June 15, 2011.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and such Lien (other than floating charges with respect to certain Collateral (the use of which with respect to such Collateral has been approved by Administrative Agent)), has priority over any other Lien on such Collateral (other than Liens permitted pursuant to subsection 6.2A) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 6.2A) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Restricted Domestic Subsidiaries ending on December 31 of each calendar year.

“Foreign Plan” means any employee benefit plan maintained by Company or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Governmental Authority other than the United States, any state thereof or any other political subdivision thereof.

“Foreign Subsidiary” means (i) any Subsidiary of Company identified as such on Schedule D annexed hereto, (ii) any Subsidiary of any Subsidiary described in clause (i), except for ACI America Holdings, Inc., (iii) any Foreign Subsidiary Holdco, and (iv) any Subsidiary acquired, incorporated or otherwise established by Company on or after the Closing Date which is organized under the laws of a jurisdiction other than the United States of America or any State thereof.

“Foreign Subsidiary Holdco” means any Restricted Subsidiary organized under the laws of a state of the United States of America, substantially all of whose assets consist, directly or indirectly, of equity interests and intercompany indebtedness in Foreign Subsidiaries.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding and Payment Office” means the office of Administrative Agent located at 90 Hudson Street, Jersey City, New Jersey 07302.

“Funding Date” means the date of the funding of a Loan.

“FX Trading Office” means such office of Administrative Agent as it may designate as such from time to time in a written notice delivered to Borrowers’ Agent.

“GAAP” means, subject to the provisions of subsection 1.2, generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Authority” means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any foreign, federal, state or local Government Authority, agency or court.

“Ground Leasehold Interest” as applied to any Person, means any lease by which such Person leases the fee interest in real property and owns the improvements thereon (until the termination of the lease).

“Guarantied Obligations” has the meaning assigned to that term in subsection 9.1.

“Guarantied Party” and “Guarantied Parties” have the meanings assigned to those terms in subsection 9.1.

“Guaranties” means, collectively, the Company Guaranty, the Domestic Borrowers’ Guaranty, the Subsidiary Guaranty and the Offshore Guaranties.

“Harbor Capital Subsidiaries” means, collectively, OI Advisors, Inc. (f/k/a/ Harbor Capital Advisors, Inc.), OI Securities, Inc. (f/k/a/ HCA Securities, Inc.) and OI Transfer, Inc. (f/k/a Harbor Transfer, Inc.).

“Hazardous Materials” means any substance that is defined or listed as a hazardous or toxic substance under any present or future Environmental Law or that is otherwise regulated or prohibited or subject to investigation or remediation under any present or future Environmental Law because of its hazardous or toxic properties, including (i) any substance that is a “hazardous substance” under CERCLA (as defined in the definition of “Environmental Laws”) and (ii) petroleum wastes or products.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Holdings” means Owens Illinois, Inc., a Delaware corporation.

“Holdings Ordinary Course Payments” means dividends or other distributions by, or payments of intercompany indebtedness from, Company to Holdings necessary to permit Holdings to pay any of the following items which are then due and payable:  (s) payments in respect of Permitted Holdings Hedging Obligations, (t) cash interest on the Existing Holdings Senior Notes, (u) claims of persons for exposure to asbestos-containing products and expenses related thereto, (v) so long as no Potential Event of Default arising under subsections 7.1, 7.6, 7.9 or 7.12 or Event of Default shall exist (or shall be caused by such payment), (i) cash dividends on Permitted Preferred Stock with an aggregate liquidation preference or redemption price not exceeding $250,000,000 used (or the proceeds of which are used directly or indirectly within 180 days of receipt) as consideration for an Acquisition not prohibited hereunder and (ii) share repurchases of, or common dividends on, Holdings’ Capital Stock in an aggregate amount not exceeding $100,000,000, (w) consolidated tax liabilities of Holdings and its Restricted Subsidiaries and (x) general administrative costs and other on-going expenses of Holdings in the ordinary course of business.

 “Indebtedness”, as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP (subject to subsection 1.2 hereof), (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) the amount of all honored but unreimbursed drawings under letters of credit, (v) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, and (vii) every obligation of such Person under any Synthetic Lease treated as an operating lease under generally accepted accounting principles and as a loan or financing for U.S. income tax purposes; provided, however, that (i) with respect to any indebtedness of the type described in the foregoing clause (vi) which has not been assumed by that Person or is otherwise nonrecourse to the credit of that Person, the amount of such indebtedness shall be deemed to be the lesser of the outstanding principal amount of such indebtedness and the fair market value of the property or assets of such Person securing such indebtedness and (ii) the term “Indebtedness” shall not include any Specified Intercompany Debt.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, know-how, trade secrets, technology and software, used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

“Intercreditor Agreement” means the Third Amended and Restated Intercreditor Agreement dated as of May 19, 2011, among Collateral Agent, Administrative Agent, the trustee in respect of the Existing Holdings Senior Notes, such Lenders or Affiliates of Lenders which are holders of Other Permitted Credit Exposure and have executed appropriate acknowledgments to the Intercreditor Agreement (or predecessor versions thereof) or in the future execute acknowledgments to such Intercreditor Agreement, and, such other Persons who may become parties to the Intercreditor Agreement in accordance with the terms thereof, which in the future execute acknowledgments to the Intercreditor Agreement, in the form attached hereto as Exhibit

XVII, and as such Intercreditor Agreement may hereafter be amended, supplemented or modified from time to time.

“Interest Payment Date” means, with respect to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of six, nine or twelve months, “Interest Payment Date” shall also include each three-month anniversary of the commencement of that Interest Period.

“Interest Period” means any interest period applicable to a Eurocurrency Rate Loan or a B/A Discount Rate Loan as determined pursuant to subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“Interest Rate Determination Date” means with respect to Eurocurrency Rate Loans, the second Business Day prior to the first day of the related Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and the regulations promulgated and rulings issued thereunder.

“Investment”, as applied to any Person, means any direct or indirect purchase or other acquisition by that Person of, or of a beneficial interest in, stock or other Securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by that Person to any other Person, including all indebtedness and accounts receivable from that other Person which are not current assets or did not arise from sales to that other Person in the ordinary course of business.  The amount of any Investment shall be the original cost (which shall not include (i) the amount of any Indebtedness of the Person that is the subject of such Investment that is assumed by the Person making such Investment or (ii) the value of any Common Stock issued as all or a portion of the consideration payable in connection with such Investment) or, in the case of an Investment consisting of non-cash consideration received in connection with an Asset Sale or other sale of assets, the original value of such Investment plus the cost of all additions thereto and less returns of capital to the Person making the Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IP Collateral” means, collectively, the Intellectual Property of Borrower and its Restricted Domestic Subsidiaries that constitutes Collateral under the Collateral Documents.

“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in which filings are necessary or, in the opinion of Collateral Agent, desirable in order to create or perfect Liens on, or evidence the interest of Collateral Agent and Lenders in, any IP Collateral.

“Issuing Lender” means (i) with respect to Existing Letters of Credit, the issuers set forth on Schedule C and (ii) with respect to any other Letters of Credit any Lender which agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 2.8C; provided that, in the event DB is to be an Issuing Lender (and with respect to the Existing Letters of Credit issued by DBTCA), DB may delegate the issuance of the applicable Letter of Credit to an Affiliate (DB having done so with respect to Existing Letters of Credit), provided, further, that in the event of any such delegation by DB, DB shall be deemed to be the Issuing Lender for purposes relating to the utilization of the US Revolving Loan Commitments or Multicurrency Revolving Loan Commitments, as the case may be, under this Agreement, although such Affiliate shall be entitled to all rights of reimbursement relating to such Letter of Credit or DB and such Affiliate may apportion all rights and obligations relating to such Letter of Credit as they may agree and such apportionment shall be binding for all purposes hereunder.

“Joint Lead Arrangers” as defined in the introduction to this Agreement.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, limited liability company or other legal form; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

“L/C Collateral Account” is defined in the Security Agreement.

“LC Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“Lender” and “Lenders” have the meanings assigned to those terms in the introduction to this Agreement and shall include each Agent in its individual capacity as a lender hereunder; provided that “Lender” and “Lenders” shall also include the successors and permitted assigns of Lenders pursuant to subsection 10.2B; and provided, further that the term “Lenders” when used in the context of a particular Commitment or Loan, shall mean Lenders having that Commitment or making that Loan.

“Letter of Credit” or “Letters of Credit” means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Borrowers (other than O-I Canada) pursuant to subsection 2.8.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding under each of the US Revolving Facility and the Multicurrency Revolving Facility plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed by a Borrower under each of the US Revolving Facility and the Multicurrency Revolving Facility.  For purposes of this definition, any amount described in clause (i) or (ii) of the preceding sentence which is denominated in a currency other than Dollars shall be valued based on its Dollar Equivalent as of the applicable date of determination.

“Lien” means any lien, mortgage, pledge, security interest, hypothec, assignment by way of security, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any statutory trust or deemed trust, any agreement to give any security interest and any security interest under the PPSA) and any other agreement intended to create any of the foregoing.

“Loan” or “Loans” means one or more of the Tranche A Term Loans, the Tranche B Term Loans, the Tranche C Term Loans, the Tranche D Term Loans, the US Revolving Loans, the Multicurrency Revolving Loans, the Offshore Revolving Loans, the Additional Domestic Subsidiary Borrower Loans,  the Additional Foreign Subsidiary Borrower Loans, the Additional Term Loans or the Refinancing Term Loans or any combination thereof.

“Loan Documents” means this Agreement, the Notes, the Domestic Overdraft Agreement, any Offshore Overdraft Agreements, the Letters of Credit, the Guaranties and the Collateral Documents.

“Loan Limitation Notice” has the meaning assigned to that term in subsection 2.1E(iv).

“Loan Party” means each of Borrowers, Company and, upon execution of a Loan Document thereby, any of Company’s other Subsidiaries from time to time executing such Loan Document, and “Loan Parties” means all such Persons, collectively.

“Mandatory Costs” means the cost imputed to the Lender(s) of compliance with the mandatory liquid assets requirements of the Bank of England and/or the banking supervision or other costs of the Financial Services Authority or European Central Bank or any successor body exercising their functions in this respect as determined in accordance with Schedule 1.1C.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, or financial condition of Company and its Restricted Subsidiaries, taken as a whole, or (ii) a material adverse effect on the ability of (x) the Company and its Restricted Subsidiaries, taken as a whole, to perform their respective material Obligations or (y) the Administrative Agent and the Collateral Agent or the Lenders (taken as a whole), to enforce the Obligations.

“Material Subsidiary” means each indirect or direct Restricted Subsidiary of Holdings now existing or hereafter acquired or formed indirectly or directly by Holdings which (x) for the most recent Fiscal Year of Holdings, accounted for more than 7% of the consolidated revenues of Holdings or (y) as at the end of such Fiscal Year, was the owner of more than 8% of the consolidated assets of Holdings; provided that each Borrower, as well as Owens-Illinois Do Brasil Comercial S.A. and Companhia Industrial de Vidros-CIV shall be deemed “Material Subsidiaries”.

“Moody’s” means Moody’s Investors Service, Inc.

“Multicurrency Revolving Facility” means the credit facility under this Agreement providing for Multicurrency Revolving Loans pursuant to Subsection 2.1A(v) and, subject to the provisions of subsection 2.8, the issuance of Letters of Credit.

“Multicurrency Revolving Lenders” means the Lenders having Multicurrency Revolving Loan Exposure.

“Multicurrency Revolving Loan Commitment” means the commitment of a Lender to make Multicurrency Revolving Loans from and after the Closing Date to Owens-Brockway or, if applicable, an Additional Domestic Subsidiary Borrower, in each case pursuant to subsection 2.1A(v), and “Multicurrency Revolving Loan Commitments” means such commitments of all Lenders to Owens-Brockway in the aggregate.

“Multicurrency Revolving Loan Commitment Termination Date” means May 19, 2016.

“Multicurrency Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Multicurrency Revolving Loan Commitments, that Lender’s Multicurrency Revolving Loan Commitment and (ii) after the termination of the Multicurrency Revolving Loan Commitments, the sum (without duplication) of (a) aggregate outstanding principal amount of the Multicurrency Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued under the Multicurrency Revolving Facility by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit issued under the Multicurrency Revolving Facility or any unreimbursed drawings under any Letters of Credit issued under the Multicurrency Revolving Facility plus (d) in the case of Administrative Agent (in its capacity as a Lender), the Domestic Overdraft Amount (net of any participations therein purchased by other Lenders) plus (e) the aggregate amount of all participations purchased by that Lender in the Domestic Overdraft Amount plus (f) the Dollar Equivalent of all participations purchased by that Lender in the Offshore Overdraft Amount (net of any participations therein purchased by other Lenders) plus (g) the aggregate outstanding principal amount of the Dollar Equivalent of any Offshore Revolving Loans of such Lender (net of any participations therein purchased by other Lenders) plus (h) in the case of any Offshore Overdraft Provider with respect to a particular Offshore Currency, the Dollar Equivalent of the relevant Offshore Overdraft Amount (net of any participations therein purchased by other Lenders).

“Multicurrency Revolving Loans” means the Loans made by Lenders to Owens-Brockway or, if applicable, an Additional Domestic Subsidiary Borrower, in each case, pursuant to subsection 2.1A(v).

“Multicurrency Revolving Note” means a promissory note of Owens-Brockway or, if applicable, an Additional Domestic Subsidiary Borrower, as the case may be, substantially in the form of Exhibit V annexed hereto, issued in favor of Lenders pursuant to subsection 2.1G(iv) to evidence the Multicurrency Revolving Loans made to Owens-Brockway or such Additional Domestic Subsidiary Borrower, as the case may be, in each case as they may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, with respect to which Holdings, any of its Subsidiaries or any

ERISA Affiliate makes or is obligated to make contributions, or during the preceding six (6) plan years, has made or been obligated to make contributions.

“Net Asset Sale Proceeds”, with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received, including when released from any escrow) received from such Asset Sale, (A) net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) taxes reasonably estimated to be payable in connection with such Asset Sale, (ii) reasonable commissions and other fees and expenses incurred, and (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is paid (and is not prohibited from being paid under the terms of this Agreement) with the gross proceeds of such Asset Sale, and (iv) a reasonable reserve for the after-tax costs of any indemnification payments (fixed and contingent) attributable to seller’s indemnities to the purchaser undertaken by Holdings and its Restricted Subsidiaries in connection with such Asset Sale, (B) net of any amount used within 355 days of the date of such Asset Sale to make Investments in Restricted Subsidiaries or purchase assets or reinvest in the business of Company and its Restricted Subsidiaries; provided, that in the case of (B) above, such use results in such amounts so utilized not constituting “Excess Proceeds” under the indentures governing the Existing Owens-Brockway Senior Unsecured Notes, any Permitted Secured Debt or Permitted Unsecured Debt issued after the Closing Date.

“Net Debt Proceeds” means the Cash proceeds (net of underwriting discounts and commissions, premiums on any Indebtedness (other than Loans) to be redeemed with such proceeds as permitted under this Agreement and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the incurrence of Permitted Secured Debt.

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by Company or any of its Restricted Subsidiaries (i) under any casualty insurance policy (but excluding, for the avoidance of doubt, any personal injury insurance or business interruption insurance) in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or other similar event, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Company or any of its Restricted Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof and, in each case, only to the extent such cash payments or proceeds following any single occurrence of the events set forth in (i) and (ii) above, net of the foregoing documented costs, exceed $100,000,000; provided, that, for the avoidance of doubt, (x) any insurance proceeds received by Holdings or any Subsidiary for asbestos claims and (y) any insurance/condemnation proceeds (or their equivalent) received by Holdings or any Subsidiary as a result of an expropriation, taking of any assets, government seizure or like event which occurred or is deemed to have occurred prior to the Closing Date, shall not constitute Net Insurance/Condemnation Proceeds hereunder.

“New Senior Debt” means any Permitted European Senior Debt, any Permitted Unsecured Debt and/or Permitted Secured Debt which, in each case, does not constitute Subordinated Indebtedness.

“Nominal Restatement” means the amendment and restatement of the Existing Credit Agreement dated as of May 19, 2011 by and between ACI and DBTCA, as trustee for the benefit of the Lenders hereunder, under which DBTCA shall make a loan to ACI in the amount of $10,000.

“Non-Bank Rules” means the Ten Non-Qualifying Bank Creditor Rule and the Twenty Non-Qualifying Bank Creditor Rule.

“Non-Consenting Lender” has the meaning assigned to that term in subsection 10.7B.

“Notes” means one or more of the Tranche A Term Loan Notes, Tranche B Term Loan Notes, the Tranche C Term Loan Notes, the Tranche D Term Loan Notes, the US Revolving Notes, the Multicurrency Revolving Notes or the Offshore Revolving Loan Notes or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto with respect to a proposed borrowing.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit III annexed hereto with respect to a proposed conversion or continuation.

“Notice of Request for Issuance of Letter of Credit” means a notice in the form of Exhibit II annexed hereto with respect to the proposed issuance of a Letter of Credit.

“O-I Canada” has the meaning assigned to that term in the introduction to this Agreement.

“OI Europe” has the meaning assigned to that term in the introduction to this Agreement.

“O-I General” means Owens-Illinois General Inc.

“Obligations” means all obligations of every nature of any Loan Party from time to time owed to Agents or Lenders or any of them under or in respect of this Agreement whether for principal, interest, premium, fees, indemnification or otherwise, the Notes, the Letters of Credit, the Offshore Overdraft Agreements, the Domestic Overdraft Agreement or any of the other Loan Documents (excluding, for the avoidance of doubt, all obligations under or in respect of Other Lender Guarantied Obligations and Other Permitted Credit Exposure).

“Officers’ Certificate” means, as applied to any corporation, limited liability company, partnership or trust, a certificate executed on behalf of such entity by any one of its Chairman of the Board (if an officer) or its President or one of its Vice Presidents or, if applicable, its managing member, general partner or trustee or, in the case of any Offshore

Borrower or Offshore Guarantor, any director or any attorney appointed by power of attorney, or its Chief Financial Officer, its Treasurer, any of its Assistant Treasurers, its Controller or any of its Assistant Controllers or, in the case of any Offshore Borrower or Offshore Guarantor, any other director or attorney appointed by power of attorney (or such other customary instrument of delegation in the jurisdiction of organization of such Offshore Borrower or Offshore Guarantor).

“Offshore Borrower” means (i) with respect to Tranche A Term Loans, Australian Revolving Loans, the Australian Overdraft Account and any Letter of Credit issued for the account of ACI, ACI, (ii) with respect to Tranche C Term Loans, Canadian Revolving Loans and the Canadian Overdraft Account, O-I Canada, (iii) with respect to Tranche D Term Loans, Dutch Revolving Loans, the Dutch Overdraft Account and any Letter of Credit issued for the account of OIEG, OIEG, (iv) with respect to Swiss Revolving Loans, the Swiss Overdraft Account, and any Letter of Credit issued for the account of OI Europe, OI Europe, and (vi) an Additional Foreign Subsidiary Borrower with respect to the, if any, Additional Foreign Subsidiary Borrower Sublimit established pursuant to Section 10.7 hereof and “Offshore Borrowers” means ACI, O-I Canada, OIEG, OI Europe, and such Additional Foreign Subsidiary Borrower collectively.

“Offshore Collateral Documents” means the Offshore Security Agreements.

“Offshore Currency” means ADollars, Euros or Canadian Dollars.

“Offshore Currency Equivalent” means, at any time as to any amount denominated in Dollars, the equivalent amount in the applicable Offshore Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of such Offshore Currency with Dollars on the most recent Calculation Date.

“Offshore Currency Loan” means any Loan denominated in an Offshore Currency.

“Offshore Guarantors” means, collectively, the Australian Guarantors, the Canadian Guarantors, the Dutch Guarantors and, if applicable, an Additional Foreign Subsidiary Borrower and any of its Material Subsidiaries which are required to become offshore guarantors pursuant to subsection 5.9.  As of the Closing Date, the Offshore Guarantors are set forth on Schedule 1.1A.

“Offshore Guaranties” means the guaranties entered into by each of the Offshore Borrowers (other than OI Europe) of the Obligations of the other Offshore Borrowers and by each of the Offshore Guarantors of the Obligations of the Offshore Borrowers, in each case in a form satisfactory to the Administrative Agent, as the same may be amended, amended and restated or otherwise modified from time to time.

“Offshore Overdraft Account” means the Australian Overdraft Account, the Canadian Overdraft Account, the Dutch Overdraft Account or the Swiss Overdraft Account, and “Offshore Overdraft Accounts” means the Australian Overdraft Account, the Canadian Overdraft Account, the Dutch Overdraft Account and the Swiss Overdraft Account, collectively.

“Offshore Overdraft Agreement” means the Australian Overdraft Agreement, the Canadian Overdraft Agreement, the Dutch Overdraft Agreement and the Swiss Overdraft Agreement, and “Offshore Overdraft Agreements” means the Australian Overdraft Agreement, the Canadian Overdraft Agreement, the Dutch Overdraft Agreement and the Swiss Overdraft Agreement, collectively.

“Offshore Overdraft Amount” means the Australian Overdraft Amount, the Canadian Overdraft Amount, the Dutch Overdraft Amount and the Swiss Overdraft Amount and “Offshore Overdraft Amounts” means the Australian Overdraft Amount, the Canadian Overdraft Amount, the Dutch Overdraft Amount and the Swiss Overdraft Amount, collectively.

“Offshore Overdraft Provider” means Australian Overdraft Provider, Canadian Overdraft Provider, Dutch Overdraft Provider and Swiss Overdraft Provider, and “Offshore Overdraft Providers” means Australian Overdraft Provider, Canadian Overdraft Provider, Dutch Overdraft Provider and Swiss Overdraft Provider, collectively.

“Offshore Revolving Loan” means an Australian Revolving Loan, a Canadian Revolving Loan, a Dutch Revolving Loan, a Swiss Revolving Loan, or, if made, an Additional Foreign Subsidiary Borrower Loan, and “Offshore Revolving Loans” means such loans of all Lenders in the aggregate.

“Offshore Revolving Loan Commitment” means an Australian Revolving Loan Commitment, a Canadian Revolving Loan Commitment, a Dutch Revolving Loan Commitment, a Swiss Revolving Loan Commitment, or, if committed, an Additional Foreign Subsidiary Borrower Loan Commitment, and “Offshore Revolving Loan Commitments” means all such commitments.

“Offshore Revolving Loan Note” means any of an Australian Revolving Loan Note, a Canadian Revolving Loan Note, a Dutch Revolving Loan Note, a Swiss Revolving Loan Note or an Additional Foreign Subsidiary Borrower Loan Note.

“Offshore Security Agreements” means, collectively, (i) the security agreements by ACI, each Australian Guarantor, O-I Canada, each Canadian Guarantor, OIEG, each Dutch Guarantor, and, as applicable, each Additional Foreign Subsidiary Borrower and any Material Subsidiary of such Additional Foreign Subsidiary Borrower which is required to become an Offshore Guarantor under subsection 5.9, as executed and delivered on (i) May 19, 2011, or (ii) with respect to an Additional Foreign Subsidiary Borrower, the date on which such Additional Foreign Subsidiary Borrower has been designated as such pursuant to subsection 10.7D, or (iii) with respect to any Material Subsidiary of an Additional Foreign Subsidiary Borrower which is required to become an Offshore Guarantor under subsection 5.9, the date on which such Material Subsidiary executes a counterpart to the applicable Offshore Collateral Document, in each case as the same may be amended, amended and restated or otherwise modified in a form satisfactory to Administrative Agent from time to time in accordance with the terms thereof and hereof.

“Offshore Sublimit” means, at any time, (i) as to ACI, the lesser of (a) $300,000,000 (or the Offshore Currency Equivalent thereof) and (b) the Multicurrency Revolving Loan Commitments then in effect, (ii) as to O-I Canada, the lesser of (a) $20,000,000

(or the Offshore Currency Equivalent thereof) and (b) the Multicurrency Revolving Loan Commitments then in effect, (iii) as to OIEG, the lesser of (a) $425,000,000 (or the Offshore Currency Equivalent thereof) and (b) the Multicurrency Revolving Loan Commitments then in effect, (iv) as to OI Europe, the lesser of (a) $425,000,000 (or the Offshore Currency Equivalent thereof) and (b) the Multicurrency Revolving Loan Commitments then in effect and (v) as to an Additional Foreign Subsidiary Borrower, the Additional Foreign Subsidiary Borrower Sublimit designated pursuant to subsection 10.7 (or the Offshore Currency Equivalent thereof) and (b) the Multicurrency Revolving Loan Commitments then in effect; provided that such Offshore Sublimits may be from time to time decreased pursuant to subsection 2.4G and increased pursuant to subsection 2.1A(vii).

“OIEG” has the meaning assigned to that term in the introduction to this Agreement.

“Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Organizational Documents” means (i) with respect to any corporation organized in the United States of America, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership organized in the United States of America, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership organized in the United States of America, its partnership agreement, as amended, (iv) with respect to any limited liability company organized in the United States of America, its articles of organization, as amended, and its operating agreement, as amended, (v) with respect to OIEG and any Dutch Guarantor, its articles of association and an excerpt from the trade register of the chambers of commerce, (vi) with respect to ACI and any Australian Guarantor, its constitution or its or other constituent documents, (vii) with respect to OI Europe, its certified excerpt of the Trade Register, its certified copy of the articles of associations, its resolution of the board of gérants, and its resolution of the partners’ meeting, (viii) with respect to O-I Canada and any Canadian Guarantor, the Certificate of Status, and memorandum of and articles of association and (ix) with respect to any other Foreign Subsidiary, to the extent not covered above, the equivalent thereof in its jurisdiction of incorporation, formation or organization.

“Other Lender Guarantied Obligations” means the obligations owed to Lenders and their Affiliates pursuant to Other Permitted Credit Exposure which are guaranteed pursuant to one or more of the Guaranties.

“Other Permitted Credit Exposure” means the obligations of Restricted Subsidiaries of Company owed to Lenders or Affiliates of Lenders arising out of loans, advances, overdrafts, interest rate, currency or hedge products and other derivative exposures (including under Interest Rate Agreements, Currency Agreements and Commodities Agreements) and other extensions of credit to such Restricted Subsidiaries.

“Owens-Brockway” means Owens-Brockway Glass Container Inc., a Delaware corporation.

“Packaging” means Owens-Brockway Packaging, Inc., a Delaware corporation and the parent corporation of Owens-Brockway.

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to the European Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).

“Pension Plan” means a “pension plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and with respect to which Company, any of its Subsidiaries or any ERISA Affiliate may have any liability.

“Permitted Canadian Liens” means all Liens created by applicable statutory law in Canada that rank or are capable of ranking prior to or pari passu with the Liens granted pursuant to the applicable Collateral Documents, including for amounts owing for vacation pay, employee deductions and contributions, goods and services taxes, sales taxes, harmonized sales taxes, realty taxes, business taxes, workers’ compensation, Quebec corporate taxes, pension plan or fund obligations and overdue rents.

“Permitted Covenant” means (i) any periodic reporting covenant, (ii) any covenant restricting payments by Holdings with respect to any securities of Holdings which are junior to the applicable Permitted Preferred Stock, (iii) any covenant the default of which can only result in an increase in the amount of any redemption price, repayment amount, dividend rate or interest rate, (iv) any covenant providing board observance rights with respect to Holdings’ board of directors and (v) any other covenant that does not adversely affect the interests of the Lenders (as reasonably determined by Administrative Agent).

“Permitted Encumbrances” means the following types of Liens:

(i)            Liens for taxes, assessments or governmental charges or claims the payment of which is not at the time required by subsection 5.3 or as to which the grace period has not yet expired (not to exceed 30 days);

(ii)           Statutory Liens (including without limitation Permitted Canadian Liens) and rights of set-off of banks, Liens of landlords and Liens of carriers, warehousemen, suppliers, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business (including title retention agreements arising in the ordinary course of business) for sums not yet delinquent or that are not overdue for a period of more than 60 days or are being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP (subject to subsection 1.2) shall have been made therefor;

(iii)          Liens (other than any Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old age pensions and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv)          Any attachment or judgment Lien not resulting in an Event of Default under subsection 7.8;

(v)           Leases, subleases or licenses of occupancy granted to others not interfering in any material respect with the business of Company and its Restricted Subsidiaries, taken as a whole;

(vi)          Easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Company and its Restricted Subsidiaries, taken as a whole;

(vii)         Any (a) interest or title of a lessor under any lease not prohibited by this Agreement, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

(viii)        Liens arising from UCC financing statements regarding leases or charges not prohibited by this Agreement;

(ix)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)            Liens incurred in the ordinary course of business encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Company and its Restricted Subsidiaries (excluding deposits securing the repayment of Indebtedness);

(xi)           Liens (i) on cash or deposits granted in favor of an Issuing Lender to cash collateralize any Defaulting Lender’s participation in Letters of Credit, and (ii) encumbering customary initial deposits and margin deposits securing obligations under Interest Rate Agreements, Currency Agreements and Commodities Agreements, and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the industry securing obligations under Commodities Agreements;

(xii)          Liens securing reimbursement obligations under Commercial Letters of Credit or bankers’ acceptance facilities, which Liens encumber documents and other property to be acquired by drawings under such Commercial Letters of Credit or drafts accepted under such bankers’ acceptance facilities;

(xiii)         easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of Holdings or any of its Restricted Subsidiaries;

(xiv)        Liens in the form of title retention in connection with the acquisition of goods in the ordinary course of business provided that there has occurred and is continuing no default in the obligations related thereto;

(xv)         Liens arising in countries other than the United States of America substantially comparable to the foregoing;

(xvi)        Liens created over credit balances in Dutch or Canadian bank accounts of any Restricted Subsidiaries in the ordinary course of their banking arrangements pursuant to the general conditions of such bank;

(xvii)       licenses and sublicenses of Intellectual Property rights not interfering, individually or in the aggregate, in any material respect, with the conduct of the business of Company or any of its Subsidiaries;

(xviii)      Liens solely on any earnest money deposits made by any Borrower or any of their Restricted Subsidiaries in connection with any letter of intent or purchase agreement entered into by it to the extent such acquisition is not prohibited hereunder;

(xix)         Liens on Cash and Cash and Cash Equivalents arising in respect of any cash pooling, netting or composite account arrangements in the ordinary course of business between any one or more Borrowers and any of their Restricted Subsidiaries or between any one or more of such entities and one or more banks or other financial institutions where any such entity maintains deposits; and

(xx)          customary rights of set off, revocation, refund or chargeback, Liens or similar rights under agreements with respect to deposits of cash, securities accounts, deposit disbursements, concentration accounts or comparable accounts under the laws of any foreign jurisdiction (including, for the avoidance of doubt, any Lien or set-off arrangements entered into by OIEG or any other Dutch Subsidiary which arise pursuant to any general banking conditions (algemene bankvoorwaarden)) or under the UCC (or comparable foreign law) or arising by operation of law of banks or other financial institutions at which any Borrower or any of its Restricted Subsidiaries maintains such securities accounts, deposit disbursements, concentration accounts or comparable accounts under the law of any foreign jurisdiction in the ordinary course of business permitted by this Agreement.

“Permitted European Senior Debt” means (i) OI European Group B.V.’s 6 7/8% Senior Notes due 2017 (including guarantees thereof required by the indenture governing the same), (ii) OI European Group B.V.’s 6 3/4% Senior Notes due 2020 (including guarantees thereof required by the indenture governing the same) and (iii) additional Indebtedness (including guarantees thereof and Indebtedness and guarantees issued in exchange or in replacement thereof containing substantially identical terms); provided that the aggregate principal amount of Permitted European Senior Debt (including in respect of the senior notes described in the preceding clauses (i) and (ii) hereof) shall not at any time be in excess of €900,000,000 (after giving effect to the application of proceeds of any Permitted European Senior Debt to be used to refinance, repurchase or redeem existing Permitted European Senior Debt) and any additional Indebtedness incurred pursuant to the preceding clause (iii) hereof shall have the following characteristics:  (u) the sole issuer or borrower shall be OIEG or another Restricted Foreign Subsidiary reasonably acceptable to the Administrative Agent, (v) any other obligors (whether guarantors or other credit support parties) shall include only Company, Owens Brockway and/or the Subsidiary Guarantors and no other Persons), (w) such Indebtedness (and any guaranties thereof) shall be unsecured or constitute Subordinated Indebtedness or both, (x) such Indebtedness shall not have any scheduled payment of principal, mandatory prepayment, mandatory redemption or sinking fund payment prior to May 19, 2017, except for provisions requiring any permitted obligor under clause (u) above to repurchase all or a portion of Permitted European Senior Debt from the holders thereof upon the occurrence of a “change of control” or following an “asset sale” (such terms to be defined in the documentation governing such Permitted European Senior Debt), (y) the governing documentation for such Indebtedness shall not contain any provision prohibiting the creation or assumption of any Lien on any of the properties or assets of Company or its Restricted Subsidiaries, whether then owned or thereafter acquired, to secure payment of the Obligations or any agreement renewing, refinancing or extending the Obligations or this Agreement; and (z)(1) the covenants, default and other non-economic terms and conditions applicable to such Indebtedness are, taken as a whole, not materially less favorable to the obligor thereof or to the Lenders than the provisions contained in this Agreement and (2) such Indebtedness is at then-prevailing market conditions, in each case, determined by the Company in good faith.

“Permitted Holdings Hedging Obligations” means obligations under Hedging Agreements entered into by Holdings which could have been entered into by Owens-Brockway under Section 6.4(iii).

“Permitted Preferred Stock” means any preferred stock of Holdings (or any equity security of Holdings that is convertible or exchangeable into any preferred stock of Holdings), so long as the terms of any such preferred stock or equity security of Holdings (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by Company or any of its Subsidiaries, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before May 19, 2017, (iv) do not contain any covenants other than any Permitted Covenant, (v) do not grant the holders thereof any voting rights except for (w) voting rights required to be granted to such holders under applicable law, (x) customary voting rights on fundamental matters such as mergers, consolidations, sales of substantial assets, or liquidations involving Holdings and matters that could adversely affect the rights, preferences, qualifications, limitations or restrictions of such Permitted Preferred Stock and any other voting rights that are customary in the market at the time of issuance of such Permitted Preferred Stock, as determined by the Administrative Agent in its reasonable judgment, (y) other voting rights to the extent not greater than or superior to those allocated to Holdings Common Stock on a per share basis, and (z) voting rights with respect to the election of directors arising from dividends in arrears, and (vi) are otherwise reasonably satisfactory to Administrative Agent.

“Permitted Refinancing Indebtedness” means a replacement, renewal, refinancing, extension, defeasance, restructuring, refunding, amendment, restatement, supplementation or other modification of any Indebtedness by the Person that originally incurred such Indebtedness, provided that

(i)         the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus all accrued interest and premiums and the amounts of all fees, expenses, penalties (including prepayment penalties) and premiums incurred in connection with such replacement, renewal, refinancing, extension, defeasance, restructuring, refunding, repayment, amendment, restatement, supplementation or modification;

(ii)          the final maturity date of such Indebtedness shall be no earlier than the final maturity date of the Indebtedness being renewed, replaced or refinanced;

(iii)         unless such Indebtedness is Indebtedness under this Agreement, the Weighted Average Life to Maturity of such Indebtedness is not less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced, extended, defeased, restructured, refunded, repaid, amended, restated, supplemented or modified;

(iv)         such Indebtedness is not guaranteed by any Loan Party or any Subsidiary of any Loan Party except to the extent such Person guaranteed such Indebtedness being replaced, renewed, refinanced, extended, defeased, restructured, refunded, repaid, amended, restated, supplemented or modified;

(v)          such Indebtedness is not secured by any assets other than those securing such originally incurred Indebtedness; and

(vi)          in the case of Permitted European Debt, Permitted Secured Debt and Permitted Unsecured Debt, in each case, the Dollar Equivalent amount which is in excess of $75,000,000, the covenants, defaults and similar non-economic provisions applicable to such Indebtedness, taken as a whole, are not materially less favorable to the obligor thereon or to the Lenders than the provisions contained in the original documentation for such Indebtedness or in this Agreement and do not contravene in any material respect the provisions of this Agreement and such Indebtedness is at then prevailing market rates.

“Permitted Secured Debt” means Indebtedness (including Permitted Refinancing Indebtedness) of the Company, Owens-Brockway or one or more of the Subsidiary Guarantors having the following characteristics:  (u) no collateral (other than all or any portion of the Collateral granted pursuant to the Domestic Collateral Documents) shall secure such Indebtedness and the Liens on the Collateral, if any, shall rank subordinate to or pari passu with the Liens securing the Obligations, (v) such Indebtedness shall not have any scheduled payment of principal, mandatory prepayment, mandatory redemption or sinking fund payment in excess of 1% of the outstanding principal amount per year prior to May 19, 2017 except for provisions requiring any permitted obligor referred to above to repurchase all or a portion of Permitted Secured Debt from the holders thereof upon the occurrence of a “change of control” or following an “asset sale” (such terms to be defined in documentation governing such Permitted Secured

Debt), (w) the Net Debt Proceeds of such Indebtedness shall be applied as required by subsection 2.4B(ii)(d), (x) the governing documentation for such Indebtedness shall not contain any provision prohibiting the creation or assumption of any Lien on any of the properties or assets of Company or its Restricted Subsidiaries, whether then owned or thereafter acquired, to secure payment of the Obligations or any agreement renewing, refinancing or extending the Obligations or this Agreement; and (y)(1) the covenants, default and other non-economic terms and conditions applicable to such Indebtedness are, taken as a whole, not materially less favorable to the obligor thereof or to the Lenders than the provisions contained in this Agreement and (2) such Indebtedness is at then-prevailing market conditions, in each case, determined by the Company in good faith.

“Permitted Unsecured Debt” means Indebtedness (including guarantees thereof and Permitted Refinancing Indebtedness) having the following characteristics:  (u) the obligors (whether borrowers, issuers, guarantors, pledgors or other support parties) shall include the Company, Owens-Brockway and one of more Subsidiary Guarantors (it being understood and agreed that the right of any such obligor to satisfy its obligations in respect of such Indebtedness with, or the rights of any holder thereof to convert or exchange such Indebtedness into, Holdings Common Stock, or any obligation of Holdings, as a party to the indenture governing such Indebtedness, to issue Holdings Common Stock in satisfaction of any such Indebtedness, shall not render Holdings an “obligor” in respect of such Indebtedness for purposes of this clause (u)), (v) such Indebtedness shall be unsecured or constitute Subordinated Indebtedness or both, (w) such Indebtedness shall not have any scheduled payment of principal, mandatory prepayment, mandatory redemption or sinking fund payment prior to May 19, 2017, except for provisions requiring an obligor to repurchase all or a portion of Permitted Unsecured Debt from the holders thereof upon the occurrence of a “change of control” or following an “asset sale” or, in the case of any such Indebtedness that may, in whole or in part, be converted into, exchanged for, or which may, in whole or in part, be satisfied by delivery of Holdings Common Stock upon the occurrence of a conversion or exchange event relating to the price of Holdings Common Stock, the trading price of such Indebtedness, a “fundamental change” or other specified corporate transaction or corporate event (such terms to be defined in the documentation governing such Permitted Unsecured Debt), and (x) the governing documentation for such Indebtedness shall not contain any provision prohibiting the creation or assumption of any Lien on any of the properties or assets of Company or its Restricted Subsidiaries, whether then owned or thereafter acquired, to secure payment of the Obligations or any agreement renewing, refinancing or extending the Obligations or this Agreement, (y)(1) the covenants, default and other non-economic terms and conditions applicable to such Indebtedness are, taken as a whole, not materially less favorable to the obligor thereof or to the Lenders than the provisions contained in this Agreement and (2) such Indebtedness is at then-prevailing market conditions, in each case, determined by the Company in good faith.  Permitted Unsecured Debt shall also mean and include the Existing Owens-Brockway Senior Unsecured Notes and related guaranties.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Pledge Agreement” means the Pledge Agreement dated as of May 19, 2011, by and between Company and Packaging, in the form attached hereto as Exhibit XV, as such Pledge Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

“Potential Event of Default” means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia.

“Prime Rate” means the rate which Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Administrative Agent and its Affiliates may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Basis” means, as of any date of determination, the calculation of the compliance of Borrowers with the financial covenant set forth in subsection 6.6, after giving effect on a pro forma basis to any Acquisition constituting a Pro Forma Event made during the four Fiscal Quarter period most recently ended on or prior to such date of determination (the “Compliance Period”)(or made after the end of such Compliance Period but on or before the date of determination), and any disposition constituting a Pro Forma Event made during such Compliance Period (or made after the end of such Compliance Period but on or before the date of determination), on the following basis:

(i)            any Indebtedness incurred or assumed by Holdings or any of its Restricted Subsidiaries in connection with such Acquisitions and any Indebtedness repaid in connection with such Acquisitions or dispositions shall be deemed to have been incurred or repaid, respectively, as of the first day of the Compliance Period;

(ii)           if such Indebtedness incurred or assumed by Holdings or any of its Restricted Subsidiaries in connection with any such Acquisition has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period shall be computed as if the rate in effect for such Indebtedness on the relevant measurement date had been the applicable rate for the entire applicable period;

(iii)          income statement items (whether positive or negative) attributable to the property or business acquired or disposed of in such Acquisitions or dispositions shall be included as if such Acquisitions or dispositions took place on the first day of such Compliance Period on a pro forma basis;

(iv)          for purposes of calculating Consolidated Tangible Net Assets in subsections 6.1(iii), 6.3(xi) and 6.7(iv), assets acquired in such Acquisitions or disposed of in such dispositions shall be included in Consolidated Tangible Net Assets as if such Acquisitions or dispositions took place on the first day of such Compliance Period on a pro forma basis; and

(iv)          any historical extraordinary non-recurring costs or expenses or other verifiable costs or expenses that will not continue after the Acquisition or disposition date may be eliminated and other expenses, and cost reductions may be reflected, in each case (a) on a basis consistent with Regulation S-X promulgated by the Securities and Exchange Commission or (b) otherwise to the extent factually supportable and identifiable, pro forma cost savings directly attributable to operational efficiencies expected to be created with respect to such Acquisition, which can be reasonably computed (based on the four (4) fiscal quarters immediately preceeding the proposed acquisition) and are approved by Administrative Agent in its reasonable discretion.

With respect to any such Acquisitions, such pro forma calculations shall be based on the consolidated balance sheet of such acquired Person or business and its consolidated Restricted Subsidiaries as at the end of its most recent Fiscal Year or the most recent fiscal period preceding such Acquisition and the related consolidated statements of income and of cash flows for such period, which shall have been previously provided to Administrative Agent and shall either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found reasonably acceptable by Administrative Agent.

“Pro Forma Event” means any disposition of assets to third parties by the Company and its Restricted Subsidiaries the fair market value of which equals or exceeds $100,000,000 and any Acquisition in which the aggregate consideration paid or given (including, without limitation, cash paid, Acquired Indebtedness or assumed Indebtedness and the value of any other consideration paid or given) to third parties equals or exceeds $100,000,000.

“Pro Rata Share” means, with respect to any Lender, (i) with respect to all payments, computations and other matters relating to the Tranche A Term Loans of any Lender, the percentage obtained by dividing (a) the Tranche A Term Loan Exposure of that Lender by (b) the aggregate Tranche A Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Tranche B Term Loans of any Lender, the percentage obtained by dividing (a) the Tranche B Term Loan Exposure of that Lender by (b) the aggregate Tranche B Term Loan Exposure of all Lenders, (iii) with respect to all payments, computations and other matters relating to the Tranche C Term Loans of any Lender, the percentage obtained by dividing (a) the Tranche C Term Loan Exposure of that Lender by (b) the aggregate Tranche C Term Loan Exposure of all Lenders, (iv) with respect to all payments, computations and other matters relating to the Tranche D Term Loans of any Lender, the percentage obtained by dividing (a) the Tranche D Term Loan Exposure of that Lender by (b) the aggregate Tranche D Term Loan Exposure of all Lenders, (v) with respect to all payments, computations and other matters relating to the Multicurrency Revolving Loan Commitment or the Multicurrency Revolving Loans of any Lender or any Letters of Credit issued under the Multicurrency Revolving Facility or participations therein purchased by any Lender or any participations in the Domestic Overdraft Amount or any Offshore Overdraft Amount or any Offshore Revolving Loans purchased by any Lender, the percentage obtained by dividing (a) the Multicurrency Revolving Loan Exposure of that Lender by (b) the aggregate Multicurrency Revolving Loan Exposure of all Lenders, (vi) with respect to all payments, computations and other matters relating to the Australian Revolving Loan Commitments or the Australian Revolving Loans of any Lender or any Letters of Credit issued for the account of ACI or participations therein or any participations in the Australian Overdraft Amount purchased by any Lender, the percentage obtained by dividing (a) the Australian Revolving Loan Exposure of that Lender by (b) the aggregate Australian Revolving Loan Exposure of all Lenders, (vii) with respect to all payments, computations and other matters relating to the Canadian Revolving Loan Commitments or the Canadian Revolving Loans of any Lender or any participations in the Canadian Overdraft Amount purchased by any Lender, the percentage obtained by dividing (a) the Canadian Revolving Loan Exposure of that Lender by (b) the aggregate Canadian Revolving Loan Exposure of all Lenders, (viii) with respect to all payments, computations and other matters relating to the Dutch Revolving Loan Commitments or the Dutch Revolving Loans of any Lender or any Letters of Credit issued for the account of OIEG or participations therein or any participations in the Dutch Overdraft Amount purchased by any Lender, the percentage obtained by dividing (a) the Dutch Revolving Loan Exposure of that Lender by (b) the aggregate Dutch Revolving Loan Exposure of all Lenders, (ix) with respect to all payments, computations and other matters relating to the Swiss Revolving Loan Commitments or the Swiss Revolving Loans of any Lender or any Letters of Credit issued for the account of OI Europe or participations therein or any participations in the Swiss Overdraft Amount, the percentage obtained by dividing (a) the Swiss Revolving Loan Exposure of that Lender by (b) the aggregate Swiss Revolving Loan Exposure of all Lenders, (x) with respect to all payments, computations and other matters relating to the Additional Domestic Subsidiary Borrower Loan Commitments or the Additional Domestic Revolving Loans of any Lender or any Letters of Credit issued for the account of an Additional Domestic Subsidiary Borrower, the percentage obtained by dividing (a) the Additional Domestic Subsidiary Borrower Loan Exposure of that Lender by (b) the aggregate Additional Domestic Subsidiary Borrower Loan Exposure of all Lenders, (xi) with respect to all payments, computations and other matters relating to the US Revolving Loan Commitment or the US Revolving Loans of any Lender or any Letters of Credit issued under the US Revolving Facility or participations therein purchased by any Lender, the percentage obtained by dividing (a) the US Revolving Loan Exposure of that Lender by (b) the aggregate US Revolving Loan Exposure of all Lenders, (xii) with respect to all payments, computations and other matters relating to the Additional Foreign Subsidiary Borrower Loan Commitments or the Additional Foreign Revolving Loans of any Lender or any Letters of Credit issued for the account of an Additional Foreign Subsidiary Borrower, the percentage obtained by dividing (a) the Additional Foreign Subsidiary Borrower Loan Exposure of that Lender by (b) the aggregate Additional Foreign Subsidiary Borrower Loan Exposure of all Lenders, and (xiii) for all other purposes with respect to each Lender, the percentage obtained by dividing (a) the sum of the Tranche A Term Loan Exposure of that Lender plus the Tranche B Term Loan Exposure of that Lender plus the Tranche C Term Loan Exposure of that Lender plus the Tranche D Term Loan Exposure of that Lender plus the US Revolving Loan Exposure of that Lender plus the Multicurrency Revolving Loan Exposure of that Lender by (b) the sum of the aggregate Tranche A Term Loan Exposure of all Lenders plus the aggregate Tranche B Term Loan Exposure of all Lenders plus the aggregate Tranche C Term Loan Exposure of all Lenders plus the aggregate Tranche D Term Loan Exposure of all Lenders plus the aggregate US Revolving Loan Exposure of all Lenders plus the aggregate Multicurrency Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.2.  The initial Pro Rata Share of each Lender for purposes of each of clauses (v), (vi), (vii), (viii), (ix) and (xi) of the preceding sentence is set forth opposite the name of that

Lender in Schedule A annexed hereto.  The initial Pro Rata Share of each Lender for purposes of clauses (i), (ii), (iii), (iv) and (xiii) are set forth in the Register as of the date hereof.

“PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Collateral Agent, desirable in order to create or perfect Liens on any IP Collateral.

“Purchase Money Indebtedness” means Indebtedness incurred simultaneously with or within 180 days after the acquisition, construction, leasing or improvement of real property or tangible personal property to finance such acquisition, construction or improvement of such property (in each case, whether directly or through the purchase of equity interests of a Person owning such real property or tangible personal property that is or becomes a Restricted Subsidiary), and any Permitted Refinancing Indebtedness with respect thereto.

“Qualifying Bank” means a person or entity including any commercial bank or financial institution (irrespective of its jurisdiction of organization) which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all in accordance with the Swiss Guidelines.

“Qualifying Intragroup Creditors” means creditors of receivables (Guthaben) owed by another member of the same group of companies, all in accordance with article 14a of the Withholding Tax Ordinance of 19 December 1966, SR 642.11, and article 16a of the Stamp Tax Ordinance of 3 December 1973, SR 641.101 as amended from time to time.

“Real Property Asset” means, at any time of determination, any fee interest then owned or Ground Leasehold Interest then held by any Loan Party in any real property.

“Receivables Sale Indebtedness” means Indebtedness incurred or deemed incurred or cash consideration received from the sale of accounts receivable by Company or any of its Restricted Subsidiaries or a special purpose vehicle established by any of them to purchase and sell such receivables.

“Reference Lenders” means Deutsche Bank AG, New York Branch and Bank of America, N.A.

“Refinancing Term Loans” has the meaning assigned to that term in subsection 2.1A(viii).

“Register” has the meaning assigned to that term in subsection 2.1G.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Related Fund” means any fund that invests in bank loans and is managed by the same investment advisor of a Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface, water or groundwater.

“Requisite Class Lenders” means, at any time of determination (i) for the Class of Multicurrency Revolving Lenders, non-Defaulting Lenders having or holding more than 50% of the aggregate Multicurrency Revolving Loan Exposure of all non-Defaulting Lenders, (ii) for the Class of US Revolving Lenders, non-Defaulting Lenders having or holding more than 50% of the aggregate US Revolving Loan Exposure of all non-Defaulting Lenders, (iii) for the Class of Lenders having Tranche A Term Loan Exposure, non-Defaulting Lenders having or holding more than 50% of the aggregate Tranche A Term Loan Exposure of all non-Defaulting Lenders, (iv) for the Class of Lenders having Tranche B Term Loan Exposure, non-Defaulting Lenders having or holding more than 50% of the aggregate Tranche B Term Loan Exposure of all non-Defaulting Lenders, (v) for the Class of Lenders having Tranche C Term Loan Exposure, non-Defaulting Lenders having or holding more than 50% of the aggregate Tranche C Term Loan Exposure of all non-Defaulting Lenders and (vi) for the Class of Lenders having Tranche D Term Loan Exposure, non-Defaulting Lenders having or holding more than 50% of the aggregate Tranche D Term Loan Exposure of all non-Defaulting Lenders.

“Requisite Lenders” means non-Defaulting Lenders having or holding more than 50% of the sum of (a) the aggregate Tranche A Term Loan Exposure of all non-Defaulting Lenders plus (b) the aggregate Tranche B Term Loan Exposure of all non-Defaulting Lenders plus (c) the aggregate Tranche C Term Loan Exposure of all non-Defaulting Lenders plus (d) the aggregate Tranche D Term Loan Exposure of all Lenders plus (e) the aggregate Multicurrency Revolving Loan Exposure of all non-Defaulting Lenders plus (f) the aggregate US Revolving Loan Exposure of all non-Defaulting Lenders.

“Responsible Officer” means any of the chief executive officer, the president, any vice president, the chief financial officer, the comptroller, the treasurer, any assistant treasurer, the controller or any assistant controller of a Loan Party.

“Restricted Domestic Subsidiary” means a Restricted Subsidiary which is a Domestic Subsidiary.

“Restricted Foreign Subsidiary” means a Restricted Subsidiary which is a Foreign Subsidiary.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, including, without limitation, Company’s intercompany note to Holdings (other than Permitted Refinancing Indebtedness).

“Restricted Subsidiary” means any Subsidiary of Holdings other than any Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Same Day Funds” means immediately available funds.

“Schedule I Bank” means a bank that is a Canadian chartered bank listed on Schedule I to the Bank Act (Canada).

“Schedule II Bank” means a bank that is a Canadian chartered bank listed on Schedule II to the Bank Act (Canada).

“Schedule III Bank” means an authorized foreign bank listed on Schedule III to the Bank Act (Canada).

“Security Agreement” means the Security Agreement dated as of May 19, 2011, by and among Company, Owens-Brockway and the Subsidiary Guarantors, in the form attached hereto as Exhibit XVI, as such Security Agreement may hereafter be amended, supplemented or otherwise modified from time to time (including any amendments effectuating the addition of an Additional Domestic Subsidiary Borrower appointed pursuant to subsection 10.7 hereof).

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvent”, (A) with respect to any Person organized under the laws of a state of the United States of America, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances; (B) [RESERVED]; (C) with respect to any Person organized under the laws of Australia, the Netherlands or Canada means that such Person is able to pay its debts as such debts become due and payable; and (D) with respect to any Person organized under the laws of Switzerland means that as of the date of determination, (i) the value of the assets of such Person is higher than the sum of (a) the liabilities of such Person and (b) half of the share capital of such Person, and (ii) such Person disposes of cash or cash equivalents in an amount that is not less than the total of the short-term liabilities.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Intercompany Debt” means the obligations outstanding as of the Closing Date, and interest accrued or capitalized thereon, under and evidenced by (i) the  Inter-Company Revolving Advance Facility Agreement dated December 18, 2009 between Fabrica de Vidrio Los Andes, C.A., as lender, and O-I Manufacturing Netherlands B.V, as Borrower, and (ii) the  Inter-Company Revolving Advance Facility Agreement dated February 9, 2010 between Owens Illinois de Venezuela C.A., as lender, and O-I Manufacturing Netherlands B.V, as Borrower.

“Specified Obligations” means Obligations consisting of the principal of and interest on the Loans, the Domestic Overdraft Amount (and participations therein purchased by the Multicurrency Revolving Lenders pursuant to Section 2.1B), the Offshore Overdraft Amount (and participations therein purchased by the Multicurrency Revolving Lenders pursuant to Section 2.1D(ii)), reimbursement obligations in respect of LC Disbursements and accrued commitment fees payable hereunder to the US Revolving Lenders and the Multicurrency Revolving Lenders, as the case may be.

“Spot Rate” means, with respect to any foreign exchange computation in respect of any Offshore Currency or otherwise or, with respect to a Letter of Credit, other non-Dollar currency, the rate quoted by the Administrative Agent in accordance with its customary procedures as the spot rate for the purchase by Administrative Agent of Dollars with such currency or the purchase by Administrative Agent of such Offshore Currency with Dollars, as the case may be, through its FX Trading Office at 10:30 A.M. (New York time) on such date as of which the applicable foreign exchange computation is made for delivery two Business Days later.

“Standby Letter of Credit” means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness incurred by any Restricted Foreign Subsidiary or any Joint Venture to which Holdings or any of its Restricted Subsidiaries is a party for working capital and general business purposes, (ii) obligations of Holdings or any of its Restricted Subsidiaries with respect to capital calls or similar requirements in respect of Joint Ventures to which Holdings or such Restricted Subsidiary is a party, (iii) workers compensation liabilities of Holdings or any of its Restricted Subsidiaries, (iv) the obligations of third party insurers of Holdings or any of its Restricted Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (v) Indebtedness of Holdings or any of its Restricted Subsidiaries in respect of industrial revenue or development bonds or financings,

(vi) obligations with respect to leases of Holdings or any of its Restricted Subsidiaries, (vii) obligations of Holdings or any of its Restricted Subsidiaries imposed by statute or by a court of competent jurisdiction to post appeal bonds or other security in connection with litigation appeals, and other performance, payment, deposit or surety obligations of Holdings or any of its Restricted Subsidiaries, in any such other case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry, (viii) obligations of Owens Insurance Limited with respect to certain self insurance and reinsurance programs, including obligations under insurance treaties, or (ix) other obligations of Holdings or any of its Restricted Subsidiaries for which letter of credit support would be used in the ordinary course of Holdings’ or such Restricted Subsidiary’s business or otherwise consistent with custom and practice in the industry.

“Subject Lender” has the meaning assigned to that term in subsection 10.7B.

“Subordinated Indebtedness” means any Indebtedness of Holdings or its Restricted Subsidiaries incurred from time to time which is subordinated in right of payment to the Obligations.

“Subsidiary” means any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof but (x) excluding Owens-Illinois de Venezuela C.A., Manufacturera de Vidrios Planos C.A. and Fabrica de Vidrio Los Andes C.A.) and (y) including Vetrerie Meridionali S.p.A.  As used herein, references to “Subsidiaries” of Company shall include the Borrowers, unless expressly specified otherwise.

“Subsidiary Guarantor” means any Restricted Domestic Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty.  As of the Closing Date, the Subsidiary Guarantors are set forth on Schedule 1.1B.

“Subsidiary Guaranty” means the Subsidiary Guaranty dated as of May 19, 2011, by and among all wholly-owned Restricted Domestic Subsidiaries as at the Closing Date (excluding Owens-Brockway, the Harbor Capital Subsidiaries, Bolivian Investments, Inc., Sovereign Air, LLC, Maumee Air Associates Inc., ACI Ventures, Inc., OI Carribean Sales and Distributions Inc., O-I Holding LLC, OI International Holdings Inc. and O-I US Procurement Company, Inc.), in the form attached hereto as Exhibit XIII, and as supplemented hereafter under certain circumstances by certain Restricted Domestic Subsidiaries of Company in accordance with subsection 5.9, and as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

“Swiss Guidelines” means, collectively, the guidelines S-02.122.1 in relation to bonds of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.122.1 vom April 1999 betreffend “Obligationen”), S-02.122.2 in relation to customer credit balances of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.122.2 vom April 1999 betreffend “Kundenguthaben”) and S-02.123 in relation to inter bank transactions of 22

September 1986 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.123 vom 22. September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind (“Interbankguthaben”)), S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt S-02.128 vom Januar 2000 “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen”), and S-02.130.1 in relation to accounts receivable of Swiss debtors of April 1999 (Merkblatt S-02.130.1 vom April 1999 “Geldmarktpapiere und Buchforderungen inländischer Schuldner”) and the circular letter no. 15 (1-015-DVS-2007) of February 7, 2007 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss federal withholding tax and Swiss federal stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 7. February 2007) as issued, and as amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.

 “Swiss Overdraft Account” means an account established by OI Europe with Swiss Overdraft Provider and referenced in a Swiss Overdraft Agreement.

“Swiss Overdraft Agreement” means that certain agreement between OI Europe and Crédit Agricole Corporate and Investment Bank, dated on or about May 19, 2011, and any Offshore Overdraft Agreement between OI Europe, OIEG and any successor Swiss Overdraft Provider, in substantially the form of Exhibit VIII annexed hereto, with such modifications thereto as may be approved by Administrative Agent and any successor Offshore Overdraft Agreement executed and delivered by OI Europe and such successor Swiss Overdraft Provider pursuant to subsection 10.2E, as any such Offshore Overdraft Agreement may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Swiss Overdraft Amount” means, as at any date of determination, the aggregate principal amount of outstanding overdrafts charged to the Swiss Overdraft Account.

“Swiss Overdraft Provider” means Crédit Agricole Corporate and Investment Bank or any successor Swiss Overdraft Provider pursuant to subsection 10.2E; provided, however, that no such Lender shall be a successor Swiss Overdraft Provider until OI Europe and such Lender have executed and delivered a Swiss Overdraft Agreement to Administrative Agent.

“Swiss Revolving Loan Commitment” means the commitment of a Lender to make Swiss Revolving Loans to OI Europe pursuant to subsection 2.1C, and “Swiss Revolving Loan Commitments” means such commitments of all Lenders in the aggregate.

“Swiss Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Multicurrency Revolving Loan Commitments, that Lender’s Swiss Revolving Loan Commitment, and (ii) after the termination of the Multicurrency Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Swiss Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender in respect of a Letter of Credit issued for the account of OI Europe, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender for the account of OI Europe (in each case net of any participation purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit issued for the account of OI Europe or any unreimbursed drawings under any Letters of Credit issued for the account of OI Europe plus (d) in the case of Swiss Overdraft Provider, the Dollar Equivalent of the Swiss Overdraft Amount (net of any participations therein purchased by other Lenders) plus (e) the aggregate amount of all participations purchased by that Lender in the Swiss Overdraft Amount.

“Swiss Revolving Loan Note” means any promissory note of OI Europe, substantially in the form of Exhibit VI annexed hereto, issued in favor of a Lender pursuant to subsection 2.1G(iv) to evidence the Swiss Revolving Loans of such Lender, as such promissory note may be amended, supplemented or otherwise modified from time to time.

“Swiss Revolving Loans” means any Loans made by Lenders to OI Europe pursuant to subsection 2.1C.

“Swiss Withholding Tax Statute” means the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verreehnungssteuer) together with the related regulations and guidelines, all as amended and applicable from time to time.

“Swiss Withholding Tax” means the tax levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer von 13 Oktober 1965 / Loi fédérale du 13 octobre 1965 sur l’impôt anticipé, SR/RS 642.21), as amended from time to time.

“Syndication Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Synthetic Lease” means any lease of goods or other property, whether real or personal, which is treated as an operating lease under generally accepted accounting principles and as a loan or financing for U.S. income tax purposes.

“Tax” or “Taxes” means any present or future tax, substitute tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, on whomsoever and wherever imposed, levied, collected, withheld or assessed by any foreign, federal, state or local authority.

“Tax Transferee” means any Person who acquires any interest in the Loans (whether or not by operation of law) or the office to which a Lender or Agent has transferred its Loans for purposes of determining where the Loans are made, accounted for or booked.

“Ten Non-Qualifying Bank Creditor Rule” means the rule that the aggregate number of creditors of a Swiss Borrower under any credit facility which are not Qualifying Banks must not exceed 10 (ten), all in accordance within the meaning of the Swiss Guidelines.

“Term Loan” means either a Tranche A Term Loan, a Tranche B Term Loan, a Tranche C Term Loan, a Tranche D Term Loan and, if made, an Additional Term Loan or a Refinancing Term Loan, and “Term Loans” means all such Loans collectively.

“Term Loan Commitment” means a Tranche A Term Loan Commitment, a Tranche B Term Loan Commitment, a Tranche C Term Loan Commitment, a Tranche D Term Loan Commitment, and “Term Loan Commitments” means all such commitments.

“Threshold Debt Ratings” means a corporate credit rating of Owens-Brockway’s of BBB- or higher by S&P and a corporate family rating of Baa3 or higher by Moody’s.

“Total Utilization of Australian Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Australian Revolving Loans (other than Australian Revolving Loans made for the purpose of (a) reimbursing the applicable Issuing Lender for any drawing honored under any Letter of Credit issued for the account of ACI or (b) repaying the Australian Overdraft Amount, in each case to the extent not yet so applied) plus (ii) all Letter of Credit Usage by ACI, plus (iii) the Dollar Equivalent of the Australian Overdraft Amount.

“Total Utilization of Canadian Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Canadian Revolving Loans (other than Canadian Revolving Loans made for the purpose of repaying the Canadian Overdraft Amount to the extent not yet so applied) plus (ii) the Dollar Equivalent of the Canadian Overdraft Amount.

“Total Utilization of Dutch Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Dutch Revolving Loans (other than Dutch Revolving Loans made for the purpose of (a) reimbursing the applicable Issuing Lender for any drawing honored under any Letter of Credit issued for the account of OIEG or (b) repaying the Dutch Overdraft Amount, in each case to the extent not yet so applied) plus (ii) all Letter of Credit Usage by OIEG, plus (iii) the Dollar Equivalent of the Dutch Overdraft Amount.

“Total Utilization of Multicurrency Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Multicurrency Revolving Loans (other than Multicurrency Revolving Loans made for the purpose of (a) reimbursing the applicable Issuing Lender for any drawing honored under any Letter of Credit issued for the account of Owens-Brockway or (b) repaying the Domestic Overdraft Amount, in each case to the extent not yet so applied), plus (ii) the Letter of Credit Usage by Owens-Brockway plus (iii) the Domestic Overdraft Amount plus (iv) the Dollar Equivalent of the aggregate principal amount of all outstanding Offshore Revolving Loans (other than Offshore Revolving Loans made for the purpose of (a) reimbursing the applicable Issuing Lender for any drawing honored under any Letter of Credit issued for the account of an Offshore Borrower or (b) repaying any Offshore Overdraft Amount in each case to the extent not yet so applied) plus (v) the Letter of Credit Usage by the Offshore Borrowers plus (vi) the Dollar Equivalent of the Offshore Overdraft Amounts.

“Total Utilization of Swiss Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Swiss Revolving Loans (other than Swiss Revolving Loans made for the purpose of reimbursing (a) the applicable Issuing Lender for any drawing honored under any Letter of Credit issued for the account of OI Europe or (b) repaying the Swiss Overdraft Amount, in each case to the extent not yet so applied) plus (ii) all Letter of Credit Usage by OI Europe, plus (iii) the Dollar Equivalent of the Swiss Overdraft Amount.

“Total Utilization of US Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding US Revolving Loans (other than US Revolving Loans made for the purpose of reimbursing the applicable Issuing Lender for any drawing honored under any Letter of Credit issued under the US Revolving Facility, to the extent not yet so applied), plus (ii) the Letter of Credit Usage by Owens-Brockway and any Additional Domestic Subsidiary Borrower, as the case may be.

“Tranche A Lender” means a Lender that has Tranche A Term Loan Exposure.

“Tranche A Term Loan Commitment” means the commitment of a Lender to make a Tranche A Term Loan to ACI pursuant to subsection 2.1A(i), and “Tranche A Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Tranche A Term Loan Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the funding of the Tranche A Term Loans, that Lender’s Tranche A Term Loan Commitment, and (ii) after the funding of the Tranche A Term Loans, the outstanding principal amount of the Tranche A Term Loan of that Lender.

“Tranche A Term Loan Maturity Date” means May 19, 2016.

“Tranche A Term Loan Notes” means the promissory notes of ACI issued pursuant to subsection 2.1G to evidence the Tranche A Term Loans of any Lenders, substantially in the form of Exhibit IV-A annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“Tranche A Term Loans” means the Tranche A Term Loans made by Lenders to ACI pursuant to subsection 2.1A(i).

“Tranche B Lender” means a Lender that has Tranche B Term Loan Exposure.

“Tranche B Term Loan Commitment” means the commitment of a Lender to make a Tranche B Term Loan to Owens-Brockway pursuant to subsection 2.1A(ii), and “Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Tranche B Term Loan Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the funding of any Tranche B Term Loan, that Lender’s Tranche B Term Loan Commitment and (ii) after the funding of any Tranche B Term Loan, the sum of the outstanding principal amount of the Tranche B Term Loan of that Lender.

“Tranche B Term Loan Maturity Date” means May 19, 2016.

“Tranche B Term Loan Notes” means any promissory notes of Owens-Brockway issued pursuant to subsection 2.1G to evidence the Tranche B Term Loans of any Lenders, substantially in the form of Exhibit IV-B annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“Tranche B Term Loans” means the Tranche B Term Loans made by Lenders to Owens-Brockway pursuant to subsection 2.1A(ii).

“Tranche C Lender” means a Lender that has Tranche C Term Loan Exposure.

“Tranche C Term Loan Commitment” means the commitment of a Lender to make a Tranche C Term Loan to O-I Canada pursuant to subsection 2.1A(iii), and “Tranche C Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Tranche C Term Loan Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the funding of the Tranche C Term Loans, that Lender’s Tranche C Term Loan Commitment, and (ii) after the funding of the Tranche C Term Loans, the outstanding principal amount of the Tranche C Term Loan of that Lender.

“Tranche C Term Loan Maturity Date” means May 19, 2016.

“Tranche C Term Loan Notes” means any promissory notes of O-I Canada issued pursuant to subsection 2.1G to evidence the Tranche C Term Loans of any Lenders, substantially in the form of Exhibit IV-C annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“Tranche C Term Loans” means the Tranche C Term Loans made by Lenders to O-I Canada pursuant to subsection 2.1A(iii).

“Tranche D Lender” means a Lender that has Tranche D Term Loan Exposure.

“Tranche D Term Loan Commitment” means the commitment of a Lender to make a Tranche D Term Loan to OIEG pursuant to subsection 2.1A(iv), and “Tranche D Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Tranche D Term Loan Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the funding of the Tranche D Term Loans, that Lender’s Tranche D Term Loan Commitment, and (ii) after the funding of the Tranche D Term Loans, the outstanding principal amount of the Tranche D Term Loan of that Lender.

“Tranche D Term Loan Maturity Date” means May 19, 2016.

“Tranche D Term Loan Notes” means any promissory notes of OIEG issued pursuant to subsection 2.1G to evidence the Tranche D Term Loans of any Lenders, substantially in the form of Exhibit IV-D annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“Tranche D Term Loans” means the Tranche D Term Loans made by Lenders to OIEG pursuant to subsection 2.1A(iv).

“Triggering Asset Sale” means an Asset Sale that generates Net Asset Sale Proceeds equal to or in excess of $100,000,000.

“Twenty Non-Qualifying Bank Creditor Rule” means the rule that the aggregate number of creditors of a Swiss Borrower, other than Qualifying Banks and Qualifying Intragroup Creditors, under all outstanding debts relevant for classification as debenture (Kassenobligation) (within the meaning of the Swiss Guidelines), such as loans, facilities and/or private placements (including this Agreement) must not any time exceed 20 (twenty), all in accordance with the meaning of the Swiss Guidelines.

“Type” means (i) with respect to a Commitment other than a Term Loan Commitment, (a) a US Revolving Loan Commitment, (b) an Offshore Revolving Loan Commitment or (c) a Multicurrency Revolving Loan Commitment, (ii) with respect to an Offshore Revolving Loan Commitment, (a) an Australian Revolving Loan Commitment, (b) a Canadian Revolving Loan Commitment, (c) a Dutch Revolving Loan Commitment, (d) a Swiss Revolving Loan Commitment, (e) as applicable, an Additional Foreign Subsidiary Borrower Loan Commitment, (iii) with respect to a Term Loan Commitment, (a) a Tranche A Term Loan Commitment, (b) a Tranche B Term Loan Commitment, (c) a Tranche C Term Loan Commitment or (d) a Tranche D Term Loan Commitment, (iv) with respect to a Loan other than an Offshore Revolving Loan, (a) a Tranche A Term Loan, (b) a Tranche B Term Loan, (c) a Tranche C Term Loan, (d) a Tranche D Term Loan, (e) a Multicurrency Revolving Loan or (f) a US Revolving Loan, (v) with respect to an Offshore Revolving Loan, (a) an Australian Revolving Loan, (b) a Canadian Revolving Loan, (c) a Dutch Revolving Loan, (d) a Swiss Revolving Loan, (e) as applicable, an Additional Domestic Subsidiary Borrower Loan, or (f) as applicable, an Additional Foreign Subsidiary Borrower Loan, and (vi) a US Revolving Loan Commitment.

“Unfunded Pension Liability” means, with respect to any Pension Plan, the “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA) of such Pension Plan, determined as of the then most recent actuarial valuation report for such Pension Plan based on the assumption relied on in such actuarial valuation for the applicable plan year.

“Unrestricted Subsidiary”:  (i) any Subsidiary of Company designated by the board of directors of Company as an Unrestricted Subsidiary pursuant to subsection 5.10 subsequent to the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary.

“US Revolving Facility” means the credit facility under this Agreement providing for US Revolving Loans pursuant to subsection 2.1A(vi) and, subject to the provisions of subsection 2.8, the issuance of Letters of Credit.

“US Revolving Lenders” means the Lenders having US Revolving Loan Exposure.

“US Revolving Loan Commitment” means the commitment of a Lender to make US Revolving Loans from and after the Closing Date to Owens-Brockway or, if applicable, an

Additional Domestic Subsidiary Borrower, in each case pursuant to subsection 2.1A(vi), and “US Revolving Loan Commitments” means such commitments of all Lenders to Owens-Brockway and, if applicable, an Additional Domestic Subsidiary Borrower, in the aggregate.

“US Revolving Loan Commitment Termination Date” means May 19, 2016.

“US Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the US Revolving Loan Commitments, that Lender’s US Revolving Loan Commitment and (ii) after the termination of the US Revolving Loan Commitments, the sum (without duplication) of (a) aggregate outstanding principal amount of the US Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender in respect of a Letter of Credit issued under the US Revolving Facility, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender under the US Revolving Facility (in each case net of any participation purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit issued under the US Revolving Facility.

“US Revolving Loans” means the Loans made by Lenders to Owens-Brockway or, if applicable, an Additional Domestic Subsidiary Borrower, in each case, pursuant to subsection 2.1A(vi).

“US Revolving Note” means a promissory note of Owens-Brockway or, if applicable, an Additional Domestic Subsidiary Borrower, as the case may be, substantially in the form of Exhibit V annexed hereto, issued in favor of Lenders pursuant to subsection 2.1G(iv) to evidence the US Revolving Loans made to Owens-Brockway or such Additional Domestic Subsidiary Borrower, as the case may be, in each case as they may be amended, supplemented or otherwise modified from time to time.

“Voting Participant” has the meaning assigned to that term in subsection 10.2C.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such indebtedness into (b) the total of the products obtained by multiplying (x) the number of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Subsidiary” with respect to any Person, means any corporation, partnership, trust, limited liability company, association or other business entity of which 100% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Wholly-Owned Subsidiaries of that Person (other than any directors’ qualifying shares or nominee shares); provided that (i) OI Manufacturing Italy SpA shall be deemed a Wholly-Owned

Subsidiary of OI Italia S.R.L. and (ii) O-I Glasspack GmbH & Co. KG shall be deemed to be a Wholly-Owned Subsidiary of O-I Glasspack Beteiligungs Verwaltungs GmbH.

1.2                               Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement; Change in Accounting Principles.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP as in effect from time to time, and all calculations in connection with the financial covenant, standards or terms found in Section 1, Section 5 and Section 6 hereof (collectively, “Calculations”) shall utilize accounting principles and policies in conformity with GAAP as in effect from time to time; provided that, in the event there is a change in accounting principles and policies that would result in a change in the method of performing any Calculations as described in subsection 10.9, such change shall not be given effect for purposes of any Calculations until such time as Company and Lenders complete the negotiations provided for in subsection 10.9.  Financial statements and other information required to be delivered by any Loan Party to Lenders pursuant to clauses (i), (ii)(a) and (x) of subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and, if necessary, delivered together with the written statements provided for in subsection 5.1(iv)).  For purposes of this Agreement, amounts of Indebtedness shall be determined according to the face or principal amount thereof, based on the amount owing under the applicable Obligation (without regard to any election by Holdings or any of its Restricted Subsidiaries to measure an item of indebtedness using fair value or any other discount that may be applicable under GAAP).

1.3                               Other Definitional Provisions; Anniversaries.

References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.  Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  For purposes of this Agreement, a monthly anniversary of a specified date shall occur on the same day of the applicable month as the day of the month on which such date occurred; provided that if there is no numerically corresponding day in the applicable month to the day of the month on which such date occurred, the monthly anniversary of such date shall be the last day of the applicable month.

1.4                               Dollar Amounts.

For the purposes of the Loan Documents, if a Dollar Equivalent or an Offshore Currency Equivalent needs to be determined, any amount which is denominated in one currency will be converted into the other currency using the Spot Rate on that date.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS AND LOANS; NOTES

2.1                               Commitments; Making of Loans; Domestic Overdraft Account; Offshore Overdraft Accounts.

A.                                    Term Loan Commitments, US Revolving Loan Commitments and Multicurrency Revolving Loan Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company and Borrowers herein set forth, each Lender hereby severally agrees to make the Loans to which it has committed as described in subsections 2.1A(i), 2.1A(ii), 2.1A(iii), 2.1A(iv) and 2.1(A)(v).

(i)                                     Tranche A Term Loans.  Each Tranche A Lender severally agrees to lend to ACI on the Closing Date an amount in ADollars not exceeding its Pro Rata Share of the aggregate amount of the Tranche A Term Loan Commitments to be used for the purposes identified in subsection 2.5A.  The amount of each Tranche A Lender’s Tranche A Term Loan Commitment is set forth in the Register and the aggregate amount of the Tranche A Term Loan Commitments is A$170,051,960; provided that the Tranche A Term Loan Commitments of each Tranche A Lender shall be adjusted to give effect to any assignments of the Tranche A Term Loan Commitments pursuant to subsection 10.2 and may be increased from time to time by the amount of any increase thereto pursuant to subsection 2.1A(vii).  The Tranche A Term Loans mature on the Tranche A Term Loan Maturity Date, and all Tranche A Term Loans and all other amounts owed hereunder with respect to the Tranche A Term Loans shall be paid in full no later than that date.  Tranche A Term Loans repaid or prepaid may not be reborrowed.

(ii)                                  Tranche B Term Loans.  Each Tranche B Lender severally agrees to lend to Owens-Brockway on the Closing Date an amount in Dollars not exceeding its Pro Rata Share of the aggregate amount of the Tranche B Term Loan Commitments to be used for the purposes identified in subsection 2.5A.  The amount of each Tranche B Lender’s Tranche B Term Loan Commitment is set forth in the Register and the aggregate amount of the Tranche B Term Loan Commitments is $600,000,000; provided that the Tranche B Term Loan Commitments of each Tranche B Lender shall be adjusted to give effect to any assignments of the Tranche B Term Loan Commitments pursuant to subsection 10.2 and may be increased from time to time by the amount of any increase thereto pursuant to subsection 2.1A(vii).  The Tranche B Term Loans mature on the Tranche B Term Loan Maturity Date, and all Tranche B Term Loans and all other amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than that date.  Tranche B Term Loans repaid or prepaid may not be reborrowed.

(iii)                               Tranche C Term Loans.  Each Tranche C Lender severally agrees to lend to O-I Canada on the Closing Date an amount in Canadian Dollars not exceeding its Pro Rata Share of the aggregate amount of the Tranche C Term Loan Commitments to be used for the purposes identified in subsection 2.5A.  The amount of each Tranche C Lender’s Tranche C Term Loan Commitment is set forth in the Register and the aggregate amount of the Tranche C Term Loan Commitments is C$116,280,000;

provided that the Tranche C Term Loan Commitments of each Tranche C Lender shall be adjusted to give effect to any assignments of the Tranche C Term Loan Commitments pursuant to subsection 10.2 and may be increased from time to time by the amount of any increase thereto pursuant to subsection 2.1A(vii).  The Tranche C Term Loans mature on the Tranche C Term Loan Maturity Date, and all Tranche C Term Loans and all other amounts owed hereunder with respect to the Tranche C Term Loans shall be paid in full no later than that date.  Tranche C Term Loans repaid or prepaid may not be reborrowed.

(iv)                              Tranche D Term Loans.  Each Tranche D Lender severally agrees to lend to OIEG on the Closing Date an amount in Euro not exceeding its Pro Rata Share of the aggregate amount of the Tranche D Term Loan Commitments to be used for the purposes identified in subsection 2.5A.  The amount of each Tranche D Lender’s Tranche D Term Loan Commitment is set forth in the Register and the aggregate amount of the Tranche D Term Loan Commitments is €141,093, 474; provided that the Tranche D Term Loan Commitments of each Tranche D Lender shall be adjusted to give effect to any assignments of the Tranche D Term Loan Commitments pursuant to subsection 10.2 and may be increased from time to time by the amount of any increase thereto pursuant to subsection 2.1A(vii).  The Tranche D Term Loans mature on the Tranche D Term Loan Maturity Date, and all Tranche D Term Loans and all other amounts owed hereunder with respect to the Tranche D Term Loans shall be paid in full no later than that date.  Tranche D Term Loans repaid or prepaid may not be reborrowed.

(v)                                 Multicurrency Revolving Loans.  From and after the Closing Date, each Lender with a Multicurrency Revolving Loan Commitment hereby severally agrees, subject to the limitations set forth below with respect to the maximum amount of Multicurrency Revolving Loans permitted to be outstanding from time to time, to make Multicurrency Revolving Loans in Dollars, ADollars and Euro, to Owens-Brockway or an Additional Domestic Subsidiary Borrower, as the case may be, from time to time during the period from and including the Closing Date to but excluding the Multicurrency Revolving Loan Commitment Termination Date in an aggregate amount at any one time outstanding not exceeding its Pro Rata Share of the aggregate amount of the Multicurrency Revolving Loan Commitments to be used for the purposes and subject to the limitations identified in subsection 2.5A.  The amount of each Multicurrency Revolving Lender’s Multicurrency Revolving Loan Commitment is set forth opposite its name on Schedule A annexed hereto and the aggregate amount of the Multicurrency Revolving Loan Commitments as of the Closing Date is $600,000,000 (or the Offshore Currency Equivalent thereof);  provided, that the Multicurrency Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Multicurrency Revolving Loan Commitments pursuant to subsection 10.2, shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4 and shall be increased from time to time by the amount of any increase thereto pursuant to subsection 2.1A(vii).  In no event shall the aggregate principal amount of the Multicurrency Revolving Loans to Owens-Brockway and, if applicable, an Additional Domestic Subsidiary Borrower, as the case may be, from any Lender outstanding at any time exceed its Multicurrency Revolving Loan Commitment then in effect.  Each Lender’s Multicurrency Revolving Loan Commitment shall expire on the Multicurrency Revolving Loan Commitment Termination Date and all Multicurrency

Revolving Loans and all other amounts owed hereunder with respect to the Multicurrency Revolving Loans and the Multicurrency Revolving Loan Commitments shall be paid in full no later than that date.  Amounts borrowed under this subsection 2.1A(v) may be repaid and reborrowed to but excluding the Multicurrency Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Multicurrency Revolving Loans and the Multicurrency Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Multicurrency Revolving Loan Commitments at any time exceed the Multicurrency Revolving Loan Commitments then in effect.

Multicurrency Revolving Loans (other than (y) Multicurrency Revolving Loans made for the purpose of reimbursing any Issuing Lender for the amount of a drawing honored under a Letter of Credit issued by it, which shall be in the amount of such drawing so honored, or (z) Multicurrency Revolving Loans made for the purpose of repaying the Domestic Overdraft Amount, which shall be in an amount equal to the Domestic Overdraft Amount) made on any Funding Date shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000, in excess of that amount.

(vi)                              US Revolving Loans.  From and after the Closing Date, each Lender with a US Revolving Loan Commitment hereby severally agrees, subject to the limitations set forth below with respect to the maximum amount of US Revolving Loans permitted to be outstanding from time to time, to make US Revolving Loans in Dollars to Owens-Brockway or, if applicable, an Additional Domestic Subsidiary Borrower, as the case may be, from time to time during the period from and including the Closing Date to but excluding the US Revolving Loan Commitment Termination Date in an aggregate amount at any one time outstanding not exceeding its Pro Rata Share of the aggregate amount of the US Revolving Loan Commitments to be used for the purposes and subject to the limitations identified in subsection 2.5A.  The amount of each US Revolving Lender’s US Revolving Loan Commitment is set forth opposite its name on Schedule A annexed hereto and the aggregate amount of the US Revolving Loan Commitments as of the Closing Date is $300,000,000;  provided, that the US Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the US Revolving Loan Commitments pursuant to subsection 10.2, shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4.  In no event shall the aggregate principal amount of the US Revolving Loans to Owens-Brockway and, if applicable, an Additional Domestic Subsidiary Borrower, as the case may be, from any Lender outstanding at any time exceed its US Revolving Loan Commitment then in effect.  Each Lender’s US Revolving Loan Commitment shall expire on the US Revolving Loan Commitment Termination Date and all US Revolving Loans and all other amounts owed hereunder with respect to the US Revolving Loans and the US Revolving Loan Commitments shall be paid in full no later than that date.  Amounts borrowed under this subsection 2.1A(vii) may be repaid and reborrowed to but excluding the US Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the US Revolving Loans and the US Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of US Revolving Loan Commitments at any time exceed the US Revolving Loan Commitments then in effect.

US Revolving Loans made on any Funding Date shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000, in excess of that amount.

(vii)                           Additional Loans.  (a) Owens-Brockway, ACI, OIEG, O-I Canada, an Additional Domestic Subsidiary Borrower and an Additional Foreign Subsidiary Borrower shall have the right at any time (so long as (x) no Potential Event of Default or Event of Default then exists, and (y) Borrowers’ Agent shall have delivered to Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding the incurrence described below (prepared in good faith and in a manner consistent with the requirements of clause (b) of subsection 5.1(iii) giving pro forma effect to such incurrence (including an assumption that any increase in the US Revolving Loan Commitments or the Multicurrency Revolving Loan Commitments, as the case may be, made pursuant to this subsection is fully drawn on the date of such increase) and evidencing compliance with the covenants referred to in such Compliance Certificate, and from time to time after the Closing Date to incur from one or more existing Lenders and/or other Persons that are Eligible Assignees and which, in each case, agree to make such loans and commitments to make loans denominated in Dollars, ADollars and/or Euro, in an aggregate principal amount not to exceed $1,000,000,000 (or, as applicable, the Offshore Currency Equivalent thereof), minus the aggregate amount of, if any, Accordion-Reducing Permitted Secured Debt issued following the Closing Date, which loans may be incurred as one or more tranches of additional term loans or an increase to any tranche of Term Loans (the “Additional Term Loans”) or as an increase to the US Revolving Loan Commitments or the Multicurrency Revolving Loan Commitments, as the case may be, (any such increase to the Multicurrency Revolving Loan Commitments shall automatically result in a pro rata increase in the aggregate principal amount of each of the Offshore Revolving Loan Commitments (except the Canadian Revolving Loan Commitment) and each of the Offshore Sublimits (except the Offshore Sublimit applicable to O-I Canada)), provided, that, (i) each such additional tranche of term loans, increase to a tranche of term loans, or increase in the US Revolving Loan Commitments or the Multicurrency Revolving Loan Commitments, as the case may be, shall be no less than $150,000,000 (or, as applicable, the Offshore Currency Equivalent thereof), (ii) Loans made by way of increase to an existing tranche of Term Loans shall be on terms and conditions identical to those of the other Loans in the tranche so increased, (iii) Loans and Commitments made by way of an increase to the US Revolving Loan Commitments or the Multicurrency Revolving Loan Commitments, as the case may be, shall be on terms (including, without limitation, currency) and conditions identical to those applicable to the then-existing US Revolving Loan Commitments or the Multicurrency Revolving Loan Commitments, as applicable, and (iv) term loans made by way of a new tranche of Term Loans shall be pari passu in all respects with, shall have a Weighted Average Life to Maturity no greater than, and shall have a final maturity no earlier than, the Term Loans outstanding to the incurring Borrower.

(b)                                 If Owens-Brockway, ACI, OIEG, O-I Canada, an Additional Domestic  Subsidiary Borrower or an Additional Foreign Subsidiary Borrower desire to incur Additional Term Loans in accordance with subsection 2.1A(vii)(a), the Borrowers will enter into an amendment with the lenders (which shall upon execution thereof become Lenders hereunder if not theretofore Lenders) to provide for such Additional Term Loans, which amendment shall set forth any terms and conditions of the Additional Term Loans not covered by this Agreement as agreed by the applicable Borrowers and such Lenders, and shall provide for the issuance of promissory notes to evidence the Additional Term Loans if requested by the lenders advancing Additional Term Loans (which notes shall constitute Notes for purposes of this Agreement), with such amendment to be in form and substance reasonably acceptable to Administrative Agent and consistent with the terms of this subsection 2.1A(vii) and of the other provisions of this Agreement.  Borrowers shall, and shall cause the other Loan Parties to, execute and deliver such documents and instruments and take such other actions as may be reasonably requested by the Administrative Agent in connection with the Additional Term Loans.  No consent of any Lender (other than any Lender making Additional Term Loans) is required to permit the Loans contemplated by this subsection 2.1A(vii) or the aforesaid amendment to effectuate the Additional Term Loans.  No Lender shall have any obligation, whether express or implied, to commit to provide any Additional Term Loans.  This section shall supersede any provisions contained in this Agreement, including, without limitation, subsection 10.7.

(c)                                  If Owens-Brockway desires to increase the US Revolving Loan Commitments or the Multicurrency Revolving Loan Commitments, as the case may be,  in accordance with subsection 2.1A(vii)(a), the Borrowers will enter into an amendment with the existing US Revolving Lenders or Multicurrency Revolving Lenders, as the case may be, and/or new lenders willing to provide the increase to the US Revolving Loan Commitments or Multicurrency Revolving Loan Commitments, as the case may be, (which, in the case of new lenders, shall upon execution thereof become US Revolving Lenders or Multicurrency Revolving Lenders, as the case may be, hereunder), which amendment shall provide for such increase to the US Revolving Loan Commitments or Multicurrency Revolving Loan Commitments, as the case may be, and shall provide for the issuance of US Revolving Notes or Multicurrency Revolving Notes, as the case may be, to evidence such US Revolving Loans or Multicurrency Revolving Loans, as the case may be, if requested by the US Revolving Lenders or Multicurrency Revolving Lenders, as the case may be, with such amendment to be in form and substance reasonably acceptable to Administrative Agent and consistent with the terms of this subsection 2.1A(vii) and of the other provisions of this Agreement.  Borrowers shall, and shall cause the Loan Parties to, execute and deliver such documents and instruments and take such other actions as may be reasonably requested by Administrative Agent in connection with such increase.  No consent of any Lender (other than any US Revolving Lender or Multicurrency Revolving Lender, as the case may be, providing the increase to the US Revolving Loan Commitments or Multicurrency Revolving Loan Commitments, as the case may be) is required to effectuate an increase in the aggregate principal amount of US Revolving Loan Commitments or Multicurrency Revolving Loan Commitments, as the case may be, (and, with respect to any such increase in the Multicurrency Revolving Loan Commitments, the ratable increase in the aggregate principal amount of the Offshore Revolving Loan Commitments and the Offshore Sublimits) pursuant to this subsection 2.1A(vii) or the aforesaid amendment.  No US Revolving Lender or Multicurrency Revolving Lender, as the case may be, shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its US Revolving Loan Commitment or Multicurrency Revolving Loan Commitment, as the case may be.

Upon effectiveness of any such increase to the US Revolving Loan Commitment or Multicurrency Revolving Loan Commitment, as the case may be, the applicable Pro Rata Share of each US Revolving Lender or Multicurrency Revolving Lender, as the case may be, will be adjusted to give effect to the increase in US Revolving Loan Commitments or Multicurrency Revolving Loan Commitments, as the case may be (and, with respect to any such increase in the Multicurrency Revovling Loan Commitments, the Offshore Revolving Loan Commitments) and the Administrative Agent shall provide notice to each US Revolving Lender or Multicurrency Revolving Lender, as the case may be, of its adjusted Pro Rata Share after giving effect to such increase.  Each new US Revolving Lender or Multicurrency Revolving Lender, as the case may be, shall assume from the existing US Revolving Lenders or Multicurrency Revolving Lenders, as the case may be, a portion of the outstanding US Revolving Loans or Multicurrency Revolving Loans, as the case may be (and, with respect to any such increase in the Multicurrency Revolving Loan Commitments, the Offshore Revolving Loans) equal to its Pro Rata Share.  To the extent that the adjustment of Pro Rata Shares results in (x) loss or expenses to any Lender as a result of the prepayment of any Eurocurrency Rate Loan on a date other than the scheduled last day of the applicable Interest Period, Borrowers shall be responsible for such loss or expense pursuant to subsection 2.6E.

(viii)                        Refinancing Term Loans. (a) Owens-Brockway, ACI, OIEG and O-I Canada shall have the right at any time (so long as (x) no Potential Event of Default or Event of Default then exists and (y) Borrowers’ Agent shall have delivered to Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding the incurrence described below (prepared in good faith and in a manner consistent with the requirements of clause (b) of subsection 5.1(iii) giving pro forma effect to such incurrence and evidencing compliance with the covenants referred to in such Compliance Certificate), to incur from one or more existing Lenders and/or other Persons that are Eligible Assignees and which, in each case, agree to make such loans and commitments to make loans to Owens-Brockway, ACI, OIEG and/or O-I Canada, as applicable (the “Refinancing Term Loans”) in an aggregate principal amount not to exceed the aggregate amount of Tranche A Term Loans (in the case of ACI), Tranche B Term Loans (in the case of Owens-Brockway), Tranche C Term Loans (in the case of O-I Canada) and Tranche D Term Loans (in the case of OIEG) and theretofore made to such Borrower and thereafter repaid (or to be repaid with the proceeds of such Refinancing Term Loans). Refinancing Term Loans may be incurred as one or more tranches (of at least $150,000,000 each) of Refinancing Term Loans as determined by the

Administrative Agent that are pari passu in all respects with, have a Weighted Average Life to Maturity of not less than, have a final maturity no earlier than and shall otherwise be (except as to pricing) on terms and conditions substantially similar to, the Type of Term Loan such tranche of Refinancing Term Loans is to replace or refinance.

(b)                                 If Owens-Brockway, ACI, OIEG and/or O-I Canada desires to incur Refinancing Term Loans, Owens-Brockway, ACI, OIEG and/or O-I Canada, as applicable, will enter into an amendment with the lenders (which shall upon execution thereof become Lenders hereunder if not theretofore Lenders) to provide for such Refinancing Term Loans, which amendment shall set forth any terms and conditions of the Refinancing Term Loans not covered by this Agreement as agreed by Owens-Brockway, ACI, OIEG and/or O-I Canada, as applicable, and such Lenders, and shall provide for the issuance of promissory notes to evidence the Refinancing Term Loans if requested by the lenders advancing Refinancing Term Loans (which notes shall constitute Notes for purposes of this Agreement), with such amendment to be in form and substance reasonably acceptable to Agents and consistent with the terms of this subsection 2.1A(vii) and of the other provisions of this Agreement.  Borrowers shall, and shall cause the other Loan Parties to, execute and deliver such documents and instruments and take such other actions as may be reasonably requested by the Administrative Agent in connection with the Refinancing Term Loans.  No consent of any Lender (other than any Lender making Refinancing Term Loans) is required to permit the Loans contemplated by this subsection 2.1A(vii) or the aforesaid amendment to effectuate the Refinancing Term Loans.  No Lender shall have any obligation, whether express or implied, to commit to provide any Refinancing Term Loans.  This section shall supersede any provisions contained in this Agreement, including, without limitation, subsection 10.7.

B.                                    Domestic Overdraft Account.  Lenders agree that Owens-Brockway and Administrative Agent may establish and maintain the Domestic Overdraft Account to be established pursuant to the Domestic Overdraft Agreement; provided that (i) the Domestic Overdraft Amount shall not exceed at any time $100,000,000, and (ii) in no event shall the Total Utilization of Multicurrency Revolving Loan Commitments at any time exceed the Multicurrency Revolving Loan Commitments then in effect.  Notwithstanding anything contained in this Agreement to the contrary (but subject, however, to the limitations set forth in subsection 2.1A(v) with respect to the making of Multicurrency Revolving Loans), Lenders and Owens-Brockway further agree that Administrative Agent at any time in its sole and absolute discretion may, upon notice to Owens-Brockway and Multicurrency Revolving Lenders, require each Multicurrency Revolving Lender (including Administrative Agent) on one Business Day’s notice to make a Multicurrency Revolving Loan on behalf of Owens-Brockway in an amount equal to that Lender’s Pro Rata Share, or, in the sole and absolute discretion of Administrative Agent, require each other Multicurrency Revolving Lender to purchase a participation in amounts due with respect to the Domestic Overdraft Amount in an amount equal to that Lender’s Pro Rata Share of the Domestic Overdraft Amount; provided, however, that the obligation of each such Lender to make each such Multicurrency Revolving Loan on behalf of Owens-Brockway or to purchase each such participation in the Domestic Overdraft Amount is subject to the condition that at the time such extension of credit under the Domestic Overdraft Agreement was made the duly authorized officer of Administrative Agent responsible for the administration of Administrative Agent’s credit relationship with Owens-Brockway believed in good faith that (x) no Event of Default had occurred and was continuing or (y) any Event of Default that had occurred and was continuing had been waived by Requisite Lenders (or, if applicable under subsection 10.7, all Lenders or all Lenders directly affected, as applicable) at the time such extension of credit under the Domestic Overdraft Agreement was made.  In the case of Multicurrency Revolving Loans made by Lenders other than Administrative Agent under the immediately preceding sentence, each such Lender shall make the amount of its Multicurrency Revolving Loan available to Administrative Agent, in Same Day Funds, at the Funding and Payment Office not later than 1:00 P.M. (New York time) on the Business Day next succeeding the date such notice is given.  The proceeds of such Multicurrency Revolving Loans shall be immediately delivered to Administrative Agent (and not to Owens-Brockway or any other Loan Party) and applied to repay the Domestic Overdraft Amount.  On the day such Multicurrency Revolving Loans are made, Administrative Agent’s Pro Rata Share of the Domestic Overdraft Amount being refunded shall be deemed to be paid with the proceeds of a Multicurrency Revolving Loan made by Administrative Agent and such portion of the Domestic Overdraft Amount deemed to be so paid shall no longer be outstanding.  Owens-Brockway authorizes Administrative Agent to charge its account with Administrative Agent (up to the amount available in such account) in order to immediately pay Administrative Agent the amount of the Domestic Overdraft Amount to be refunded to the extent amounts received from Lenders, including amounts deemed to be received from Administrative Agent, are not sufficient to repay in full the Domestic Overdraft Amount to be refunded and provided further that Administrative Agent shall give Owens-Brockway notice of such charges prior thereto or as soon as reasonably practicable thereafter.  Each Multicurrency Revolving Loan made in accordance with the foregoing shall be made as a Base Rate Loan.  If any portion of any such amount paid to Administrative Agent should be recovered by or on behalf of Owens-Brockway from Administrative Agent in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Multicurrency Revolving Lenders in the manner contemplated by subsection 10.6.  In the event that Administrative Agent requires the other Multicurrency Revolving Lenders to purchase participations in the Domestic Overdraft Amount, payment for such participations shall be made directly to Administrative Agent at the Funding and Payment Office not later than 1:00 P.M. (New York time) on the Business Day next succeeding the date notice to purchase such participations is given.  Except as provided above in this subsection 2.1B (and, in the case of the obligation to make Multicurrency Revolving Loans, except for the satisfaction of the conditions specified in subsection 3.1 and 3.2) each Lender’s obligation to make Multicurrency Revolving Loans pursuant to this subsection 2.1B and to purchase participations in the Domestic Overdraft Amount pursuant to this subsection 2.1B shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Administrative Agent, any Loan Party or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default or a Potential Event of Default; (iii) any adverse change in the condition (financial or otherwise) of any Loan Party; (iv) any breach of this Agreement by any Loan Party or any other Multicurrency Revolving Lender; or (v) any other circumstance, happening, or event whatsoever, whether or not similar to any of the foregoing; provided that in the event that the obligations of Lenders to make Multicurrency Revolving Loans are terminated in accordance with Section 7, Lenders having a Multicurrency Revolving Loan Commitment shall thereafter only be obligated to purchase participations in the Domestic Overdraft Amount as provided in this subsection 2.1B.  In the event that any Lender fails to make available to Administrative Agent the amount of any of such Lender’s Multicurrency Revolving Loans required to be made pursuant to this subsection 2.1B or the amount of any participations in the Domestic Overdraft Amount which are required to be purchased from Administrative Agent by such Lender pursuant to this subsection 2.1B, Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  Nothing in this subsection 2.1B shall be deemed to prejudice the right of any Lender to recover from Administrative Agent any amounts made available by such Lender to Administrative Agent pursuant to this subsection 2.1B in respect of any extension of credit by Administrative Agent under the Domestic Overdraft Agreement in the event that it is determined by a court of competent jurisdiction that such extension of credit by Administrative Agent constituted gross negligence or willful misconduct on the part of Administrative Agent.

Any notice given by Administrative Agent to Lenders pursuant to the immediately preceding paragraph shall be concurrently given by Administrative Agent to Owens-Brockway or Borrowers’ Agent.

C.                                    Offshore Revolving Loan Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrowers herein set forth, each Offshore Borrower may request, in accordance with the provisions of this subsection 2.1C, that Lenders with a Multicurrency Revolving Loan Commitment make Offshore Revolving Loans.  The making of Offshore Revolving Loans shall reduce the availability of Multicurrency Revolving Loans to Owens-Brockway on a dollar-for-dollar basis to the extent of the Dollar Equivalent of the Offshore Revolving Loans outstanding.  Subject to the limitations set forth below, (a) each Multicurrency Revolving Lender hereby severally agrees to make Australian Revolving Loans to ACI in Dollars, ADollars and Euro from time to time during the period from and including the Closing Date to but excluding the Multicurrency Revolving Loan Commitment Termination Date, in an aggregate amount at any time outstanding not exceeding its Pro Rata Share of the aggregate amount of the Australian Revolving Loan Commitments; (b) each Multicurrency Revolving Lender hereby severally agrees to make Dutch Revolving Loans to OIEG in Dollars, ADollars and Euro from time to time during the period from and including the Closing Date to but excluding the Multicurrency Revolving Loan Commitment Termination Date in an aggregate amount at any time outstanding not exceeding its Pro Rata Share of the aggregate amount of the Dutch Revolving Loan Commitments; (c) each Multicurrency Revolving Lender hereby severally agrees to make Swiss Revolving Loans to OI Europe in Euro from time to time during the period from and including the Closing Date to but excluding the Multicurrency Revolving Loan Commitment Termination Date in an aggregate amount at any time outstanding not exceeding its Pro Rata Share of the aggregate amount of the Swiss Revolving Loan Commitments; and (d) each Multicurrency Revolving Lender hereby severally agrees to make Canadian Revolving Loans to O-I Canada in Dollars from time to time during the period from and including the Closing Date to but excluding the Multicurrency Revolving Loan Commitment Termination Date in an aggregate amount at any time outstanding not exceeding its Pro Rata Share of the aggregate amount of the Canadian Revolving Loan Commitments; provided, however, Lenders shall not be obligated to make Canadian Revolving Loans (and O-I Canada may not request any such Loans) at any time a

Canadian Overdraft Agreement is in effect, except to repay the Canadian Overdraft Amount upon notice from the Canadian Overdraft Provider pursuant to subsection 2.1D(ii).  The proceeds of all such Offshore Revolving Loans shall be used for the purposes identified in subsection 2.5A.  The amount of each Lender’s Australian Revolving Loan Commitment, each Lender’s Canadian Revolving Loan Commitment, each Lender’s Dutch Revolving Loan Commitment and each Lender’s Swiss Revolving Loan Commitment in each case as of the Closing Date is set forth opposite its name in Schedule A annexed hereto and the aggregate amounts of the (i) the Australian Revolving Loan Commitments, (ii) the Canadian Revolving Loan Commitments; (iii) the Dutch Revolving Loan Commitments and (iv) the Swiss Revolving Loan Commitments (in each case set forth in Schedule A) are, as of the Closing Date, (i) $300,000,000, (ii) $20,000,000, (iii) $425,000,000 and (iv) $425,000,000, respectively; provided that the Offshore Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments thereof pursuant to subsection 10.2, shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4G and shall be increased from time to time by the amount of any increase thereto made pursuant to subsection 2.1A(vii)(c).  In no event shall (i) the aggregate principal amount of the Australian Revolving Loans of any Lender outstanding at any time exceed its Australian Revolving Loan Commitment then in effect, (ii) the aggregate principal amount of the Canadian Revolving Loans of any Lender outstanding at any time exceed its Canadian Revolving Loan Commitment then in effect, (iii) the aggregate principal amount of the Dutch Revolving Loans of any Lender outstanding at any time exceed its Dutch Revolving Loan Commitment then in effect or (iv) the aggregate principal amount of the Swiss Revolving Loans of any Lender outstanding at any time exceed its Swiss Revolving Loan Commitment then in effect.  Each Lender’s Offshore Revolving Loan Commitment shall expire on the Multicurrency Revolving Loan Commitment Termination Date and all Offshore Revolving Loans and all other amounts owed hereunder with respect to the Offshore Revolving Loans and the Offshore Revolving Loan Commitments shall be paid in full no later than that date.  Amounts borrowed under this subsection 2.1C may be repaid and reborrowed to but excluding the Multicurrency Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, no Offshore Borrower shall request Lenders to make any Offshore Revolving Loans (and no Lender shall be obligated to make Offshore Revolving Loans) if, immediately after giving effect to the making of such Offshore Revolving Loans:

the Total Utilization of Multicurrency Revolving Loan Commitments would exceed the Multicurrency Revolving Loan Commitments then in effect;

the Total Utilization of Australian Revolving Loan Commitments would exceed the Australian Revolving Loan Commitments then in effect;

the Total Utilization of Dutch Revolving Loan Commitments would exceed the Dutch Revolving Loan Commitments then in effect; or

the Total Utilization of Swiss Revolving Loan Commitments would exceed the Swiss Revolving Loan Commitments then in effect;

the Total Utilization of Canadian Revolving Loan Commitments would exceed the Canadian Revolving Loan Commitments then in effect;

(6)                                  the Total Utilization of an Additional Foreign Subsidiary Borrower Loan Commitments would exceed the Additional Foreign Subsidiary Borrower Loan Commitments.

Offshore Revolving Loans made on any Funding Date (other than (y) Offshore Revolving Loans made for the purpose of reimbursing any Issuing Lender for the amount of a drawing honored under a Letter of Credit issued by it for the account of any Offshore Borrower, which shall be in the amount of such drawing so honored, or (z) Offshore Revolving Loans made for the purpose of repaying any Offshore Overdraft Amount, which shall be in an amount equal to the Offshore Overdraft Amount) shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

Each Offshore Borrower hereby unconditionally promises to pay to the Lenders the then unpaid principal amount of each Offshore Revolving Loan of such Lender made to such Offshore Borrower on or before the Multicurrency Revolving Loan Commitment Termination Date or such earlier date on which such Offshore Revolving Loans become due and payable pursuant to Section 7.  Each Offshore Borrower hereby further agrees and promises to pay to the Lenders interest on the unpaid principal amount of each Offshore Revolving Loan of such Lender made to such Offshore Borrower from time to time outstanding from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of this Agreement.

D.                                    Offshore Overdraft Accounts.

(i)                                     Lenders agree that ACI, O-I Canada, OIEG and OI Europe may each establish and maintain an Offshore Overdraft Account with an Offshore Overdraft Provider pursuant to an Offshore Overdraft Agreement; provided that (a) (1) the Australian Overdraft Amount shall not exceed at any time the Offshore Currency Equivalent of $30,000,000, (2) the Canadian Overdraft Amount shall not exceed at any time the Offshore Currency Equivalent of $20,000,000 and (3) the aggregate of the Dutch Overdraft Amount and the Swiss Overdraft Amount shall not exceed at any time the Offshore Currency Equivalent of $60,000,000, and (b) in no event shall an Offshore Borrower request an extension of credit under an Offshore Overdraft Agreement (and no Offshore Overdraft Provider shall be obligated to extend credit under an Offshore Overdraft Agreement) if, after giving effect to such extension of credit:

the Total Utilization of Multicurrency Revolving Loan Commitments would exceed the Multicurrency Revolving Loan Commitments then in effect;

the Total Utilization of Australian Revolving Loan Commitments would exceed the Australian Revolving Loan Commitments then in effect;

the Total Utilization of Dutch Revolving Loan Commitments would exceed the Dutch Revolving Loan Commitments then in effect;

the Total Utilization of Swiss Revolving Loan Commitments would exceed the Swiss Revolving Loan Commitments then in effect; or

the Total Utilization of Canadian Revolving Loan Commitments would exceed the Canadian Revolving Loan Commitments then in effect.

(ii)                                  Notwithstanding anything contained in this Agreement to the contrary (but subject, however, to the limitations set forth in subsection 2.1C with respect to the making of Offshore Revolving Loans), Lenders and each Offshore Borrower further agree that any Offshore Overdraft Provider at any time in its sole and absolute discretion may, upon notice to the relevant Offshore Borrower, the Administrative Agent and the Lenders, require each Multicurrency Revolving Lender (including such Offshore Overdraft Provider) on three Business Day’s notice to (a) make an Offshore Revolving Loan in Dollars (in the case of such a Loan to O-I Canada), ADollars (in the case of such a Loan to ACI) or Euro (in the case of such a Loan to OIEG or OI Europe) in an amount equal to that Lender’s Pro Rata Share (determined with respect to such Type of Offshore Revolving Loan Commitments) of the relevant Offshore Overdraft Amount (calculated in the case of such a Loan to O-I Canada by reference to the applicable Spot Rate on the date such Offshore Revolving Loan is to be made) or, (b) in the event the relevant Type of Offshore Revolving Loan Commitment has terminated or the conditions for the making of such Offshore Revolving Loans under subsection 3.2 are not satisfied, require each Multicurrency Revolving Lender to purchase a participation in Dollars (in the case of the Canadian Overdraft Amount), ADollars (in the case of the Australian Overdraft Amount) or Euro (in the case of the Dutch Overdraft Amount or Swiss Overdraft Amount) in amounts due with respect to the relevant Offshore Overdraft Account in an amount equal to that Lender’s Pro Rata Share of the relevant Offshore Overdraft Amount (calculated in the case of a Participation in the Canadian Overdraft Amount by reference to the applicable Spot Rate on the date such participation is to be purchased); provided, however, that the obligation of each Multicurrency Revolving Lender to make each such Offshore Revolving Loan or of each Multicurrency Revolving Lender to purchase each such participation in any such Offshore Overdraft Amount is subject to the condition that at the time such extension of credit under the applicable Offshore Overdraft Agreement was made the duly authorized officer of such Offshore Overdraft Provider responsible for the administration of such Offshore Overdraft Provider’s credit relationship with the relevant Offshore Borrower believed in good faith that (a) no Event of Default had occurred and was continuing, or (b) any Event of Default that had occurred and was continuing had been waived by Requisite Lenders (or, if applicable under subsection 10.7, all Lenders or all Lenders with Obligations directly affected, as applicable) at the time such extension of credit under such Offshore Overdraft Agreement was made.  In the case of Offshore Revolving Loans or participation purchases made by Lenders other than Administrative Agent under the immediately preceding sentence, each such Lender shall make the amount of its Offshore Revolving Loan or the amount of its participation, as applicable, available to Administrative Agent in Same Day Funds in the applicable currency, at the Funding and Payment Office not later than 12:00 Noon (New York time) on the Business Day next succeeding the date such notice is given and upon such transfer such Offshore Revolving Loans shall be deemed made or such participations purchased, as the case may be.  The proceeds of such Offshore Revolving

Loans or participation purchases shall be delivered by Administrative Agent to such Offshore Overdraft Provider (and not to any Borrower or other Loan Party) as soon as practicable and applied to repay the relevant Offshore Overdraft Amount.  On the day such Offshore Revolving Loans are made or such participations are purchased, such Offshore Overdraft Provider’s Pro Rata Share of the Offshore Overdraft Amount being refunded shall be deemed to be paid with the proceeds of an Offshore Revolving Loan made by such Offshore Overdraft Provider and such portion of the Offshore Overdraft Amount deemed to be so paid shall no longer be outstanding.  Each Offshore Borrower authorizes the Offshore Overdraft Provider to charge such Offshore Borrower’s accounts with such Offshore Overdraft Provider (up to the amount available in each such account) in order to immediately pay such Offshore Overdraft Provider the amount of the Offshore Overdraft Amount to be refunded to the extent amounts received from Lenders, including amounts deemed to be received from such Offshore Overdraft Provider, are not sufficient to repay in full the Offshore Overdraft Amount to be refunded; provided that such Offshore Overdraft Provider shall give such Offshore Borrower notice of such charges prior thereto or as soon as reasonably practicable thereafter.  Each Offshore Revolving Loan made in accordance with the foregoing shall be made as a Base Rate Loan.  If any portion of any such amount paid to any Offshore Overdraft Provider should be recovered by or on behalf of such Offshore Borrower from such Offshore Overdraft Provider in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.6.

(iii)                               Except as provided above in this subsection 2.1D (and, in the case of the obligation to make Offshore Revolving Loans, except for the satisfaction of the conditions specified in subsections 3.1 and 3.2), each Lender’s obligation to make Offshore Revolving Loans pursuant to this subsection 2.1D and the obligation of each Multicurrency Revolving Lender to purchase participations in any Offshore Overdraft Amount pursuant to this subsection 2.1D shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such Offshore Overdraft Provider, any Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuance of an Event of Default or a Potential Event of Default; (c) any adverse change in the condition (financial or otherwise) of any Loan Party; (d) any breach of this Agreement by any Borrower or any other Lender; or (e) any other circumstance, happening, or event whatsoever, whether or not similar to any of the foregoing; provided that in the event that the obligations of Lenders to make Offshore Revolving Loans are terminated in accordance with Section 7, Multicurrency Revolving Lenders shall thereafter only be obligated to purchase participations in the relevant Offshore Overdraft Amount as provided in this subsection 2.1D.  In the event that any Lender fails to make available to the relevant Administrative Agent the amount of any of such Lender’s Offshore Revolving Loans required to be made pursuant to this subsection 2.1D or to the Administrative Agent the amount of any participations in the relevant Offshore Overdraft Amount which are required to be purchased from such Offshore Overdraft Provider by such Lender pursuant to this subsection 2.1D, such Offshore Overdraft Provider shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by such Offshore Overdraft

Provider for the correction of errors among banks in the relevant jurisdiction for three Business Days and thereafter at the Base Rate.  Nothing in this subsection 2.1D shall be deemed to prejudice the right of any Lender to recover from any Offshore Overdraft Provider any amounts made available by such Lender to such Offshore Overdraft Provider pursuant to this subsection 2.1D in respect of any extension of credit by such Offshore Overdraft Provider under the relevant Offshore Overdraft Agreement in the event that it is determined by a court of competent jurisdiction that such extension of credit by such Offshore Overdraft Provider constituted gross negligence or willful misconduct on the part of such Offshore Overdraft Provider.

(iv)                              Any notice given by any Offshore Overdraft Provider to the relevant Lenders pursuant to subsection 2.1D(iii) shall be concurrently given by such Offshore Overdraft Provider to the Administrative Agent and the applicable Offshore Borrower or Borrowers’ Agent.

(v)                                 Not later than the end of the first and third week of each month, and promptly upon request by Administrative Agent, each Offshore Overdraft Provider shall deliver to Administrative Agent a written report in form satisfactory to Administrative Agent setting forth activity with respect to the applicable Offshore Overdraft Account since the last such report and the applicable Offshore Overdraft Amount outstanding as of the end of the period covered by such report.

(vi)                              Anything contained in this Agreement to the contrary notwithstanding, no amendment, modification, termination or waiver of any provision of this Agreement or of the other Loan Documents, and no consent to any departure by any Borrower therefrom, shall modify, terminate or waive in any manner adverse to any Offshore Overdraft Provider any provision of this subsection 2.1D or any other provision of this Agreement directly relating to the Offshore Overdraft Accounts or the Offshore Overdraft Amounts (including any provision directly relating to the repayment of the Offshore Overdraft Amounts with the proceeds of Offshore Revolving Loans or directly relating to the obligations of Lenders to purchase participations in the Offshore Overdraft Amounts) without the written concurrence of the applicable Offshore Overdraft Providers.

E.                                      Notice of Borrowing.

(i)                                     Whenever a Borrower desires that Lenders make Term Loans, US Revolving Loans, Multicurrency Revolving Loans or Offshore Revolving Loans, it shall deliver to Administrative Agent a Notice of Borrowing no later than 12:00 Noon (New York time) (w) at least one Business Day in advance of the proposed Funding Date, in the case of any Base Rate Loan, (x) at least two Business Days in advance of the proposed Funding Date, in the case of a B/A Discount Rate Loan, (y) at least three Business Days in advance of the proposed Funding Date, in the case of a Eurocurrency Rate Loan (other than a Eurocurrency Rate Loan denominated in ADollars) or (z) at least four Business Days in advance of the proposed Funding Date, in the case of a Eurocurrency Rate Loan denominated in ADollars.  The Notice of Borrowing shall specify (1) the proposed Funding Date (which shall be a Business Day), (2) the amount, currency and Type of the proposed Loans, (3) whether such Loans are initially to consist of Base Rate Loans, Eurocurrency Rate Loans, B/A Discount Rate Loans, or a combination thereof, and (4) if such Loans, or any portion thereof, are initially to be Eurocurrency Rate Loans or B/A Discount Rate Loans, the amounts thereof and the initial Interest Periods therefor; and except as set forth in subsection 3.2B, such Notice of Borrowing shall further certify that subsection 3.2B is satisfied on and as of that Funding Date; provided that the minimum amount of US Revolving Loans and Multicurrency Revolving Loans, if any, to be made on any Funding Date as Eurocurrency Rate Loans with a particular Interest Period shall be $10,000,000 and integral multiples of $1,000,000 in excess of that amount and the minimum amount of Offshore Revolving Loans to be made on any Funding Date shall be as set forth in subsection 2.1C; and provided further that, O-I Canada may not deliver a Notice of Borrowing requesting a Canadian Revolving Loan at any time a Canadian Overdraft Agreement is in effect.  Notwithstanding anything in this Agreement to the contrary, no Lender shall make or be obligated to make a US Revolving Loan, a Multicurrency Revolving Loan or an Offshore Revolving Loan, as the case may be, if it shall have received notification of a delivery of a Loan Limitation Notice to a Borrower with respect to such US Revolving Loan, Multicurrency Revolving Loan or Offshore Revolving Loan from Administrative Agent on or prior to the first Business Day immediately preceding the proposed Funding Date for such US Revolving Loan, Multicurrency Revolving Loan or Offshore Revolving Loan.  Term Loans, US Revolving Loans, Multicurrency Revolving Loans and Offshore Revolving Loans may be continued as or converted into Base Rate Loans, Eurocurrency Rate Loans or B/A Discount Rate Loans in the manner provided in subsection 2.2D.  In lieu of delivering the above-described Notice of Borrowing, a Borrower may give Administrative Agent irrevocable telephonic notice by the required time of any proposed borrowing under this subsection 2.1; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or prior to the Funding Date of the requested Loans.

(ii)                                  Neither Administrative Agent nor any Lender shall incur any liability to any Borrower in acting upon any telephonic notice referred to above which Administrative Agent or Lender, as the case may be, believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the relevant Borrower, as the case may be, or for otherwise acting in good faith under this subsection 2.1E, and upon funding of Loans by any Lender in accordance with this Agreement pursuant to any such telephonic notice such Borrower shall have effected Loans hereunder.

(iii)                               Except as provided in subsection 2.6D, a Notice of Borrowing for a Eurocurrency Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower giving such notice shall be bound to make a borrowing in accordance therewith, unless such Borrower pays to Lenders such amounts as may be due under subsection 2.6D(iii) for failure of a borrowing of a Eurocurrency Rate Loan to occur on the date specified therefor in a Notice of Borrowing (or telephonic notice in lieu thereof).

(iv)                              Promptly after receipt of a Notice of Borrowing pursuant to this subsection 2.1E (or telephonic notice in lieu thereof) with respect to any US Revolving Loan, Multicurrency Revolving Loans or Offshore Revolving Loans, Administrative Agent may (but shall not be obligated to) calculate whether, before and after giving effect to the making of the relevant Loans:

(A) the Total Utilization of Multicurrency Revolving Loan Commitments shall exceed (B) the Multicurrency Revolving Loan Commitments then in effect;

the Total Utilization of Australian Revolving Loan Commitments shall exceed the Australian Revolving Loan Commitments then in effect;

the Total Utilization of Dutch Revolving Loan Commitments shall exceed the Dutch Revolving Loan Commitments then in effect;

the Total Utilization of Swiss Revolving Loan Commitments shall exceed the Swiss Revolving Loan Commitments then in effect;

the Total Utilization of US Revolving Loan Commitments shall exceed the US Revolving Loan Commitments then in effect; and

the Total Utilization of Canadian Revolving Loan Commitments shall exceed the Canadian Revolving Loan Commitments then in effect.

In the event that Administrative Agent determines that any of the statements in clauses (1) through (5) is true or will be true after giving effect to the making of the relevant Loans, Administrative Agent shall deliver to each Borrower written notice (a “Loan Limitation Notice”) thereof, and shall notify each Lender promptly of its delivery of such notice.

F.                                      Disbursement of Funds.

(i)                                     All Term Loans, US Revolving Loans, Multicurrency Revolving Loans and Offshore Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares of the US Revolving Loan Commitment, Multicurrency Revolving Loan Commitments, Australian Revolving Loan Commitments, Canadian Revolving Loan Commitments, Dutch Revolving Loan Commitments, Swiss Revolving Loan Commitments, Tranche A Term Loan Commitments, Tranche B Term Loan Commitments, Tranche C Term Loan Commitments or Tranche D Term Loan Commitments, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Term Loan, a US Revolving Loan, a Multicurrency Revolving Loan or an Offshore Revolving Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.  Promptly after receipt of a Notice of Borrowing pursuant to subsection 2.1E (or telephonic notice in lieu thereof) or the deemed receipt of a Notice of Borrowing pursuant to subsection 2.8D, Administrative Agent shall notify each applicable Lender of the proposed borrowing.  Each Lender shall make the amount of its Term Loan, US Revolving Loan, Multicurrency Revolving Loan or Offshore Revolving Loan available to Administrative Agent, in Same Day Funds, at the Funding and Payment Office not later than 12:00 noon (New York time) on the Funding Date.  From and after the Closing Date, except as provided in subsection 2.1B (with respect to the repayment of the Domestic Overdraft Amount), subsection 2.1D(ii) (with respect to the repayment of any Offshore Overdraft Amount) and subsection 2.8D (with respect to the reimbursement of amounts drawn under Letters of Credit), upon the satisfaction or waiver of the conditions precedent specified in subsection 3.2, Administrative Agent shall make the proceeds of Term Loans, US Revolving Loans, Multicurrency Revolving Loans and Offshore Revolving Loans, in each case available to the Borrower requesting such Loans on such Funding Date by causing an amount of Same Day Funds equal to the proceeds of all such US Revolving Loans, Multicurrency Revolving Loans or Offshore Revolving Loans received by Administrative Agent to be credited to the account of such Borrower at such office of Administrative Agent.

(ii)                                  Unless Administrative Agent shall have been notified by any Lender prior to any Funding Date that such Lender does not intend to make available to Administrative Agent such Lender’s Loan on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent in its sole discretion may, but shall not be obligated to, make available to the applicable Borrower a corresponding amount on such Funding Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the applicable Borrower, and such Borrower shall immediately pay such corresponding amount to Administrative Agent.  If such Borrower does not pay such corresponding amount, Administrative Agent may require each US Revolving Lender or Multicurrency Revolving Lender, as the case may be, to purchase a participation in the amount unpaid by such Borrower in an amount equal to that Lender’s Pro Rata Share of such unpaid amount.  Nothing in this subsection 2.1F shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights which Borrower may have against any Lender as a result of any default by such Lender hereunder.

G.                                    The Register; Notes.

(i)                                     Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain, at its address referred to in subsection 10.10, a register for the inscription of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”).  Borrowers, Borrowers’ Agent, Agents, and Lenders may treat each Person whose name is inscribed in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Company, Borrowers, Borrowers’ Agent or the Agents at any reasonable time and from time to time upon reasonable prior notice.  In addition, Administrative Agent shall make the Register available for inspection by the Lenders upon reasonable prior notice at reasonable times, provided that a Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender.

(ii)                                  Administrative Agent shall inscribe in the Register the Commitments and the Loans from time to time of each Lender, the amount of each Lender’s participation in outstanding Letters of Credit and each repayment or prepayment in respect of the principal amount of the Loans of each Lender and the principal amount owing from time to time by each Borrower in respect of each Loan to each Lender of such Loan.  Any such inscription shall be conclusive and binding on each Borrower and each Lender, absent manifest or demonstrable error; provided that failure to make any such inscription, or any error in such inscription, shall not affect any Borrower’s Obligations in respect of the applicable Loans.  The inscription in the Register of the principal amount owing from time to time by the Borrowers in respect of each Tranche A Term Loan or Australian Revolving Loan shall constitute an unconditional and irrevocable covenant by ACI in favor of the Person whose name is so inscribed as the Lender in respect of such Loan that ACI will make all payments of principal and interest in respect of the Loan in accordance with this Agreement, make all other payments required by this Agreement to be made by it in respect of such Loan and otherwise perform all of its obligations under this Agreement in full and by the due date.

(iii)                               Each Lender shall record on its internal records (including, without limitation, any promissory note described in subsection 2.1G(iv)) the amount of each Loan made by it and each payment in respect thereof and, in the case of a Lender with respect to each Loan made by it to an Offshore Borrower, the identity of the Offshore Borrower in respect thereof, the amount thereof and each Interest Period applicable thereto; provided that in the event of any inconsistency between the Register and any Lender’s records, the inscriptions in the Register shall govern, absent manifest or demonstrable error.

(iv)                              If so requested by any Lender having Tranche B Term Loan Exposure, US Revolving Loan Exposure or Multicurrency Revolving Loan Exposure by written notice to Owens-Brockway (with a copy to Administrative Agent) at any time, Owens-Brockway shall execute and deliver to such Lender (and/or, if so specified in such notice, any Person who is an assignee of such Lender pursuant to subsection 10.2 hereof), promptly after Owens-Brockway’s receipt of such notice, a promissory note or promissory notes to evidence such Lender’s Tranche B Term Loans, US Revolving Loans or Multicurrency Revolving Loans, as the case may, substantially in the form of Exhibit IV-B and/or Exhibit V hereto.  If so requested by any Lender having Tranche D Term Loan Exposure or Dutch Revolving Loan Exposure by written notice to OIEG (with a copy to Administrative Agent and Borrowers’ Agent) at any time, OIEG shall execute and deliver to such Lender (and/or, if so specified in such notice, any Person who is an assignee of such Lender pursuant to subsection 10.2 hereof), promptly after OIEG’s and Borrowers’ Agent’s receipt of such notice, a promissory note or promissory notes to evidence such Lender’s Tranche D Term Loans or Dutch Revolving Loans, substantially in the form of Exhibit IV-D and/or Exhibit VI hereto, respectively.  If so requested by any Lender having Tranche C Term Loan Exposure or Canadian Revolving Loan Exposure by written notice to O-I Canada (with a copy to Administrative Agent and Borrowers’ Agent), O-I Canada shall execute and deliver to such Lender (and/or, if so specified in such notice, any Person who is an assignee of such Lender pursuant to subsection 10.2 hereof), promptly after O-I Canada’s and Borrowers’ Agent’s receipt of such notice, a promissory note or promissory notes to evidence such Lender’s Canadian Revolving Loans, substantially in the form of Exhibit IV-C and/or Exhibit VI hereto, respectively.  If so requested by any Lender having Swiss Revolving Loan Exposure by written notice to OI Europe (with a copy to Administrative Agent and Borrowers’ Agent), OI Europe shall execute and deliver to such Lender (and/or, if so specified in such notice, any Person who is an assignee of such Lender pursuant to subsection 10.2 hereof), promptly after OI Europe’s and Borrowers’ Agent’s receipt of such notice, a promissory note or promissory notes to evidence such Lender’s Swiss Revolving Loans, substantially in the form of Exhibit VI hereto.  If so requested by any Lender having an Additional Domestic Subsidiary Borrower Exposure by written notice to such Additional Domestic Subsidiary Borrower (with a copy to Administrative Agent and Borrowers’ Agent), the Additional Domestic Subsidiary Borrower shall execute and deliver to such Lender (and/or, if so specified in such notice, any Person who is an assignee of such Lender pursuant to subsection 10.2 hereof), promptly after Additional Domestic Subsidiary Borrower’s and Borrowers’ Agent’s receipt of such notice, a promissory note or promissory notes to evidence such Lender’s Additional Domestic Subsidiary Borrower Loans, substantially in the form of Exhibit VI-O hereto.  If so requested by any Lender having an Additional Foreign Subsidiary Borrower Exposure by written notice to such Additional Foreign Subsidiary Borrower (with a copy to Administrative Agent and Borrowers’ Agent), the Additional Foreign Subsidiary Borrower shall execute and deliver to such Lender (and/or, if so specified in such notice, any Person who is an assignee of such Lender pursuant to subsection 10.2 hereof), promptly after Additional Foreign Subsidiary Borrower’s and Borrowers’ Agent’s receipt of such notice, a promissory note or promissory notes to evidence such Lender’s Additional Foreign Subsidiary Borrower Loans, substantially in the form of Exhibit VI-O hereto.

(v)                                 Tranche A Term Loans and Australian Revolving Loans will be issued by ACI to the Lenders as debentures in inscribed form.  Such issue will be effected by inscription of each Loan and the name of each Lender as described in this subsection 2.1G.  Such inscription shall be made on behalf of ACI for the purposes of issuing the debentures.  In addition, ACI shall execute and deliver to each Lender having Tranche A Term Loans or Australian Revolving Loan Exposure one or more Tranche A Term Loan Notes and/or Australian Revolving Loan Notes, substantially in the form of Exhibit IV-A and/or Exhibit VI hereto, respectively, immediately after the making of such Tranche A Term Loans or Australian Revolving Loans.

From time to time, upon receipt of notice from any Lender (with a copy to Administrative Agent and Borrowers’ Agent) ACI shall execute and deliver additional Tranche A Term Loan Notes and/or Australian Revolving Loan Notes substantially in the form of Exhibit IV-A and/or Exhibit VI hereto to any Person who is an assignee of a Lender of such Type of Loan or Commitment pursuant to subsection 10.2 hereof.

2.2                               Interest on the Loans.

A.                                    Rate of Interest.

(i)                                     All Loans shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to (a) in the case of Loans denominated in Dollars, the Base Rate or the Eurocurrency Rate; (b) in the case of Loans denominated in ADollars, the Eurocurrency Rate; (c) in the case of Loans denominated in Canadian Dollars, the Base Rate or the B/A Discount Rate and (d) in the case of Loans denominated in Euro, the Eurocurrency Rate.  Except for Loans denominated in ADollars and Euro (which must be made and continue as Eurocurrency Rate Loans) and except to the extent that this Agreement specifically provides that certain Loans must be made as, continued as, or converted into Base Rate Loans, the applicable basis for determining the rate of interest with respect to Term Loans, US Revolving Loans, Multicurrency Revolving Loans and Offshore Revolving Loans shall be selected by a Borrower at the time such Borrower gives a Notice of Borrowing pursuant to subsection 2.1E (or is deemed to have given a Notice of Borrowing pursuant to subsection 2.8D) or at the time a Notice of Conversion/Continuation is given pursuant to subsection 2.2D.  Except in the case of Loans denominated in ADollars or Euro, if on any day a Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.  If on any day Loans denominated in ADollars or Euro are outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then such Loan shall be automatically continued as a Eurocurrency Loan with a one month Interest Period.

Term Loans, US Revolving Loans, Multicurrency Revolving Loans and Offshore Revolving Loans shall bear interest through maturity as follows:

(a)                                  if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Base Rate Margin;

(b)                                 if a Eurocurrency Rate Loan, then at the sum of the Eurocurrency Rate plus the Applicable Eurocurrency Margin; or

(c)                                  if a B/A Discount Rate Loan, then at the sum of the B/A Discount Rate plus the Applicable Eurocurrency Margin.

B.                                    Interest Periods.

In connection with each Eurocurrency Rate Loan or B/A Discount Rate Loan, the Borrower requesting such Loan shall elect an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a one, two, three or six month period (or, with Administrative Agent’s consent and if such periods are available to all applicable Lenders, a one, two or three week, or nine or twelve month period); provided that:

(i)                                     the initial Interest Period for any such Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurocurrency Rate Loan or a B/A Discount Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurocurrency Rate Loan or a B/A Discount Rate Loan;

(ii)                                  in the case of immediately successive Interest Periods applicable to a Eurocurrency Rate Loan or a B/A Discount Rate Loan continued as such pursuant to a Notice of Conversion/Continuation or otherwise, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii)                               if an Interest Period with respect to any Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any such Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)                              any Interest Period with respect to any Loan which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(v)                                 no Interest Period with respect to any Tranche A Term Loan shall extend beyond the Tranche A Term Loan Maturity Date;

(vi)                              no Interest Period with respect to any Tranche B Term Loan shall extend beyond the Tranche B Term Loan Maturity Date;

(vii)                           no Interest Period with respect to any Tranche C Term Loan shall extend beyond the Tranche C Term Loan Maturity Date;

(viii)                        no Interest Period with respect to any Tranche D Term Loan shall extend beyond the Tranche D Term Loan Maturity Date;

(ix)                                no Interest Period with respect to any Multicurrency Revolving Loan or Offshore Revolving Loan shall extend beyond the Multicurrency Revolving Loan Commitment Termination Date.

(x)                                   no Interest Period with respect to any US Revolving Loan shall extend beyond the US Revolving Loan Commitment Termination Date

(xi)                                there shall be no more than 20 Interest Periods outstanding at any time with respect to Eurocurrency Rate Loans to Owens-Brockway and any Additional Domestic Subsidiary Borrowers and there shall be no more than (a) 15 Interest Periods outstanding at any time with respect to Australian Revolving Loans and Tranche A Term Loans, (b) 5 Interest Periods outstanding at any time with respect to Canadian Revolving Loans and Tranche C Term Loans, (c) 10 Interest Periods outstanding at any time with respect to Dutch Revolving Loans and Tranche D Term Loans, (d) 10 Interest Periods outstanding at any time with respect to Swiss Revolving Loans, and (e) no more than 10 Interest Periods outstanding at any time with respect to loans to all Additional Foreign Subsidiary Borrowers;

(xii)                             in the event a Borrower fails to specify an Interest Period in the applicable Notice of Borrowing or Notice of Conversion/Continuation, such Borrower shall be deemed to have selected an Interest Period of one month; and

(xiii)                          no Interest Period shall be more than thirty days (and no Base Rate Loan may be converted into a Eurodollar Rate Loan or B/A Discount Rate Loan with an Interest Period of more than thirty days) until the earlier of the  thirtieth day after the Closing Date and the date specified by Administrative Agent to Company on which the primary syndication of the Term Loans, the US Revolving Loan Commitments and the Multicurrency Revolving Loan Commitments has been completed.

C.                                    Interest Payments.  Subject to subsection 2.2E, interest shall be payable on the Loans as follows:

(i)                                     interest on each Base Rate Loan shall be payable in arrears on and to each March 15, June 15, September 15 and December 15 of each year, commencing on June 15, 2011, and at maturity; and

(ii)                                  interest on each Eurocurrency Rate Loan and B/A Discount Rate Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity.

D.                                    Conversion or Continuation.  Subject to the provisions of subsections 2.6 and 2.2B(xii), the applicable Borrower shall have the option (i) to convert at any time all or any part of its outstanding Term Loans (other than Loans denominated in Euro or ADollars which shall always constitute Eurocurrency Rate Loans), US Revolving Loans, Multicurrency Revolving Loans or Offshore Revolving Loans, as the case may be, equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis, and (ii) upon the expiration of any Interest Period applicable to a Eurocurrency Rate Loan or B/A Discount Rate Loan, to continue all or any portion of such Eurocurrency Rate Loan or B/A Discount Rate Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurocurrency Rate Loan, and the succeeding Interest Period(s) of such continued Loan shall commence on the last day of the Interest Period of the Loan to be continued, provided, however, that a Eurocurrency Rate Loan or B/A Discount Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto; and provided, further, that, unless Requisite Lenders otherwise agree, no outstanding Loan may be continued as, or be converted into, a Eurocurrency Rate Loan or B/A Discount Rate Loan when any Event of Default has occurred and is continuing.

The applicable Borrower shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 12:00 Noon (New York time) (i) at least one Business Day in advance of the proposed conversion/continuation date in the case of a conversion to a Base Rate Loan, (ii) at least two Business Days in advance of the proposed conversion/continuation date in the case of a conversion to, or a continuation of, a B/A Discount Rate Loan, (iii) at least three Business Days in advance of the proposed conversion/continuation date in the case of a conversion to, or a continuation of, a Eurocurrency Rate Loan (other than a conversion to, or a continuation of, a Eurocurrency Rate Loan denominated in ADollars) or (iv) at least four Business Days in advance of the proposed conversion/continuation date in the case of a conversion to, or a continuation of, a Eurocurrency Rate Loan denominated in ADollars.  A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and Type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation and (iv) in the case of a conversion to, or a continuation of, a Eurocurrency Rate Loan or B/A Discount Rate Loan, the requested Interest Period.  In lieu of delivering the above described Notice of Conversion/Continuation, the applicable Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided, that, such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date.  Administrative Agent shall promptly notify the Lenders of any Loan becoming subject to a Notice of Conversion/Continuation.

Administrative Agent shall not incur any liability to any Loan Party in acting upon any telephonic notice referred to above which Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of a Borrower in connection with any telephonic notice referred to above or for otherwise acting in good faith under this subsection 2.2D and upon conversion/continuation by Administrative Agent in accordance with this Agreement pursuant to any telephonic notice, such Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

Except as provided in subsection 2.6D, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurocurrency Rate Loan to a B/A Discount Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and upon delivering a Notice of Conversion/Continuation, the relevant Borrower shall be bound to convert or continue in accordance therewith, unless such Borrower pays to Lenders such amounts as may be due under subsection 2.6D(iii) for failure of a conversion to or continuation of any Eurocurrency Rate Loan to occur on the date specified therefor in a Notice of Conversion/Continuation (or telephonic notice in lieu thereof).

E.                                      Post-Maturity Interest.  Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest payable upon demand at the rate otherwise applicable thereto plus 2.00% per annum.

F.                                      Computation of Interest.  Interest on all Loans (except B/A Discount Rate Loans and Base Rate Loans denominated in Canadian Dollars) and reimbursed obligations in respect of L/C Disbursements shall be computed on the basis of the actual number of days elapsed over a year of 360 days, and interest on B/A Discount Rate Loans and Base Rate Loans denominated in Canadian Dollars shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be.  In computing interest on any Loan, the date of the making of the Loan or the first day of an Interest Period, as the case may be, shall be included and the date of payment or the expiration date of an Interest Period, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.  Administrative Agent shall from time to time upon request of any Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate applicable to Loans pursuant to this Agreement reasonably promptly following such request.

G.                                    Interest Act (Canada).  For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

H.                                    Interest Limitations. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by any Borrower in respect of any Loan exceed the maximum rate permitted to be charged by applicable law.  Without limiting the generality of the foregoing, if any provision of this Agreement or any other Loan Documents would obligate O-I Canada to make any payment of interest with respect to the Obligations of O-I Canada or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of interest with respect to the Obligations of O-I Canada at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by that Lender of interest with respect to the Obligations of O-I Canada at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:  (1) first, by reducing the amount or rates of interest required to be paid to the affected Lender under this subsection 2.2H; and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Lender which would constitute interest with respect to the Obligations of O-I Canada for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received an amount in respect of Obligations of O-I Canada in excess of the maximum permitted by that section of the Criminal Code (Canada), then O-I Canada shall be entitled, by notice in writing to the affected Lender, to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to O-I Canada.  Any amount or rate of interest under the Obligations of O-I Canada referred to in this subsection 2.2H shall be determined in accordance with generally accepted actuarial practices and principals at an effective annual rate of interest over the term that any Offshore Revolving Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if related to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the termination of the Offshore Revolving Loan Commitment (with reference to the Obligations of O-I Canada) and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

I.                                         Minimum interest. The rates of interest provided for in this Agreement, including, without limitation this Section 2.2 Interest on the Loans, are minimum interest rates. When entering into this Agreement, the Parties have assumed that the interest payable at the rates set out in this Section 2.2 or in other sections of this Agreement is not and will not become subject to Swiss Withholding Tax.  Notwithstanding that the Parties do not anticipate that any payment of interest will be subject to Swiss Withholding Tax, they agree that, in the event that Swiss Withholding Tax should be imposed on interest payments by an Obligor and if Section 2.7 C. Withholding of Taxes is unenforceable for any reason, the payment of interest due by such Obligor shall be increased to an amount which (after making any deduction of the Non-refundable Portion (as defined below) of Swiss Withholding Tax) results in a payment to each Lender entitled to such payment of an amount equal to the payment which would have been due had no deduction of Swiss Withholding Tax been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount. For the purposes of this Section 2.2.I, Non-refundable Portion of Swiss Withholding Tax shall mean Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35 per cent.) unless a tax ruling issued by the Swiss Federal Tax Administration confirms that, in relation to a specific Lender based on an applicable double tax treaty, the non-refundable portion is a specified lower rate in which case such lower rate shall be applied in relation to such Lender. If requested by a Lender, the relevant Obligor shall provide to the Administrative Agent the documents required by law or applicable double taxation treaties for the Lenders to prepare claims for the refund of any Swiss Withholding Tax so deducted.

2.3                               Fees

A.                                    Commitment Fees.

Subject to subclause 2.11(vi), Owens-Brockway shall pay or cause to be paid, to Administrative Agent (i) for distribution to each Multicurrency Revolving Lender in accordance with such Lender’s Pro Rata Share, commitment fees with respect to the Multicurrency Revolving Loan Commitments, for the period from and including the Closing Date to and excluding the Multicurrency Revolving Loan Commitment Termination Date, equal to the average of the daily excess of the aggregate Multicurrency Revolving Loan Commitments over the Total Utilization of the Multicurrency Revolving Loan Commitments (excluding, for purposes of such calculation, amounts described in clauses (iii) and (vi) of the definition thereof) multiplied by the Applicable Commitment Fee Percentage and (ii) for distribution to each US Revolving Lender in accordance with such Lender’s Pro Rata Share, commitment fees with respect to the US Revolving Loan Commitments, for the period from and including the Closing Date to and excluding the US Revolving Loan Commitment Termination Date, equal to the average of the daily excess of the aggregate US Revolving Loan Commitments over the Total Utilization of the US Revolving Loan Commitments multiplied by the Applicable Commitment Fee Percentage.  Such commitment fees to be computed on the basis of a 360-day year and to be payable in arrears on each Fee Payment Date for the three-month period ending on the day prior to such Fee Payment Date, commencing on the first such date to occur after the Closing Date, and on the Multicurrency Revolving Loan Commitment Termination Date or US Revolving Loan Commitment Termination Date, as the case may be.

B.                                    Other Fees.  Owens-Brockway agrees to pay or cause to be paid an annual administrative fee to Administrative Agent and such other fees to the Joint Lead Arrangers, in each case in the amounts and at the times agreed upon between Owens-Brockway and the applicable Joint Lead Arranger.

2.4                               Repayment and Prepayments; Reductions in Commitments

A.                                    Scheduled Payments of Term Loans.

(i)                             Scheduled Payments of Tranche A Term Loans.  ACI shall make principal payments in ADollars on the Tranche A Term Loans in installments on the dates and in the amounts set forth below:

Date	Scheduled Repayment- Tranche A Term Loans
September 30, 2012	A$	2,125,625.00
December 31, 2012	A$	2,125,625.00
March 31, 2013	A$	2,125,625.00
June 30, 2013	A$	2,125,625.00
September 30, 2013	A$	6,376,875.00
December 31, 2013	A$	6,376,875.00
March 31, 2014	A$	6,376,875.00
June 30, 2014	A$	6,376,875.00
September 30, 2014	A$	8,502,500.00
December 31, 2014	A$	8,502,500.00
March 31, 2015	A$	8,502,500.00
June 30, 2015	A$	8,502,500.00
September 30, 2015	A$	25,507,500.00
December 31, 2015	A$	25,507,500.00
March 31, 2016	A$	25,507,500.00
Tranche A Term Loan Maturity Date	A$	25,509,460.00
Total:	A$	170,051,960.00

; provided that the scheduled installments of principal of the Tranche A Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche A Term Loans in accordance with subsection 2.4B(iii) and increased ratably in connection with any increase of the Tranche A Term Loans pursuant to subsection 2.1A(vii); and provided, further that the Tranche A Term Loans and all other amounts owed hereunder with respect to the Tranche A Term Loans shall be paid in full no later than May 19, 2016, and the final installment payable by ACI in respect of the Tranche A Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by ACI under this Agreement with respect to the Tranche A Term Loans.

(ii)                          Scheduled Payments of Tranche B Term Loans.  Owens-Brockway shall make principal payments on the Tranche B Term Loans in Dollars in installments on the dates and in the amounts set forth below:

Date	Scheduled Repayment - Tranche B Term Loans
September 30, 2012	$7,500,000.00
December 31, 2012	$7,500,000.00
March 31, 2013	$7,500,000.00
June 30, 2013	$7,500,000.00
September 30, 2013	$22,500,000.00
December 31, 2013	$22,500,000.00
March 31, 2014	$22,500,000.00
June 30, 2014	$22,500,000.00
September 30, 2014	$30,000,000.00
December 31, 2014	$30,000,000.00
March 31, 2015	$30,000,000.00
June 30, 2015	$30,000,000.00
September 30, 2015	$90,000,000.00
December 31, 2015	$90,000,000.00
March 31, 2016	$90,000,000.00
Tranche B Term Loan Maturity Date	$90,000,000.00
Total:	$600,000,000.00

; provided that the scheduled installments of principal of the Tranche B Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans in accordance with subsection 2.4B(iii) and increased ratably in connection with any increase of the Tranche B Term Loans pursuant to subsection 2.1A(vii); and provided, further that the Tranche B Term Loans and all other amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than May 19, 2016, and the final installment payable by Owens-Brockway in respect of the Tranche B Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Owens-Brockway under this Agreement with respect to the Tranche B Term Loans.

(iii)                       Scheduled Payments of Tranche C Term Loans.  O-I Canada shall make principal payments on the Tranche C Term Loans in Canadian Dollars on the dates and in the amounts set forth below:

Date	Scheduled Repayment- Tranche C Term Loans (Canadian Dollars)
September 30, 2012	C$	1,453,500.00
December 31, 2012	C$	1,453,500.00
March 31, 2013	C$	1,453,500.00
June 30, 2013	C$	1,453,500.00
September 30, 2013	C$	4,360,500.00
December 31, 2013	C$	4,360,500.00
March 31, 2014	C$	4,360,500.00
June 30, 2014	C$	4,360,500.00
September 30, 2014	C$	5,814,000.00
December 31, 2014	C$	5,814,000.00
March 31, 2015	C$	5,814,000.00
June 30, 2015	C$	5,814,000.00
September 30, 2015	C$	17,442,000.00
December 31, 2015	C$	17,442,000.00
March 31, 2016	C$	17,442,000.00
Tranche C Term Loan Maturity Date	C$	17,442,000.00
Total:	C$	116,280,000

; provided that the scheduled installments of principal of the Tranche C Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche C Term Loans in accordance with subsection 2.4B(iii) and increased ratably in connection with any increase of the Tranche C Term Loans pursuant to subsection 2.1A(vii); and provided, further that the Tranche C Term Loans and all other amounts owed hereunder with respect to the Tranche C Term Loans shall be paid in full no later than May 19, 2016, and the final installment payable by O-I Canada in respect of the Tranche C Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by O-I Canada under this Agreement with respect to the Tranche C Term Loans.

(iv)                      Scheduled Payments of Tranche D Term Loans.  OIEG shall make principal payments on the Tranche D Term Loans in Euro on the dates and in the amounts set forth below:

Date	Scheduled Repayment - Tranche D Term Loans
September 30, 2012	€1,763,750.00
December 31, 2012	€1,763,750.00
March 31, 2013	€1,763,750.00
June 30, 2013	€1,763,750.00
September 30, 2013	€5,291,250.00
December 31, 2013	€5,291,250.00
March 31, 2014	€5,291,250.00
June 30, 2014	€5,291,250.00
September 30, 2014	€7,055,000.00
December 31, 2014	€7,055,000.00
March 31, 2015	€7,055,000.00
June 30, 2015	€7,055,000.00
September 30, 2015	€21,165,000.00
December 31, 2015	€21,165,000.00
March 31, 2016	€21,165,000.00
Tranche D Term Loan Maturity Date	€21,158,474.00
Total:	€141,093,474.00

; provided that the scheduled installments of principal of the Tranche D Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche D Term Loans in accordance with subsection 2.4B(iii) and increased ratably in connection with any increase of the Tranche D Term Loans pursuant to subsection 2.1A(vii); and provided, further that the Tranche D Term Loans and all other amounts owed hereunder with respect to the Tranche D Term Loans shall be paid in full no later than May 19, 2016, and the final installment payable by OIEG in respect of the Tranche D Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by OIEG under this Agreement with respect to the Tranche D Term Loans.

B.                                    Prepayments.

(i)                                     Voluntary Prepayments.  Borrowers may, upon written or telephonic notice to Administrative Agent on or prior to 12:00 Noon (New York time) (i) on the date of prepayment (in the case of Base Rate Loans), (ii) three Business Days’ prior written or telephonic notice (in the case of Eurocurrency Rate Loans (other than Eurocurrency Rate Loans denominated in ADollars) or B/A Discount Rate Loans) or (iii) four Business Days’ prior written or telephonic notice (in the case of Eurocurrency Rate Loans denominated in ADollars), which notice, if telephonic, shall be promptly confirmed in writing to Administrative Agent and which notice Administrative Agent will promptly transmit by telephone, electronic mail or facsimile to each Lender, at any time and from time to time prepay any Term Loan, US Revolving Loan, Multicurrency Revolving Loan or Offshore Revolving Loan in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; provided, however, that if a Eurocurrency Rate Loan or a B/A Discount Rate Loan is prepaid on a date other than the last day of the Interest Period applicable thereto, the prepaying Borrower shall be liable for any payments required by subsection 2.6D(iii).  Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date; provided, that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing of Term Loans, US Revolving Loans, Multicurrency Revolving Loan or Offshore Revolving Loans, such notice of prepayment may be revoked if such refinancing is not consummated.

(ii)                                  Mandatory Prepayments of Loans and Mandatory Reductions of US Revolving Loan Commitments and Multicurrency Revolving Loan Commitments.  The Loans shall be prepaid and/or the US Revolving Loan Commitments and the Multicurrency Revolving Loan Commitments shall be permanently reduced on a pro rata basis, and/or to the extent set forth in subsection 2.4B(iii), the L/C Collateral Account shall be funded in each case in the amount and under the circumstances set forth below:

Prepayments from Net Asset Sale Proceeds.  (i) No later than the third Business Day after the date of receipt by Company or any of the Loan Parties of any Net Asset Sale Proceeds in respect of any Triggering Asset Sale by Company or any such Loan Parties, the Borrowers shall (A) prepay Term Loans in an amount equal to the lesser of (x) the portion of the Net Asset Sale Proceeds permitted to be applied to the Term Loans under the terms of the Intercreditor Agreement, and (y) the aggregate amount of Term Loans outstanding, and/or (B) if and to the extent required by subsection 2.4B(iii), permanently reduce the US Revolving Loan Commitments and the Multicurrency Revolving Loan Commitments on a pro rata basis by an amount equal to the respective US Revolving Loan Commitments and Multicurrency Revolving Loan Commitments, as the case may be, multiplied by the positive difference (if any) between the Net Asset Sale Proceeds permitted to be applied to the Term Loans under the terms of the Intercreditor Agreement and amounts applied to the Term Loans under clause (i)(A) of this subsection (a), and (ii) in the event of a Triggering Asset Sale by a foreign Wholly-Owned Subsidiary of Company that is not an Offshore Borrower or Offshore Guarantor, not later than the third Business Day after receipt by such Restricted Foreign Subsidiary of any Net Asset Sale Proceeds, if and to the extent such Net Asset Sale Proceeds may be repatriated or otherwise transferred (by reason of payment of intercompany note or otherwise) to a Borrower or Borrowers with Term Loans outstanding without (in the reasonable judgment of Company) resulting in a material tax or other liability to Company or its Restricted Subsidiaries, such Net Asset Sale Proceeds shall be applied pursuant to clause (i), above.

Prepayments from Excess Cash Flow.  No later than one hundred (100) days after the last day of such Fiscal Year (commencing with the Fiscal

Year ending December 31, 2012), if there shall be Consolidated Excess Cash Flow for such Fiscal Year, the Consolidated Leverage Ratio as of the end of such Fiscal Year is greater than 3.50:1 and Owens-Brockway’s senior secured debt ratings are below BB- by S&P or below Ba3 from Moody’s (or Owens-Brockway fails to maintain a senior secured debt rating from S&P or Moody’s), Borrowers shall prepay the Term Loans in the manner set forth in subsection 2.4B(iii) in an amount equal to 50% of such Consolidated Excess Cash Flow.

Prepayments and Reductions from Net Insurance/Condemnation Proceeds.  No later than ten days following the date of receipt by Collateral Agent or by Company or any of its Restricted Subsidiaries that are Loan Parties (including Borrowers) of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans and/or permanently reduce the US Revolving Loan Commitments and the Multicurrency Revolving Loan Commitments on a pro rata basis pursuant to the provisions of subsection 5.4B, the Borrowers shall (i) prepay the Term Loans in an amount equal to the lesser of (A) the portion of the Net Insurance/Condemnation Proceeds permitted to be applied to the Loans under the terms of the Intercreditor Agreement and (B) the aggregate amount of Loans outstanding, and/or (ii) if and to the extent required by subsection 2.4B(iii), permanently reduce the US Revolving Loan Commitments and the Multicurrency Revolving Loan Commitments on a pro rata basis by an amount equal to the respective US Revolving Loan Commitments and Multicurrency Revolving Loan Commitments, as the case may be, multiplied by the positive difference (if any) between the Net Insurance/Condemnation Proceeds permitted to be applied to the Loans under the terms of the Intercreditor Agreement and amounts applied to the Term Loans under clause (i) of this subsection (c).

Prepayments and Reductions from Net Debt Proceeds.  No later than the third Business Day after the date of receipt by Company, Owens-Brockway or any or the Subsidiary Guarantors of any Net Debt Proceeds from the issuance of Permitted Secured Debt issued following the Closing Date, (i) the Borrowers of Term Loans shall prepay the Term Loans in an amount equal to such Net Debt Proceeds and (ii) if, and to the extent required by subsection 2.4B(iii), the US Revolving Loan Commitments and the Multicurrency Revolving Loan Commitments shall be permanently reduced on a pro rata basis by an amount equal to the positive difference (if any) between the Net Debt Proceeds and the amounts thereof applied to the Term Loans under clause (i) of this subsection (d);  provided, that the Borrower’s Agent may elect by written notice to the Administrative Agent on or prior to the third Business Day following receipt of such Net Debt Proceeds, to reduce the amount of any required prepayment or commitment reduction, as the case may be, under this subsection 2.4B(ii)(d) by up to the maximum amount of Loans and Commitments permitted to be added to this Agreement pursuant to subsection 2.1A(vii) (any Permitted Secured Debt for which such election is made being referred to as “Accordion-Reducing Permitted Secured Debt”).

[RESERVED]

Prepayments due to Excess Total Utilization.  Owens-Brockway and/or Additional Domestic Subsidiary Borrowers, as the case may be, shall make such prepayments of Multicurrency Revolving Loans (and cause the relevant Offshore Borrowers to make prepayments of Offshore Revolving Loans) to the extent necessary so that the Total Utilization of Multicurrency Revolving Loan Commitments at any time does not exceed the Multicurrency Revolving Loan Commitments then in effect.  Owens-Brockway and/or Additional Domestic Subsidiary Borrowers, as the case may be, shall make such prepayments of US Revolving Loans to the extent necessary so that the Total Utilization of US Revolving Loan Commitments at any time does not exceed the US Revolving Loan Commitments then in effect.  ACI shall make prepayments of the Australian Revolving Loans to the extent necessary so that the Total Utilization of Australian Revolving Loan Commitments does not exceed the Offshore Sublimit then in effect for ACI.  O-I Canada shall make prepayments of the Canadian Revolving Loans to the extent necessary so that the Total Utilization of Canadian Revolving Loan Commitments does not exceed the Offshore Sublimit then in effect for O-I Canada.  OIEG shall make prepayments of the Dutch Revolving Loans to the extent necessary so that the Total Utilization of Dutch Revolving Loan Commitments does not exceed the Offshore Sublimit then in effect for OIEG.  OI Europe shall make prepayments of the Swiss Revolving Loans to the extent necessary so that the Total Utilization of Swiss Revolving Loan Commitments does not exceed the Offshore Sublimit then in effect for OI Europe.

Officers’ Certificate.  Concurrently with any prepayment of the Loans and/or reduction of the US Revolving Loan Commitments and the Multicurrency Revolving Loan Commitments on a pro rata basis pursuant to subsections 0-(d) above, the prepaying or reducing Borrowers or Borrowers’ Agent shall deliver to Administrative Agent an Officers’ Certificate setting forth in reasonable detail the calculation of the amount of the applicable Net Asset Sale Proceeds, Consolidated Excess Cash Flow, Net Insurance/Condemnation Proceeds or Net Debt Proceeds, as the case may be, that gave rise to such prepayment and/or reduction.

(iii)                               Application of Prepayments.  Any voluntary prepayments pursuant to subsection 2.4B(i) above shall be applied as specified by the applicable Borrower in the applicable notice of prepayment; provided that in the event the applicable Borrower fails to specify the Loans to which any such prepayment by it shall be applied, such prepayment shall be applied first to repay outstanding US Revolving Loans, Multicurrency Revolving Loans and Offshore Revolving Loans ratably, in accordance with their respective outstanding principal balances to the full extent thereof, second to repay outstanding Term Loans ratably, in accordance with their respective outstanding principal balances to the full extent thereof, and third to the L/C Collateral Account until the L/C Collateral Account holds an amount equal to the Aggregate Available Amount (as defined in the Security Agreement).  Any mandatory prepayment pursuant to subsections 0-(d) above shall be applied as set forth in such subsections; provided that the

US Revolving Loan Commitments and Multicurrency Revolving Loan Commitment shall only be permanently reduced as provided for in subsections 2.4B(ii)(a) and (c) to the extent of, if any, an increase thereof after the Closing Date pursuant to subsection 2.1A(vii); provided further that mandatory prepayments of the Term Loans shall be made among the Tranche A Term Loans, Tranche B Term Loans, Tranche C Term Loans, Tranche D Term Loans, Additional Term Loans (if any) and Refinancing Term Loans (if any) in a manner specified by Borrowers’ Agent (and if no such manner is specified, ratably in accordance with their outstanding principal amounts); and amounts applied to any particular tranche of Term Loans shall be applied first to reduce the scheduled installments of principal of the applicable Term Loans set forth in subsection 2.4B due within 12 months of such repayment and second to reduce all remaining installments pro rata (except for mandatory prepayments of Term Loans under subsection 0, which shall be applied to all such installments in forward order of maturity); provided further, if at the time of such mandatory prepayment, the Term Loans have been repaid in full and (to the extent such prepayment is required to be applied to the Multicurrency Revolving Loan Commitments) the amount of such prepayment exceeds the sum of the Multicurrency Revolving Loan Commitments then in effect the amount by which such prepayment exceeds such amount shall be applied to the L/C Collateral Account until the L/C Collateral Account holds an amount equal to the Aggregate Available Amount (as defined in the Security Agreement).  Any mandatory prepayment of any Type of Term Loans, Multicurrency Revolving Loans or Offshore Revolving Loans shall be applied first to Base Rate Loans of the applicable Type to the full extent thereof before application to Eurocurrency Rate Loans or B/A Discount Rate Loans of such Type as determined by Administrative Agent, in each case in a manner which minimizes the amount of any payments required to be made by the applicable Borrowers pursuant to subsection 2.6D(iii).  All prepayments of Eurocurrency Rate Loans, B/A Discount Rate Loans, Term Loans and Offshore Revolving Loans shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal.

C.                                    Manner and Time of Payment.  Except as provided in subsection 2.7C or 2.8F, all payments of principal, interest and fees hereunder and under the Loans by Borrowers shall be made without defense, setoff, counterclaim or other deduction and in Same Day Funds and delivered to Administrative Agent not later than 12:00 Noon (New York time) on the date due at the Funding and Payment Office for the account of Lenders, in the applicable currency; funds received by Administrative Agent after the applicable time shall be deemed to have been paid by the relevant Borrower on the next succeeding Business Day.  Company and each Borrower hereby authorize Administrative Agent to charge their accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest and fees due hereunder (subject to sufficient funds being available in its accounts for that purpose); provided that Administrative Agent shall give Company or the Borrower whose accounts are being so charged notice of such charges prior thereto or as soon as reasonably practicable thereafter.

D.                                    Apportionment of Payments.  Aggregate principal and interest payments in respect of Term Loans, US Revolving Loans, Multicurrency Revolving Loans and Offshore Revolving Loans and, to the extent payments are made by Borrowers after payments have been made by Lenders pursuant to subsection 2.8E, payments in respect of Letters of Credit, shall be apportioned among the Term Loans, US Revolving Loans, Multicurrency Revolving Loans, Offshore Revolving Loans and reimbursement obligations in respect of Letters of Credit to which such payments relate, payments of the aggregate commitment fees and Letter of Credit commissions shall be apportioned ratably among the US Revolving Lenders and the Multicurrency Revolving Lenders, in each case proportionally to their respective Pro Rata Shares.  All principal and interest payments in respect of the Domestic Overdraft Account shall be transferred to and retained by Administrative Agent; provided that Administrative Agent shall distribute to each Lender that has purchased a participation in amounts due with respect to the Domestic Overdraft Account pursuant to subsection 2.1B such Lender’s Pro Rata Share of any payments subsequently received by Administrative Agent in respect of such amounts due with respect to the Domestic Overdraft Account.  All principal and interest payments in respect of any Offshore Overdraft Account shall be transferred to and retained by the relevant Offshore Overdraft Provider; provided that such Offshore Overdraft Provider shall transfer to the Administrative Agent that portion of any payments subsequently received by such Offshore Overdraft Provider in respect of amounts due with respect to such Offshore Overdraft Account necessary to permit Administrative Agent to distribute to each Lender that has purchased a participation in such amounts due pursuant to subsection 2.1D such Lender’s Pro Rata Share of such payments.  Administrative Agent (or, in the case of payments received by any Issuing Lender from a Borrower after payments have been made to such Issuing Lender by Lenders pursuant to subsection 2.8C, such Issuing Lender) shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as any Lender may request, its share of all such payments in respect of Term Loans, US Revolving Loans, Multicurrency Revolving Loans, Letters of Credit, the Domestic Overdraft Account, the Offshore Overdraft Accounts and Offshore Revolving Loans received by Administrative Agent (or such Issuing Lender) and the commitment fees of such Lender when received by Administrative Agent pursuant to subsection 2.3A.  Notwithstanding the foregoing provisions of this subsection 2.4D, (i) if, pursuant to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of Eurocurrency Rate Loans or B/A Discount Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter and (ii) from and after the occurrence of the CAM Exchange Date, Administrative Agent shall apportion all payments received by it in the manner specified in Section 7 and Section 2.10.

E.                                      Payments on Non-Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees and other fees hereunder, as the case may be.

F.                                      Notation of Payment.  Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein to a Federal Reserve Bank pursuant to subsection 10.2D), that Lender will make a notation thereon of all Loans and principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Borrower obligated under such Note and Administrative Agent of the name and address of the transferee of that Note; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note or to notify such Borrower or Administrative Agent of the name and address of such transferee shall not limit or otherwise affect the obligation of such Borrower hereunder or under such Note with respect to any Loan and payments of principal or interest hereunder or on any such Note.

G.                                    Voluntary Reductions of Commitments and Offshore Sublimits.  Borrowers’ Agent shall have the right, at any time and from time to time, (i) to terminate in whole or permanently reduce in part, without premium or penalty, the US Revolving Loan Commitments in an amount up to the amount by which the US Revolving Loan Commitments exceed the Total Utilization of US Revolving Loan Commitments at the time of such proposed termination or reduction, (ii) to terminate in whole or permanently reduce in part, without premium or penalty, the Multicurrency Revolving Loan Commitments in an amount up to the amount by which the Multicurrency Revolving Loan Commitments exceed the Total Utilization of Multicurrency Revolving Loan Commitments at the time of such proposed termination or reduction, (iii) to terminate in whole or permanently reduce in part, without premium or penalty, the Australian Revolving Loan Commitments in an amount up to the amount by which the Australian Revolving Loan Commitments exceed the Total Utilization of Australian Revolving Loan Commitments at the time of such proposed termination or reduction, (iv) to terminate in whole or permanently reduce in part, without premium or penalty, the Canadian Revolving Loan Commitments in an amount up to the amount by which the Canadian Revolving Loan Commitments exceed the Total Utilization of Canadian Revolving Loan Commitments at the time of such proposed termination or reduction, (v) to terminate in whole or permanently reduce in part, without premium or penalty, the Dutch Revolving Loan Commitments in an amount up to the amount by which the Dutch Revolving Loan Commitments exceed the Total Utilization of the Dutch Revolving Loan Commitments at the time of such proposed termination or reduction, and (vi) to terminate in whole or permanently reduce in part, without premium or penalty, the Swiss Revolving Loan Commitments in an amount up to the amount by which the Swiss Revolving Loan Commitments exceed the Total Utilization of the Swiss Revolving Loan Commitments at the time of such proposed termination or reduction.

Borrowers’ Agent shall give not less than three Business Days’ prior written notice to Administrative Agent designating the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction.  Promptly after receipt of a notice of such termination or partial reduction, Administrative Agent shall notify each Lender of the proposed termination or partial reduction.  Such termination or partial reduction of any of the Offshore Revolving Loan Commitments, US Revolving Loan Commitment or the Multicurrency Revolving Loan Commitments, as the case may be, shall be effective on the date specified in the notice delivered by Borrowers’ Agent and shall reduce the applicable Offshore Revolving Loan Commitment, US Revolving Loan Commitment or Multicurrency Revolving Loan Commitment, as the case may be, of each Lender proportionately to its Pro Rata Share.  Any such partial reduction of the Multicurrency Revolving Loan Commitments, the US Revolving Loan Commitment or the Offshore Revolving Loan Commitments shall be in an aggregate minimum amount of $5,000,000, and integral multiples of $1,000,000 in excess of that amount.

2.5                               Use of Proceeds

A.                                    US Revolving Loans, Multicurrency Revolving Loans and Offshore Revolving Loans; Term Loans; Additional Term Loans; Refinancing Term Loans.  The proceeds of any Multicurrency Revolving Loans and US Revolving Loans shall be used to provide for general corporate purposes (including working capital requirements) of Company, Borrowers and their respective Restricted Subsidiaries, which may include the repayment of obligations outstanding under the Existing Credit Agreement and payment of fees and expenses related to this Agreement, the payment of the Domestic Overdraft Amount pursuant to subsection 2.1B, the reimbursement to any Issuing Lender of any amounts drawn under any Letters of Credit issued by such Issuing Lender for the account of Owens-Brockway as provided in subsection 2.8D, the payment or prepayment of the Term Loans, the making of intercompany loans and dividends to Company and its Restricted Subsidiaries for their own general corporate purposes and the making of other Restricted Junior Payments permitted by subsection 6.5.  The proceeds of any Offshore Revolving Loans shall be used to provide for the working capital requirements and general corporate purposes of the applicable Offshore Borrower and its Restricted Subsidiaries, which may include the payment of Offshore Overdraft Amounts pursuant to subsection 2.1D, the reimbursement to any Issuing Lender of any amounts drawn under any Letters of Credit issued by such Issuing Lender for the account of an Offshore Borrower as provided in subsection 2.8D and the making and repayment of intercompany loans to such Restricted Subsidiaries for their own general corporate purposes.  The proceeds of the Term Loans shall be used to (i) repay all obligations outstanding under the Existing Credit Agreement, (ii) repay, redeem or repurchase all or any portion of the 2014 Senior Notes and to pay related fees, expenses and premiums and (iii) to pay fees and expenses related to this Agreement, with any remainder to be used to provide for general corporate purposes (including working capital requirements) of Company, Borrowers and their respective Restricted Subsidiaries.  The proceeds of any Additional Term Loans or Refinancing Term Loans may be used for any lawful purpose not prohibited by this Agreement.

B.                                    Letters of Credit.  Letters of Credit shall be issued solely for the purposes specified in the definitions of Commercial Letter of Credit and Standby Letter of Credit.

C.                                    Margin Regulations.  No portion of the proceeds of any borrowing under this Agreement shall be used by any Borrower in any manner which would cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T, or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6                               Special Provisions Governing Eurocurrency Rate Loans and B/A Discount Rate Loans

Notwithstanding other provisions of this Agreement, the following provisions shall govern with respect to Eurocurrency Rate Loans and B/A Discount Rate Loans as to the matters covered:

A.                                    Determination of Interest Rate.  As soon as practicable after 11:00 A.M. (New York time) on each Interest Rate Determination Date with respect to Eurocurrency Rate

Loans and 11:00 A.M. (New York time) on the first day of an applicable Interest Period in the case of B/A Discount Rate Loans, Administrative Agent shall determine in accordance with the definitions of “Eurocurrency Rate” and “B/A Discount Rate” (which determination shall, absent manifest or demonstrable error, be final, conclusive and binding upon all parties) the interest rate which shall apply to the Loans for which an interest rate is then being determined for the applicable Interest Period (subject to any changes in the Applicable Eurocurrency Margin pursuant to the terms of the definition thereof) and shall promptly give notice thereof (in writing or by telephone and confirmed in writing) to the applicable Borrowers and to each affected Lender.

B.                                    Substituted Rate of Borrowing.  In the event that on any Interest Rate Determination Date any Lender (including Administrative Agent in its capacity as a Lender) shall have determined (which determination shall, absent manifest or demonstrable error, be final and conclusive and binding upon all parties but, with respect to the following clauses (i) and (ii)(b), shall be made only after consultation with the applicable Borrower and Administrative Agent) that:

(i)                                     by reason of any changes arising after the date of this Agreement affecting the applicable interbank markets or affecting the position of that Lender in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definitions of Eurocurrency Rate or B/A Discount Rate with respect to the Eurocurrency Rate Loans and B/A Discount Rate Loans, respectively, as to which an interest rate determination is then being made; or

(ii)                                  by reason of (a) any change after the date hereof in any applicable law or governmental rule, regulation or order (or any interpretation thereof and including the introduction of any new law or governmental rule, regulation or order) or (b) other circumstances affecting that Lender or the Eurocurrency or B/A Discount Rate Loan markets or the position of that Lender in either such market (such as for example, but not limited to, official reserve requirements required by Regulation D or by the Bank of England, the Financial Services Authority, the European Central Bank or any other relevant monetary or regulatory authority to the extent not given effect in the Eurocurrency Rate but excluding, however, differences in a Lender’s cost of funds from those of Administrative Agent which are solely the result of credit differences between such Lender and Administrative Agent), the Eurocurrency Rate or the B/A Discount Rate shall not represent the effective pricing to that Lender for Dollar, Euro, Canadian Dollar or ADollar deposits of comparable amounts for the relevant period;

then, and in any such event, that Lender shall be an Affected Lender and it shall promptly (and in any event as soon as possible after being notified of a borrowing, conversion or continuation) give notice (by telephone and confirmed in writing) to the applicable Borrower and Administrative Agent (which notice Administrative Agent shall promptly transmit to each other relevant Lender) of such determination.  Subject to subsection 2.6D, thereafter the applicable Borrower shall pay to the Affected Lender with respect to such Borrower’s Eurocurrency Rate Loans and/or B/A Discount Rate Loans, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Affected Lender in its sole discretion shall reasonably determine) as shall be required to cause the Affected Lender to receive interest with respect to such Affected Lender’s Eurocurrency Rate Loans and/or B/A Discount Rate Loans for the Interest Period(s) following that Interest Rate Determination Date at a rate per annum equal to the sum of the effective pricing to the Affected Lender for Dollar deposits, Euro deposits, Canadian Dollar deposits or ADollar deposits, as applicable, to make or maintain its Eurocurrency Rate Loans and/or B/A Discount Rate Loans plus the Applicable Eurocurrency Margin.  A certificate as to additional amounts owed the Affected Lender, showing in reasonable detail the basis for the calculation thereof, submitted in good faith to the relevant Borrower and Administrative Agent by the Affected Lender shall, absent manifest or demonstrable error, be final and conclusive and binding upon all of the parties hereto.

C.                                    Required Termination and Prepayment.  If on any date any Lender shall have reasonably determined (which determination shall, absent manifest or demonstrable error, be final and conclusive and binding upon all parties) that the making or continuation of its Eurocurrency Rate Loans, B/A Discount Rate Loans or Loans to an Offshore Borrower has become unlawful by compliance by that Lender in good faith with any law, governmental rule, regulation or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, that Lender shall be an Affected Lender and it shall promptly give notice (by telephone and confirmed in writing) to the applicable Borrower, Administrative Agent (which notice Administrative Agent shall promptly transmit to each Lender) of that determination.  Subject to the following subsection 2.6D, the obligation of the Affected Lender to make or maintain its Eurocurrency Rate Loans, B/A Discount Rate Loans or Loans to an Offshore Borrower, as the case may be, during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect or when required by law and Owens-Brockway or the relevant Offshore Borrower shall, no later than the termination of the Interest Period in effect at the time any such determination pursuant to this subsection 2.6C is made, or earlier when required by law, repay the Eurocurrency Rate Loans, B/A Discount Rate Loans or other applicable Loans, as the case may be, of the Affected Lender, together with all interest accrued thereon.

D.                                    Options of Borrowers.  In lieu of paying an Affected Lender such additional moneys as are required by subsection 2.6B or the prepayment of an Affected Lender required by subsection 2.6C, Borrowers may exercise any one of the following options:

(i)                                     If the determination by an Affected Lender relates only to Eurocurrency Rate Loans or B/A Discount Rate Loans then being requested by a Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, such Borrower may by giving notice (by telephone and confirmed in writing) to Administrative Agent (who shall promptly give similar notice to each relevant Lender) no later than the date immediately prior to the date on which such Eurocurrency Rate Loans or B/A Discount Rate Loans are to be made, converted or continued, withdraw as to the Affected Lender that Notice of Borrowing or such Notice of Conversion/Continuation and such Affected Lender shall thereupon make or maintain its Pro Rata Share of the Loan then being requested, converted or continued as a Base Rate Loan;

(ii)                                  Upon written notice to Administrative Agent, the applicable Borrower may terminate the obligations of Lenders to make or maintain Loans as, and to convert Loans into, Eurocurrency Rate Loans or B/A Discount Rate Loans, as applicable, and, in any such event, the applicable Borrower shall, prior to the time any payment pursuant to subsection 2.6C is required to be made or, if the provisions of subsection 2.6B are applicable, at the end of the then current Interest Period, convert all of the Eurocurrency Rate Loans (other than any such Loans denominated in ADollars or Euro) and/or B/A Discount Rate Loans, as applicable, into Base Rate Loans in the manner contemplated by subsection 2.2D but without satisfying the advance notice requirements therein;

(iii)                               The applicable Borrower may give notice (by telephone and confirmed in writing) to the Affected Lender and Administrative Agent and require the Affected Lender to make the Eurocurrency Rate Loan or B/A Discount Rate Loan then being requested as a Base Rate Loan or to continue to maintain its outstanding Base Rate Loan then the subject of a Notice of Conversion/ Continuation as a Base Rate Loan or to convert its Eurocurrency Rate Loans or B/A Discount Rate Loans then outstanding that are so affected into Base Rate Loans at the end of the then current Interest Period (or at such earlier time as prepayment is otherwise required to be made pursuant to subsection 2.6C) in the manner contemplated by subsection 2.2D but without satisfying the advance notice requirements therein, that notice to pertain only to the Loans of the Affected Lender and to have no effect on the obligations of the other Lenders to make or maintain Eurocurrency Rate Loans or B/A Discount Rate Loans or to convert Base Rate Loans into Eurocurrency Rate Loans or B/A Discount Rate Loans; or

(iv)                              Solely with respect to Loans denominated in Euro or ADollars, the applicable Borrower may give notice (by telephone and confirmed in writing) to the Affected Lender and Administrative Agent and require the Affected Lender to make the Eurocurrency Rate Loan then being requested at a rate determined by the Administrative Agent as the all in cost of funds for such Affected Lender to fund a borrowing of Loans denominated in Euros or ADollars, as applicable, with maturities comparable to the Interest Period applicable thereto, so long as such Affected Lender may legally do so.

E.                                      Compensation.  The applicable Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurocurrency Rate Loans or B/A Discount Rate Loans, and any loss sustained by that Lender in connection with the re-employment of such funds but excluding Excluded Taxes), which that Lender may sustain with respect to Borrowers’ Eurocurrency Rate Loans or B/A Discount Rate Loans:  (i) if for any reason (other than a default by that Lender) a borrowing of any Eurocurrency Rate Loan or B/A Discount Rate Loan does not occur on a date specified therefor in a Notice of Borrowing, a Notice of Conversion/Continuation or a telephonic request for borrowing or conversion/continuation or a successive Interest Period does not commence after notice therefor is given pursuant to subsection 2.2D, (ii) if any prepayment or other principal payment of any of its Eurocurrency Rate Loans or B/A Discount Rate Loans occurs on a date prior to the last day of the Interest Period applicable to that Loan, (iii) if any prepayment of any of such Lender’s Eurocurrency Rate Loans or B/A Discount Rate Loans is not made on any date specified in a notice of prepayment given by the applicable Borrower, or (iv) as a consequence of any other default by such Borrower to repay such Lender’s Eurocurrency Rate Loans or B/A Discount Rate Loans when required by the terms of this Agreement.

F.                                      Quotation of Eurocurrency Rate.  Anything herein to the contrary notwithstanding, if on any Interest Rate Determination Date no Eurocurrency Rate is available by reason of the failure of all Reference Lenders to provide offered quotations to Administrative Agent in accordance with the definition of “Eurocurrency Rate,” Administrative Agent shall give Borrowers and each Lender prompt notice thereof and the Loans other than Loans denominated in Euro or ADollars requested shall be made as Base Rate Loans and all such Loans denominated in Euro or ADollars shall bear interest at a rate determined by Administrative Agent as the all-in cost of funds for such Lender to fund a borrowing of Loans denominated in Euros or ADollars, as applicable, with maturities comparable to the Interest Period applicable thereto.

G.                                    Market Disruption with Respect to B/A Discount Rate Loans.

If Administrative Agent makes a determination (acting reasonably and in good faith), which determination shall be conclusive and binding upon O-I Canada, and notifies O-I Canada, that there no longer exists an active market for bankers’ acceptances, or for B/A Discount Rate Loans by the applicable Lenders, then:

(a) the right of O-I Canada to request B/A Discount Rate Loans from any Lender shall be suspended until Administrative Agent determines that the circumstances causing such suspension no longer exist, and so notifies O-I Canada;

(b) any outstanding Notice of Borrowing requesting a B/A Discount Rate Loan shall be deemed to be a Notice of Borrowing requesting a Base Rate Loan in the amount specified in the original Notice of Borrowing, unless O-I Canada withdraws such original Notice by written notice to the Administrative Agent received no later than noon (Toronto time) one Business Day prior to the date of the requested Borrowing specified in such original Notice;

(c) any outstanding Notice of Conversion requesting a conversion of a Base Rate Loan into a B/A Discount Rate Loan shall be deemed to be a Notice of Continuation requesting a continuation of such Loan as a Base Rate Loan; and

(d) any outstanding Notice of Continuation requesting a continuation of a B/A Discount Rate Loan shall be deemed to be a Notice of Conversion requesting a conversion of such Loan into a Base Rate Loan.

Administrative Agent shall promptly notify O-I Canada and the applicable Lenders of any suspension of O-I Canada’s right to request the B/A Discount Rate Loans and of any termination of any such suspension.

H.                                    Booking of Loans.  Any Lender may make, carry or transfer Loans at, to, or for the account of, any of its branch offices or the office of an Affiliate of that Lender.

I.                                         Assumptions Concerning Funding of Eurocurrency Rate Loans.  Calculation of all amounts payable to a Lender under this subsection 2.6 shall be made with respect to Eurocurrency Rate Loans, as though that Lender had actually funded its relevant

Eurocurrency Rate Loan through the purchase of a deposit bearing interest at the rate obtained pursuant to the definition of Eurocurrency Rate in an amount equal to the amount of that Eurocurrency Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurocurrency Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the calculation of amounts payable under this subsection 2.6.

J.                                      Eurocurrency Rate Loans and B/A Discount Rate Loans After Default.  Unless Requisite Lenders shall otherwise agree, after the occurrence of and during the continuance of an Event of Default, no Borrower may elect to have a Loan be made or maintained as, or converted to, a Eurocurrency Rate Loan or B/A Discount Rate Loan after the expiration of any Interest Period then in effect for that Loan.

K.                                    Affected Lenders’ Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after it becomes aware, or is notified by a Borrower, of the occurrence of an event or the existence of a condition that would cause it to be an Affected Lender under subsection 2.6B or 2.6C, it will, to the extent not inconsistent with such Lender’s internal policies, use reasonable commercial efforts to make, fund or maintain the affected Loans of such Lender through another lending office of such Lender if as a result thereof the additional moneys which would otherwise be required to be paid in respect of such Loans pursuant to subsection 2.6B would be materially reduced or the illegality or other adverse circumstances which would otherwise require prepayment of such Loans pursuant to subsection 2.6C would cease to exist and if, as determined by such Lender, in its sole discretion, the making, funding or maintaining of such Loans through such other lending office would not otherwise materially adversely affect such Loans or such Lender.  The applicable Borrower hereby agrees to pay all reasonable expenses incurred by any Lender in utilizing another lending office of such Lender pursuant to this subsection 2.6K.

L.                                     Calculation of Spot Rates.  On each Calculation Date with respect to any Offshore Currency or, in the case of a Letter of Credit, other non-Dollar currency, the Administrative Agent shall determine the Spot Rate as of such Calculation Date with respect to such currency (it being acknowledged and agreed that Administrative Agent shall use the Spot Rates so calculated for the purposes of determining compliance with subsections 2.1A(v) and 2.1C with respect to any borrowing request and subsection 2.8A(i) with respect to any request for a Letter of Credit denominated in a non-Dollar currency, but shall not use such Spot Rate for purposes of calculating the Dollar Equivalent of Loans made in an Offshore Currency for purposes of calculating the Total Utilization of Multicurrency Revolving Loan Commitments for purposes of calculating commitment fees under subsection 2.3A(i)).  Any Spot Rate so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (each, a “Reset Date”) and shall remain effective until the next succeeding Reset Date.  Administrative Agent shall promptly notify Borrowers of each determination of a Spot Rate hereunder.  Solely for purposes of calculating the Total Utilization of Multicurrency Revolving Loan Commitments for purposes of calculating commitment fees under subsection 2.3A(i), Administrative Agent shall determine the Dollar Equivalent of any Loan made in an Offshore Currency based on the Spot Rate as of the date such Loan is made and the amount so determined shall be deemed to be the Dollar Equivalent of such Loan for such purpose until such Loan is repaid.

2.7                               Capital Adequacy Adjustment; Increased Costs; Taxes

A.                                    Capital Adequacy.  If any Lender shall have determined in good faith that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof after the date hereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within fifteen Business Days after receipt by Borrowers from such Lender of the statement referred to in the next sentence, Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction; provided that a Lender shall not be entitled to avail itself of the benefit of this subsection 2.7A to the extent that any such reduction in return was incurred more than 135 days prior to the time it first makes a demand therefor, unless the circumstance giving rise to such reduced return arose or became applicable retrospectively, in which case no time limit shall apply (provided that such Lender has notified Borrowers within 135 days from the date such circumstances arose or became applicable).  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this subsection 2.7A, will give prompt written notice thereof to Borrowers’ Agent (with a copy to Administrative Agent), which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts.  Any change arising from (i) the enactment or enforcement of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, or any rules, regulations, interpretations, guidelines or directives promulgated thereunder and (ii) all requests, rules, guidelines or directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, be considered a change in law under this subsection and for all other purposes of this Agreement.  In determining such additional amounts pursuant to this subsection, each Lender shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts receivable relate to such Lender’s loans in general and are not specifically attributable to a Loan hereunder, use averaging and attribution methods which are reasonable and which cover all loans similar to the Loans made by such Lender whether or not the loan documentation for such other loans permits the Lender to receive increased costs of the type described in this subsection 2.7A.

B.                                    Compensation for Increased Costs and Taxes.  Subject to the provisions of subsection 2.7C (which shall be conclusive with respect to the matters covered thereby), in the event that any Lender shall determine in good faith (which determination shall, absent manifest or demonstrable error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that is adopted after the date hereof and having general applicability to all comparably situated Lenders within the jurisdiction in which such Lender operates, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority, including, without limitation, any agency of the European Monetary Union (whether or not having the force of law):

(i)                                     subjects such Lender (or its applicable lending office) to any additional Tax (other than any Excluded Tax or Covered Tax subject to subsection 2.7C) with respect to this Agreement or any of the Loans or any of its obligations hereunder, or changes the basis of taxation of payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

(ii)                                  imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurocurrency Rate Loans that are reflected in the definition of Eurocurrency Rate); or

(iii)                               imposes any other condition on or affecting such Lender (or its applicable lending office) or its obligations hereunder or any applicable interbank market, other than (x) with respect to Taxes and (y) any differences in a Lender’s cost of funds from those of the Administrative Agent which are solely the result of credit differences between such Lender and Administrative Agent.

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Owens-Brockway shall promptly pay (or cause the applicable Offshore Borrower to promptly pay) to such Lender, upon written demand and receipt of the written notice referred to below, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder; provided that any increased cost arising as a result of any of the foregoing other than in respect of Taxes shall apply only to Eurocurrency Rate Loans and B/A Discount Rate Loans; provided further that a Lender shall not be entitled to avail itself of the benefit of this subsection 2.7B to the extent that any such increased cost or reduction was incurred more than six months prior to the time it gives notice to Borrowers’ Agent (as provided in the next sentence) of the relevant circumstance, unless such circumstance arose or became applicable retrospectively, in which case no time limit shall apply (provided that such Lender has notified Borrowers’ Agent within six months from the date such circumstances arose or became applicable).  Such Lender shall deliver to Borrowers’ Agent a written notice, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7B, which statement shall be conclusive and binding upon all parties hereto absent manifest or demonstrable error.  If any event described above would otherwise result in any Lender (or its applicable lending office) being subject to any additional Tax or other cost for which a Borrower would be required to indemnify such Lender under the provisions of this subsection 2.7, then such Lender shall use its reasonable efforts to avoid the imposition of such Taxes or other costs if doing so would not, in the reasonable judgment of such Lender, be otherwise adverse to such Lender.  In determining such additional amounts pursuant to this subsection, each Lender shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts receivable relate to such Lender’s loans in general and are not specifically attributable to a Loan hereunder, use averaging and attribution methods which are reasonable and which cover all loans similar to the Loans made by such Lender whether or not the loan documentation for such other loans permits the Lender to receive increased costs of the type described in this subsection 2.7B.

C.                                    Withholding of Taxes.

(i)                                     Payments to Be Free and Clear.  Except to the extent required by law, all sums payable by any Borrower or any other Person under this Agreement and the other Loan Documents shall be paid free and clear of and without any deduction or withholding on account of any Covered Tax imposed, levied, collected, withheld or assessed by or within any jurisdiction or any political subdivision thereof or by any federation or organization of which the United States of America, Australia, the Netherlands, Canada, Switzerland or any other such jurisdiction is a member at the time of payment.

(ii)                                  Withholding in respect of Payments.  If any Borrower or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by such Borrower or other Person to any Person under any of the Loan Documents:

such Borrower or other Person shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as such Borrower or other Person becomes aware of it;

such Borrower or other Person shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on such Borrower or other Person) for its own account or (if that liability is imposed on Administrative Agent, a Lender or another Person, as the case may be) on behalf of and in the name of Administrative Agent, such Lender or such other Person;

(1) with respect to any Borrower or other Person other than ACI, in the event such Tax is a Covered Tax, the sum payable by such Borrower or other Person in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent, such Lender or such other Person, as the case may be, receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and so retained had no such deduction, withholding or payment in respect of Covered Taxes been required or made; and (2) solely with respect to ACI and amounts payable thereby, in the event such Tax is a Covered Tax, ACI shall pay an additional amount by way of indemnity so that Administrative Agent, such Lender or such other Person, as the case may be, receives on the due date and retains (free and clear of any Tax on such additional amount) the full amount it would have received and so retained had no such deduction, withholding or payment in respect of Covered Taxes been required or made; ACI (y) acknowledges that its indemnity under paragraph (c) is a separate and independent obligation from its obligation to pay interest in respect of the Tranche A Term Loans and Australian Offshore Revolving Loans, and is not discharged by reason of its withholding amounts on account of Australian withholding tax and remitting those amounts to the Australian taxation authorities, and (z) subject to subsection 2.7C(iii) below, waives any right which it may have (whether under statute or otherwise) to be reimbursed by any Lender or Agent for any amounts which it may from time to time pay under that indemnity; and

within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, such Borrower or other Person shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

The provisions of this subsection 2.7C(ii) apply to any Australian interest withholding tax (including fines and penalties), whether:

(1)                                  deducted or remitted by ACI, or

(2)                                  otherwise recovered by the Australian taxation authorities from ACI, or

(3)                                  paid directly by a Lender to the Australian taxation authorities, or

(4)                                  recovered by the Australian taxation authorities either directly from a Lender or from amounts payable by a Person in Australia to a Lender.

(iii)                               Payment of Certain Taxes and Indemnification by the Borrowers.  Without limiting the provisions of subsection 2.7C(ii) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges, fees, expenses or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.  In addition, the Borrowers shall indemnify each Lender, each Tax Transferee and Administrative Agent, within 10 days after demand therefor, for the full amount of any Covered Taxes (including Covered Taxes imposed or asserted on or attributable to amounts payable under this section 2.7C) paid by such Lender, Tax Transferee or Administrative Agent, as the case may be, on or with respect to any payment by or on with respect to any payment by or on account of any obligation of the Borrower or otherwise related to or arising in respect of an obligation of the Borrower hereunder or under any other Loan Document, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Covered Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or Tax Transferee (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or Tax Transferee, shall be conclusive absent manifest error.

(iv)                              Tax Refund.  If any Borrower determines in good faith that a reasonable basis exists for contesting a Covered Tax, the relevant Lender or Tax Transferee or Administrative Agent, as applicable, shall cooperate with such Borrower (but shall have no obligation to disclose any confidential information, unless arrangements satisfactory to the relevant Lender have been made to preserve the confidential nature of such information) in challenging such Tax at such Borrower’s expense if requested by such Borrower (it being understood and agreed that none of Administrative Agent or any Lender shall have any obligation to contest, or any responsibility for contesting, any Tax).  If a Lender shall become aware that it is entitled to receive a refund (whether by way of a direct payment or by offset) in respect of a Covered Tax as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this subsection 2.7C or subsection 2.7B, it shall promptly notify such Borrower of the availability of such refund (unless it was made aware of such refund by a Borrower) and shall, within 30 days after the receipt of a request from such Borrower, apply for such refund at such Borrower’s sole expense.  If any Lender, Tax Transferee or Administrative Agent, as applicable, receives a refund (whether by way of a direct payment or by offset) of any Covered Tax for which a payment has been made pursuant to this subsection 2.7C or subsection 2.7B which, in the reasonable good faith judgment of such Lender, Tax Transferee or Administrative Agent, as the case may be, is allocable to such payment made under this subsection 2.7C or subsection 2.7B, the amount of such refund shall be paid to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this subsection 2.7C or subsection 2.7B with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender, Tax Transferee or Administrative Agent, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of such Lender, Tax Transferee or Administrative Agent agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender, Tax Transferee or Administrative Agent in the event such Lender, Tax Transferee or Administrative Agent is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require any Lender, Tax Transferee or

Administrative Agent to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(v)                                 Tax Certificates.  Any Lender, if requested, in writing, by the Borrower or the Administrative Agent, at the Borrower’s expense, shall deliver documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding, backup withholding or information reporting requirements (unless the relevant Lender determines that it is not legally entitled to provide such forms, certificates, documents or other evidence or that providing such forms, certificates, documents or other evidence would prejudice or disadvantage such Lender in any significant respect).  Notwithstanding the foregoing, (1) each Lender with Tranche B Term Loan Exposure, US Revolving Loan Commitments or Multicurrency Revolving Loan Commitments that is organized under the laws of any jurisdiction other than the United States of America or any state or other political subdivision thereof shall deliver to Administrative Agent for transmission to Owens-Brockway, on or before the Closing Date in the case of a Lender party hereto on such date, or on the date of the Assignment and Acceptance pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrowers’ Agent or Administrative Agent (each in the reasonable exercise of its discretion), such certificates, documents or other evidence, properly and accurately completed and duly executed by such Lender (including, without limitation, Internal Revenue Service Form W-8BEN or Form W-8ECI or any other certificate or statement of exemption required by Treasury Regulations Section 1.1441-4(a) or Section 1.1441-6(c) or any successor thereto) to establish that such Lender is not subject to or is subject to a reduced rate of deduction or withholding of United States federal income tax under Section 1441 or 1442 of the Internal Revenue Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents and shall deliver to the appropriate Person upon request such other certificates, documents or other evidence as may be required from time to time, properly completed and duly executed by such Lender, to establish the basis for any applicable exemption from or reduction of United States federal income tax under Section 1441 or 1442 of the Internal Revenue Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to such Lender of principal, interest, fees, commissions or any other amount payable under any of the Loan Documents by Owens-Brockway, (2) each Lender with Tranche C Term Loan Exposure or Canadian Revolving Loan Commitments shall deliver to the appropriate Person such application forms, certificates, documents or other evidence as may be reasonably requested from time to time by O-I Canada, properly completed and duly executed by such Lender, to enable O-I Canada, to the extent permitted by applicable law, to be able to pay interest on the Tranche C Term Loans or Canadian Revolving Loan Commitments of such Lender without withholding or deduction, or at reduced rates of withholding or deduction, for or on account of any Canadian income tax, (3) each Lender with Tranche D Term Loan Exposure or Dutch Revolving Loan Commitments shall deliver to the appropriate Person such application forms, certificates, documents or other evidence as may be reasonably requested from time to time by OIEG, properly completed and duly executed by such

Lender, to enable OIEG, to the extent permitted by applicable law, to be able to pay interest on the Tranche D Term Loans or Dutch Revolving Loan Commitments of such Lender without withholding or deduction, or at reduced rates of withholding or deduction, for or on account of any Dutch income tax and (4) each Lender with Swiss Revolving Loan Commitments shall deliver to the appropriate Person such application forms, certificates, documents or other evidence as may be reasonably requested from time to time by OI Europe, properly completed and duly executed by such Lender, to enable OI Europe, to the extent permitted by applicable law, to be able to pay interest on the Swiss Revolving Loan Commitments of such Lender without withholding or deduction, or at reduced rates of withholding or deduction, for or on account of any Swiss income tax.

Each Agent, Lender and Arranger will cooperate with ACI, and will do or provide such other things as may be reasonably requested from time to time by ACI, to demonstrate that the requirements of section 128F of the Income Tax Assessment Act of 1936 (Commonwealth of Australia) were satisfied in relation to the issues of Tranche A Term Loans, Tranche A Term Loan Notes, Australian Revolving Loans and Australian Revolving Loan Notes under this Agreement, so that payment of interest under each of the above-mentioned Loans will be exempt from withholding tax under the Income Tax Assessment Act of 1936 (Commonwealth of Australia).  Non-compliance by either Arranger with this paragraph shall not relieve ACI of its obligations under subsections 2.7C(i), 2.7C(ii) or 2.7C(ii).

D.                                    Replacement of Lender.

(i) If any Borrower receives a notice pursuant to subsections 2.6B, 2.6C, 2.7A, 2.7B or 2.7C or as provided in Section 10.7(B) in the case of certain refusals by a Lender to consent to certain proposed amendment, changes, supplements, waivers, discharges or termination with respect to this Agreement which have been approved by the Required Lenders, or (ii) if a Lender becomes a Defaulting Lender, so long as such Borrower has obtained a commitment from another Lender or an Eligible Assignee to become a Lender for all purposes under this Agreement and to assume all obligations of the Lender, Non-Consenting Lender or Defaulting Lender, as the case may be, to be replaced, such Borrower may require the Lender giving such notice, or such Non-Consenting Lender or Defaulting Lender, as the case may be, to, in each case, to assign all of its respective Loans, its respective Commitments and its other respective Obligations to such other Lender or Eligible Assignee, at par, pursuant to and in accordance with the provisions of subsection 10.2B; provided that, prior to or concurrently with such replacement (i) the applicable Borrower has paid or caused to be paid to the Lender giving such notice or the Non-Consenting Lender or Defaulting Lender, as the case may be, all principal, interest, fees and other amounts due and owing to such Lender, Non-Consenting Lender or Defaulting Lender, as the case may be, hereunder through such date of replacement (including any amounts payable under subsection 2.6D(iii)), (ii) the applicable Borrower has paid to Administrative Agent the processing and recordation fee required to be paid pursuant to subsection 10.2B(i); and (iii) all of the requirements for such assignment contained in subsection 10.2B, including, without limitation, the receipt by Administrative Agent of an executed Assignment and Acceptance and other supporting documents, have been fulfilled.

Notwithstanding anything to the contrary contained above, no Lender that acts as a Domestic Overdraft Provider, Offshore Overdraft Provider or an Issuing Lender may be replaced hereunder at any time during which (i) such Domestic Overdraft Provider or Offshore Overdraft Provider, as the case may be, has amounts of credit outstanding under a Domestic Overdraft Account or Offshore Overdraft Account, as the case may be or (ii) such Lender has Letters of Credit outstanding hereunder unless, in each case, arrangements reasonably satisfactory to such Domestic Overdraft Provider, Offshore Overdraft Provider or Issuing Lender, as the case may be, (including, as applicable, the furnishing of a standby letter of credit in form and substance, and issued by an issuer satisfactory to such Issuing Lender or delivering cash collateral to such Domestic Overdraft Provider, Offshore Overdraft Provider or Issuing Lender, as the case may be) have been made with respect to such outstanding Letters of Credit, or amounts outstanding under a Domestic Overdraft Account or Offshore Overdraft Account, as the case may be.

2.8                               Letters of Credit

A.                                    Letters of Credit.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company and Borrowers set forth herein, Borrowers’ Agent may request on behalf and for the account of any Borrower under the Multicurrency Revolving Facility or the US Revolving Facility, as the case may be, (other than O-I Canada; provided, however, Borrowers’ Agent may request that a Letter of Credit be issued for the account of Owens-Brockway which will support an obligation of O-I Canada), in accordance with the provisions of this subsection 2.8A, in addition to requesting that Lenders make Loans pursuant to subsection 2.1, that on and after the Closing Date one or more Issuing Lenders issue, and one or more Issuing Lenders will issue, subject to the terms and conditions hereof, Standby Letters of Credit and Commercial Letters of Credit for the account of such Borrower.  Issuances of Letters of Credit shall be subject to the following limitations:

(i)                                     Borrowers’ Agent shall not request that any Lender issue, and no Lender shall have any obligation hereunder to issue, any Letter of Credit if, after giving effect to such issuance, the (i) Total Utilization of Multicurrency Revolving Loan Commitments would exceed the Multicurrency Revolving Loan Commitments then in effect or (ii) Total Utilization of US Revolving Loan Commitments would exceed the US Revolving Loan Commitments then in effect;

(ii)                                  Borrowers’ Agent shall not request that any Lender issue and no Lender shall have any obligation hereunder to issue, any Letter of Credit for the account of any Offshore Borrower if, after giving effect to such issuance (i) the Total Utilization of Australian Revolving Loan Commitments would exceed the Australian Revolving Loan Commitments then in effect; (iii) the Total Utilization of Canadian Revolving Loan Commitments would exceed the Canadian Revolving Commitments then in effect, (iii) the Total Utilization of Dutch Revolving Loan Commitments would exceed the Dutch Revolving Loan Commitments then in effect or (iv) the Total Utilization of Swiss Revolving Loan Commitments would exceed the Swiss Revolving Loan Commitments then in effect;

(iii)                               In no event shall any Issuing Lender issue (w) any Letter of Credit (1) having a tenor other than sight or (2) having an expiration date later than ten days prior to the US Revolving Loan Commitment Termination Date or Multicurrency Revolving Loan Commitment Termination Date, as applicable; (x) subject to the foregoing clause (w), any Standby Letter of Credit having an expiration date more than one year after its date of issuance; provided that, subject to the foregoing clause (w) and to subsection 2.8A(iv), this clause (x) shall not prevent any Issuing Lender from issuing a Standby Letter of Credit having an expiration date up to two years after its date of issuance if such Standby Letter of Credit will be used by the applicable Borrower in connection with, or in lieu of, posting an appeal bond; provided, further that, subject to the foregoing clause (w), this clause (x) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended annually for a period not to exceed one year unless such Issuing Lender gives notice that it will not extend; provided, further that such Issuing Lender shall deliver a written notice to Administrative Agent setting forth the last day on which such Issuing Lender may give notice that it will not extend (the “Notification Date” with respect to such Standby Letter of Credit) at least ten Business Days prior to such Notification Date; and provided, further that, unless Requisite Lenders otherwise consent, such Issuing Lender shall give notice that it will not extend if it has knowledge that an Event of Default has occurred and is continuing on such Notification Date; or (y) any Commercial Letter of Credit having an expiration date which is more than 180 days after its date of issuance or which is less than 30 days prior to the US Revolving Loan Commitment Termination Date or Multicurrency Revolving Loan Commitment Termination Date, as applicable, or which is otherwise unacceptable to such Issuing Lender in its reasonable discretion;

(iv)                              Borrowers’ Agent shall identify in the request for the issuance of a Letter of Credit under which of the Multicurrency Revolving Facility or the US Revolving Facility such Letter of Credit shall be issued;  provided that Letters of Credit denominated in a currency other than Dollars may only be requested to be issued under the Multicurrency Revolving Facility (and, for the avoidance of doubt, Letter of Credit in Dollars may be issued under either the US Revolving Facility or the Multicurrency Revolving Facility);

(v)                                 Borrowers’ Agent shall not request that any Issuing Lender issue, and no Lender shall have any obligation hereunder to issue, any Standby Letter of Credit of the type described in clause (i), (v), (vi) or (ix) of the definition thereof for the purpose of supporting Indebtedness of Holdings, if after giving effect to such issuance, the Letter of Credit Usage in respect of all such Standby Letters of Credit would exceed $100,000,000; and

(vi)                              Borrowers’ Agent shall not request that any Issuing Lender issue, and no Lender shall have any obligation hereunder to issue, any Letter of Credit if, after giving effect to such issuance, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued under the US Revolving Facility and the Multicurrency Revolving Facility, would exceed $350,000,000 (or the Offshore Currency Equivalent thereof).

The issuance of any Letter of Credit under the Multicurrency Revolving Facility in accordance with the provisions of this subsection 2.8 shall be given effect in the calculation of the Total Utilization of Multicurrency Revolving Loan Commitments and shall require the satisfaction of each condition set forth in subsections 3.1, 3.2 and 3.3.

The issuance of any Letter of Credit under the US Revolving Facility in accordance with the provisions of this subsection 2.8 shall be given effect in the calculation of the Total Utilization of US Revolving Loan Commitments and shall require the satisfaction of each condition set forth in subsections 3.1, 3.2 and 3.3

The Borrowers, the Lenders and the Administrative Agent agree that upon the effectiveness of this Agreement, each Letter of Credit previously issued for the account of the Borrowers that is outstanding on the Closing Date and listed on Schedule C (each such letter of credit being referred to herein as an “Existing Letter of Credit”) shall for all purposes of this Agreement be deemed a Letter of Credit issued and outstanding under the Multicurrency Revolving Facility under this Agreement as of the Closing Date for the account of the applicable Borrower under and pursuant to the terms of this Agreement, and all fees payable under subsection 2.8F with respect to such Existing Letters of Credit shall accrue from the Closing Date.  All Existing Letters of Credit as of the date hereof are described in Schedule C annexed hereto.

Immediately upon the issuance of any Letter of Credit by an Issuing Lender, each US Revolving Lender or Multicurrency Revolving Lender, as the case may be, other than such Issuing Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from such Issuing Lender a participation in such Letter of Credit and drawings thereunder in an amount equal to such Lender’s Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder, and each such Lender shall fund such participation in accordance with subsection 2.8E.

B.                                    Notice of Request for Issuance.  Whenever a Borrower desires the issuance of a Letter of Credit, it shall cause Borrowers’ Agent to deliver to Administrative Agent and to the Lender which the Borrowers’ Agent has requested to issue such Letter of Credit a Notice of Request for Issuance of Letter of Credit no later than 1:00 P.M. (New York time) at least five Business Days, or such shorter period as may be agreed to by an Issuing Lender in any particular instance, in advance of the proposed date of issuance.  The Notice of Request for Issuance of Letter of Credit shall specify (i) the Borrower for whose account the Letter of Credit has been requested in accordance with subsection 2.8A, (ii) the proposed date of issuance (which shall be a business day under the laws of the jurisdiction of the Issuing Lender), (iii) the face amount of the Letter of Credit, (iv) in the case of a Letter of Credit which the Borrowers’ Agent requests to be denominated in a currency other than Dollars, the currency in which the Borrowers’ Agent requests such Letter of Credit to be issued, (v) the expiration date of the Letter of Credit, (vi) the name and address of the beneficiary, and (vii) the Lender which the Borrowers’ Agent has requested to issue such Letter of Credit; and such Notice of Request for Issuance of Letter of Credit shall further certify that subsection 3.2B is satisfied on and as of the date of issuance of such Letter of Credit.  As soon as practicable after delivery of such notice with respect to any Letter of Credit, the Issuing Lender for such Letter of Credit shall be determined as provided in subsection 2.8C(ii).  Prior to the date of issuance, the Borrowers’

Agent shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; provided that the Issuing Lender, in its sole reasonable judgment, may require changes in any such documents and certificates.  In determining whether to pay under any Letter of Credit, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.

C.                                    Determination of Issuing Lender.

(i)                                     Borrowers’ Agent may request any (i) US Revolving Lender to issue a Letter of Credit under the US Revolving Facility and (ii) any Multicurrency Revolving Lender to issue a Letter of Credit under the Multicurrency Revolving Facility, and, in each case, upon receipt by such Lender of a notice from Borrowers’ Agent pursuant to subsection 2.8B requesting the issuance of a Letter of Credit, such Lender shall promptly notify the Borrowers’ Agent and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit.  If such Lender elects to issue such Letter of Credit, such Lender shall be the Issuing Lender with respect thereto.  If such Lender declines to issue such Letter of Credit, the Borrowers’ Agent may request any other US Revolving Lender or Multicurrency Revolving Lender, as the case may be, to issue such Letter of Credit, by delivering the notice described in subsection 2.8B to such Lender.  In the event that all US Revolving Lenders or Multicurrency Revolving Lenders, as the case may be, shall have declined to issue such Letter of Credit, Administrative Agent shall be obligated to issue the Letter of Credit requested by Borrowers’ Agent and shall be the Issuing Lender with respect to such Letter of Credit; provided that Administrative Agent shall not be obligated to issue any Letter of Credit (1) denominated in a foreign currency which in the reasonable judgment of Administrative Agent is not readily and freely available or (2) if any Lender with a US Revolving Loan Commitment or Multicurrency Revolving Loan Commitment, as the case may be, is a Defaulting Lender at such time, unless Administrative Agent has entered into arrangement satisfactory to it and the applicable Borrower to eliminate Administrative Agent’s risk with respect to the participation in Letters of Credit by such Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the L/C Disbursements.

(ii)                                  Each Issuing Lender which elects to issue or amend a Letter of Credit shall promptly give written notice to Administrative Agent, and the applicable Borrower of the information required under subsection 2.8B(i) - (v) relating to such Letter of Credit and shall provide a copy of such Letter of Credit (as amended, if applicable) to Administrative Agent, and the applicable Borrower.  Promptly after receipt of such notice, Administrative Agent shall notify each US Revolving Lender or Multicurrency Revolving Lender, as the case may be, (other than the Issuing Lender) of the amount of its respective participation therein, determined in accordance with subsection 2.8A.

(iii)                               In the event that Administrative Agent is not the Issuing Lender in respect of a Commercial Letter of Credit, the Issuing Lender of such Commercial Letter of Credit will deliver to Administrative Agent, promptly on the first Business Day of each week such Commercial Letter of Credit is outstanding, a report setting forth the daily aggregate outstandings for the previous week under such Commercial Letter of Credit.  Administrative Agent shall deliver to each Lender, promptly after the end of each calendar month and upon each payment by Administrative Agent to Lenders of the letter of credit fees described in subsection 0(b), a report setting forth, for the period from the date of the last such report, the daily aggregate amount available to be drawn (to the extent such amounts have been reported to Administrative Agent pursuant to the immediately preceding sentence) under each Commercial Letter of Credit issued by each Issuing Lender.

D.                                    Payment of Amounts Drawn Under Letters of Credit.  In the event of any drawing under any Letter of Credit, the Issuing Lender shall notify the Borrower at whose request the Letter of Credit was issued and Administrative Agent on or before the date which is two Business Days prior to the date on which such Issuing Lender intends to honor such drawing (unless such Letter of Credit by its terms requires the Issuing Lender to honor a drawing on or prior to the second Business Day following such drawing, in which case the Issuing Lender shall notify the Borrower at whose request the Letter of Credit was issued and Administrative Agent as soon as reasonably practicable but in any event on or before the date on which such Issuing Lender intends to honor such drawing), and the Borrower at whose request the Letter of Credit was issued shall reimburse such Issuing Lender on the date on which such drawing is honored, in each case in an amount in either the currency in which such Letter of Credit is denominated or in Dollars and in Same Day Funds equal to the amount of such drawing (which amount, in the case of a reimbursement in Dollars of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Spot Rate); provided that, anything contained in this Agreement to the contrary notwithstanding, unless the Borrower at whose request the Letter of Credit was issued shall have notified Administrative Agent and such Issuing Lender prior to 11:00 a.m. (New York time) on the Business Day immediately prior to the date of such drawing that the Borrower at whose request the Letter of Credit was issued intends to reimburse such Issuing Lender for the amount of such drawing with funds other than the proceeds of Loans, the Borrower at whose request the Letter of Credit was issued shall be deemed to have given a Notice of Borrowing to Administrative Agent requesting Lenders to make (i) US Revolving Loans with respect to any Letters of Credit issued under the US Revolving Facility and (ii) Multicurrency Revolving Loans (or Offshore Revolving Loans, as applicable) with respect to any Letters of Credit issued under the Multicurrency Revolving Facility, in each case, to such Borrower which are Base Rate Loans (or, in the case of any such Loans denominated in Euro or ADollars, Eurocurrency Rate Loans with an Interest Period of one month), on the date on which such drawing is honored, in an amount in the currency in which the Letter of Credit is denominated (if denominated in ADollars, Euro or Dollars), and otherwise in Dollars, equal to the amount of such honored drawing (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than ADollars, Euro or Dollars, shall be calculated by reference to the applicable Spot Rate for Dollars on the date such drawing is honored), and subject to satisfaction or waiver of the conditions specified in subsection 3.2B, Lenders shall, on the date of such requested borrowing, make (i) US Revolving Loans with respect to any Letters of Credit issued under the US Revolving Facility and (ii)

Multicurrency Revolving Loans (or Offshore Revolving Loans, as applicable) with respect to any Letters of Credit issued under the Multicurrency Revolving Facility, in each case, to such Borrower which are Base Rate Loans (or, in the case of any such Loans denominated in Euro or ADollars, Eurocurrency Rate Loans with an Interest Period of one month), in the amount of such drawing as aforesaid, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such drawing, and if for any reason proceeds of US Revolving Loans or Multicurrency Revolving Loans (or Offshore Revolving Loans, as applicable), as the case may be, are not received by such Issuing Lender on such date in an amount equal to the amount of such drawing, Borrowers shall reimburse such Issuing Lender in an amount in the currency in which the Letter of Credit is denominated (if denominated in ADollars, Euro or Dollars), and otherwise in Dollars, on the business day (under the laws of the jurisdiction of such Issuing Lender) immediately following the date on which reimbursement of such drawing is required as provided above, in an amount in Same Day Funds equal to the excess of the amount of such drawing over the amount of such respective US Revolving Loans or Multicurrency Revolving Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in subsection 0.

E.                                      Payment by Lenders with Respect to Letters of Credit.  In the event that Borrowers shall fail to reimburse an Issuing Lender as provided in subsection 2.8D in either the currency in which such Letter of Credit is denominated or, in the case of a Letter of Credit denominated in a currency other than Euro or ADollars, in an amount in Dollars (calculated, in the case of a drawing under a Letter of Credit denominated in a currency other than Dollars, by reference to the applicable Spot Rate on the date such drawing is honored) equal to the amount of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify Administrative Agent of the unreimbursed amount of such drawing and Administrative Agent shall promptly notify each US Revolving Lender or Multicurrency Revolving Lender, as the case may be, of such unreimbursed amount and of such Lender’s respective participation therein pursuant to this subsection 2.8E.  Each such Lender shall make available to such Issuing Lender an amount equal to its respective participation, in the currency in which the Letter of Credit is denominated (if denominated in ADollars or Euro), and otherwise in Dollars, and in Same Day Funds, at the office of such Issuing Lender specified in such notice, not later than 1:00 P.M. (New York time) on the business day (under the laws of the jurisdiction of such Issuing Lender) after the date notified by such Issuing Lender (provided, that, such Issuing Lender may request that such purchase of participations be transacted through Administrative Agent).  In the event that any US Revolving Lender or Multicurrency Revolving Lender, as the case may be, fails to make available to such Issuing Lender the amount of such Lender’s required participation in such Letter of Credit as provided in this subsection 2.8E, such Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate plus the Applicable Base Rate Margin.  Nothing in this subsection 2.8 shall be deemed to prejudice the right of any Lender to recover from such Issuing Lender any amounts made available by such Lender to such Issuing Lender pursuant to this subsection 2.8E in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender.  Each Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under this subsection 2.8E with respect to any Letter of

Credit issued by such Issuing Lender such other Lender’s Pro Rata Share of all payments received by such Issuing Lender from Borrowers in reimbursement of drawings honored by such Issuing Lender under such Letter of Credit when such payments are received.  Notwithstanding subsection 2.8D, any reimbursements by Borrowers of amounts drawn on any Letter of Credit after participations in such unreimbursed drawing have been purchased by Lenders under this subsection 2.8E shall be made in the currency in which such participations were purchased.

F.                                      Compensation.  Borrowers agree to pay the following amounts to each Issuing Lender for its own account with respect to Letters of Credit issued by it (with respect to paragraphs (1)(a) and (3) below) and to Administrative Agent for the account of each US Revolving Lender or Multicurrency Revolving Lender, as the case may be, (with respect to paragraphs 1(b) and (2) below) with respect to all Letters of Credit:

with respect to each Letter of Credit, (a) an administrative fee equal to 0.125% per annum of the maximum amount available from time to time to be drawn under such Letter of Credit (but in no event less than $250 per annum), payable to the respective Issuing Lender in arrears on and to (but excluding) each January 1, April 1, July 1 and October 1 of each year and calculated on the basis of a 360-day year and the actual number of days elapsed; (b) a Letter of Credit Fee payable to the Multicurrency Revolving Lenders equal to (x) the Applicable Eurocurrency Margin as in effect for Multicurrency Revolving Loans from time to time multiplied by (y) the maximum amount available from time to time to be drawn under such Letter of Credit, per annum payable in arrears on and to (but excluding) each January 1, April 1, July 1 and October 1 of each year and calculated on the basis of a 360-day year and the actual number of days elapsed which Letter of Credit Fee shall be shared by all Multicurrency Revolving Lenders in accordance with their respective Pro Rata Shares; and (c) a Letter of Credit Fee payable to the US Revolving Lenders equal to (x) the Applicable Eurocurrency Margin as in effect for US Revolving Loans from time to time multiplied by (y) the maximum amount available from time to time to be drawn under such Letter of Credit, per annum payable in arrears on and to (but excluding) each January 1, April 1, July 1 and October 1 of each year and calculated on the basis of a 360-day year and the actual number of days elapsed which Letter of Credit Fee shall be shared by all US Revolving Lenders in accordance with their respective Pro Rata Shares;

with respect to drawings made under any Letter of Credit, interest, payable on demand, on the amount paid by such Issuing Lender in respect of each such drawing from the date of payment of the drawing through the date such amount is reimbursed by Borrowers (including any such reimbursement out of the proceeds of Loans pursuant to subsection 2.8D) at a rate equal to the sum of the Base Rate plus the Applicable Base Rate Margin plus 2.00% per annum; and

with respect to the issuance, amendment or transfer of, or payment of a drawing under, each Letter of Credit, documentary and processing charges in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of this subsection 2.8F, (a) the maximum amount available to be drawn under any Letter of Credit as of any date of determination shall be determined as of the close of business on such date and (b) any amount described in such clauses which is denominated in a currency other than Dollars shall be valued in Dollars based on the applicable Spot Rate for Dollars for such currency as of the applicable date of determination.  Promptly upon receipt by Administrative Agent of any amount described in clause (1)(b) of this subsection 2.8F, Administrative Agent shall distribute to each US Revolving Lender or Multicurrency Revolving Lender, as the case may be, its Pro Rata Share of such amount.  In the event Lenders have funded participations in a Letter of Credit pursuant to subsection 2.8E, the Issuing Lender in respect of such Letter of Credit may request that interest payments with respect thereto to participants be administered by and through the Administrative Agent.

G.                                    Obligations Absolute.  The obligation of Borrowers to reimburse each Issuing Lender for drawings made under the Letters of Credit issued by it and the obligations of US Revolving Lenders and Multicurrency Revolving Lenders, as the case may be, under subsection 2.8E shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, any of the following circumstances:

any lack of validity or enforceability of any Letter of Credit;

the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such transferee may be acting), such Issuing Lender, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or one of its Subsidiaries and the beneficiary for which the Letter of Credit was procured);

any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

payment by such Issuing Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not substantially comply with the terms of such Letter of Credit, provided that such payment does not constitute gross negligence or willful misconduct of such Issuing Lender as determined by a court of competent jurisdiction;

any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing.

H.                                    Additional Payments.  If by reason of (a) any change after the date hereof in applicable law, regulation, rule, decree or regulatory requirement or any change after the date hereof in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement (in each case other than any law, regulation, rule, decree or regulatory requirement regarding capital adequacy) or (b) compliance by any Issuing Lender or any Lender with any direction, request or requirement (whether or not having the force of law) of any governmental or monetary authority imposed after the date hereof including, without limitation, Regulation D (but excluding, however, any direction, request or requirement regarding capital adequacy):

(i)                                     such Issuing Lender or any Lender shall be subject to any tax, levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this subsection 2.8, whether directly or by such being imposed on or suffered by such Issuing Lender or any Lender;

(ii)                                  any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letters of Credit issued by such Issuing Lender or participations therein purchased by any Lender; or

(iii)                               there shall be imposed on such Issuing Lender or any Lender any other condition regarding this subsection 2.8, any Letter of Credit or any participation therein;

and the result of the foregoing is to directly or indirectly increase the cost to such Issuing Lender or any Lender of issuing, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or to reduce the amount receivable in respect thereof by such Issuing Lender or any Lender, then and in any such case such Issuing Lender or such Lender may, at any time within six months after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within ten days of receipt of such notice such amounts as such Issuing Lender or such Lender may specify to be necessary to compensate such Issuing Lender or such Lender for such additional cost or reduced receipt, together with interest on such amount from 10 days after the date of such demand until payment in full thereof at a rate equal at all times to the Base Rate per annum.  The determination by such Issuing Lender or any Lender, as the case may be, of any amount due pursuant to this subsection 2.8H as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

I.                                         Indemnification; Nature of Issuing Lender’s Duties.  In addition to amounts payable as elsewhere provided in this subsection 2.8, (i) Owens-Brockway hereby agrees to protect, indemnify, pay and save each Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (not including Taxes that are the subject matter of subsection 2.7C hereof) (including reasonable attorneys’ fees) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of the Letters of Credit for the account of any Borrower, other than as a result of the gross negligence or willful misconduct of such Issuing Lender as determined by a court of competent jurisdiction or (B) the failure of such Issuing Lender to honor a drawing under any Letter of Credit for the account of any Borrower as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental

Authority (all such acts or omissions herein called “Government Acts”); and (ii) the Offshore Borrowers hereby agree to protect, indemnify, pay and save each Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (not including Taxes that are the subject matter of subsection 2.7C hereof) (including reasonable attorneys’ fees) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit for the account of any Offshore Borrower, other than as a result of the gross negligence or willful misconduct of such Issuing Lender as determined by a court of competent jurisdiction or (B) the failure of such Issuing Lender to honor a drawing under any Letter of Credit for the account of any Offshore Borrower as a result of Government Acts; provided that OI Europe shall only be responsible to so indemnify with respect to Letters of Credit issued for its own account.

Subject to the preceding paragraph, as between each relevant Borrower and each Issuing Lender, such Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender on account of that Borrower by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile, electronic mail or otherwise; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of such Issuing Lender, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of any of such Issuing Lender’s rights or powers hereunder; provided, however, that such Issuing Lender shall be responsible for any payment it makes under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not substantially comply with the terms of such Letter of Credit in the event such payment constitutes gross negligence or willful misconduct of such Issuing Lender as determined by a court of competent jurisdiction.

In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith and in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender under any resulting liability to Borrowers.

Notwithstanding anything to the contrary contained in this subsection 2.8I, Borrowers shall have no obligation to indemnify any Issuing Lender in respect of any liability incurred by such Issuing Lender arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by such Issuing Lender of proper demand for payment made under the Letters of Credit issued by it.

2.9                               O-I General as Borrowers’ Agent

O-I General is hereby appointed Borrowers’ agent hereunder by each Borrower (in such capacity “Borrowers’ Agent”).  Each Borrower hereby authorizes, directs and empowers O-I General to act for and in the name of such Borrower and as its agent hereunder and under the other instruments and agreements referred to herein (including, without limitation, with respect to any service of process to be effected with respect to such Borrower).  O-I General hereby accepts each such appointment.  Each Borrower hereby irrevocably authorizes O-I General to take such action on such Borrower’s behalf and to exercise such powers hereunder, under the other Loan Documents, and under the other agreements and instruments referred to herein or therein as may be contemplated being taken or exercised by such Borrower by the terms hereof and thereof, together with such powers as may be incidental thereto, including, without limitation, to borrow hereunder and deliver Notices of Borrowing, Notices of Conversion/Continuation, Notices of Issuance of Letter of Credit and Compliance Certificates hereunder, to convert, continue, repay or prepay Loans made hereunder, to reduce the Commitments, to pay interest, fees, costs and expenses incurred in connection with the Loans, this Agreement, the other Loan Documents, and the other agreements and instruments referred to herein or therein, to receive from or deliver to any Agent any notices, statements, reports, certificates or other documents or instruments contemplated herein, in the other Loan Documents or in any other agreement or instrument referred to herein and to receive from or transmit to any Agent any Loan proceeds or payments.  Each Agent and each Lender shall be entitled to rely on the appointment and authorization of O-I General with respect to all matters related to this Agreement, the other Loan Documents and any other agreements or instruments referred to herein or therein whether or not any particular provision hereof or thereof specifies that such matters may or shall be undertaken by Borrowers’ Agent.  In reliance hereon, each Agent and each Lender may deal with O-I General alone with the same effect as if such Agent or such Lender had dealt with each Borrower separately and individually.

2.10        Collection Allocation Mechanism

A.            Implementation of Collection Allocation Mechanism.  On the CAM Exchange Date, (i) the Commitments shall terminate as provided in Section 7, (ii) Multicurrency Revolving Lenders shall purchase their required participations in the Domestic Overdraft Amount, the Offshore Overdraft Amount pursuant to subsection 2.1B and 2.1D(ii), respectively, and in unreimbursed L/C Disbursements in respect of Letters of Credit issued under the Multicurrency Revolving Facility pursuant to subsection 2.8E, (iii) US Revolving Lenders shall purchase their required participations in unreimbursed L/C Disbursements in respect of Letters of Credit issued under the US Revolving Facility pursuant to subsection 2.8E, (iv) all Loans and all Offshore Overdraft Amounts denominated in an Offshore Currency shall be converted into, and all such amounts due thereunder shall accrue and be payable in, Dollars at the applicable Spot Rate on such date, and on and after such date the interest rate applicable to all such Loans shall be the rate applicable to overdue Loans of the relevant type that are Base Rate Loans hereunder and the interest rate applicable to such Offshore Overdraft Amount shall be the rate applicable to overdue Revolving Loans in Dollars that are Base Rate Loans hereunder, and (v) the Lenders shall automatically and without further action (and without regard to the provisions of subsection 10.2) be deemed to have exchanged interests in the Specified Obligations such that in lieu of the interest of each Lender in each such Specified Obligation in which it shall participate as of such date, such Lender shall hold an interest in every one of the Specified Obligations,  whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof.

B.            Binding Nature of Collection Allocation Mechanism.  Each Lender hereby consents and agrees (and each Borrower hereby consents) to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interests in any Specified Obligation.  Each Borrower agrees from time to time to execute and deliver to the Administrative Agent all participation certificates and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans constituting Specified Obligations hereunder to the Administrative Agent against delivery of new promissory notes evidencing its interests in the Specified Obligations with respect to the Loans; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

C.            Payments Subsequent to CAM Exchange Date.  As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent or Collateral Agent pursuant to any Loan Document in respect of the Specified Obligations, and each distribution made by Collateral Agent pursuant to any Collateral Documents in respect of the Specified Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of set-off, in respect of a Specified Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

D.            Subsequent LC Disbursements.  If, on or after the CAM Exchange Date, an Issuing Lender makes an LC Disbursement that is not reimbursed by the applicable Borrower, then (i) each applicable US Revolving Lender or Multicurrency Revolving Lender, as the case may be, (determined without giving effect to the CAM Exchange) shall, in accordance with subsection 2.8E, promptly purchase from the Issuing Bank a participation in such LC Disbursement in the amount of such US Revolving Lender’s or Multicurrency Revolving Lender’s, as the case may be, applicable Pro Rata Percentage of such LC Disbursement (without giving effect to the CAM Exchange) and (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such LC Disbursement and the purchase of participations therein by the applicable US Revolving Lenders or Multicurrency Revolving Lenders, as the case may be.  Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive, absent manifest error.

2.11        Defaulting Lenders

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in subsection 10.7 and the definition of “Required Lenders” and “Required Class Lenders”.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to subsections 10.3 and 10.4, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender and/or any Domestic Overdraft Provider or Offshore Overdraft Provider hereunder; third, if so determined by Administrative Agent or requested by the applicable Issuing Lender and/or any Domestic Overdraft Provider or Offshore Overdraft Provider, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Domestic Overdraft Account, Offshore Overdraft Account or Letters of Credit; fourth, as Borrowers’ Agent may request (so long as no Potential Event of Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrowers’ Agent, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Administrative Agent, the Lenders, any Issuing Lender or any Domestic Overdraft Provider or Offshore Overdraft Provider as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender, Issuing Lender or any Domestic Overdraft Provider or Offshore Overdraft Provider against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Event of Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Multicurrency Revolving Loan, US Revolving Loan or funded participations in any Domestic Overdraft Account, Offshore Overdraft Account or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Multicurrency Revolving Loan, US Revolving Loan or funded participations in any Domestic Overdraft Account, Offshore Overdraft Account or Letters

of Credit were made at a time when the conditions set forth in subsection 3.2 were satisfied or waived, such payment shall be applied solely to pay the Multicurrency Revolving Loans or US Revolving Loans, as the case may be, of, and funded participations in any Domestic Overdraft Account, Offshore Overdraft Account or Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Offshore Currency Loans of, or funded participations in any Domestic Overdraft Account, Offshore Overdraft Account or Letters of Credit owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Reallocation of Applicable Percentages.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in any Domestic Overdraft Account, Offshore Overdraft Account or Letters of Credit pursuant to subsections 2.1B, 2.1D and 2.8E the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the US Revolving Loan Commitment, Multicurrency Revolving Loan Commitment or Offshore Revolving Loan Commitment, as the case may be, of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Potential Event of Default or Event of Default exists and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Domestic Overdraft Account, Offshore Overdraft Account shall not exceed the positive difference, if any, of (A) the US Revolving Loan Commitment, Multicurrency Revolving Loan Commitment or the Offshore Revolving Loan Commitment, as the case may be, of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the US Revolving Loans, Multicurrency Revolving Loans or Offshore Revolving Loans, as the case may be, of that Lender.

(iv)          Cash Collateral for Overdraft Accounts.  If the reallocation described in clause (iii) of this subsection 2.11 cannot, or can only partially, be effected, promptly on demand by a Domestic Overdraft Provider and/or an Offshore Overdraft Provider, as the case may be, or the Administrative Agent from time to time, Borrowers’ Agent shall deliver (or cause there to be delivered) to the Administrative Agent cash collateral in an amount sufficient to cover a Defaulting Lender’s obligation to acquire, refinance or fund participations in Domestic Overdraft Account and/or Offshore Overdraft Accounts pursuant to subsection 2.1D with respect to such Domestic Overdraft Provider and/or Offshore Overdraft Provider, as the case may be (after giving effect to subsection 2.11(iii) and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in a separate account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of such Domestic Overdraft Provider and/or Offshore Overdraft Provider, as the case may be) for the payment and performance of each Defaulting Lender’s Pro Rata Share of outstanding amounts under a Domestic Overdraft Account and/or Offshore Overdraft Account, as the case may be, extended by such a Domestic Overdraft Provider and/or Offshore Overdraft Provider, as the case may be. Moneys in such account shall be applied by the Administrative Agent to reimburse such Domestic Overdraft Provider and/or Offshore Overdraft Provider, as the case may be, immediately for each Defaulting Lender’s Pro Rata Share of any extension of credit under any Domestic Overdraft Account and/or Offshore Overdraft Account, as the case may be, which has not otherwise been repaid by the Borrower or such Defaulting Lender.

(v)           Cash Collateral for Letters of Credit.  If the reallocation described in clause (iii) of this subsection 2.11 cannot, or can only partially, be effected, promptly on demand by an Issuing Lender or the Administrative Agent from time to time, Borrowers’ Agent shall deliver (or cause there to be delivered) to the Administrative Agent cash collateral in an amount sufficient to cover a Defaulting Lender’s obligation to acquire, refinance or fund participations in Letters of Credit pursuant to subsection 2.8E with respect to such Issuing Lender (after giving effect to subsection 2.11(iii) and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in a separate account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of such Issuing Lender) for the payment and performance of each Defaulting Lender’s Pro Rata Share of outstanding Letter of Credits issued by such Issuing Lender. Moneys in such account shall be applied by the Administrative Agent to reimburse such Issuing Lender immediately for each Defaulting Lender’s Pro Rata Share of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(vi)          Certain Fees.  For any period during which such Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to subsection 2.3A (and Owens-Brockway shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(vii)         Defaulting Lender Cure.  If Borrowers’ Agent, the Administrative Agent, the Domestic Overdraft Providers, the Offshore Overdraft Providers and the Issuing Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding US Revolving Loans, Multicurrency Revolving Loans and/or Offshore Revolving Loans, as applicable, of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the US Revolving Loans, Multicurrency Revolving Loans and/or Offshore Revolving Loans, as applicable, and funded and unfunded participations in Letters of Credit and any Domestic Overdraft Account or Offshore Overdraft Account to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to subsection 2.11(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 3

CONDITIONS TO CLOSING DATE; LOANS AND LETTERS OF CREDIT

3.1          Conditions to Closing Date

In addition to the conditions precedent specified in subsection 3.2, the obligations of Lenders to make the Loans and to issue Letters of Credit hereunder is subject to the prior or concurrent satisfaction of the following conditions:

A.            Loan Party Documents.  On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Administrative Agent with such number of originally executed copies as Administrative Agent may request the following with respect to Company or such other Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i)            Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization (or other applicable authority) or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of such Person, together with a good standing certificate from the Secretary of State (or other applicable authority) of its jurisdiction of organization (if available from such jurisdiction) and, to the extent generally available and customary in its jurisdiction of organization, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each dated a recent date prior to the Closing Date;

(ii)           Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or in the case of foreign Loan Parties, a similar officer of such Person as being in full force and effect without modification or amendment;

(iii)          Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(iv)          Executed originals of the Loan Documents to which such Person is a party; provided that the Tranche A Term Loan Notes and Australian Revolving Loan Notes shall be delivered immediately after the making of the initial Australian Revolving Loans; and

(v)           Such other customary documents as the Administrative Agent may reasonably request with sufficient notice to the relevant Loan Parties prior to the Closing Date.

B.            Fees.  Owens-Brockway shall have paid, or caused to have been paid, to Administrative Agent, for distribution (as appropriate), Agents and Arrangers, the fees payable on the Closing Date referred to in subsection 2.3.

C.            Repayment of Existing Credit Agreement and Related Liens; Existing Letters of Credit.  On the Closing Date, Company and its Subsidiaries shall have (a) repaid in full all Indebtedness and other amounts outstanding under the Existing Credit Agreement, (b) terminated any commitments to lend or make other extensions of credit thereunder (except the commitment to lend to ACI under the Nominal Restatement) and, (c) delivered to Administrative Agent all documents or instruments including lien releases and terminations necessary to satisfy the requirements of subsection 3.1K.

D.            New Senior Debt.  On the Closing Date, Company shall have delivered to Administrative Agent Schedule 3.1D setting forth New Senior Debt as of the Closing Date.

E.             Representations and Warranties; Performance of Agreements.  Company and each Borrower shall have delivered to Administrative Agent an Officers’ Certificate, in form and substance satisfactory to Agents, to the effect that the representations and warranties in Section 4, are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that the appropriate Loan Party or Loan Parties shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Agents and except that no certification need be made as to Administrative Agent’s satisfaction with any documents, instrument or other matters.

F.             Opinions of Counsel to Loan Parties.  Administrative Agent shall have received originally executed copies of one or more favorable written opinions of (i) Latham & Watkins LLP, special counsel to Company and (ii) James W. Baehren, general counsel of the Company, in each case in form and substance reasonably satisfactory to Agents and their counsel, dated as of the Closing Date (this Agreement constituting a written request by Loan Parties to such counsel to deliver such opinions to Lenders).

G.            Opinions of Foreign Counsel.  Administrative Agent shall have received originally executed copies of one or more favorable written opinions of Clayton Utz, Australian counsel to ACI, Stewart, McKelvey, and Osler, Hoskin & Harcourt LLP, Canadian counsel to O-I Canada, Houthoff Buruma B.V., Dutch counsel to Administrative Agent, and Deloitte SA, Swiss counsel to OI Europe, in each case dated as of the Closing Date as to such matters as Agents acting on behalf of Lenders may reasonably request.

H.            Solvency Assurances.  On the Closing Date, Administrative Agent and Lender shall have received an Officers’ Certificate of Company dated the Closing Date, in form and substance satisfactory to the Administrative Agent and with appropriate attachments, demonstrating that, after giving effect to the consummation of the transactions contemplated by the Loan Documents on the Closing Date, Company and its Subsidiaries on a consolidated basis and each Borrower individually will be Solvent.

I.              Evidence of Insurance.  Administrative Agent shall have received a certificate from Company’s and/or Borrowers’ respective insurance brokers or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 5.4 with respect to Company and its Restricted Domestic Subsidiaries is in full force and effect and that Collateral Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 5.4.

J.             Intercreditor Agreement.  The Intercreditor Agreement, substantially in the form of Exhibit XVII annexed hereto, shall have been fully executed and delivered and shall be in full force and effect.

K.            Security Interests in Personal Property.  Administrative Agent shall have received evidence satisfactory to it that the Loan Parties shall have taken or caused to be taken (or will have taken within applicable perfection periods) all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, made or caused to be made all such filings and made (or substantially concurrently with the Closing Date will make) any related payments of filing fees, taxes or similar expenditures that may be necessary or, in the opinion of Agents, desirable in order to create in favor of Collateral Agent, for the benefit of Lenders, and holders of the Other Lender Guarantied Obligations as of the Closing Date, a valid and (upon such filing and recording or other means of perfection) perfected First Priority security interest in substantially all present and after acquired personal property Collateral.  Such actions shall include the following:

(i)            Stock Certificates and Instruments.  Delivery to Collateral Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Collateral Agent (or the equivalent thereof in any applicable jurisdiction)) representing all Capital Stock of Subsidiaries required to be pledged pursuant to the Pledge Agreement, the Security Agreement and, if required thereby, the Offshore Security Agreements and (b) all intercompany notes required to be pledged pursuant to the Pledge Agreement or Security Agreement;

(ii)           Lien Searches and UCC Termination Statements.  Delivery to Collateral Agent of (a) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements and fixture filings which may have been made with respect to any personal or mixed property of any Company or any Domestic Subsidiary that is a Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens created by the Collateral Documents or otherwise permitted to remain outstanding pursuant to the terms of this Agreement).

(iii)          UCC Financing Statements.  Delivery to Collateral Agent of UCC financing statements and, where appropriate fixture filings, duly authorized by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions deemed necessary or desirable by Collateral Agent to perfect the security interest created in such collateral pursuant to the Collateral Documents.

(iv)          PPSA Financing Statements.  Financing statements with respect to all present and after acquired personal property Collateral of O-I Canada shall have been filed in all jurisdictions deemed necessary or desirable by Collateral Agent to perfect the security interest created in such collateral pursuant to the Collateral Documents.

(v)           IP Filing.  To the extent required by Agents, delivery to Collateral Agent of all cover sheets or other documents or instruments required to be filed with any IP Filing Office in order to create or perfect Liens in respect of any material IP Collateral, together with releases duly executed (if necessary) of security interests by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective filings in any IP Filing Office in respect of any IP Collateral (other than any such filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

L.            Offshore Collateral Documents and Offshore Guaranties.  Administrative Agent shall have received duly executed and delivered copies of the Offshore Collateral Documents and the Offshore Guaranties and all related documentation, all in form, substance and scope satisfactory to Agents.

M.           [RESERVED].

N.            Completion of Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Agents, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Agents and such counsel, and Agents and such counsel shall have received all such counterpart originals or certified copies of such documents as Agents may reasonably request.

O.            Material Adverse Effect.  Since December 31, 2010, except as publicly disclosed in filings by Holdings or any Borrower with the Securities and Exchange Commission prior to the Closing Date, there has been no Material Adverse Effect with respect to any Loan Party.

3.2          Conditions to All Loans.

The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

A.            Administrative Agent shall have received on or before that Funding Date, in accordance with the provisions of subsection 2.1E, an originally executed Notice of Borrowing, in each case signed by a duly authorized officer of the applicable Borrower.

B.            As of that Funding Date:

(i)            The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; and

(ii)           No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default.

3.3          Conditions to Letters of Credit

The issuance of any Letter of Credit (other than Existing Letters of Credit) hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

A.            On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

B.            On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 2.8B, an originally executed Notice of Request for Issuance of Letter of Credit (or a facsimile copy thereof) in each case signed by a duly authorized officer of the Borrower requesting the Letter of Credit, together with all other information specified in subsection 2.8B and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

C.            On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 3.1 and subsection 3.2 shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

SECTION 4

LOAN PARTIES’ REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement, to induce the Lenders to thereafter make Term Loans, US Revolving Loans, Multicurrency Revolving Loans and Offshore Revolving Loans hereunder, to induce Administrative Agent to make overdrafts under the Domestic Overdraft Account, to induce the Offshore Overdraft Providers to make overdrafts under the Offshore Overdraft Accounts, to induce Issuing Lenders to issue Letters of Credit and to induce Lenders to purchase participations in Letters of Credit, in the Domestic Overdraft Amount and in the Offshore Overdraft Amounts, Company and each Borrower makes the following representations and warranties to each Lender, on the Closing Date, and on each other Funding Date and on the date of issuance of each Letter of Credit, in each case, except to the extent such representations and warranties are expressly made as of a specified date, in which case such representations and warranties shall be true as of such specified date only (which representations and warranties made by an Offshore Borrower shall be limited to such Offshore Borrower and its Subsidiaries):

4.1          Organization, Powers, Good Standing, Business and Subsidiaries

A.            Organization and Powers.  Each of the Loan Parties is a company, duly organized (or incorporated), validly existing and, where applicable, in good standing under the laws of its jurisdiction of formation.  Each of the Loan Parties has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party and to carry out the transactions contemplated hereby and thereby, and, in the case of Borrowers, to issue the Notes.

B.            Good Standing.  Each of the Loan Parties is (to the extent such concept is relevant) in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing has not had and will not have, in the aggregate, a Material Adverse Effect.

C.            Subsidiaries.  All of the Subsidiaries of Company and their jurisdictions of organization or incorporation are identified in Schedule 4.1 annexed hereto, as said Schedule 4.1 may be supplemented from time to time pursuant to the provisions of subsection 5.1(xi).  The Capital Stock of each of the Subsidiaries of Company identified in Schedule 4.1 annexed hereto (as so supplemented), is duly authorized, validly issued, fully paid and nonassessable and as of the Closing Date none of such Capital Stock constitutes Margin Stock.  Each of the Subsidiaries of Company identified in Schedule 4.1 annexed hereto (as so supplemented) is a company duly organized (or incorporated), validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and (to the extent such concept is relevant) in good standing where applicable in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect.  Schedule 4.1 annexed hereto (as so supplemented) correctly sets forth, as of the Closing Date, the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

4.2          Authorization of Borrowing, Etc.

A.            Authorization of Borrowing.  The execution, delivery and performance of the Loan Documents and the issuance, delivery and payment of the Notes have been duly authorized by all necessary organizational action by each Loan Party which is a party thereto.

B.            No Conflict.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the issuance, delivery and performance of the Notes do not (i) violate any provision of law applicable to such Loan Party, the Organizational

Documents of such Loan Party, or any order, judgment or decree of any court or other agency of government binding on such Loan Party, (ii) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Contractual Obligation of such Loan Party, (iii) result in or require the creation or imposition of any Lien (other than Liens in favor of Collateral Agent) upon any of the properties or assets of such Loan Party, or (iv) require any approval of stockholders or any approval or consent of any Person under any material Contractual Obligation of such Loan Party, other than those approvals and consents which have been obtained.

C.            Governmental Consents.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the issuance, delivery and performance of the Notes do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body except for filings, consents or notices that have been or will be made during the period in which they are required to be made.

D.            Binding Obligations.  This Agreement and the other Loan Documents executed prior to the date of this Agreement are, and the other Loan Documents and the Notes that are executed subsequent to the date of this Agreement, when executed and delivered will be, the legally valid and binding obligations of the applicable Loan Parties, enforceable against the applicable Loan Parties in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.3          Financial Condition

Borrowers have heretofore delivered to Lenders, at Lenders’ request, the audited consolidated balance sheet of Holdings and its Subsidiaries as at December 31, 2010 and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for the Fiscal Year then ended and the unaudited consolidated balance sheet of Holdings and its Subsidiaries and the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 2011 and the related unaudited consolidated statements of income and cash flows of Company and its Subsidiaries for the periods then ended.  All such statements were prepared in conformity with GAAP.  All such consolidated financial statements fairly present in all material respects the consolidated financial position of Holdings and its Subsidiaries as at the date thereof and the consolidated results of operations and cash flows of Holdings and its Subsidiaries for the period covered thereby subject to, in the case of quarterly financial statements, year-end adjustments and the absence of footnotes.  Neither Holdings nor any of its Subsidiaries has any material contingent liability or material liability for taxes, long-term lease or unusual forward or long-term commitment, which is not reflected in the foregoing financial statements or in the most recent consolidated financial statements delivered pursuant to subsection 5.1 of this Agreement, except for those incurred since the date of such financial statements that are not prohibited hereunder.

4.4          No Adverse Material Effect

Since December 31, 2010, except as publicly disclosed in filings by Holdings or any Borrower with the Securities and Exchange Commission prior to the Closing Date, there has been no Material Adverse Effect.

4.5          Litigation; Adverse Facts

Except as disclosed in Holdings’ annual report on Form 10-K for the Fiscal Year ended December 31, 2010, there is no action, suit, proceeding, governmental investigation or arbitration of which Company has knowledge (whether or not purportedly on behalf of Company or any of its Restricted Subsidiaries) at law or in equity or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Company, threatened against or affecting Company or any of its Restricted Subsidiaries or any property of Company or any of its Restricted Subsidiaries which would reasonably be expected to result in a Material Adverse Effect.

4.6          Payment of Taxes

Except to the extent permitted by subsection 5.3, all material tax returns and reports of Holdings and each of its Subsidiaries required to be filed by any of them have been timely filed, and all material taxes, assessments, fees and other governmental charges upon such Persons and upon their respective properties, assets, income and franchises which are due and payable have been paid when due and payable.

4.7          Governmental Regulation

Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005 or the Investment Company Act of 1940.

4.8          Securities Activities

A.            Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B.            Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 6.2 or 6.7, or subject to any similar restriction contained in any agreement or instrument between Company and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of subsection 7.2, was or will be attributable to Margin Stock.

4.9          Employee Benefit Plans

A.            Each Employee Benefit Plan (other than a Multiemployer Plan) is in compliance with all applicable provisions of ERISA, the Internal Revenue Code and other applicable federal or state law, and each of Holdings, its Subsidiaries has performed all of its obligations under each Employee Benefit Plan, except to the extent that failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Holdings, each of its Subsidiaries and, to the knowledge of Holdings, each ERISA Affiliate has made all required contributions to any Pension Plan, except to the extent that a failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Pension Plan.

B.            (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan which is reasonably likely to be terminated has any Unfunded Pension Liability in an amount which, individually or in the aggregate for all such Pension Plans (excluding for purposes of such computation any such Pension Plans with respect to which assets exceed benefit liabilities), would reasonably be expected to have a Material Adverse Effect if such Pension Plan or Pension Plans were then terminated; and (iii) none of Holdings, any of its Subsidiaries or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

C.            With respect to any Foreign Plan, (i) each Foreign Plan is in compliance with all applicable foreign law, except to the extent that failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (ii) as of the date hereof, Company and its Subsidiaries have made full payment when due of all required contributions to any Foreign Plan, except to the extent that a failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.10        Disclosure

No representation or warranty of any Loan Party contained in this Agreement, any Loan Document or any other document, certificate or written statement (other than any projections, budgets delivered pursuant to subsection 5.1(x) and pro forma financial information) furnished to Lenders by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to such Loan Party in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such Loan Parties to be reasonable at the time made, it being recognized by Lenders that uncertainty is inherent in any such projection and pro forma financial information, such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material.

4.11        Environmental Protection

Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws in respect of the conduct of its business and the ownership of its property, except such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Without limiting the effect of the preceding sentence:

A.            to the best of Company’s knowledge, neither Company nor any of its Subsidiaries has received a complaint, order, citation, notice or other written communication with respect to the existence or alleged existence of a violation of, or liability arising under, any Environmental Law, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and

B.            to the best of Company’s knowledge there are no environmental, health or safety conditions existing at any real property owned, operated or leased by Company or any of its existing or former Subsidiaries or any of their respective predecessors, including off-site treatment or disposal facilities used by Company or any of its existing or former Subsidiaries for waste treatment or disposal, which would reasonably be expected to require any construction or other capital costs or clean-up obligations to be incurred prior to the final scheduled maturity of the Obligations in order to assure compliance with any Environmental Law, including provisions regarding clean-up, to the extent that any of such conditions, construction or other capital costs or clean-up obligations, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.12        Title to Properties; Liens; Intellectual Property

A.            Title to Properties; Liens.  Company and its Material Subsidiaries have (i) good and legal title to (in the case of fee or freehold interests in Real Property Assets), (ii) valid leasehold interests in (in the case of Ground Leasehold Interests, or other leasehold interests in the UK, in Real Property Assets or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 4.3 or in the most recent financial statements delivered pursuant to subsection 5.1, in each case except for (x) assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 6.7 and (y) for such defects that individually or in the aggregate, would not have a Material Adverse Effect.

B.            [RESERVED].

C.            Intellectual Property.  As of the Closing Date, Company and its Restricted Subsidiaries own or have the right to use all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, and Loan Parties do not know of any valid basis for any such claim except for such claims that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The use of such Intellectual Property by Company and its Restricted Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.13        Solvency

As of the Closing Date, each Loan Party is, and upon the incurrence of any Obligations by such Loan Party on the Closing Date, will be, Solvent.

4.14        Matters Relating to Collateral

A.            Creation, Perfection and Priority of Liens.  As of the Closing Date, the execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to or after the date hereof pursuant to subsection 5.9, and (ii) the delivery to Collateral Agent of any Collateral not delivered to Collateral Agent at the time of execution and delivery of the applicable Collateral Document (all of which Collateral has been so delivered) are effective to create in favor of Collateral Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid First Priority Lien on all of the Collateral (except for Collateral for which the absence or failure of the Lien on such Collateral would not constitute an Event of Default under subsection 7.12), and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect (or will be duly made or taken within applicable time periods), other than the periodic filing of UCC continuation statements and such other ongoing filings as may be required in the other jurisdictions in which Collateral is located.

B.            Governmental Authorizations.  No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 4.14A and except as may be required, in connection with the disposition of any Collateral, by laws generally affecting the offering and sale of securities.

C.            Absence of Third-Party Filings.  Except such as may have been filed in favor of Collateral Agent as contemplated by subsection 4.14A and to evidence permitted lease obligations and other Liens permitted pursuant to subsection 6.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO or the U.S. Copyright Office (or analogous foreign agencies with respect to Collateral secured by the Offshore Collateral Documents), and (iii) no effective filings, registrations or other notices of Liens exist in relation to any of the Loan Parties or any of the Collateral at any agencies, registries offices or relevant governmental or other regulatory bodies outside the United States of America.

4.15        Credit Agreement Under Indentures.

This Agreement is the “Credit Agreement” as described in the indentures governing the Existing Owens-Brockway Senior Unsecured Notes and Borrowers’ Agent hereby designates this Agreement as such.

4.16        Non-Bank Rules

In so far as it is a Swiss Borrower, it is at all times in compliance with the Non-Bank Rules. For the purpose of its compliance with the Non-Bank Rules under this Section, each Swiss Borrower shall assume that in relation to the Multicurrency Revolving Facility the aggregate maximum number of lenders which are not Qualifying Banks or Qualifying Intragroup Creditors is 10 (irrespective of whether or not there are, at any time, any such lenders).

SECTION 5

COMPANY’S AFFIRMATIVE COVENANTS

Company and each Borrower covenants and agrees that, so long as any of the Commitments hereunder shall be in effect and until payment in full of all of the Loans, the Offshore Overdraft Amounts and the Domestic Overdraft Amount, the cancellation or expiration of all Letters of Credit and the reimbursement of all amounts drawn thereunder, unless Requisite Lenders shall otherwise give prior written consent, Company and each Borrower shall perform, and to the extent expressly provided for in this Section 5 shall cause each of their respective Restricted Subsidiaries to perform, all covenants in this Section 5.

5.1          Financial Statements and Other Reports

Company and Borrowers will maintain, and cause Holdings and each of their respective Restricted Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements of Holdings and Company in conformity with GAAP (except as approved by the accountants preparing such statements or the Chief Financial Officer of the Company or Holdings, as the case may be, and disclosed therein).  Company and Borrowers will deliver, or cause to be delivered, to Administrative Agent (for distribution to the Lenders):

(i)            Quarterly Financials.  as soon as practicable and in any event within 45 days after the end of each Fiscal Quarter, other than quarters which are the last quarter in a Fiscal Year, the consolidated balance sheets of Holdings and Company as at the end of such period and the related consolidated statements of income and cash flows of Holdings and Company for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and, with respect to the consolidated statements of income, the corresponding figures from the consolidated plan and financial forecast for the current Fiscal Year delivered pursuant to subsection 5.1(x), all in reasonable detail and certified by any of the chief accounting officer, the chief financial officer, the treasurer, an assistant treasurer, the controller or an assistant controller of Company that they fairly present in all material respects the consolidated financial condition of Holdings and Company as at the dates indicated and the consolidated results of operations and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustment;

(ii)           Year-End Financials.  as soon as practicable and in any event within 90 days after the end of each Fiscal Year of Company the audited consolidated balance sheets of Holdings and Company as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and Company for such Fiscal Year, setting forth in comparative form the corresponding figures for the previous year, all in reasonable detail, each accompanied by a report thereon of an independent registered public accounting firm of recognized national standing selected by Company which report shall be unqualified as to going concern and scope of audit and shall state that such financial statements fairly present in all material respects the consolidated financial position of Holdings and Company, respectively, at the dates indicated and the consolidated results of their operations and cash flows for the periods indicated in conformity with GAAP and to the extent otherwise prepared by or on behalf of Holdings or its Restricted Subsidiaries, the audited financial statements of such Borrower for such Fiscal Year;

(iii)          Compliance Certificates.  together with each delivery of financial statements of Holdings and/or Company pursuant to subdivisions (i) and (ii) above, (a) a Compliance Certificate of Company (i) stating that no Event of Default or Potential Event of Default exists or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto, and (ii) certifying compliance (as determined in accordance with GAAP) during and at the end of such accounting periods) with respect to subsection 6.6 and, in addition, a written statement of the chief accounting officer, chief financial officer, treasurer, any assistant treasurer, controller or any assistant controller of Company describing in reasonable detail (A) the differences between the financial information contained in such financial statements and the information contained in the Compliance Certificate relating to Company’s compliance with subsection 6.6 and (B) the non-recurring cash charges added back to Consolidated Net Income for purposes of calculating Consolidated Adjusted EBITDA pursuant to clause (vii) of the definition thereof;

(iv)          Certification Regarding Change in Accounting Principles.  to the extent required pursuant to clause (a) or (b) below, together with each delivery of financial statements pursuant to subdivisions (i) or (ii) of this subsection 5.1, a written statement from any one of the chief accounting officer, chief financial officer, treasurer, an assistant treasurer, controller or any assistant controller of Company setting forth (a) if necessary to explain any material changes in the consolidated financial statements caused by the adoption of new accounting principles, a comparison and reconciliation of the consolidated financial statements with pro forma consolidated financial statements prepared as if the new accounting principles had not been adopted (it being understood that, subject to the following clause (b), only one such statement shall be required with respect to any particular adoption of any new accounting principles) and (b) during the pendency of any negotiations provided for in subsection 10.9 resulting from any change in accounting principles and policies, the differences which would have resulted if such financial statements had been prepared without giving effect to such change;

(v)           SEC Filings and Press Releases.  promptly upon their becoming available, copies of (a) all annual reports and proxy statements sent or made available generally by Holdings to its security holders or by any Restricted Subsidiary of Holdings to its security holders other than Holdings or another Restricted Subsidiary and (b) all reports (including, without limitation, its Annual Report on Form 10-K and its Quarterly Report on Form 10-Q) and all registration statements of Holdings and Borrowers filed with the Securities and Exchange Commission on Forms S-2, S-3, S-4 and 8-K;

(vi)          Events of Default.  promptly upon any Responsible Officer of Company or any Borrower obtaining knowledge of any condition or event which constitutes an Event of Default or Potential Event of Default, an Officers’ Certificate specifying the nature and the period of existence of any such condition or event, and what action Company or such Borrower has taken, is taking and proposes to take with respect thereto;

(vii)         Litigation or Other Proceedings.  promptly upon any Responsible Officer of Company or any Borrower obtaining knowledge of (a) the institution of, or non-frivolous threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Restricted Subsidiaries or any property of Company or any of its Restricted Subsidiaries not previously disclosed by Company or a Borrower to Lenders, or (b) any material development in any such action, suit, proceeding, governmental investigation or arbitration, which, in either case, if adversely determined, would reasonably be expected to cause a Material Adverse Effect, written notice thereof to Lenders and provide such other information as may be reasonably available to it to enable Lenders and their counsel to evaluate such matters;

(viii)        [RESERVED];

(ix)                                [RESERVED];

(x)            Financial Plans.  as soon as practicable and in any event within 90 days after the beginning of each Fiscal Year of Company, a consolidated plan and financial forecast, prepared in accordance with Company’s normal accounting procedures applied on a consistent basis, for such Fiscal Year of Company and its Subsidiaries, including, without limitation, (a) a forecasted consolidated balance sheet, consolidated statement of income and consolidated statement of cash flows of Company for such Fiscal Year, and (b) the amount of forecasted capital expenditures and unallocated overhead for such Fiscal Year;

(xi)           New Subsidiaries.  within 90 days of the end of each Fiscal Year, a written notice setting forth with respect to all Persons becoming Subsidiaries of Company on such date during the previous Fiscal Year, (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 4.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 4.1 annexed hereto for all purposes of this Agreement);

(xii)          Overdraft Reporting.  promptly upon request by Administrative Agent, if any Offshore Overdraft Provider has not provided the information required pursuant to subsection 2.1D(v) in a timely manner, a written report in form satisfactory to Administrative Agent setting forth activity with respect to the applicable Offshore Overdraft Accounts for the requested period and the applicable Offshore Overdraft Amount outstanding as of the end of the period covered by such report;

(xiii)         Other Information.  with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender through Administrative Agent.

Company and Borrowers shall be deemed to have delivered reports referred to in clauses (i), (ii), (iii) or (v) of this subsection 5.1 when (A) such reports or other information have been posted on the Internet website of the Securities and Exchange Commission (http://www.sec.gov) or on its own Internet website as previously identified to Agents and Lenders, and (B) Company and Borrowers have notified Administrative Agent by electronic mail of such posting; provided that if any Agent or any Lender requests such information to be delivered in hard copies, Company and/or any Borrower, as applicable, shall furnish to such Agent or Lender, as applicable, such information accordingly.

5.2          Corporate Existence, Etc.

Company and each Borrower will at all times preserve and keep in full force and effect its corporate existence and rights and franchises material to its business and the businesses of each of its Restricted Subsidiaries; provided, however, that the existence of any such Subsidiary (other than any Borrower) may be terminated if its parent corporation determines that such termination is in the best interest of such parent corporation.

5.3          Payment of Taxes and Claims; Tax Consolidation

A.            Company and each Borrower will, and will cause each of its Material Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any material penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a material Lien upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP (or its equivalent in the relevant jurisdiction of the taxing authority with respect thereto) shall have been made therefor.

B.            Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries or such other Person as may be reasonably acceptable to Requisite Lenders).

5.4                               Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds

A.            Company and Borrowers will maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in the business of Company and its Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.  Company and Borrowers will each maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its material properties and business, and the material properties and business of its Material Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations (“Industry Standards”) and may self insure to the extent, and only to the extent, consistent with Industry Standards; provided that nothing in this subsection 5.4 shall prevent Company and Borrowers from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of Company or Borrowers, as the case may be, desirable in the conduct of its or their business and does not in the aggregate have a Material Adverse Effect.  Without limiting the generality of the foregoing, Company will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Collateral Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Collateral Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $25,000,000 and provides for at least 30 days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

B.            Application of Net Insurance/Condemnation Proceeds.  Upon receipt by Company or any other Loan Party, or by Collateral Agent as loss payee, of any Net Insurance/Condemnation Proceeds, so long as no Event of Default shall have occurred and be continuing, Company or such other Loan Party may retain such proceeds pending a determination by Company or the applicable Loan Party as to whether Company or applicable Loan Party (a) will repair, restore or replace the assets in respect of which such Net Insurance/Condemnation Proceeds were received or otherwise reinvest such Net Insurance/Condemnation Proceeds into the business of Company or a Loan Party; or (b) will elect to cause prepayments of the Loans and/or, if and to the extent required by subsection 2.4B(iii), permanently reduce the US Revolving Loan Commitments and the Multicurrency

Revolving Loan Commitments, on a pro rata basis, as provided in subsection 2.4B.  The failure by Company or such Loan Party to make an election under the preceding sentence on or before the date that is 120 days after receipt of the Net Insurance/Condemnation Proceeds shall be deemed an election to cause the prepayments of the Loans and/or, if and to the extent required by subsection 2.4B(iii), permanently reduce the US Revolving Loan Commitments and the Multicurrency Revolving Loan Commitments, on a pro rata basis, as provided in subsection 2.4B and the Borrowers shall prepay the Loans and make any other payments required under the Intercreditor Agreement in an amount equal to such Net Insurance/Condemnation Proceeds.  If an Event of Default shall have occurred and be continuing, the applicable Loan Party shall deliver to Collateral Agent for application to the Loans if Collateral Agent so elects an amount equal to such portion of such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or, if and to the extent required by subsection 2.4B(iii), permanently reduce the US Revolving Loan Commitments and the Multicurrency Revolving Loan Commitments, on a pro rata basis) as provided in subsection 2.4B subject to any limitations contained in the Intercreditor Agreement.  Upon any election pursuant to clause (a) above, Company or the applicable Loan Party shall, following such election, diligently pursue (x) the repair, restoration or replacement of the assets in respect of which such Net Insurance/Condemnation Proceeds were received or (y) the reinvestment of such Net Insurance/Condemnation Proceeds into the business of Company or a Loan Party.  If any portion of such Net Insurance/Condemnation Proceeds are not used to repair, replace or restore the assets in respect of which such Net Insurance/Condemnation Proceeds were received or otherwise reinvested in the business of Company or a Loan Party within, in the case of any such proceeds that would constitute “Excess Proceeds” under the indenture governing the Existing Owens-Brockway Senior Unsecured Notes if not so used by a date certain, 355 days of such receipt (or Company and/or the applicable Loan Party cease the diligent pursuit of the same), any amount of such Net Insurance/Condemnation Proceeds not so used shall be applied to prepay the Term Loans and/or, if and to the extent required by subsection 2.4B(iii), permanently reduce the US Revolving Loan Commitments and the Multicurrency Revolving Loan Commitments, on a pro rata basis, as provided in subsection 2.4B and shall be otherwise applied as required by the Intercreditor Agreement.

5.5          Inspection

Company and Borrowers shall permit any authorized representatives designated by any Lender, at the expense of that Lender, to visit and inspect any of the properties of Company or any of its Restricted Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours.

5.6          Compliance with Laws

Company, Borrowers and their Restricted Subsidiaries shall exercise all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders (including all Environmental Laws) of any Governmental Authority, noncompliance with which in any case or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

5.7          Securities Activities

Following the application of the proceeds of any Loans, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 6.2 or 6.7, or subject to any similar restriction contained in any agreement or instrument between Company and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of subsection 7.2, will be attributable to Margin Stock.

5.8          Environmental Matters

A.            Environmental Disclosure.  Company will deliver to Administrative Agent (for distribution to the Lenders):

(i)            [RESERVED]

(ii)           Notice of Certain Releases, Remedial Actions, Etc.  Within 90 days following the end of each Fiscal Year, a written summary describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (b) any remedial action taken by Company, any Borrower or any other Subsidiary in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iii)          Written Communications Regarding Environmental Claims, Releases, Etc.  As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, and in any event within 30 days, a copy of any material non-privileged written communications with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iv)          Notice of Certain Proposed Actions Having Environmental Impact.  In addition to the quarterly reporting required under subsection 5.1(xi), prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (b) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any material additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

B.            Company’s Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

(i)            [RESERVED]

(ii)           Actions with Respect to Environmental Claims and Violations of Environmental Laws.  Company and each Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company, any Borrower or its or their Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

C.            Environmental Review and Investigation.  If (a) Administrative Agent reasonably believes that Company or any Borrower or any of its or their Subsidiaries has breached any representation, warranty or covenant contained in this subsection 5.8 or that there has been a material violation of Environmental Laws at any Real Property Asset or by Company, any Borrower or any of its or their Subsidiaries at any other location or (b) an Event of Default has occurred and is continuing, then Administrative Agent may conduct a reasonable investigation (including by retention, at Company’s expense, an independent professional consultant to do so) of any Real Property Asset; provided that, in the case of any Facility no longer owned, leased, operated or used by Company, any Borrower or any of its or their Subsidiaries, Company shall only be obligated to use its best efforts to obtain permission for Administrative Agent’s professional consultant to conduct an investigation of such Facility.  For purposes of conducting such a review and/or investigation, after notice reasonably under the circumstances given, Company and each Borrower hereby grants to Administrative Agent and its agents, employees, consultants and contractors the right to enter into or onto any Real Property Asset currently owned, leased, operated or used by Company, any Borrower or any of its or their Subsidiaries and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith.  Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Company, the relevant Borrower and Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility.  Company, Borrowers and Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Administrative Agent pursuant to this subsection 5.8 will be subject to the provisions of subsection 10.20 and will be obtained and shall be used by Administrative Agent and Lenders solely for the purposes of Lenders’ internal credit decisions, to monitor and police the Loans and to protect Lenders’ security interests created by the Loan Documents or in connection with any transaction relating to the Loans or to such Facility. Administrative Agent agrees to deliver a copy of any such report to Company with the understanding that Company and each Borrower acknowledge and agree that (x) it will indemnify and hold harmless Administrative Agent and each Lender from any costs, losses or liabilities relating to Company’s use of or reliance on such report, (y) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to Company, neither Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

5.9                               Execution of Subsidiary Guaranty and Security Agreement After the Closing Date.

A.            Execution of Subsidiary Guaranty and Security Agreement. If (a) any wholly-owned Restricted Domestic Subsidiary of Company existing on the Closing Date (other than the Harbor Capital Subsidiaries, Owens-Brockway, Bolivian Investments, Inc., Sovereign Air, LLC, and Maumee Air Associates Inc.) that has not previously executed the Subsidiary Guaranty, (b) any Person becomes a wholly-owned Restricted Domestic Subsidiary of Company after the Closing Date (other than (i) a Restricted Domestic Subsidiary formed in connection with any Receivables Sale Indebtedness, (ii) a Restricted Domestic Subsidiary (x) that owns or acquires assets with an aggregate fair market value (without netting such fair market value against any liability of such Restricted Domestic Subsidiary) not exceeding $30,000,000, (y) subject to a restriction permitted under subsection 6.2B or any other contractual, legal or regulatory restriction prohibiting such Restricted Domestic Subsidiary’s execution of the Subsidiary Guaranty or the Security Agreement, or (z) whose execution of the Subsidiary Guaranty or the Security Agreement would require any governmental or regulatory consent, approval or authorization (unless such consent, approval or authorization has been obtained or could reasonably be expected to be obtained without undue cost or delay), (iii) a Restricted Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Company, the burden or cost or other consequences (including any material adverse tax consequences) of executing the Subsidiary Guaranty and/or the Security Agreement shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (iv) any special purpose securitization vehicle, project finance entity or captive insurance subsidiary), or (c) either OI International Holdings Inc. or O-I Holding LLC cease to be a Foreign Subsidiary Holdco, Borrowers’ Agent will promptly notify Administrative Agent of that fact and cause such Restricted Domestic Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and a counterpart of the Security Agreement and to take all such further actions and execute all such further documents and instruments as may be necessary or, in the opinion of Collateral Agent, desirable to create in favor of Collateral Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on substantially all of the personal property assets of such Restricted Domestic Subsidiary described in the applicable forms of Collateral Documents. To the extent any such Restricted Domestic Subsidiary is owned by a Subsidiary Guarantor, the Capital Stock of such Restricted Domestic Subsidiary shall be pledged pursuant to the Security Agreement.  Within 30 days of the Closing Date, Company shall deliver to Administrative Agent documentation reasonably satisfactory to Administrative Agent evidencing the release of each of OI International Holdings Inc. and O-I Holding LLC from their respective guaranty of (x) the Existing Owens-Brockway Senior Unsecured Notes and (y) the existing Permitted European Senior Debt.

B.            Restricted Foreign Subsidiaries.  If (a) any Restricted Foreign Subsidiary that is a direct Wholly-Owned Subsidiary of an Offshore Borrower or Offshore Guarantor organized under the laws of the jurisdiction of such Offshore Borrower or Offshore Guarantor, or (b) any Person becomes a direct Wholly-Owned Subsidiary of an Offshore Borrower or Offshore Guarantor organized in the jurisdiction of such Offshore Borrower (other than the jurisdiction of organization of OI Europe) or Offshore Guarantor (other than (i) any special purpose vehicle formed in connection with the incurrence or maintenance of Receivables Sale Indebtedness permitted hereunder (ii) a Restricted Foreign Subsidiary (x) subject to a restriction permitted under subsection 6.2B or any other contractual, legal or regulatory restriction prohibiting such Restricted Foreign Subsidiary’s execution of the applicable Offshore Guaranty or the applicable Offshore Security Agreement or (z) whose execution of the applicable Offshore Guaranty or the applicable Offshore Security Agreement would require any governmental or regulatory consent, approval or authorization (unless such consent, approval or authorization has been obtained or could reasonably be expected to be obtained without undue cost or delay), (iii) a Restricted Foreign Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Company, the burden or cost or other consequences (including any material adverse tax consequences) of executing the applicable Offshore Guaranty or the applicable Offshore Security Agreement shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (iv) any special purpose securitization vehicle, project finance entity or captive insurance subsidiary or (v) a Restricted Foreign Subsidiary which is not a Material Subsidiary), Borrowers’ Agent will promptly notify Collateral Agent of that fact and cause such Restricted Foreign Subsidiary, to the extent legally permissible, to execute and deliver to Collateral Agent a counterpart of the applicable Offshore Guaranty and a counterpart of (or accession document to) the applicable Offshore Security Agreement and such other documents and instruments and take such further actions as may be necessary, or in the reasonable opinion of Collateral Agent, desirable but, in each case, consistent with market practice in the relevant jurisdiction for like companies in the context of like credit facilities, to create in favor of Collateral Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on substantially all of the personal property assets of such Restricted Foreign Subsidiary described in the applicable forms of Collateral Documents.  If, on or after the Closing Date, a wholly-owned Restricted Foreign Subsidiary becomes a Restricted Foreign Subsidiary which is a Subsidiary directly owned by a Subsidiary Guarantor, the Capital Stock of such Restricted Foreign Subsidiary shall be pledged pursuant to the Security Agreement unless (i) such Restricted Foreign Subsidiary is a special purpose vehicle formed in connection with the incurrence or maintenance of Receivables Sale Indebtedness permitted hereunder (ii) such Restricted Foreign Subsidiary or the Subsidiary Guarantor which is its direct parent is (x) subject to a restriction permitted under subsection 6.2B or any other contractual, legal or regulatory restriction prohibiting such Restricted Foreign Subsidiary’s or Subsidiary Guarantors’ execution of a stock pledge or (y) whose execution of a stock pledge would require any governmental or regulatory consent, approval or authorization (unless such consent, approval or authorization has been obtained or could reasonably be expected to be obtained without undue cost or delay), (iii) in the reasonable judgment of the Administrative Agent and the Company, the burden or cost or other consequences (including any material adverse tax consequences) of executing the stock pledge shall be excessive in view of the benefits to be obtained by the Lenders therefrom, or (iv) such Restricted Foreign Subsidiary is a special purpose securitization vehicle or captive insurance subsidiary.

C.            Additional Domestic Subsidiary Borrower and/or Additional Foreign Subsidiary Borrower.

(i)            At any time at which an Additional Domestic Subsidiary Borrower is designated as such pursuant to subsection 10.7D, such Additional Domestic Subsidiary Borrower, if not already a Subsidiary Guarantor, shall execute a counterpart of the Subsidiary Guaranty and a counterpart of the Security Agreement and take all such further actions and execute all such further documents required to be taken pursuant to the terms of the Subsidiary Guaranty and Security Agreement to create in favor of Collateral Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on substantially all of the personal property assets of such Additional Domestic Subsidiary Borrower described in the applicable form of the Collateral Documents.  The Capital Stock of such Additional Domestic Subsidiary Borrower shall be pledged pursuant to the Security Agreement.

(ii)           At any time an Additional Foreign Subsidiary Borrower is designated pursuant to subsection 10.7D, such Additional Foreign Subsidiary Borrower, if not already an Offshore Guarantor, shall execute a guaranty agreement (or, as applicable, a counterpart of an existing Offshore Guaranty), and a security agreement (or, as applicable, a counterpart of an existing Offshore Security Agreement), in each case, together with all such other documents and instruments as may be necessary or, in the opinion of the Collateral Agent, desirable to create in favor of Collateral Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on substantially all of the personal property assets of such Additional Foreign Subsidiary Borrower and to take all such further actions as the Collateral Agent deem desirable in order to effectuate the guaranty and the First Priority Lien as per this subclause.  If such Additional Foreign Subsidiary Borrower is, or at any time becomes a directly Wholly-Owned Subsidiary of a Subsidiary Guarantor, the Capital Stock of such Additional Foreign Subsidiary Borrower shall be pledged pursuant to the Security Agreement unless the Collateral Agent agrees otherwise due to the illegality or impracticability of such pledge or because the costs of obtaining such pledge are excessive in relation to the value of the security to be afforded thereby; provided that in no circumstances shall a pledge of shares in the Common Stock or share capital of a Person organized in the Netherlands be required to the extent, and only for so long as, such Common Stock is held by another Person organized in the Netherlands.

D.            Subsidiary Organizational Documents, Legal Opinions, Etc.  Company and Borrowers shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Restricted Subsidiary’s Organizational Documents, together with, if such Subsidiary is a Restricted Domestic Subsidiary, a good standing certificate from the Secretary of State (or other applicable authority) of the jurisdiction of its organization, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or, in the case of a Foreign Subsidiary, similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) if such Subsidiary is a

Material Subsidiary, a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and (where applicable) good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel, subject to customary exceptions and qualifications.

5.10                        Designation of Unrestricted Subsidiaries

The Borrower’s Agent may at any time after the Closing Date designate any Restricted Subsidiary (other than a Loan Party) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Company shall be in compliance with the covenants set forth in subsections 6.3 and 6.6, determined on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter, in each case, as if such designation had occurred on the last day of such fiscal quarter of Company and, as a condition precedent to the effectiveness of any such designation, the Company shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance, (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (iv) the Company shall cause each Unrestricted Subsidiary to simultaneously be designated as an “Unrestricted Subsidiary” under the Existing Owens-Brockway Senior Unsecured Notes, any Permitted Secured Debt, any Permitted Unsecured Debt, any Permitted European Senior Debt or any other Indebtedness the terms of which permits a similar designation.

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Loan Party therein at the date of designation in an amount equal to the fair market value of the applicable Loan Party’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time, and (y) a return on any Investment by the applicable Loan Party in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s Investment in such Subsidiary.  Notwithstanding the foregoing, no existing or future Borrower shall be permitted to be an Unrestricted Subsidiary.

5.11                        Personal Property Securities Act

A.            PPSA Further Steps. If the Administrative Agent determines that a Collateral Document (or a transaction in connection with it) is or contains a security interest for the purposes of the PPSA, the Loan Party agrees to do anything (such as obtaining consents, signing and producing documents, getting documents completed and signed and supplying information) which the Administrative Agent asks and considers necessary (acting reasonably) for the purposes of:

(i)            ensuring that the security interest is enforceable, perfected (including, where possible, by control in addition to registration) and otherwise effective;

(ii)           enabling the Administrative Agent to apply for any registration, or give any notification, in connection with the security interest so that the security interest has the same priority which it had prior to the introduction of the PPSA; or

(iii)          enabling the Administrative Agent to exercise rights in connection with the security interest.

B.            PPSA Undertaking. If the Loan Party holds any security interests for the purposes of the PPSA and if a failure by the Loan Party to perfect some or all of those security interests would materially adversely affect the business, operation, property, condition (financial or otherwise), or prospects of the Loan Parties (taken as a whole), the Loan Party agrees to implement, maintain and comply in all material respects with, procedures for the perfection of those security interests. These procedures must include procedures designed to ensure that the Loan Party takes all reasonable steps under the PPSA to perfect any such security interest with the highest ranking priority reasonably possible (such as perfecting a purchase money security interest, perfecting a security interest by control or including the serial number in a financing statement for personal property that may or must be described by a serial number). If the Administrative Agent asks, the Loan Party agrees to arrange at its expense an audit of the PPSA procedures. The Administrative Agent may only ask the Loan Party to do this if it reasonably suspects that a Loan Party is not complying with this clause.

C.            Costs of Further Steps and Undertaking. Everything a Loan Party is required to do under this clause is at the Loan Party’s expense. The Loan Party agrees to pay or reimburse the reasonable costs of the Administrative Agent in connection with anything the Loan Party is required to do under this clause.

D.            No PPSA Notice Required Unless Mandatory. The Administrative Agent need not give any notice under the PPSA (including a notice of a verification statement) unless the notice is required by the PPSA and cannot be excluded.

SECTION 6

COMPANY’S NEGATIVE COVENANTS

Company and each Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans, the Notes, the Offshore Overdraft Amounts and the Domestic Overdraft Amount and other Obligations and the cancellation or expiration of all Letters of Credit and reimbursement of all amounts drawn thereunder, unless Requisite Lenders shall otherwise give prior written consent, Company and each Borrower shall perform, and shall cause each of its respective Restricted Subsidiaries (or Material Subsidiaries in the case of subsection 6.2B) to perform, all covenants in this Section 6.

6.1          Indebtedness

Company and each Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness or any Receivables Sale Indebtedness, except:

(i)            Loan Parties may become and remain liable with respect to the Obligations and may guaranty the Obligations and the Other Lender Guarantied Obligations pursuant to their respective Guaranties;

(ii)           Company and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 6.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii)          Company and its Restricted Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases and Purchase Money Indebtedness in an aggregate principal amount outstanding at any time not exceeding the greater of (a) $450,000,000 and (b) 12.5% of Consolidated Tangible Net Assets, calculated on a Pro Forma Basis;

(iv)          Company may become and remain liable with respect to Indebtedness to any of its Restricted Subsidiaries, and any Restricted Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any other Restricted Subsidiary of Company; provided that, all such intercompany Indebtedness owed by Company or any Borrower shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and Company may become and remain liable with respect to Indebtedness to Holdings; provided that such Indebtedness shall be evidenced by the amended and restated subordinated intercompany notes existing as of the Closing Date (which subordinated notes shall not be further amended without the consent of Administrative Agent);

(v)           Company and its Restricted Subsidiaries, as applicable, may remain liable with respect to Indebtedness or the commitments therefor described in Schedule 6.1 annexed hereto and any extensions, renewals and refinancing of such Indebtedness and/or commitments therefor described in Part I of Schedule 6.1 to the extent that such extension, renewal or refinancing does not result in an increase in the aggregate principal amount or commitment amount of such Indebtedness as described in such Part I;

(vi)          Company and Packaging may remain liable with respect to the Existing Holdings Senior Notes on a subordinated basis;

(vii)         Company, Packaging, Owens-Brockway and Subsidiary Guarantors may become and remain liable with respect to Permitted Secured Debt;

(viii)        [RESERVED]

(ix)           Company, Packaging, Owens-Brockway and Subsidiary Guarantors may become and remain liable with respect to Permitted Unsecured Debt on a subordinated or unsecured basis or both;

(x)            OIEG or another Restricted Foreign Subsidiary reasonably acceptable to Administrative Agent may become and remain liable with respect to Permitted European Senior Debt;

(xi)           In addition to Indebtedness permitted by the other clauses of this subsection, Restricted Foreign Subsidiaries of Company may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $700,000,000 at any time outstanding (inclusive of amounts outstanding or committed under Schedule 6.1, Part II);

(xii)          In addition to Indebtedness permitted by the other clauses of this subsection, Company and its Restricted Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $400,000,000 at any time outstanding;

(xiii)         Company and its Restricted Subsidiaries may become and remain liable with respect to Acquired Indebtedness and Permitted Refinancing Indebtedness thereof;

(xiv)        Company and its Restricted Subsidiaries may become and remain liable with respect to Receivables Sale Indebtedness in an aggregate principal amount not to exceed $500,000,000 at any time outstanding;

(xv)         A Subsidiary may remain liable for Indebtedness deemed incurred by such Subsidiary as a result of a redesignation of such Subsidiary from an Unrestricted Subsidiary to a Restricted Subsidiary pursuant to subsection 5.10; provided that after giving effect to the incurrence of the Indebtedness (and any other Indebtedness incurred since the last day of the fiscal quarter for which financial statements were delivered under subsection 5.1) on a Pro Forma Basis the Company and its Restricted Subsidiaries would be in compliance with subsection 6.6, and any Permitted Refinancing Indebtedness thereof;

(xvi)        Company and its Restricted Subsidiaries may become and remain liable for Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations; and

(xvii)       Company and its Restricted Subsidiaries may become and remain liable for Indebtedness arising from the honoring by a bank of a check or similar instrument drawn against insufficient funds or overdraft protections in respect of same, provided that such Indebtedness is covered by the Company or any of its Restricted Subsidiaries within ten Business Days.

6.2          Liens and Related Matters

A.            Prohibition on Liens.  Company and each Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company, any Borrower or any of their Restricted Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(i)            Permitted Encumbrances;

(ii)           Liens granted pursuant to the Collateral Documents;

(iii)          Liens described in Schedule B annexed hereto and any extensions, refinancings or renewals thereof, provided that (i) the property covered thereby is not changed in any material respect, (ii) the amount secured thereby is not increased and (iii) the direct and contingent obligors with respect thereto are not changed (other than ceasing to be obligors);

(iv)          Liens securing Purchase Money Indebtedness permitted by subsection 6.1(iii) and arising from the giving, simultaneously with or within 180 days after the acquisition, construction or improvement of real property or tangible personal property, of any purchase money Lien (including vendors’ rights under purchase contracts under an agreement whereby title is retained for the purpose of securing the purchase price thereof) on real property or tangible personal property acquired, constructed or improved and not theretofore owned by Company, any Borrower or any of its Restricted Subsidiaries, or from the acquiring of real property or tangible personal property not theretofore owned by Company, any Borrower or any of its Restricted Subsidiaries subject to any then-existing Lien (whether or not assumed), or from the extension, renewal or replacement of any Indebtedness secured by any of the foregoing Liens so long as the aggregate principal amount thereof and the security therefor is not thereby increased; provided, however, that in each case (a) such Lien is limited to such acquired, constructed or improved real or tangible personal property and fixed improvements, if any, then existing or thereafter erected thereon, and (b) the principal amount of the Indebtedness secured by such Lien, together (without duplication) with the principal amount of all other Indebtedness secured by Liens on such property, shall not exceed the cost (which shall be deemed to include, without duplication, the amount of Indebtedness secured by Liens, including existing Liens, on such property) of such property to Company, any Borrower or its applicable Restricted Subsidiary;

(v)           [RESERVED];

(vi)          Liens on acquired assets securing Acquired Indebtedness; and Liens on any assets of any Person existing at the time such Person becomes a Restricted Subsidiary or is merged or amalgamated with or into the Company or another Restricted Subsidiary of the Company (so long as such Lien does not attach to any assets of the surviving Person other than those assets subject to such Liens prior to such amalgamation or merger); provided that such Liens were created prior to and not in anticipation of the acquisition of such acquired assets or acquired Restricted Subsidiary; or such merger or amalgamation;

(vii)         In addition to Liens permitted by the other clauses of this subsection, Liens on the assets of Restricted Foreign Subsidiaries securing Indebtedness or other obligations of such Restricted Foreign Subsidiaries (other than ACI, O-I Canada, OIEG, OI Europe, any of the Offshore Guarantors and/or, as applicable, an Additional Foreign Subsidiary Borrower);

(viii)        In addition to Liens permitted by the other clauses of this subsection, Liens securing Indebtedness or other obligations of Company and any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $500,000,000 at any time outstanding;

(ix)           Liens securing Receivables Sale Indebtedness; provided that such Liens encumber solely the receivables so sold and customary related assets (including cash reserves established in connection therewith);

(x)            Liens on deposits of cash or Cash Equivalents securing bona-fide hedging arrangements with Lenders or Affiliates thereof;

(xi)           Liens in respect of Indebtedness permitted under subsection 6.1(xv) to the extent such Lien exists at the time of redesignation of the applicable Person; and

(xii)          Liens incurred in connection with the issuance of letters of credit permitted under subsection 6.4(ii)(y).

B.            No Restrictions on Restricted Subsidiary Distributions to Company or Other Restricted Subsidiaries.  Company and Borrowers will not, and will not permit any of its or their Material Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to (i) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Capital Stock owned by Company or any other Restricted Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Restricted Subsidiary to Company or any other Restricted Subsidiary of Company, (iii) make loans or advances to Company or any other Restricted Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Restricted Subsidiary of Company (any such consensual encumbrance or restriction, a “Restriction”), except for such Restrictions existing by reason of (a) any Restrictions existing under any of the Loan Documents or any other agreements or contracts in effect on the Closing Date, (b) any Restrictions with respect to any Person that becomes a Restricted Subsidiary of Company after the Closing Date under any agreement in existence at the time such Person becomes such a Restricted Subsidiary, (c) any Restrictions with respect to any Restricted Subsidiary of Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (d) any Restrictions with respect to any Restricted Subsidiary of Company all or substantially all of whose assets consist of property encumbered by Liens permitted under subsection 6.2A, (e) Restrictions imposed by applicable laws, (f) Restrictions under licenses or other contracts governing Intellectual Property rights, joint venture agreements, leases of, or mortgages and other agreements relating to Liens on, specified property or assets limiting or prohibiting transfers of such property or assets (including, without limitation, non-assignment clauses, due-on-sale clauses and clauses prohibiting junior Liens, subletting, sublicensing or other similar transfers of property or assets), (g) any Restrictions under indentures governing Permitted Unsecured Debt, Permitted Secured Debt or Permitted European Senior Debt, which Restrictions are either substantially the same as those under clause (h) or are approved by Administrative Agent, which approval will not be unreasonably withheld or delayed so long as such Restrictions are similar to comparable transactions in the market at the time such Indebtedness is issued, (h) any Restrictions under the indentures governing the Existing Owens-Brockway Senior Unsecured Notes, (i) any Restrictions under any agreements evidencing or relating to Acquired Indebtedness; (j) any Restrictions with respect to Receivables Sale Indebtedness (including in connection with the creation of any special purpose vehicle to purchase and sell accounts receivable), provided that such Restrictions apply only to the accounts receivable which are the subject of any accounts receivable transaction and provided further that, in the good faith determination of the Company, such Restriction is necessary to effect such transaction; (k) any Restrictions existing under any agreement that amends, refinances or replaces any agreement containing Restrictions permitted under the preceding clauses (a) through (j); provided that the terms and conditions of any such agreement, as they relate to any such Restrictions, are no less favorable to Company, Borrowers and such Restricted Subsidiaries, as applicable, taken as a whole, than those under the agreement so amended, refinanced or replaced.

6.3          Investments; Acquisitions

Company and Borrowers shall not, and shall not permit any of its or their Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock or other ownership interest of any Person, or any division or line of business of any Person (each such acquisition, an “Acquisition”) except:

(i)            Company and its Restricted Domestic Subsidiaries may make and own Investments in Cash Equivalents and the Restricted Foreign Subsidiaries may make and own Investments in Cash Equivalents and short term investments similar to Cash Equivalents customarily used in the countries in which they are located;

(ii)           Company and its Restricted Subsidiaries may continue to own the Investments owned by them as of the Closing Date in any Restricted Subsidiaries of Company, and Company and its Restricted Subsidiaries may make and own additional equity Investments in Loan Parties (other than OI Europe) and Restricted Foreign Subsidiaries that are not Loan Parties may make and own additional equity investments in other non-Loan Parties;

(iii)          Company and its Restricted Subsidiaries may make intercompany loans to the extent permitted under subsection 6.1(iv);

(iv)          Company and its Restricted Subsidiaries may continue to own the Investments owned by them and described in Schedule 6.3 annexed hereto;

(v)           Company and its Restricted Subsidiaries may make Acquisitions (and Company and its Restricted Domestic Subsidiaries may make Investments in Restricted Foreign Subsidiaries necessary to consummate any such Acquisition) so long as immediately after giving effect to such Acquisition, the Borrowers are in compliance with the financial covenant set forth in subsection 6.6 as of the last day of the Fiscal Quarter most recently ended calculated on a Pro Forma Basis after giving effect to such Acquisition and, for any such Acquisition for which the purchase consideration is in excess of $100,000,000, the aggregate Multicurrency Revolving Loan Commitments plus US Revolving Loan Commitments then in effect exceed the aggregate respective Total Utilization of Multicurrency Revolving Loan Commitments and Total Utilization of US Revolving Loan Commitments by at least $150,000,000;

(vi)          Company and its Restricted Subsidiaries may make additional Investments in their respective Restricted Foreign Subsidiaries;

(vii)         Company and its Restricted Subsidiaries may make and own Investments arising in connection with Commodities Agreements entered into in accordance with current industry practice (at the time of making any such Investment) or the past practices of Company and its Restricted Subsidiaries;

(viii)        Company may acquire and hold obligations of one or more officers or other employees of Company or its Restricted Subsidiaries in connection with such officers’ or employees’ acquisition of shares of Holdings’ common stock, so long as no cash is actually advanced by Company or any of its Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(ix)           Company and its Restricted Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any Asset Sale or other sales of assets permitted by subsection 6.7;

(x)            Company and its Restricted Subsidiaries may acquire Securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Company or any of its Restricted Subsidiaries or as security for any such Indebtedness or claim;

(xi)           In addition to Investments permitted by the other clauses of this subsection, Company and its Restricted Subsidiaries may make and own other Investments (including Investments in Unrestricted Subsidiaries) after the Closing Date in an aggregate amount not to exceed an amount equal to (a) 15% of Company’s Consolidated Tangible Net Assets calculated on a Pro Forma Basis plus (b) the amount of Consolidated Excess Cash Flow not required to be applied to prepay Loans pursuant to subsection 2.4B(ii)(b) plus (c) the amount of net Cash proceeds contributed to Company by Holdings from issuances of Holdings Common Stock or Permitted Preferred Stock; and

(xii)          Company and its Restricted Subsidiaries may enter into and consummate transactions described in subsection 6.7(i) and 6.7(ix).

6.4          Contingent Obligations

Company and Borrowers shall not, and shall not permit any of its or their Restricted Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i)            Loan Parties may become and remain liable with respect to Contingent Obligations under their respective Guaranties;

(ii)           Company, Borrowers and its and their Restricted Subsidiaries may become and remain liable with respect to (x) Contingent Obligations in respect of Letters of Credit in an aggregate amount not to exceed at any time $350,000,000 and (y) Contingent Obligations in respect of other letters of credit and surety bonds in an aggregate amount not to exceed at any time $150,000,000;

(iii)          Company and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations under Hedge Agreements with respect to Indebtedness or other obligations of Company and its Restricted Subsidiaries;

(iv)          Company and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets of Company and its Restricted Subsidiaries;

(v)           Company and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Restricted Subsidiaries in an aggregate amount not to exceed at any time $100,000,000;

(vi)          Company and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of its Restricted Subsidiaries to the extent such Indebtedness is specifically permitted by subsection 6.1 (other than Existing Holdings Senior Notes, Permitted Secured Debt, Permitted Unsecured Debt and except to the extent the obligors for any particular issuance of Indebtedness are otherwise specifically restricted by this Agreement);

(vii)         Company and its Restricted Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 6.4 annexed hereto and Permitted Refinancing Indebtedness thereof;

(viii)        Company and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any obligation of Company or any of its Restricted Subsidiaries not prohibited under this Agreement (other than any obligation with respect to Indebtedness);

(ix)           Company and Packaging may remain liable with respect to Contingent Obligations in respect of Existing Holdings Senior Notes;

(x)            Company, Packaging, Owens-Brockway and Subsidiary Guarantors may become and/or remain liable with respect to Contingent Obligations in respect of Permitted Unsecured Debt, Permitted Secured Debt and Permitted European Senior Debt;

(xi)           Company and its Restricted Subsidiaries may become and remain liable for any performance guaranties or bonds, statutory bonds, appeal bonds, bid bonds or similar obligations (including any reimbursement or indemnity obligations entered into with respect thereto) incurred by Company and its Restricted Subsidiaries in the ordinary course of business;

(xii)          OIEG and the Dutch Guarantors may become and remain liable for any joint and several liability arising as a result of the establishment of a fiscal unity (fiscale eenheid); and

(xiii)         In addition to Contingent Obligations permitted by the other clauses of this subsection, Company and its Restricted Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate principal liability, contingent or otherwise, of Company and its Restricted Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $400,000,000.

6.5          Restricted Junior Payments

Company and Borrowers shall not, and shall not permit any of its and their Restricted Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that Company and its Restricted Subsidiaries may (i) make Holdings Ordinary Course Payments, so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose; (ii) make Restricted Junior Payments to Holdings for purchases of Common Stock of Holdings in connection with the administration of Holdings’ employee benefits program and repurchases of employee shares; (iii) make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent not prohibited by subsection 6.12A; provided, in the case of Company’s intercompany notes to Holdings, such payments of interest shall be limited to non-cash payments on a basis consistent with past practices; (iv) make payments of intercompany indebtedness other than payments of Company’s intercompany Indebtedness to Holdings and (v) otherwise make Restricted Junior Payments to Holdings in an aggregate amount equal not to exceed (a) $100,000,000 plus (b) 50% of Consolidated Net Income of Holdings and its Restricted

Subsidiaries for the period (taken as a single accounting period) from December 31, 2004 to the end of the most recent Fiscal Quarter ending at least 45 days prior to the date of such Restricted Junior Payment (or, if such Consolidated Net Income shall be a deficit, minus 100% of such deficit), provided, that, the amount under this clause (b) shall never be less than zero, plus (c) an amount equal to 100% of the net Cash proceeds contributed to Company from issuances of Holdings Common Stock, Permitted Preferred Stock (or from the issuance of other convertible equity interests of Holdings or convertible debt issued by Holdings which, in either case, have been converted into Holdings Common Stock or Permitted Preferred Stock) (excluding, however, any such equity interests or convertible debt issued to Company or its Restricted Subsidiaries and excluding any such proceeds utilized as consideration for an Acquisition not prohibited hereunder) minus (d) an amount equal to (x) the amount of Investments made pursuant to subsection 6.3(xi) after the Closing Date less (y) the aggregate amount of all cash dividends, distributions and other cash payments actually received by Company and its Loan Party Subsidiaries from their respective non-Loan Party Restricted Foreign Subsidiaries after the Closing Date.  The provisions of this subsection 6.5 shall not be breached by the payment of any Restricted Junior Payments to Holdings for the purposes of Holdings making a dividend payment under clause (x) of Holdings Ordinary Course Payments definition within 60 days after the declaration of the dividend by Holdings, if at such date of declaration, the making of such payment would not have been in violation of this subsection.

6.6          Financial Covenant.  Company and Borrowers shall not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter ending after the Closing Date, calculated on a Pro Forma Basis, to exceed 4.00:1.00.

6.7          Restriction on Fundamental Changes; Asset Sales

Company and Borrowers shall not, and shall not permit any of its and their Restricted Subsidiaries to enter into any transaction of merger, amalgamation or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i)            (x) any Restricted Subsidiary of Company (other than a Borrower) may be merged or amalgamated with or into Company, any Borrower, any Subsidiary Guarantor or any Offshore Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of (including its notes or receivables and Capital Stock), in one transaction or a series of transactions, to Company, any Borrower, any Subsidiary Guarantor or any Offshore Guarantor; provided that, in the case of such a merger or amalgamation, Company, such Borrower, such Subsidiary Guarantor or such Offshore Guarantor shall be the continuing or surviving Person (y) a Borrower (other than Owens-Brockway) may merge with and into any other Borrower incorporated or otherwise organized in the same jurisdiction as the Borrower with or into which such Borrower is merging if (a) the aggregate amount of Loans of the surviving Borrower will not exceed such Borrower’s revolver sublimit and (b) the Administrative Agent determines that such merger would not be materially adverse to the interests of the Lenders;

(ii)           Company and its Restricted Subsidiaries may sell, lease, sublease or otherwise dispose of assets in transactions that do not constitute Asset Sales and sell inventory and other personal and real property held for resale in the ordinary course of business;

(iii)          Company and its Restricted Subsidiaries may dispose of obsolete, worn out, uneconomical, unmerchantable, unsaleable or surplus property in the ordinary course of business;

(iv)          Company and its Restricted Subsidiaries may make Asset Sales of assets having an aggregate book value (at the time of disposition) not in excess of 15% of Company’s Consolidated Tangible Net Assets, calculated on a Pro Forma Basis, in any Fiscal Year; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof and (b) the Net Asset Sale Proceeds arising from such Asset Sales shall be applied as required under subsection 2.4; provided, however, to the extent that the Net Asset Sale Proceeds of any Asset Sale that are not required to be used to prepay the Loans pursuant to subsection 2.4B(ii)(a) are reinvested in the manner and in the time periods prescribed in the definition of “Net Asset Sale Proceeds”, and if Company or such Restricted Subsidiary has complied with the provisions of subsection 5.9 with respect to any assets purchased with such reinvested proceeds, such Asset Sale shall be disregarded for purposes of calculations pursuant to this subsection 6.7(iv) (and shall otherwise be deemed to be permitted under this subsection 6.7(iv)) to the extent of the reinvested proceeds, from and after the time of compliance with subsection 5.9 with respect to the acquisition of such other property;

(v)           in order to resolve disputes that occur in the ordinary course of business, Company and its Restricted Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable in accordance with past practice and Company and Restricted Subsidiaries may sell accounts receivable in connection with Receivables Sale Indebtedness permitted under subsection 6.1(xiv);

(vi)          Company and its Restricted Subsidiaries may make Acquisitions and Investments permitted by subsection 6.3;

(vii)         Company or a Restricted Subsidiary may sell or dispose of shares of Capital Stock of any of its Restricted Subsidiaries in order to qualify members of the Governing Body of the Restricted Subsidiary if required by applicable law;

(viii)        any Person (other than Holdings or a Borrower) may be merged or amalgamated with or into Company or any Restricted Subsidiary if the acquisition of the Capital Stock of such Person by Company or such Restricted Subsidiary would not be prohibited pursuant to subsection 6.3; provided that (a) in the case of Company or a Borrower, Company or such Borrower shall be the continuing or surviving Person, (b) if a Restricted Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Restricted Subsidiary and complies with the provisions of subsections 5.9 and 5.10 and (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto;

(ix)           any Restricted Subsidiary of Company (other than a Borrower) may be merged or amalgamated with or into any other Restricted Subsidiary of Company (other than a Borrower) or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased or otherwise disposed of (including its notes or receivables and Capital Stock), in one transaction or a series of transactions to any other Restricted Subsidiary of Company (other than a Borrower), so long as, at the time of such event, neither Restricted Subsidiary is a Subsidiary Guarantor or an Offshore Guarantor;

(x)            Company and its Restricted Subsidiaries may lease, including subleases and assignments of leases and subleases, real or personal property in the ordinary course of business (except in connection with a sale and lease back transaction);

(xi)           Company and its Restricted Subsidiaries may enter into consignment arrangements (as consignor or as consignee) or similar arrangements for the sale of goods in the ordinary course of business;

(xii)          [RESERVED];

(xiii)         Company and its Restricted Subsidiaries may (y) enter into licenses or sublicenses of Intellectual Property and general intangibles in the ordinary course of business and which do not materially interfere with the business of such Person and (z) abandon or dispose of intellectual property or other proprietary rights of such Person that, in the reasonable business judgment of such Person, is no longer practical to maintain or useful in the conduct of its business;

(xiv)        Company and its Restricted Subsidiaries may enter into sale and leaseback transactions permitted under subsection 6.10;

(xv)         Company and its Restricted Subsidiaries may make Restricted Junior Payments permitted pursuant to subsection 6.5;

(xvi)        Company and its Restricted Subsidiaries may make dispositions of owned or leased vehicles in the ordinary course of business;

(xvii)       Company and its Restricted Subsidiaries may make dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of any their respective property or assets; and

(xviii)      Company and its Restricted Subsidiaries may surrender or waive contractual rights to settle, release or surrender any contract or litigation claims in the ordinary course of business;

provided, that, notwithstanding any of the foregoing clauses or anything else in this Agreement to the contrary, (i) Owens-Brockway may not issue any new Capital Stock to any Person other than to Packaging, and (ii) Packaging may not convey, sell, transfer or otherwise dispose of any Capital Stock in Owens-Brockway, other than the security interest therein pledged to Collateral Agent pursuant to the Pledge Agreement.

6.8          [RESERVED]

6.9          Transactions with Shareholders and Affiliates

(i)            Company and Borrowers shall not, and shall not permit any of its or their Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or Holdings or with any Affiliate of Company or Holdings or of any such holder, on terms that are less favorable to Company or that Restricted Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (A) any transaction between Company and any of its Restricted Subsidiaries or between any of its Restricted Subsidiaries, (B) customary fees and compensation paid to officers and members of the Board of Directors of Company and its Restricted Subsidiaries, and customary indemnities provided on behalf of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries (C) transactions approved by a majority of the disinterested members of the Board of Directors or other similar governing body of Company or the applicable Restricted Subsidiary, (D) transactions permitted under subsections 6.3, 6.5 and 6.7, (E) the payment by Owens Insurance, Ltd. to Holdings of insurance settlement amounts received, and (F) any transaction between or among Holdings, Company, any Borrower or any other Restricted Subsidiary, subject to the restrictions of subsection 6.9(ii) below.

(ii)           Company and Borrowers shall not, and shall not permit any of its or their Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange or any property or the rendering of any service) between such Person and Holdings that is materially adverse to the interests of the Lenders.

6.10        Sales and Lease Backs

Company and Borrowers shall not, and shall not permit any of its or their Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease entered into after the date hereof, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that Company or any of its Restricted Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Restricted Subsidiaries) or (ii) that Company or any of its Restricted Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Company or any of its Restricted Subsidiaries to any Person (other than Company or any of its Restricted Subsidiaries) in connection with such lease; provided that Company and its Restricted Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Company or any of its Restricted Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under subsection 6.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale.

6.11        Conduct of Business

From and after the Closing Date, Company and Borrowers shall not, and shall not permit any of its or their Restricted Subsidiaries to, fundamentally or substantively alter the character of its business from that conducted by Company and its Restricted Subsidiaries, taken as a whole, as of the Closing Date.

6.12                        Amendments of Documents Relating to Subordinated Indebtedness; No Prepayments of Subordinated Indebtedness

A.            Amendments of Documents Relating to Subordinated Indebtedness.  Company and Borrowers shall not, and shall not permit Holdings or any of its or their Restricted Subsidiaries to, amend or otherwise change, or consent to any amendment or change to, the terms of any Subordinated Indebtedness (other than intercompany indebtedness among any of Company and its Restricted Subsidiaries), or make any payment (including making any Restricted Junior Payment to permit Holdings to make any such payment) consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than the waiver of any such default by the holders of such Subordinated Indebtedness, to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change any subordination provisions thereof (or of any guaranty thereof other than to release such guaranty), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Company or Lenders (as determined by Administrative Agent in its reasonable judgment).

B.            No Prepayments of Subordinated Indebtedness.  Company and Borrowers shall not make, and shall not permit any of its or their Restricted Subsidiaries to make, any voluntary or optional payment on Subordinated Indebtedness or to make any Restricted Junior Payment to Holdings to permit Holdings to make any voluntary or optional payment on Subordinated Indebtedness, except in each case as permitted under subsection 6.5.

SECTION 7

EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur and be continuing:

7.1          Failure to Make Payments When Due

Failure to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; failure to make reimbursement with respect to any Letter of Credit when due; or failure to pay any interest on any Loan or any other amount due under this Agreement (other than with respect to any Other Permitted Credit Exposure guaranteed under Section 9) within five Business Days after the date due; or

7.2          Default in Other Agreements

A.            Failure of Holdings, any Borrower or any of its or their Material Subsidiaries to pay when due any principal or interest on any Indebtedness (other than Indebtedness referred to in subsection 7.1 and intercompany Indebtedness) or guaranties of Indebtedness (other than Company’s Guaranty of the Obligations under Section 9, the Subsidiary Guaranty or the Offshore Guaranties) or amounts due in respect of early termination of Hedge Agreements in an individual amount of $75,000,000 or more or an aggregate principal amount of $150,000,000 or more, in each case beyond the end of any period prior to which the obligee thereunder is prohibited from accelerating payment thereunder; or

B.            Breach or default by Holdings, any Borrower or any of its or their Material Subsidiaries with respect to any other term of any evidence of any Indebtedness, including any loan agreement, mortgage, indenture or other agreement relating to Indebtedness, (other than Indebtedness referred to in subsection 7.1) or guaranties of Indebtedness (other than Company’s Guaranty of the Obligations under Section 9, the Subsidiary Guaranty or the Offshore Guaranties) in an individual amount of $75,000,000 or more or an aggregate principal amount of $150,000,000 or more if the effect of such failure, default or breach is to cause, or (in the case of a breach or default with respect to a material term of the applicable Indebtedness or guaranty) to permit the holder or holders of that Indebtedness or guaranty (or a trustee on behalf of such holder or holders) then to cause, that Indebtedness or guaranty to become or be declared due prior to its stated maturity (or the stated maturity of any underlying obligation, as the case may be); provided that no Event of Default under this subsection 7.2B shall occur or be continuing if (x) such failure, default or breach has been waived by such holder or holders or trustee on behalf of such holder or holders or (y) if the applicable failure, breach or default is in respect of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness which is paid; or

C.            The occurrence of any event under any evidence of any Existing Owens-Brockway Senior Unsecured Notes, or any Permitted Secured Debt or Permitted Unsecured Debt issued after the Closing Date, if the effect of such occurrence (without giving effect to any right of Company or its Subsidiaries to optionally redeem such Indebtedness) is to cause or to permit the holder/holders of such Indebtedness (or a trustee on behalf of such holder or holders) to require that all of the Indebtedness be repurchased or repaid prior to its stated maturity; provided that, for the avoidance of doubt, the occurrence of a conversion or exchange event relating to the price of Holdings Common Stock or the trading price of such Indebtedness in respect of any such Indebtedness that may, in whole or part, be converted into or exchanged for, or satisfied by delivery of, Holdings Common Stock shall not constitute an Event of Default under this subsection 7.2C; or

7.3          Breach of Certain Covenants

Failure of Company or any Borrower to perform or comply with any term or condition contained in subsections 2.5 or 5.2 or Section 6 of this Agreement; or

7.4          Breach of Warranty

Any representation or warranty made by any Loan Party in any Loan Document or in any written statement or certificate at any time given by any Loan Party pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made or deemed made, and the circumstances which gave rise to such representation or warranty having become false in any material respect shall not have been rectified within ten Business Days so as to make such representation or warranty true in all material respects as if it had been made on the date on which it was originally made or deemed to have been made; or

7.5          Other Defaults under Agreement or Loan Documents

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any other Loan Document other than those referred to above in subsections 7.1, 7.3 or 7.4 and such default shall not have been remedied or waived within 30 days after receipt of notice from Administrative Agent of such default; or

7.6          Involuntary Bankruptcy; Appointment of Receiver, Etc.

A.            (i)  A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect (whether in the United States of America, Australia, Canada, the Netherlands, Switzerland or any other jurisdiction), which decree or order is not stayed; or any other similar relief shall be granted under any applicable law (other than a decree or order for the dissolution or split-up referred to in subsection 7.9) or (ii) an involuntary case is commenced against Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect (whether in the United States of America, Australia, Canada, the Netherlands, Switzerland or any other jurisdiction); or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, receiver-manager, liquidator, sequestrator, trustee, custodian, administrator, administrative receiver or other similar officer having similar powers over

Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or the involuntary appointment of an interim receiver, receiver-manager, trustee, administrator, administrative receiver or other similar custodian of Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries for all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries, and the continuance of any such events in subpart (ii) for 60 days unless dismissed, bonded or discharged; or

7.7          Voluntary Bankruptcy; Appointment of Receiver, Etc.

Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect (whether in the United States of America, Australia, Canada, the Netherlands, Switzerland or any other jurisdiction), or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to or apply for the appointment of or taking possession by a receiver, receiver-manager, trustee, administrator, administrative receiver or other custodian for all or a substantial part of its property; the making by Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries of any general assignment for the benefit of creditors; or the inability or failure of Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries, or the admission by Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries in writing of its inability to pay its debts as such debts become due; or the Board of Directors or other governing body (or any committee thereof) of Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing; provided, however, that no Event of Default shall be deemed to have occurred for purposes of this subsection 7.7 in the event that any Australian Subsidiary other than ACI, with the consent of Administrative Agent (which consent shall not be unreasonably withheld), commences a voluntary winding up with respect to itself for the purposes of a solvent reconstruction or amalgamation under Australian law; or

7.8          Judgments and Attachments

Any money judgment, writ or warrant of attachment, or similar process involving in (i) in any individual case an amount in excess of $75,000,000 or (ii) the aggregate at any time an amount in excess of $150,000,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) shall be entered or filed against Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any

Offshore Borrower or any of their respective Material Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days or in any event later than five days prior to the date of any proposed sale thereunder; or

7.9          Dissolution

Any order, judgment or decree shall be entered against Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries decreeing the dissolution or split up of Holdings or that Borrower or that Material Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

7.10        Change of Control

A Change of Control shall have occurred; or

7.11        Employee Benefit Plans

An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan, or, with respect to subsection (ix) of the definition of ERISA Event, with respect to an Employee Benefit Plan that is not subject to regulation under ERISA by reason of Section 4(b)(4) of ERISA; or

7.12        Invalidity of Guaranties; Failure of Security

At any time after the execution and delivery thereof, (i) any of the Guaranties for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) in any material respect or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof or any other termination of such Collateral Document in accordance with the terms hereof or thereof) in any material respect or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered thereby securing only the obligations purported to be covered thereby, in each case (A) if such unenforceability, nullity or invalidity (in the aggregate with any other such unenforceability, nullity or invalidity) relates to Collateral the value of which exceeds $250,000,000 and (B) such unenforceability, nullity or invalidity did not arise from the failure of Collateral Agent, Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

7.13        Activities of Holdings; OI General FTS; Harbor Capital Subsidiaries and their respective Subsidiaries

Holdings shall engage in any activity other than the ownership of the Capital Stock and intercompany debt of Company and activities related to the administration of claims for asbestos-related liabilities, and other activities constituting substantially the same business conducted by Holdings as of the Closing Date or OI General FTS shall engage in any activity other than the ownership of the Capital Stock and intercompany debt of its Subsidiaries and other activities constituting substantially the same business conducted by OI General FTS as of the Closing Date, or any of the Harbor Capital Subsidiaries shall engage in any activity other than the activities constituting the same business conducted by such Subsidiaries as of the Closing Date or acquire any material assets from and after the Closing Date.

THEN (i) upon the occurrence of any Event of Default described in the foregoing subsection 7.6 or 7.7, (A) each of (x) the unpaid principal amount of and accrued interest on the Loans, (y) the Domestic Overdraft Amount and the Offshore Overdraft Amounts and all accrued and unpaid interest thereon, and (z) an amount equal to the maximum amount which may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letter of Credit), in each case outstanding to (or issued for the account of) any Borrower that is subject of a decree, order, case, proceeding, assignment, admission or other event giving rise to such Event of Default shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and the obligation of Administrative Agent to honor any overdraft in respect of the Domestic Overdraft Account, the obligation of any Offshore Overdraft Provider to honor any overdraft in respect of any Offshore Overdraft Account, the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit for the account of any Borrower and the right of any other Lender to issue any Letter of Credit hereunder shall thereupon automatically terminate and (B) Requisite Lenders (or Administrative Agent, at the direction or with the consent of Requisite Lenders) may, by written notice to Borrowers, declare an amount equal to the amounts described in clauses (x), (y) and (z) above outstanding to or issued for the account of all other Borrowers (or such of such other Borrowers as Requisite Lenders may direct) to be, and the same shall forthwith become due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Borrower and (ii) upon the occurrence of any other Event of Default, Requisite Lenders (or Administrative Agent, at the direction or with the consent of Requisite Lenders) may, by written notice to Borrowers, declare an amount equal to the amounts described in clauses (x), (y) and (z) above with respect to any or all Borrowers to be, and the same shall forthwith become, due and payable, without (except for such notice) presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Borrower, together with accrued interest thereon, and the obligation of Administrative Agent to honor any overdraft in respect of the Domestic Overdraft Account, the obligation of any Offshore Overdraft Provider to honor any overdraft in respect of any Offshore Overdraft Account, the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit for the account of any Borrower and the right of any other Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way (A) the right of Administrative Agent to cause Multicurrency Revolving Lenders to make Multicurrency Revolving Loans in order to repay the then outstanding Domestic Overdraft Amount as provided in (and subject to the conditions set forth in) subsection 2.1B, (B) the obligations of Multicurrency Revolving Lenders to purchase from Administrative Agent participations in the Domestic Overdraft Amount as provided in subsection 2.1B, (C) the obligations of Multicurrency Revolving Lenders to purchase from Issuing Lenders participations in the unreimbursed amount of any drawings under any Letters of Credit issued under the Multicurrency Revolving Facility as provided in subsection 2.8E, (D) the obligations of US Revolving Lenders to purchase from Issuing Lenders participations in the unreimbursed amount of any drawings under any Letters of Credit issued under the US Revolving Facility as provided in subsection 2.8E, or (E) the obligations of Multicurrency Revolving Lenders to purchase participations in Offshore Overdraft Amounts as provided in subsection 2.1D.

Any amounts described in clause (z) above, when received by Administrative Agent, shall be held by Administrative Agent in the L/C Collateral Account, for the benefit of Lenders, as collateral security for the Obligations of Company and Owens-Brockway in respect of all outstanding Letters of Credit, and Company and Owens-Brockway hereby (X) grants to Administrative Agent a security interest in all such amounts, together with any interest accrued thereon and any Investments of such amounts, as security for such Obligations, (Y) agrees to execute and deliver to Administrative Agent all such documents and instruments as may be necessary or, in the opinion of Administrative Agent, desirable in order to more fully evidence, perfect or protect such security interest, and (Z) agrees that, upon the honoring by any Issuing Lender of any drawing under a Letter of Credit issued by it, Administrative Agent is authorized and directed to apply any amounts held as collateral security in accordance with the terms of this paragraph to reimburse such Issuing Lender for the amount of such drawing.

Notwithstanding the foregoing, if at any time within 60 days after acceleration of the maturity of any Loan, Borrowers shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement or the Notes) and all Events of Default and Potential Events of Default (other than non-payment of principal of and accrued interest on the Loans and the Notes, and payments of amounts referred to in clause (z) above, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.7, then Requisite Lenders by written notice to Borrowers may rescind and annul the acceleration and its consequences (and upon such written notice all obligations of each Lender hereunder shall be reinstated, in each case as in effect immediately prior to such acceleration), and Administrative Agent shall return to the applicable Loan Party any amounts held by Administrative Agent pursuant to the immediately preceding paragraph as cash collateral in the L/C Collateral Account in respect of amounts described in clause (z) above; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon.

Anything contained in this Agreement to the contrary notwithstanding, after the occurrence of an Event of Default and the acceleration of the maturity of any Loans, all payments relating to such Loans and all other Specified Obligations shall be made to Administrative Agent for the account of Lenders and all amounts received by Administrative Agent which are to be applied to the payment of the Obligations in respect of such Loans and other Specified Obligations shall be distributed to Lenders in accordance with subsection 2.10.

SECTION 8

AGENTS

8.1          Appointments

DB is hereby appointed Administrative Agent hereunder by each Lender and each Lender hereby authorizes Administrative Agent to act hereunder and under the other instruments and agreements referred to herein (including without limitation the Guaranties, the Collateral Documents and the Intercreditor Agreement) as its agent hereunder and thereunder, and DB agrees to act as such upon the express conditions contained in this Section 8, the Guaranties, the Collateral Documents and the Intercreditor Agreement.  DBTCA is hereby appointed as Collateral Agent hereunder by each Lender and each Lender hereby authorizes Collateral Agent to act under the Guaranties, Collateral Documents and the Intercreditor Agreement as its agent thereunder and DBTCA agrees to act as such upon the express conditions contained in this Section 8, the Collateral Documents and the Intercreditor Agreement.  Bank of America, N.A. (“BANA”) is hereby appointed Syndication Agent hereunder by each Lender and BANA agrees to act as such upon the express conditions contained in this Section 8.  The provisions of this Section 8 are solely for the benefit of Agents and Lenders, and no Borrower shall have any rights as a third party beneficiary of any of the provisions hereof (except with respect to the provisions relating solely to consent rights set forth in subsection 8.6).  In performing their functions and duties under this Agreement, Agents shall act solely as agents of Lenders (except in connection with the exercise of consent rights pursuant to subsection 10.7A) and do not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.

8.2          Powers; General Immunity

A.            Duties Specified.  Each Lender irrevocably authorizes each of Administrative Agent and Collateral Agent to take such action on such Lender’s behalf and to exercise such powers hereunder and under the other instruments and agreements referred to herein to which it is a party (including without limitation the Guaranties, the Collateral Documents and the Intercreditor Agreement) as are specifically delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities which are expressly specified for such Agent in this Agreement, the Guaranties, the Collateral Documents and the Intercreditor Agreement and may perform such duties by or through its agents or employees.  The Syndication Agent shall have no powers or duties hereunder except as expressly specified in this Agreement.  The duties of Agents shall be mechanical and administrative in nature; Agents shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or the other instruments and agreements referred to herein except as expressly set forth herein or therein.  The title of “Joint Lead Arrangers” or “Joint Bookrunners” or “Syndication Agent” or “Documentation Agent” provided to certain lenders in the introductory paragraph to this Agreement is honorary only and does not impose any duty or obligation on such Lenders.

B.            No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement, the Guaranties, the Collateral Documents, the Intercreditor Agreement or any Notes issued hereunder, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by such Agent to Lenders or by or on behalf of any Borrower to any Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the use of Letters of Credit or of the existence or possible existence of any Event of Default or Potential Event of Default.  Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall have no liability arising from (i) confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof or (ii) failure for any reason whatsoever to deliver a Loan Limitation Notice or notice thereof to any Lender pursuant to subsection 2.1E(iii) in connection with any US Revolving Loan, Multicurrency Revolving Loan or Offshore Revolving Loan requested by any Borrower hereunder.

C.            Exculpatory Provisions.  Neither Agents nor any of their respective officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted hereunder or in connection herewith (including without limitation any act or omission under the Guaranties, the Collateral Documents or the Intercreditor Agreement) unless caused by its or their gross negligence or willful misconduct.  If an Agent or Agents shall request instructions from Lenders with respect to any act or action (including the failure to take an action) in connection with this Agreement, or the other instruments and agreements referred to herein, such Agent or Agents, as the case may be, shall be entitled to refrain from such act or taking such action unless and until such Agent or Agents, as the case may be, shall have received instructions from Requisite Lenders.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or the other instruments and agreements referred to herein in accordance with the instructions of Requisite Lenders.  Each Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or the other instruments and agreements referred to herein unless and until it has obtained the instructions of Requisite Lenders.

D.            Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans and Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.

Each Agent and each of its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with any Borrower or any Affiliate of any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

8.3                               Representations and Warranties; No Responsibility for Appraisal of Creditworthiness

Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and the Borrowers in connection with the making of the Loans, the extensions of credit under the Domestic Overdraft Account and the Offshore Overdraft Accounts (in the case of Administrative Agent and each Lender that is an Offshore Overdraft Provider) and the issuance of Letters of Credit hereunder and such Lender’s purchasing of participations in such Loans, the Domestic Overdraft Account, the Offshore Overdraft Accounts or such Letters of Credit and has made and shall continue to make its own appraisal of the creditworthiness of Company and the Borrowers.  No Agent shall have any duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto whether coming into its possession before the making of the Loans or the issuance of the Letters of Credit or any time or times thereafter and no Agent shall have any further responsibility with respect to the accuracy of or the completeness of the information provided to Lenders.

8.4          Right to Indemnity

Each Lender severally agrees to indemnify each Agent, proportionately to its Pro Rata Share as in effect on the date on which indemnification is sought hereunder, to the extent such Agent shall not have been reimbursed by Borrowers, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in performing its duties hereunder or in any way relating to or arising out of this Agreement or the other instruments and agreements referred to herein; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.  If any indemnity furnished to an Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

8.5          Registered Persons Treated as Owners

Agents may deem and treat the Persons listed as Lenders in the Register as the owners of the corresponding Loans listed therein for all purposes hereof unless and until an Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.2B(ii).  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, transferee or assignee of the corresponding Loan.

8.6          Successor Agents and Domestic Overdraft Provider

(i)            Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Borrowers’ Agent.  Upon any such notice of resignation, Requisite Lenders shall have the right, upon five days’ notice to Company and Borrowers’ Agent, to appoint a successor Administrative Agent; provided that so long as no Event of Default shall have occurred and be continuing such appointment shall be subject to the consent of Borrowers’ Agent, which consent shall not be unreasonably withheld.  Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under this Agreement.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent (which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States) provided that if the Agent shall notify Borrowers’ Agent and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Collateral Agent (i) on behalf of the Lenders or (ii) in the case of any Dutch Collateral Documents, on its own behalf, under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Agent as provided for above in this paragraph.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(ii)           Any resignation of Administrative Agent pursuant to this subsection 8.6 shall also constitute the resignation of Administrative Agent as the provider of the Domestic Overdraft Account and the resignation or removal of Administrative Agent or its Affiliate (including DBTCA, if applicable) as Collateral Agent, and any successor Administrative Agent appointed pursuant to this subsection 8.6 shall, upon its acceptance of, and as a condition to, such appointment, become the successor provider of the Domestic Overdraft Account and Collateral Agent for all purposes hereunder.  In the event of any such resignation (a) Owens-Brockway shall repay in full the Domestic Overdraft Amount and all other amounts owing to the retiring Administrative Agent under the Domestic Overdraft Agreement, and (b) Borrowers and

the retiring Administrative Agent shall terminate the Domestic Overdraft Agreement to which they are a party and Company and the successor Administrative Agent shall enter into a successor Domestic Overdraft Agreement.

8.7                               Intercreditor Agreements, Subsidiary Guaranty and Collateral Documents

Each Lender hereby authorizes Collateral Agent to enter into the Intercreditor Agreement in the form of Exhibit XVII attached hereto on behalf of and for the benefit of that Lender, and agrees to be bound by the terms of the Intercreditor Agreement.  Each Lender hereby authorizes Collateral Agent to enter into the Guaranties, the Intercreditor Agreement, and each Collateral Document, and to take all action contemplated by the Guaranties, the Intercreditor Agreement and the Collateral Documents; provided that Collateral Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Intercreditor Agreement without the prior consent of the Requisite Lenders.  In addition, each Lender authorizes DBTCA to hold loans made by it under the Nominal Restatement in trust for the benefit of the Lenders and, as beneficiaries of the nominal loans to ACI under the Nominal Restatement, each Lender authorizes and directs DBTCA, in its capacity as lender agent under the Amended and Restated Intercreditor Agreement, to acknowledge that the Existing Credit Agreement, as amended and restated pursuant to the Nominal Restatement, is no longer the “Credit Agreement” for purposes of the Intercreditor Agreement.

Upon the proposed sale, transfer or other disposition of any Collateral by Company or any of its Subsidiaries in accordance with this Agreement for which Company or such Restricted Subsidiary desires to obtain a security interest release from Collateral Agent, Company or such Restricted Subsidiary shall deliver an Officers’ Certificate (x) stating that the Collateral subject to such disposition is being sold, transferred or otherwise disposed of in compliance with the terms of this Agreement and (y) specifying the Collateral being sold, transferred or otherwise disposed of in the proposed transaction.  Upon the receipt of such Officers’ Certificate, Collateral Agent is authorized, at Borrowers’ expense, to promptly execute and deliver such releases of its security interest in such Collateral which is to be so sold, transferred or disposed of, as may be reasonably requested by Company or such Restricted Subsidiary.

Upon the proposed entering into a Capital Lease transaction or a transaction secured by a Lien permitted pursuant to subsection 6.2(iv), in each case, for which Company or such Restricted Subsidiary desires to obtain a security interest release from Collateral Agent, Company or such Restricted Subsidiary shall deliver an Officers’ Certificate (x) stating that the Collateral subject to such proposed transaction is being entered into in compliance with the terms of this Agreement and (y) specifying the Collateral being part of the proposed transaction.  Upon the receipt of such Officers’ Certificate, Collateral Agent is authorized, at Borrowers’ expense, to execute and deliver such releases of its security interest in such Collateral which is part of such proposed transaction, as may be reasonably requested by Company or such Restricted Subsidiary.

In addition to the authorization above, if Requisite Lenders, or if required, all Lenders, consent to the release or reconveyance of any of the Collateral, Collateral Agent is authorized to, at Borrowers’ expense, release, and to execute and deliver any necessary releases of its security interest in such Collateral in connection therewith and all such reconveyances or transfers shall be without recourse to Collateral Agent or the Lenders and without representation or warranty of any kind.  Each Lender agrees that no Lender shall have any right individually to seek to enforce the Guaranties or to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised by Collateral Agent for the benefit of Lenders and the parties to the Intercreditor Agreement upon the terms of the Collateral Documents and the Intercreditor Agreement.

Upon the satisfaction of the Collateral Release Conditions and delivery by Borrowers’ Agent of an Officers’ Certificate to such effect, Collateral Agent shall at Borrowers’ expense, execute and deliver releases of its security interests in all Collateral (except for Capital Stock) as may be reasonably requested by the Borrowers’ Agent.

8.8                               Quebec Security

For greater certainty, and without limiting the powers of the Collateral Agent or any other Person acting as an agent or mandatory for the Collateral Agent hereunder or under any of the other Loan Documents, each Lender hereby acknowledges that, for purposes of holding any security granted by any of the Borrowers on property pursuant to the laws of the Province of Quebec to secure obligations of such Borrower under any debenture, bond or other title of indebtedness issued by a Borrower, the Collateral Agent shall be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Quebec) for all present and future Lenders, and in particular for all present and future holders of any debenture, bond or other title of indebtedness issued by a Borrower.  Each Lender hereby irrevocably constitutes, to the extent necessary, the Collateral Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by any Borrower in the Province of Quebec to secure the obligations of such Borrower under any debenture, bond or other title of indebtedness that may be issued by a Borrower and pledged in favor of the Collateral Agent for the benefit of the Lenders.  Each assignee of a Lender shall be deemed to have confirmed and ratified the constitution of the Collateral Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of the Assignment and Acceptance.  The execution by the Collateral Agent, acting as fondé de pouvoir and mandatory, prior to this Agreement, of any deeds of hypothec or other security documents is hereby ratified and confirmed.  Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), the Collateral Agent may acquire and be the holder of any debenture, bond or other title of indebtedness issued under any deed of hypothec and issue of bonds executed by any Borrower in favor of the Collateral Agent as fondé de pouvoir.  Each Borrower hereby acknowledges that such debenture or bond constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

The Collateral Agent, acting as holding of an irrevocable power of attorney (fondé de pouvoir), shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Collateral Agent in the Agreement, which shall apply mutatis mutandis.  Without limitation, the provisions of Section 8.6 of this Agreement shall apply mutatis mutandis to the resignation and appointment of a successor Collateral Agent, acting as the holder of an irrevocable power of attorney (fondé de pouvoir).

SECTION 9

COMPANY GUARANTY

9.1          Guaranty

Company hereby irrevocably and unconditionally guaranties the due and punctual payment of all Obligations of all Borrowers hereunder and any Other Permitted Credit Exposure, when the same shall become due, whether at stated maturity, by required payment, declaration, demand or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), and agrees to pay any and all costs and expenses (including reasonable fees and disbursements of counsel) incurred by Collateral Agent, Agents or Lenders or their Affiliates party to such Other Permitted Credit Exposure (each, a “Guarantied Party” and collectively, the “Guarantied Parties”) in enforcing or preserving any rights under this Guaranty (all such obligations collectively, the “Guarantied Obligations”); provided, that, in order to enjoy the benefit of the foregoing guaranty any such Lender or Affiliate thereof party to any such Other Permitted Credit Exposure shall execute and deliver to Collateral Agent, during such time as such Lender is a Lender under this Agreement, an acknowledgment to the Intercreditor Agreement agreeing to be bound thereby and acknowledged by Borrowers’ Agent.  Any Lender or Affiliate thereof obtaining the benefit of the foregoing guaranty with respect to Other Permitted Credit Exposure shall remain a Guarantied Party hereunder with respect to such Other Permitted Credit Exposure only for so long as such Lender remains a Lender under this Agreement.

9.2          Waivers

A.            Company agrees that the Guarantied Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that Company will remain bound upon this Guaranty notwithstanding any extension, renewal or other alteration of any Guarantied Obligation.

B.            Company waives presentation of, demand of, and protest of any Guarantied Obligation and also waives notice of protest for nonpayment.  The obligations of Company under this Guaranty shall not be affected by:

(i)            the failure of any Guarantied Party or any other Person to assert any claim or demand or to enforce any right or remedy against Company, any Borrower or any Subsidiary under the provisions of this Agreement, any other Loan Document or any document relating to Other Permitted Credit Exposure or any other agreement or otherwise,

(ii)           any extension or renewal of any provision of any thereof,

(iii)          any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any other Loan Document or any document relating to Other Permitted Credit Exposure or any instrument or agreement executed pursuant hereto or thereto,

(iv)          the failure to perfect any security interest in, or the release of, any of the security held by any Guarantied Party, Collateral Agent, any Agent or any other Person for any of the Guarantied Obligations, or

(v)           the failure of any Guarantied Party or any other Person to exercise any right or remedy against any Borrower or any guarantor of any of the Guarantied Obligations.

C.            Company further agrees that this Guaranty constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be had by any Guarantied Party or any other Person to any of the security held for payment of any of the Guarantied Obligations or to any balance of any deposit account or credit on the books of any Guarantied Party or any other Person in favor of a Borrower or any other Person.

D.            The obligations of Company under this Section 9 shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise of any of the Guarantied Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guarantied Obligations, the discharge of any Borrower or any other guarantor from any of the Guarantied Obligations in a bankruptcy or similar proceeding, or otherwise (including due to any expropriation, confiscation, nationalization or requisition by any Governmental Authority).  Without limiting the generality of the foregoing, the obligations of Company under this Section 9 shall not be discharged or impaired or otherwise affected by the failure of any Guarantied Party, Collateral Agent, any Agent or any other Person to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any document relating to Other Permitted Credit Exposure or any other agreement, by any waiver or modification of any hereof or thereof, by any default, or any other act or thing or event or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Company or which would otherwise operate as a discharge of Company as a matter of law or equity.

E.             Company further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, interest on or any other amount with respect to any Guarantied Obligation is rescinded or must otherwise be restored by any Guarantied Party, Collateral Agent, any Agent or any other Person upon the bankruptcy or reorganization of Company, any other Person or otherwise.

9.3          Payment

Company further agrees, in furtherance of the foregoing and not in limitation of any other right which any Guarantied Party, Collateral Agent, any Agent or any other Person may have at law or in equity against Company by virtue hereof, upon the failure of any Borrower to pay any of the Guarantied Obligations when and as the same shall become due, whether by required prepayment, declaration or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Company will forthwith pay, or cause to be paid, in cash, to Collateral Agent for the ratable benefit of Guarantied Parties, an amount equal to the sum of the unpaid principal amount of such Guarantied Obligations then due as aforesaid, accrued and unpaid interest on such Guarantied Obligations (including, without limitation, interest which, but for the filing of a petition in a bankruptcy, reorganization or other similar proceeding with respect to any Borrower, would have accrued on such Guarantied Obligations) and all other Guarantied Obligations then owed to Guarantied Parties as aforesaid.  All such payments shall be applied promptly from time to time by Collateral Agent:

First, to the payment of the costs and expenses of any collection or other realization under this Guaranty, including reasonable compensation to Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith;

Second, (i) upon and during the effectiveness of the Intercreditor Agreement, to the payment of the Guarantied Obligations as provided in Section 3 of the Intercreditor Agreement and (ii) except as set forth in clause (i), to the payment of the Guarantied Obligations for the ratable benefit of the holders thereof; and

Third, after payment in full of all Guarantied Obligations, to the payment to Company, or its successors or assigns, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such payments.

9.4          Waiver of Subrogation, Etc.

Company hereby waives any claim, right or remedy, direct or indirect, that it now has or may hereafter have against any Borrower or any of its other Subsidiaries or any of its assets in connection with this Section 9 or the performance by Company of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that Company now has or may hereafter have against any Borrower or Subsidiary thereof, (b) any right to enforce, or to participate in, any claim, right or remedy that Collateral Agent or any other Guarantied Party now has or may hereafter have against any Borrower or a Subsidiary thereof, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Collateral Agent or any other Guarantied Party.  In addition, until the Guarantied Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, Company shall withhold exercise of any right of contribution it may have against any other guarantor of the Guarantied Obligations as a result of any payment hereunder.  Company further agrees that, to the extent the waiver of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights of subrogation, reimbursement or indemnification Company may have against any Borrower or any of its other Subsidiaries or against any collateral or security, and any such rights of contribution a guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Collateral Agent or any Guarantied Party may have against any Borrower or other guarantor, to all right, title and interest Collateral Agent or any Guarantied Party may have in any such collateral or security, and to any right Collateral Agent or any Guarantied Party may have against such other guarantor.  If any amount shall be paid to Company on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guarantied Obligations shall not have been paid in full, such amount shall be held in trust for Collateral Agent on behalf of Guarantied Parties and shall forthwith be paid over to Collateral Agent for the benefit of Guarantied Parties to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof.

Collateral Agent has been appointed to act on behalf of Guarantied Parties hereunder by Lenders for their benefit and, by their acceptance of the benefits hereof, the holders of any Other Lender Guarantied Obligations.  Except as otherwise provided in the next succeeding paragraph, Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and this Agreement; provided that, except as otherwise provided in the Intercreditor Agreement, Collateral Agent shall exercise, or refrain from exercising, any remedies hereunder in accordance with the instructions of Requisite Lenders.  In furtherance of the foregoing provisions of this paragraph, each holder of Other Lender Guarantied Obligations, by its acceptance of the benefits hereof, agrees that it shall have no right individually to enforce this Section 9, it being understood and agreed by such holder that all rights and remedies hereunder may be exercised solely by Collateral Agent for the benefit of the Guarantied Parties in accordance with the terms of this paragraph and that all decisions of the Requisite Lenders shall be binding on such holders.

Anything contained in this Guaranty to the contrary notwithstanding, upon and during the effectiveness of the Intercreditor Agreement no Guarantied Party shall be entitled to take any action whatsoever to enforce any term or provision of this Guaranty except through Collateral Agent in accordance with the terms of the Intercreditor Agreement.

9.5          Termination

At such time as all Obligations have been paid in full and all Commitments have terminated and all Letters of Credit have expired or have been cancelled, the provisions of this Section 9 shall be of no further force and effect as to any Other Lender Guarantied Obligations guaranteed hereby unless an Event of Default described in subsection 7.6 or subsection 7.7 shall then be continuing.

9.6          Security

The obligations of Company under this Section 9 are secured pursuant to the Pledge Agreement and the Security Agreement.

SECTION 10

MISCELLANEOUS

10.1     Representation of Lenders .  Each Lender hereby represents that it will make each Loan hereunder for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws.

10.2                        Assignments and Participations in Loans, Notes and Letters of Credit

A.            General.  Each Lender shall, subject to the provisions of this subsection 10.2, have the right at any time to (i) sell, assign, transfer or negotiate to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of any Loan or Loans made by it or its Commitments or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it.  No such sale, assignment, transfer or negotiation of any Term Loan or Term Loan Commitment or participation therein by a Lender shall require a ratable sale, assignment, transfer or negotiation of any US Revolving Loans or Multicurrency Revolving Loans, as the case may be, or US Revolving Loan Commitment or Multicurrency Revolving Loan Commitment, as the case may be, of such Lender or any other Term Loan or Term Loan Commitment of such Lender, and no such sale, assignment, transfer or negotiation of the US Revolving Loans or Multicurrency Revolving Loans, as the case may be, or US Revolving Loan Commitment or Multicurrency Revolving Loan Commitment, as the case may be, or participation therein by a Lender shall require a ratable sale, assignment, transfer or negotiation of any Term Loan or Term Loan Commitment of such Lender.  However, an assignment of a Multicurrency Revolving Loan Commitment shall automatically constitute an assignment of a pro rata portion of the assigning Lender’s Offshore Revolving Loan Commitments to the assignee and Offshore Revolving Loan Commitments may not be otherwise assigned.  Prior to the termination of the US Revolving Loan Commitment or the Multicurrency Revolving Loan Commitments, as the case may be, and Offshore Revolving Loan Commitments, US Revolving Loans or Multicurrency Revolving Loans, as the case may be, may not be assigned without a concurrent assignment of the US Revolving Loan Commitment or Multicurrency Revolving Loan Commitment, as the case may be, (in at least the amount of such assigned US Revolving Loan or Multicurrency Revolving Loan, as the case may be) to the assignee of the Loan.  Except as otherwise provided in this subsection 10.2, no Lender shall, as between any Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or any granting of participations in, all or any part of the Loans, Commitments, Letters of Credit or participations therein or the other Obligations owed to such Lender.

B.            Assignments.

(i)            Amounts and Terms of Assignments.  Each Loan, Commitment, Letter of Credit or participation therein or other Obligation may (a) be assigned in any amount (of a constant and not a varying percentage) to another Lender, or to an Affiliate or Related Fund of the assigning Lender or another Lender, with the giving of notice to Borrowers’ Agent and Administrative Agent (provided that, if such Related Fund is not a

Lender, such assignment shall be in an amount not less than $1,000,000 in the case of a Term Loan or Term Loan Commitment and $2,500,000 in the case of a US Revolving Loan Commitment, Multicurrency Revolving Loan Commitment, Letter of Credit or participation therein or other Obligation) or (b) be assigned in an amount (of a constant and not a varying percentage) of not less than $1,000,000 in the case of a Term Loan or Term Loan Commitment and $2,500,000 in the case of a US Revolving Loan Commitment, Multicurrency Revolving Loan Commitment, Letter of Credit or participation therein or other Obligation (or such lesser amount (X) as shall constitute the aggregate amount of all Loans, Commitments, Letters of Credit or participations therein and other Obligations of the assigning Lender or (Y) so long as, after giving effect to such assignment and any other assignments concurrently being made to the assignee, such assignee receives not less than $1,000,000 of Term Loans or Term Loan Commitment, or $2,500,000 of US Revolving Loans, Multicurrency Revolving Loans, Commitments, or other Obligations assigned to it) to any other Eligible Assignee with the giving of notice to Borrowers’ Agent and Administrative Agent and, if no Event of Default shall have occurred and be continuing, with the consent of Borrowers’ Agent and Administrative Agent (which consent of Borrowers’ Agent and Administrative Agent shall not be unreasonably withheld, withdrawn, delayed or denied; provided that the inability of an Eligible Assignee to satisfy the requirements set forth in subsection 2.7C(v) of this Agreement, if applicable, shall constitute reasonable grounds for withholding such consent; provided further, that it shall also be reasonable for Borrowers’ Agent to withhold consent to an assignment of the Multicurrency Revolving Loan Commitments or Swiss Revolving Loans to an entity that is not a Qualifying Bank or Qualifying Intragroup Creditor if such assignment would cause withholding tax to be imposed on the Swiss Revolving Loans; provided further, that it shall also be reasonable for Borrowers’ Agent to withhold consent to an assignment of Tranche D Term Loans, Tranche D Term Loan Commitment, or Multicurrency Revolving Loan Commitment if, the assigned amount is less than the Dollar Equivalent of €50,000); and provided yet further, however, that any assignment in accordance with clause (b) made by Administrative Agent or Syndication Agent or their respective Affiliates as part the primary syndication or any assignment made by any Lender after the occurrence and during the continuation of an Event of Default or if required by applicable law shall not require the consent of the Borrowers’ Agent.  To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Loans, Commitments, Letters of Credit or participations therein or other Obligations or the portion thereof so assigned.  The parties to each assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and such certificates, documents or other evidence, if any, with respect to United States federal income tax withholding and foreign tax withholding matters as the assignee under such Assignment and Acceptance may be required to deliver to Administrative Agent pursuant to subsection 2.7C(v).  Upon such execution, delivery and acceptance, from and after the effective date specified in such Assignment and Acceptance, (y) the assignee thereunder shall be a party hereto and a “Lender” hereunder to the extent of the portion of any such Obligation or Commitment so assigned hereunder and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder, including, without limitation, the obligation in subsection 10.20 to maintain the confidentiality of all non-public information received by it pursuant to this Agreement and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations (except as otherwise provided in subsection 10.11) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto); provided that, if the assignee of the assigning Lender is an Affiliate of such Lender, such assignee shall not be entitled to receive any greater amount pursuant to subsections 2.6D(iii) or 2.7 than the assigning Lender would have been entitled to receive in respect of the amount of the assignment effected by such assigning Lender to such Affiliate had no such assignment occurred.  The Commitments hereunder shall be modified to reflect the Commitments of such assignee and any remaining Commitments of such assigning Lender and, if any such assignment occurs after the issuance of a Note to the assigning Lender hereunder, if requested pursuant to subsection 2.1G(iv), new Notes shall be issued upon request to the assignee and to the assigning Lender, substantially in the form of Exhibit IV-A, Exhibit IV-B, Exhibit IV-C, Exhibit IV-D, Exhibit V, or Exhibit VI annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans, as the case may be, of the assignee and the assigning Lender.

(ii)           Acceptance by Administrative Agent; Recordation in Register.  Subject to the requirements of subsection 10.2A and 10.2B(i), upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.2B(i) and any certificates, documents or other evidence with respect to United States federal income tax withholding and foreign tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7C(v), Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit X hereto and if Administrative Agent and Borrowers’ Agent have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.2B(i)), (a) accept such Assignment and Acceptance by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Borrowers’ Agent.  Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it as provided in this subsection 10.2B(ii).

C.            Participations.  The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the regularly scheduled maturity of any portion of the principal amount of or interest on any Loan allocated to such participation; and (ii) a reduction of the principal amount of or the rate of interest payable on any Loan or payments due in repayment of draws under Letters of Credit allocated to such participation and all amounts payable by each Borrower hereunder shall be determined as if such Lender had not sold such participation.  A Lender which has sold a participation in its Loans or Commitments shall require the holder of such participation (including any Voting Participant) to agree in writing to comply with the provisions of subsection 10.20 and if a Lender desires to give any prospective participant a copy of any non-public information obtained by Lenders pursuant to the requirements of this Agreement which has been identified as such by any Borrower, such Lender shall require such prospective participant to agree to hold such information in accordance with such prospective participant’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices prior to its delivery of such material to such prospective participant.  Each Borrower hereby acknowledges and agrees that, only for purposes of subsections 2.6D(iii), 2.7, 10.5 and 10.6, any participation will give rise to a direct obligation of such Borrower to the participant and the participant shall be considered to be a “Lender”; provided that no participant shall be entitled to receive any greater amount pursuant to subsections 2.6D(iii) or 2.7 than the transferor Lender would have been entitled to receive in respect of the amount of the participation effected by such transferor Lender to such participant had no such participation occurred, unless such participation resulted from the CAM Exchange.

Notwithstanding anything in this paragraph to the contrary, any bank or other lending institution that is a member of the Farm Credit System that (A) has purchased a participation or sub-participation in the minimum amount of $10,000,000 on or after the Closing Date, (B) is, by written notice to Borrowers’ Agent and Administrative Agent (“Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a Voting Participant hereunder (any bank or other lending institution that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (C) receives the prior written consent of Borrowers’ Agent and Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant or sub-participant were a Lender whose sub-participation constituted Loans and/or Commitments, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (1) state the full name, as well as all contact information required of an assignee in any administrative questionnaire and (2) state the dollar amount of the participation or sub-participation purchased.  Borrowers’ Agent and Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph.  Notwithstanding the foregoing, each bank or other lending institution that is a member of the Farm Credit System designated as a Voting Participant in Schedule 10.2(C) hereto shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrowers and the Administrative Agent.

D.            Assignments to Federal Reserve Banks.  In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.2, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to

Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; and any Lender that is a fund that invests in bank loans may without the consent of or notice to the Administrative Agent or any Borrower, pledge all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Notes held by it) to any trustee for, or any other representative of, holders of obligations owed, or securities issued, by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee shall be subject to the provisions of this subsection concerning assignments; provided that (i) no Lender shall, as between any Borrower, and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E.             Successor Offshore Overdraft Providers.  Any Offshore Overdraft Provider may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the relevant Offshore Borrower, Borrowers’ Agent and Administrative Agent.  Upon (i) any such notice of resignation, upon five days notice to Lenders and Administrative Agent, or (ii) an assignment by such Offshore Overdraft Provider of all of its Multicurrency Revolving Loan Commitment, such Offshore Borrower shall have the right to appoint a Lender with Multicurrency Revolving Loan Exposure as successor Offshore Overdraft Provider with respect to the applicable Borrower; provided that such appointment shall be subject to the consent of Administrative Agent, which consent shall not be unreasonably withheld.  Upon the acceptance of any such appointment as an Offshore Overdraft Provider hereunder by a successor Offshore Overdraft Provider, the relevant Offshore Borrower shall repay in full the relevant Offshore Overdraft Amount and all other amounts owing to the resigning Offshore Overdraft Provider under the relevant Offshore Overdraft Agreement, and such Borrower and the resigning Offshore Overdraft Provider shall terminate such Offshore Overdraft Agreement and the successor Offshore Overdraft Provider shall enter into a successor Offshore Overdraft Agreement.

F.             Information.  Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.20.

10.3        Expenses

Owens-Brockway agrees to promptly pay (i) all the actual and reasonable documented costs and expenses of preparation of this Agreement and the other Loan Documents and all the costs of furnishing all opinions by counsel for the Loan Parties (including without limitation any opinions requested by Lenders as to any legal matters arising hereunder but in any event limited to one legal opinion in each domestic and foreign jurisdiction), and of each Loan Party’s performance of and compliance with all agreements and conditions contained herein on their part to be performed or complied with; (ii) the reasonable fees, expenses and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP and one local counsel in each domestic and foreign jurisdiction, as counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and administration of this Agreement, the other Loan Documents, the Letters of Credit and the Loans hereunder, and any amendments and waivers hereto or thereto; and (iii) after the occurrence of an Event of Default, all costs and expenses (including reasonable attorneys’ fees, including allocated costs of internal counsel, and costs of settlement) incurred by any Agent or Lender in enforcing any Obligations of or in collecting any payments due from any Borrower hereunder or under the Notes or any of the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings.

10.4        Indemnity

(a) In addition to the payment of expenses pursuant to subsection 10.3, Owens-Brockway agrees to indemnify, pay and hold Agents and Lenders and the officers, directors, employees, agents, trustees, members, partners and affiliates (including the Joint Lead Arrangers and Joint Bookrunners) of Agents and Lenders (collectively called the “Indemnitees”) harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (not including Taxes that are the subject matter of subsection 2.7C hereof) (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, Lenders’ agreement to make the Loans or the use or intended use of the proceeds of the Loans or the issuance of Letters of Credit hereunder and Lenders’ agreement to purchase participations therein as provided for herein or the use or intended use of the Letters of Credit or the honoring of overdrafts under the Domestic Overdraft Agreement or the purchase of participations by Lenders in the Domestic Overdraft Amount or in the Offshore Overdraft Amounts (the “indemnified liabilities”); provided that Owens-Brockway shall not have any obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from (x) the gross negligence or willful misconduct of that Indemnitee (it being acknowledged by Owens-Brockway that the entry into the Nominal Restatement and the making of the Loans thereunder at ACI’s request shall not constitute gross negligence or willful misconduct) or (y) any dispute solely between the Indemnitees other than (A) claims against an Indemnitee in its capacity in fulfilling its role as a Joint Lead Arranger or Agent under a Loan Document or (B) any claims arising out of any act or omission by Owens-Brockway or its affiliates under or in connection with, or arising out of any transactions contemplated by this Agreement which directly or indirectly results in any such dispute between the Indemnitees.  Owens-Brockway also agrees to indemnify and hold harmless the Indemnitees from any claim, demand or liability for broker’s or finder’s fees alleged to have been incurred in connection with any transactions contemplated by this Agreement and any expenses, including reasonable legal fees, arising in connection with any such claim, demand or liability.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Owens-Brockway shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.

(b) To the extent permitted by applicable law, neither the Company nor any Borrower shall assert, and Company and each Borrower hereby waive, any claim against any Lender, Domestic Overdraft Provider, Offshore Overdraft Provider, Issuing Lender, Agents and

Arrangers and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefore is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the extention of credit under any Domestic Overdraft Account or Offshore Overdraft Account, or, in each case, the use of the proceeds thereof.

10.5        Set Off

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, but in all cases subject to subsection 10.6, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Company and each Borrower at any time or from time to time, without notice to Company or such Borrower, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts and in whatever currency denominated) and any other Indebtedness at any time held or owing by that Lender or any Affiliate thereof to or for the credit or the account of Company or such Borrower against and on account of the obligations and liabilities of Company or such Borrower to that Lender under this Agreement, the Notes, the Domestic Overdraft Agreement, the Offshore Overdraft Agreements and the Letters of Credit, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit or the Notes or the other Loan Documents, irrespective of whether or not (a) that Lender shall have made any demand hereunder or (b) that Lender shall have declared the principal of and the interest on the Loans and Notes, any obligations of Company or such Borrower in respect of the Letters of Credit and other amounts due hereunder to be due and payable as permitted by Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.  Each Lender agrees promptly to notify Company, each Borrower and the Administrative Agent after any such set-off provided the failure to give such notice shall not affect the validity of the set-off.

10.6        Ratable Sharing

Lenders hereby agree among themselves that if any of them shall, through the exercise of any right of counterclaim, setoff, banker’s lien or otherwise (other than a voluntary prepayment of Loans, a mandatory prepayment of Loans, a scheduled repayment of Loans, or a payment made under subsection 2.10, in each case made and applied in accordance with this Agreement) or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal and interest then due with respect to the Loans owed to that Lender, the amount then due to that Lender with respect to the Domestic Overdraft Amount or any Offshore Overdraft Amount or any Letter of Credit or Offshore Revolving Loan or any participation therein, or any fees or commissions payable hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect to the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (y) notify each other Lender and Administrative Agent of such receipt and (z) purchase participations (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by the Lenders in proportion to the Aggregate Amounts Due them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that Lender to the extent of such recovery, but without interest.  Company and each Borrower expressly consent to the foregoing arrangement and agrees that any holder of a participation so purchased and any other subsequent holder of a participation in any Loan or Letter of Credit or the Domestic Overdraft Amount or any Offshore Overdraft Amount otherwise acquired may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all monies owing by Company or such Borrower to that holder as fully as if that holder were a holder of such a Loan or Letter of Credit or the Domestic Overdraft Amount or any Offshore Overdraft Amount in the amount of the participation held by that holder.

10.7        Amendments and Waivers

A.            Except as set forth in subsections 2.1A(vii) and (viii), no amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by Company or any Borrower therefrom, shall in any event be effective without the written consent of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of each Lender (other than a Defaulting Lender, except with respect to clause (vi) of the subsequent sentence and clause (1) of the proviso of the subsequent sentence) (with Obligations directly affected in the case of the following clause (i)):

(i) extend the scheduled final maturity of any Loan or extend the stated expiration date of the US Revolving Loan Commitment, Multicurrency Revolving Loan Commitments or the Offshore Revolving Loan Commitments beyond the US Revolving Loan Commitment Termination Date or Multicurrency Revolving Loan Commitment Termination Date, as the case may be, or any Letter of Credit issued under the US Revolving Facility beyond the US Revolving Loan Commitment Termination Date or the date for reimbursement of any amount drawn thereunder beyond the US Revolving Loan Commitment Termination Date, or any Letter of Credit issued under the Multicurrency Revolving Facility beyond the Multicurrency Revolving Loan Commitment Termination Date or the date for reimbursement of any amount drawn thereunder beyond the Multicurrency Revolving Loan Commitment Termination Date, or reduce the rate of interest (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or fees in respect of US Revolving Loan Commitments, Multicurrency Revolving Loan Commitments, the Offshore Revolving Loan Commitments, the Loans or the Letters of Credit, or extend or waive the time of payment of interest or fees in respect thereof, or reduce or forgive the principal amount of any of the Obligations (including any Obligation to reimburse the amount of any drawing honored under any Letter of Credit);

(ii) amend, modify, terminate or waive any provision of this subsection 10.7 or any other provision of this Agreement expressly requiring the approval or concurrence of all Lenders;

(iii) reduce the percentage specified in the definition of Requisite Lenders or change the definition of “Pro Rata Share” (it being understood that, with respect to the Additional Term Loans and Refinancing Term Loans and, with the consent of Requisite Lenders (determined before giving effect to the proposed action), with respect to other Indebtedness, additional extensions of credit pursuant to this Agreement may be included in determining what constitutes Requisite Lenders and in determining the Pro Rata Shares of Lenders, in each case on substantially the same basis as the US Revolving Loan Commitments or Multicurrency Revolving Loan Commitments, as the case may be, and the US Revolving Loans or Multicurrency Revolving Loans, as the case may be, or the Term Loan Commitments and the Term Loans are included in such determinations on the Closing Date);

(iv) release Company from the Company Guaranty;

(v) release all or substantially all of the Collateral (other than any such release upon the achievement of the Collateral Release Conditions in accordance with subsection 8.7 or as otherwise expressly permitted herein or in any Collateral Document); or

(vi) amend, waive or modify the ratable treatment of Lenders pursuant to subsection 10.6 or the penultimate sentence of subsection 2.4G;

provided, further, that no such amendment, modification, termination, waiver or consent shall:

(1) increase the Term Loan Commitment, the US Revolving Loan Commitment or the Multicurrency Revolving Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that (A) amendments, modifications or waivers of conditions precedent, covenants, Potential Events of Default or Events of Default, mandatory reductions in the Multicurrency Revolving Loan Commitments or of mandatory prepayments of Term Loans or Multicurrency Revolving Loans, shall not constitute an increase of the Term Loan Commitment, the US Revolving Loan Commitment or the Multicurrency Revolving Loan Commitment of any Lender and (B) an increase in the available portion of the Multicurrency Revolving Loan Commitment or US Revolving Loan Commitment, as the case may be, of any Lender shall not constitute an increase in the respective Multicurrency Revolving Loan Commitment or US Revolving Loan Commitment of such Lender);

(2) amend, modify, terminate or waive any provision of subsection 2.1B or any other provision of this Agreement directly affecting the Domestic Overdraft Account or the Domestic Overdraft Amount (including any provision relating to the repayment of the Domestic Overdraft Amount with the proceeds of Multicurrency Revolving Loans or relating to the obligations of Lenders to purchase participations in the Domestic Overdraft Amount) without the consent of Administrative Agent;

(3) amend, modify, terminate or waive any provision of this Agreement directly affecting an Offshore Overdraft Account or an Offshore Overdraft Amount (including any provision relating to the repayment of such Offshore Overdraft Amount with the proceeds of Offshore Revolving Loans or relating to the obligations of Lenders to purchase participations in such Offshore Overdraft Amount) without the consent of the applicable Offshore Overdraft Provider;

(4) amend, modify, terminate or waive any provision of this Agreement relating to the obligations of Lenders to purchase participations in Letters of Credit without the written concurrence of Administrative Agent and each other Issuing Lender which has a Letter of Credit then outstanding or which has not been reimbursed for a drawing under a Letter of Credit issued by it; or

(5) amend, modify, terminate or waive any provision of Section 8 applicable to any Agent without the consent of such Agent.  In addition, no amendment, modification, termination or waiver of (a) subsection 2.4 that alters the application of any mandatory or voluntary prepayment as between Classes without the written concurrence of Requisite Class Lenders of each Class that is being allocated a lesser amount of any such prepayment as a result thereof, provided that Requisite Lenders may waive, in whole or in part, any mandatory prepayment and Requisite Lenders (in addition to each Lender that thereby increases its Commitment) may increase the aggregate amount of the Commitments, in each case so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered, and (b) any provision of subsection 2.10 that disproportionately disadvantages any Class relative to any other Class shall be effective without the written concurrence of Requisite Class Lenders of such disproportionately disadvantaged Class.

B.            If Company receives a statement of amounts due pursuant to subsections 2.6B, 2.6C, 2.7A, 2.7B or 2.7C from a Lender or a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.7A, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected (any such Lender, a “Subject Lender”), so long as (i) no Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made) and Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.2B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.6E, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.2B(i) shall have been paid to Administrative Agent, (3) all of the requirements for such assignment contained in subsection 10.2B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment and Acceptance executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment and Acceptance on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such subject Lender to effectuate any assignment consistent with the terms of this subsection 10.7B) and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments.  For the avoidance of doubt, if a Lender is a Non-Consenting Lender solely because it refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders), the Loans and Commitments of such Non-Consenting Lender that are subject to the assignments required by this subsection 10.7B shall include only those Loans and Commitments that constitute the Obligations directly affected by the amendment, modification or waiver to which such Non-Consenting Lender refused to provide its consent.

C.            Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Company or any Borrower in any case shall entitle Company or any Borrower to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.7 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company or any Borrower, on such Company and such Borrower.

D.            In addition to the amendments effected pursuant to the foregoing, Schedules A and 1.1D may be amended as follows:

(i) to add Wholly-Owned Subsidiaries of the Company as an Additional Domestic Subsidiary Borrower or an Additional Foreign Subsidiary Borrower, as the case may be, upon (A) execution by the Company, any such Additional Domestic Subsidiary Borrower or Additional Foreign Subsidiary Borrower, as the case may be, and the Administrative Agent of a Joinder Agreement in the form of Exhibit XVIII, providing for an Additional Domestic Subsidiary Borrower Sublimit or Additional Foreign Subsidiary Borrower Sublimit, as the case may be, acceptable to the Administrative Agent, (B) delivery to the Administrative Agent of (1) to the extent not previously delivered, the pledge and security agreements required pursuant to subsection 5.9C, (2) an opinion of counsel which covers such matters related to such agreements as the Administrative Agent shall reasonably determine with such exceptions as are reasonably satisfactory to the Administrative Agent, and (3) such other documents with respect thereto as the Administrative Agent shall reasonably request (including, without limitation, patriot act and “know your customer” related documentation).

(ii) to remove any Subsidiary as an Additional Domestic Subsidiary Borrower or an Additional Foreign Subsidiary Borrower, as the case may be, upon (A) execution and delivery by the Company of a written request providing for such amendment and (B) repayment in full of all outstanding Loans and other Obligations of such Additional Domestic Subsidiary Borrower or Additional Foreign Subsidiary Borrower, as the case may be.

10.8        Independence of Covenants

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.9        Change in Accounting Principles, Fiscal Year or Tax Laws

If (i) any changes in accounting principles and policies from those used in the preparation of the financial statements referred to in subsection 4.3 hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) would result in a change in the method of calculation of the financial covenant, standards or terms found in Section 1, Section 5 and Section 6 hereof, (ii) there is any change in Company’s or Holdings’ Fiscal Quarter or Fiscal Year, or (iii) there is a material change in federal tax laws which materially affects Company’s ability to comply with the financial covenant, standards or terms found in Section 1, Section 5 and Section 6 hereof, the parties hereto agree to enter into negotiations in order to amend such provisions (in accordance with subsection 10.7) so as to equitably reflect such changes with the desired result that the criteria for evaluating Company’s financial condition shall be the same after such changes as if such changes had not been made.

10.10      Notices

A.            Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, facsimiled or sent by mail or by courier service and shall be deemed to have been given when delivered in person or by courier service, by receipt of facsimile or when received through the United States mail, registered or certified, with postage prepaid and properly addressed; provided that notices to Administrative Agent or Company, any Borrower or Borrower’s Agent shall not be effective until received.  For the purposes hereof, the addresses and fax numbers of the parties hereto (until notice of a change thereof is delivered as provided in this subsection 10.10) shall be as set forth below, in the signature block of the applicable party or in the applicable Assignment and Acceptance.  All notices to any Borrower provided for hereunder shall be copied concurrently to Borrowers’ Agent.

Notices to Company, any Borrower or Borrowers’ Agent:

OWENS-ILLINOIS GENERAL, INC.

One Michael Owens Way

Perrysburg, OH 43551

Attention: Juan Amezquita, Catherine Neel, Derick Doe and James Gibbons

E-mail: juan.amezquita@o-i.com

Fax: 567.336.1218

With a copy to the Company:

OWENS-ILLINOIS GROUP, INC.

One Michael Owens Way

Perrysburg, OH 43551

E-mail: juan.amezquita@o-i.com, Catherine Neel, Derick Doe and James Gibbons

Fax: 567.336.1218

Notices to Administrative Agent:

Deutsche Bank AG,  New York Branch
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Attention: Tihana Mesic

E-mail: tihana.mesic@db.com

Fax:  732-380-3355

With a copy to:

Deutsche Bank AG,  New York Branch
60 Wall Street, Mail Stop NYC60-4305
New York, NY 10005-2858
Attention: Enrique Landaeta

E-mail: enrique.landaeta@db.com

Fax: 212.797.5690

B.            Notices and other communications to or by Administrative Agent, Collateral Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent (with the written consent of Borrowers’ Agent, in the case of procedures for communications to a Loan Party), provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by Administrative Agent and the applicable Lender. Administrative Agent or Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

C.            Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is sent after 5:00 p.m. (New York time), such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.11      Survival of Warranties and Certain Agreements

A.            All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans hereunder, the execution and delivery of the Notes and the issuance of the Letters of Credit.

B.            Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company and each Borrower set forth in subsections 2.6D(iii), 2.7, 10.3, 10.4 and 10.21 and the agreements of Lenders set forth in subsections 8.2C, 8.4, 10.5, 10.6 and 10.20 shall survive the payment of the Loans, the Notes, the Offshore Overdraft Amounts and the Domestic Overdraft Amount, the cancellation or expiration of the Letters of Credit and the termination of this Agreement.

10.12      Failure or Indulgence Not Waiver; Remedies Cumulative

No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under the other Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing under this Agreement or the other Loan Documents are cumulative to and not exclusive of, any rights or remedies otherwise available.

10.13      Severability

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.14      Obligations Several; Independent Nature of Lenders’ Rights

The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  Nothing contained in this Agreement and no action taken by Lenders pursuant hereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall, subject to Section 7, be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.15      Headings

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.16      Applicable Law

THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.17      Successors and Assigns

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  Neither the rights or obligations of Company or any Borrower under the Loan Documents nor any interest therein may be assigned without the written consent of all Lenders.  Lenders’ rights of assignment are subject to subsection 10.2.

10.18      Consent to Jurisdiction and Service of Process

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY OR ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY AND EACH BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, EACH IRREVOCABLY

(I)            ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)           WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)         AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY OR SUCH BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.10;

(IV)         AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY OR SUCH BORROWER IN ANY SUCH PROCEEDING IN ANY

SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)          AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)         AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.18 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.19      Waiver of Jury Trial

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings.  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.20      Confidentiality

Lenders shall hold all non-public information obtained prior to or after the execution of this Agreement (including pursuant to the requirements of this Agreement or any other Loan Document) which has been identified as such by Company or any of its Subsidiaries in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event (i) subject to subsection 10.2, may make disclosure reasonably required by any prospective transferee or participant in connection with the contemplated transfer of any Commitment, any Loan, any Letter of Credit or any participation therein; (ii) may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process, provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrowers’ Agent of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and, in any event Lenders will endevour in good faith to provide only that portion of such information which, in the reasonable judgment of Lender(s), is relevant and legally required to be provided; (iii) may make disclosure to any credit insurance provider relating to any Borrower and its Obligations; and (iv) may make disclosure to their Affiliates and respective advisors in connection herewith or in connection with any proposed direct or indirect counterparty to swap or derivative transaction in respect of the obligations of the Company and its Subsidiaries, provided that each such Affiliate is advised of and agrees in writing to be bound by the provisions of this subsection 10.20 or provisions at least as restrictive; and further provided that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.  Each Lender’s obligations under this subsection 10.20 shall survive the termination of this Agreement and any release of such Lender’s obligations under this Agreement pursuant to subsection 10.2B(i); and provided, further, that, subject to the applicable Lender’s compliance with this subsection 10.20, no Lender shall be liable for any damages arising from the use by others of non-public information or other materials obtained through internet, Intralinks or similar information transmission systems in connection with the Loan Documents and the transactions contemplated thereunder.

10.21      Judgment Currency

A.            If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent or a Lender could purchase the Original Currency with such Other Currency in New York, New York on the Business Day immediately preceding the day on which any such judgment, or any relevant part thereof, is given.

B.            The obligations of Company and each Borrower in respect of any sum due from it to any Agent or Lender hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that on the Business Day following receipt by such Agent or Lender of any sum adjudged to be so due in such Other Currency such Agent or Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the Original Currency so purchased is less than the sum originally due such Agent or Lender in the Original Currency, Company and such Borrower agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or Lender against such loss, and if the Original Currency so purchased exceeds the sum originally due to such Agent or Lender in the Original Currency, such Agent or Lender shall remit such excess to such Borrower.

10.22      Limitation on Offshore Borrower Obligations

Notwithstanding anything herein to the contrary, no provision of this Agreement shall render any Offshore Borrower liable for the Obligations of Company, Owens-Brockway or any Additional Domestic Subsidiary Borrower.

10.23      Counterparts

Any amendments, waivers, consents, or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts, together shall constitute but one and the same instrument.

10.24      USA Patriot Act

Each Lender hereby notifies Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

10.25      No Fiduciary Duty

Each Agent, each Lender, each Domestic Overdraft Provider, each Isuing Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other.  The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

OWENS-ILLINOIS GROUP, INC.

By:	/s/ James W. Baehren
Name: James W. Baehren
Title: Vice President

OWENS-BROCKWAY GLASS CONTAINER INC.

By:	/s/ James W. Baehren
Name: James W. Baehren
Title: Senior Vice President

ACI OPERATIONS PTY. LTD.

By:	/s/ James W. Baehren
Name: James W. Baehren
Title: Authorized Signatory

O-I CANADA CORP.

By:	/s/ James W. Baehren
Name: James W. Baehren
Title: Vice President

OI EUROPEAN GROUP B.V.

By:	/s/ James W. Baehren
Name: James W. Baehren
Title: Attorney-in-Fact

OI EUROPE SARL

By:	/s/ James W. Baehren
Name: James W. Baehren
Title: Attorney-in-Fact

S-4

OWENS-ILLINOIS GENERAL INC.,
as Borrowers’ Agent

By:	/s/ James W. Baehren
Name: James W. Baehren
Title: Vice President

S-4

AGENTS AND LENDERS:

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent

By:	/s/ Enrique Landaeta
Name: Enrique Landaeta
Title: Vice President

By:	/s/ Evelyn Thierry
Name: Evelyn Thierry
Title: Director

Notice Address:

Deutsche Bank AG, New York Branch
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Attention: Tihana Mesic

With a copy to:

Deutsche Bank AG, New York Branch
60 Wall Street, Mail Stop NYC60-4305
New York, NY 10005-2858
Attention: Enrique Landaeta

S-4

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Collateral Agent

By:	/s/ Enrique Landaeta
Name: Enrique Landaeta
Title: Vice President

By:	/s/ Evelyn Thierry
Name: Evelyn Thierry
Title: Director

Notice Address:

Deutsche Bank Trust Company Americas
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Attention: Tihana Mesic

With a copy to:

Deutsche Bank AG, New York Branch
60 Wall Street, Mail Stop NYC60-4305
New York, NY 10005-2858
Attention: Enrique Landaeta

S-4

DEUTSCHE BANK AG, NEW YORK BRANCH,
as a Multicurrency Revolving Lender

By:	/s/ Enrique Landaeta
Name: Enrique Landaeta
Title: Vice President

By:	/s/ Carin Keegan
Name: Carin Keegan
Title: Director

S-4

BANK OF AMERICA, N.A.,
as a Multicurrency Revolving Lender

By:	/s/ Chris Burns
Name: Chris Burns
Title: Vice President

S-4

CITICORP NORTH AMERICA, INC.,
as a Multicurrency Revolving Lender

By:	/s/ Paul L. Burroughs, Jr.
Name: Paul L. Burroughs, Jr.
Title: Managing Director, Global Industrials Group

S-4

JPMorgan Chase Bank, N.A.,
as a Multicurrency Revolving Lender

By:	/s/ Robert S. Sheppard
Name: Robert S. Sheppard
Title: Vice President

S-4

The Bank of Nova Scotia
as a Multicurrency Revolving Lender

By:	/s/ Paula Czach
Name: Paula Czach
Title: Managing Director

S-4

BNP Paribas,
as a Multicurrency Revolving Lender

By:	/s/ Rick Pace
Name: Rick Pace
Title: Managing Director

By:	/s/ Berangere Allen
Name: Berangere Allen
Title: Director

S-4

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Multicurrency Revolving Lender

By:	/s/ David Cagle
Name: David Cagle
Title: Managing Director

By:	/s/ Brian Myers
Name: Brian Myers
Title: Managing Director

S-4

BARCLAYS BANK PLC,
as a Multicurrency Revolving Lender

By:	/s/ Michael J. Mozer
Name: Michael J. Mozer
Title: Vice President

S-4

HSBC Bank USA, National Association,
as a Multicurrency Revolving Lender

By:	/s/ Jean-Philippe Huguet
Name: Jean-Philippe Huguet
Title: Vice President

S-4

GOLDMAN SACHS BANK USA,
as a Multicurrency Revolving Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

S-4

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK, B.A., “RABOBANK NEDERLAND” NEW YORK BRANCH
as a Multicurrency Revolving Lender

By:	/s/ Sue Chen-Holmes
Name: Sue Chen-Holmes
Title: Vice President

By:	/s/ Peter Glawe
Name: Peter Glawe
Title: Executive Director

S-4

The Huntington National Bank,
as a Multicurrency Revolving Lender

By:	/s/ Joe Tonges
Name: Joe Tonges
Title: Vice President

S-4

The Huntington National Bank,
as a US Revolving Lender

By:	/s/ Joe Tonges
Name: Joe Tonges
Title: Vice President

S-4

KBC Bank NV,
as a Multicurrency Revolving Lender

By:	/s/ Susan Silver
Name: Susan Silver
Title: Managing Director

By:	/s/ Katherine McCarthy
Name: Katherine McCarthy
Title: Director

S-4

KBC Bank NV,
as a US Revolving Lender

By:	/s/ Susan Silver
Name: Susan Silver
Title: Managing Director

By:	/s/ Katherine McCarthy
Name: Katherine McCarthy
Title: Director

S-4

Bank Hapoalim B.M.
as a Multicurrency Revolving Lender

By:	/s/ Helen H. Gateson
Name: Helen H. Gateson
Title: Vice President

By:	/s/ Frederic S. Becker
Name: Frederic S. Becker
Title: Senior Vice President

S-4

Bank Hapoalim B.M.
as a US Revolving Lender

By:	/s/ Helen H. Gateson
Name: Helen H. Gateson
Title: Vice President

By:	/s/ Frederic S. Becker
Name: Frederic S. Becker
Title: Senior Vice President

S-4

TD Bank, N.A.
as a Multicurrency Revolving Lender

By:	/s/ Marla Willner
Name: Marla Willner
Title: SVP

S-4

TD Bank, N.A.
as a U.S. Revolving Lender

By:	/s/ Marla Willner
Name: Marla Willner
Title: SVP

S-4

Natixis,
as a US Revolving Lender

By:	/s/ Pieter van Tulder
Name: Pieter van Tulder
Title: Managing Director

By:	/s/ Nicolas Regent
Name: Nicolas Regent
Title: Director

S-4

Natixis,
as a Multicurrency Revolving Lender

By:	/s/ Pieter van Tulder
Name: Pieter van Tulder
Title: Managing Director

By:	/s/ Nicolas Regent
Name: Nicolas Regent
Title: Director

S-4

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
as a Multicurrency Revolving Lender

By:	/s/ Victor Pierzchalski
Name: Victor Pierzchalski
Title: Authorized Signatory

S-4

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
as a US Revolving Lender

By:	/s/ Victor Pierzchalski
Name: Victor Pierzchalski
Title: Authorized Signatory

S-4

Mercantil Commercebank N.A.,
as a US Revolving Lender

By:	/s/ Matthew Bruno
Name: Matthew Bruno
Title: AVP, Middle Market Lender

S-4

WESTPAC BANKING CORPORATION,
as a US Revolving Lender

By:	/s/ Bradley Scammell
Name: Bradley Scammell
Title: Head of Corporate and Institutional Banking Americas

S-4

WESTPAC BANKING CORPORATION,
as a Multicurrency Revolving Lender

By:	/s/ Bradley Scammell
Name: Bradley Scammell
Title: Head of Corporate and Institutional Banking Americas

S-4

Chang Hwa Commercial Bank, Ltd., New York Branch,
as a US Revolving Lender

By:	/s/ Eric Y.S. Tsai
Name: Eric Y.S. Tsai
Title: VP & General Manager

S-4

Taipei Fubon Commercial Bank Co., Ltd.,
as a US Revolving Lender

By:	/s/ Robin Wu
Name: Robin Wu
Title: VP/Deputy General Manager

S-4

Taiwan Cooperative Bank Seattle Branch,
as a US Revolving Lender

By:	/s/ Ming-Chih Chen
Name: Ming-Chih Chen
Title: VP & General Manager

S-4

E.Sun Commercial Bank, Ltd., Los Angeles Branch,
as a US Revolving Lender

By:	/s/ Edward Chen
Name: Edward Chen
Title: VP & General Manager

S-4

The Northern Trust Company,
as a Multicurrency Revolving Lender

By:	/s/ Jeffrey P. Sullivan
Name: Jeffrey P. Sullivan
Title: Vice President

S-4

Australia and New Zealand Banking Group Limited,
as a US Revolving Lender

By:	/s/ John W. Wade
Name: John W. Wade
Title: Deputy General Manager
Head of Operations and Infrastructure

S-4

Australia and New Zealand Banking Group Limited,
as a Multicurrency Revolving Lender

By:	/s/ John W. Wade
Name: John W. Wade
Title: Deputy General Manager
Head of Operations and Infrastructure

S-4

Israel Discount Bank of New York,
as a US Revolving Lender

By:	/s/ Richard Tripaldi
Name: Richard Tripaldi
Title: First Vice President

By:	/s/ Michael Paul
Name: Michael Paul
Title: Senior Vice President

S-4

The Northern Trust Company,
as a US Revolving Lender

By:	/s/ Jeffrey P. Sullivan
Name: Jeffrey P. Sullivan
Title: Vice President

S-4

CoBank, ACB,
as a US Revolving Lender

By:	/s/ Michael Tousignant
Name: Michael Tousignant
Title: Vice President

S-4

Fifth Third Bank, an Ohio Banking Corporation,
as a US Revolving Lender

By:	/s/ Brian Jelinski
Name: Brian Jelinski
Title: Vice President

S-4

Fifth Third Bank, an Ohio Banking Corporation,
as a Multicurrency Revolving Lender

By:	/s/ Brian Jelinski
Name: Brian Jelinski
Title: Vice President

S-4

HUA NAN COMMERCIAL BANK, LTD. NEW YORK AGENCY,
as a US Revolving Lender

By:	/s/ Henry Hsieh
Name: Henry Hsieh
Title: Assistant Vice President

S-4

U.S. BANK NATIONAL ASSOCIATION,
as a Multicurrency Revolving Lender

By:	/s/ Navneet Khanna
Name: Navneet Khanna
Title: Vice President

S-4

U.S. BANK NATIONAL ASSOCIATION,
as a US Revolving Lender

By:	/s/ Navneet Khanna
Name: Navneet Khanna
Title: Vice President

S-4

Intesa Sanpaolo S.p.A.-New York Branch,
as a US Revolving Lender

By:	/s/ John Michalisin
Name: John Michalisin
Title: First Vice President

By:	/s/ Frank Maffei
Name: Frank Maffei
Title: Vice President

S-4

Intesa Sanpaolo S.p.A.-New York Branch,
as a Multicurrency Revolving Lender

By:	/s/ John Michalisin
Name: John Michalisin
Title: First Vice President

By:	/s/ Frank Maffei
Name: Frank Maffei
Title: Vice President

S-4

DZ BANK AG
Deutsche Zentral-Genossenschaftsbank
Frankfurt am Main
New York Branch,
as a Multicurrency Revolving Lender

By:	/s/ Paul Fitzpatrick
Name: Paul Fitzpatrick
Title: Senior Vice President

By:	/s/ Cedric Probst
Name: Cedric Probst
Title: Senior Vice President

S-4

DZ BANK AG
Deutsche Zentral-Genossenschaftsbank
Frankfurt am Main
New York Branch,
as a US Revolving Lender

By:	/s/ Paul Fitzpatrick
Name: Paul Fitzpatrick
Title: Senior Vice President

By:	/s/ Cedric Probst
Name: Cedric Probst
Title: Senior Vice President

S-4

Mizuho Corporate Bank, Ltd.,
as a Multicurrency Revolving Lender

By:	/s/ David Lim
Name: David Lim
Title: Authorized Signatory

S-4

Mizuho Corporate Bank, Ltd.,
as a US Revolving Lender

By:	/s/ David Lim
Name: David Lim
Title: Authorized Signatory

S-4

TriState Capital Bank,
as a US Revolving Lender

By:	/s/ Trent L. Meteer
Name: Trent L. Meteer
Title: Senior Vice President

S-4

FIRST COMMERCIAL BANK, LTD. NEW YORK BRANCH,
as a US Revolving Lender

By:	/s/ Jason Lee
Name: Jason Lee
Title: VP & GENERAL MANAGER

S-4

Bank of Taiwan, New York Agency,
as a US Revolving Lender

By:	/s/ Thomas K.C. Wu
Name: Thomas K.C. Wu
Title: General Manager

S-4

City National Bank,
as a US Revolving Lender

By:	/s/ Scott Johnson
Name: Scott Johnson
Title: Vice President

S-4

Wells Fargo Bank, N.A.,
as a US Revolving Lender

By:	/s/ Thiplada Siddiqui
Name: Thiplada Siddiqui
Title: Vice President

S-4

Wells Fargo Bank, N.A.,
as a Multicurrency Revolving Lender

By:	/s/ Thiplada Siddiqui
Name: Thiplada Siddiqui
Title: Vice President

S-4

Sovereign Bank,
as a US Revolving Lender

By:	/s/ James R. Riley
Name: James R. Riley
Title: Senior Banker

S-4

Sovereign Bank,
as a Multicurrency Revolving Lender

By:	/s/ James R. Riley
Name: James R. Riley
Title: Senior Banker

S-4

Malayan Banking Berhad, New York Branch,
as a US Revolving Lender

By:	/s/ Fauzi Zulkifli
Name: Fauzi Zulkifli
Title: General Manager

S-4

CRÉDIT INDUSTRIEL ET COMMERCIAL,
as a US Revolving Lender

By:	/s/ Brian O’Leary
Name: Brian O’Leary
Title: Managing Director

By:	/s/ Anthony Rock
Name: Anthony Rock
Title: Managing Director

S-4

CRÉDIT INDUSTRIEL ET COMMERCIAL,
as a Multicurrency Revolving Lender

By:	/s/ Brian O’Leary
Name: Brian O’Leary
Title: Managing Director

By:	/s/ Anthony Rock
Name: Anthony Rock
Title: Managing Director

S-4

CIBC INC.,
as a Multicurrency Revolving Lender

By:	/s/ Dominic J. Sorresso
Name: Dominic J. Sorresso
Title: Executive Director

By:	/s/ Eoin Roche
Name: Eoin Roche
Title: Executive Director

CIBC World Markets Corp.
Authorized Signatory

S-4

CIBC INC.,
as a US Revolving Lender

By:	/s/ Dominic J. Sorresso
Name: Dominic J. Sorresso
Title: Executive Director

By:	/s/ Eoin Roche
Name: Eoin Roche
Title: Executive Director

CIBC World Markets Corp.
Authorized Signatory

S-4

SUMITOMO MITSUI BANKING CORPORATION,
as a Multicurrency Revolving Lender

By:	/s/ David W. Kee
Name: David W. Kee
Title: Joint General Manager

S-4

SUMITOMO MITSUI BANKING CORPORATION,
as a US Revolving Lender

By:	/s/ David W. Kee
Name: David W. Kee
Title: Joint General Manager

S-4

EXHIBIT I

[FORM OF]

NOTICE OF BORROWING

Pursuant to that certain Credit Agreement dated as of May 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition having the meanings set forth in the Credit Agreement) among Owens-Brockway Glass Container Inc., a Delaware corporation, ACI Operations Pty Limited, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI European Group B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI Europe Sarl, a Swiss Société à responsabilité limitée (limited liability corporation), O-I Canada Corp., a Nova Scotia company (each of the foregoing, a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation (as “Borrowers’ Agent”), the Lenders and the agents from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent (“Administrative Agent”) for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders, this notice of borrowing represents [the undersigned Borrower’s] [Owens-Brockway Glass Container Inc.’s] [ACI Operations Pty Limited’s] [OI European Group B.V.’s] [OI Europe Sarl’s] [O-I Canada Corp.’s] [[Name of Additional Domestic Subsidiary Borrower]’s] [[Name of Additional Foreign Subsidiary Borrower]’s] request to borrow on                               , 201[  ] from Lenders having [US Revolving] [Multicurrency Revolving] [Offshore Revolving] [Tranche A Term] [Tranche B Term] [Tranche C Term] [Tranche D Term] Loan Commitments on a pro rata basis                                 (1) in [US Revolving] [Multicurrency Revolving] [Australian Revolving] [Canadian Revolving] [Dutch Revolving] [Swiss Revolving] [Tranche A Term] [Tranche B Term] [Tranche C Term] [Tranche D Term] Loans as [Base Rate] [Eurocurrency Rate] [B/A Discount Rate] Loans.  [The Interest Period for such Loans is requested to be a                                [week/month] period (ending on                                   ,                 ).](2)  The proceeds of such Loans are to be deposited in the undersigned Borrower’s account at Administrative Agent.

The undersigned [officer] [director] [attorney on behalf] of [the undersigned Borrower] [Borrowers’ Agent], to the best of [his/her] knowledge as [an officer] [a director] [an attorney] of [such Borrower] [Borrowers’ Agent], and [Borrowers’ Agent on behalf of] such Borrower do hereby certify that (i) the undersigned is [the [insert title of undersigned officer]] [a director] [an attorney appointed by power of attorney] of [such Borrower] [Borrowers’ Agent]; (ii) the undersigned has read the conditions precedent to the making of any Loans set forth in subsection[s] [3.1 and] 3.2 of the Credit Agreement, and any definitions or other provisions in the Credit Agreement relating thereto with respect to the statements contained herein, and the undersigned has made or caused to be made such examination or investigation as is necessary to enable [him/her] to express an informed opinion as to whether or not such conditions have been complied with; and (iii) each of the conditions set forth in subsection[s] [3.1 and] 3.2 of the Credit Agreement has been satisfied on and as of the date hereof and will be satisfied on and as of the date of the proposed borrowing.

(1)           Insert applicable currency.

(2)           Insert as provided for by Section 2.2B of the Credit Agreement.

DATED:

[NAME OF BORROWER/ BORROWERS’ AGENT]

By:
Title

68

EXHIBIT II

[FORM OF]

NOTICE OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT

Pursuant to that certain Credit Agreement dated as of May 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition having the meanings set forth in the Credit Agreement) among Owens-Brockway Glass Container Inc., a Delaware corporation, ACI Operations Pty Limited, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI European Group B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI Europe Sarl, a Swiss Société à responsabilité limitée (limited liability corporation) , O-I Canada Corp., a Nova Scotia company (each of the foregoing, a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation (as “Borrowers’ Agent”), the Lenders and the agents from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders, this notice represents Borrowers’ Agent’s request to have                            (3) issue a [Commercial] [Standby] Letter of Credit on                   , 201[  ] in the face amount of [$                                ] [                          ](4) for the account of [Owens-Brockway Glass Container Inc.] [ACI Operations Pty Limited] [OI European Group B.V.] [OI Europe Sarl] [Name of Additional Domestic Subsidiary Borrower] [Name of Additional Foreign Subsidiary Borrower](5) with an expiration date of                       ,           for the benefit of [                        ](6).

The undersigned officer, to the best of [his/her] knowledge as an officer of the Borrowers’ Agent, and the Borrowers’ Agent certify on behalf of the Borrower for whose account such Letter of Credit is to be issued that (i) the undersigned has read the conditions precedent to the issuance of any Letter of Credit set forth in subsection 3.3 of the Credit Agreement and any definitions or other provisions in the Credit Agreement relating thereto with respect to the statements contained herein, and the undersigned has made or caused to be made such examination or investigation as is necessary to enable [him/her] to express an informed opinion as to whether or not such conditions have been complied with and (ii) each of the conditions set forth in subsection 3.3 of the Credit Agreement has been satisfied on and as of the date hereof and will be satisfied on and as of the date of the proposed issuance of such Letter of Credit, in each case to the same extent as though the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

(3)           Insert name of requested Lender.

(4)           Insert foreign currency, if applicable.

(5)           Insert name of Borrower.

(6)           Insert name and address of the beneficiary of the Letter of Credit.

DATED:

OWENS-ILLINOIS GENERAL INC.,
as Borrowers’ Agent

By:

Title:

2

EXHIBIT III

[FORM OF]

NOTICE OF CONVERSION/CONTINUATION

Pursuant to that certain Credit Agreement dated as of May 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition having the meanings set forth in the Credit Agreement) among Owens-Brockway Glass Container Inc., a Delaware corporation, ACI Operations Pty Limited, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI European Group ay., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI Europe Sarl, a Swiss Société à responsabilité limitée (limited liability corporation), O-I Canada Corp., a Nova Scotia company (each of the foregoing, a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation (as “Borrowers’ Agent”), the Lenders and the agents from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders, this notice represents [the undersigned Borrower’s] [Owens-Brockway Glass Container Inc.’ s] [ACI Operations Pty Limited’ s] [OI European Group B.V.’ s] [OI Europe Sarl’s] [O-I Canada Corp.’s] [[Name of Additional Domestic Subsidiary Borrower]’s] [[Name of Additional Foreign Subsidiary Borrower]’s] request(7) [A: to convert                                       (8) in principal amount of presently outstanding [Tranche B Term] [Tranche C Term] [US Revolving] [Multicurrency Revolving] [Australian Revolving] [Canadian Revolving] [Dutch Revolving] [Swiss Revolving] Loans that are [Base Rate] [Eurocurrency Rate] [B/A Discount Rate] Loans [with a final Interest Payment Date of                         ,       ] to [Base Rate] [Eurocurrency Rate] [B/A Discount Rate] Loans on                     , 201[  ].  [The Interest Period for such [Eurocurrency Rate] [B/A Discount Rate] Loans is requested to be a               [week/month] period (ending on                   ,       ).]] [B: to continue as [Eurocurrency Rate] [B/A Discount Rate] Loans                                         (9) in principal amount of presently outstanding [Tranche A Term] [Tranche B Term] [Tranche C Term] [Tranche D Term] [US Revolving] [Multicurrency Revolving] [Australian Revolving] [Canadian Revolving] [Dutch Revolving] [Swiss Revolving] Loans that are [Eurocurrency Rate] [B/A Discount Rate] Loans with a final Interest Payment Date of               ,       .  The Interest Period for such [Eurocurrency Rate] [B/A Discount Rate] Loans commencing on such Interest Payment Date is requested to be a                        [week/month] period (ending on                     ,       ).]

The undersigned [officer] [director] [attorney on behalf] [officer of Borrowers’ Agent on behalf] of the undersigned Borrower, to the best of [his/her] knowledge as [an officer] [a director] [an attorney] of [such Borrower] [appointed by power of attorney] [Borrowers’ Agent], and such Borrower do hereby certify that no Event of Default has occurred and is continuing under the Credit Agreement.

(7)           Insert A or B with appropriate insertions and deletions.

(8)           Insert applicable currency.

(9)           Insert applicable currency.

DATED:

[NAME OF BORROWER/ BORROWERS’ AGENT]

By:

Title:

2

EXHIBIT IV-A

[FORM OF TRANCHE A TERM LOAN NOTE]

ACI OPERATIONS PTY LIMITED

PROMISSORY NOTE DUE MAY         , 2016
(TRANCHE A TERM LOANS)

           , 201

A$                                  (10)

FOR VALUE RECEIVED, ACI OPERATIONS PTY LIMITED, ABN 94 004 230 326, a limited liability company organized under the laws of Australia (“Borrower”), promises to pay to the order of                         (11) (“Payee”) the principal amount of                             (12) (A$                            (13)) on or before the Tranche A Term Loan Maturity Date (as provided in the Credit Agreement), being the amount for which Borrower issued debentures in inscribed form as part of the Tranche A Term Loans under the Credit Agreement referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement dated as of May 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Owens-Brockway Glass Container Inc., a Delaware corporation, ACI Operations Pty Limited, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI European Group B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI Europe Sarl, a Swiss Société à responsabilité limitée (limited liability corporation), O-I Canada Corp., a Nova Scotia company (each of the foregoing, a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation (as “Borrowers’ Agent”), the Lenders and the agents from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent (“Administrative Agent”) for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

This Note is one of the “Tranche A Term Loan Notes” in the aggregate principal amount of A$170,050,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Tranche A Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in ADollars in same day funds at the Funding and Payment Office, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Until notified in writing of the transfer of this Note, Borrower, Borrowers’ Agent and Administrative Agent shall be entitled to deem Payee or such person who has been so identified by the transferor in writing to Borrowers’ Agent

(10)         Insert amount of Lender’s Term Loan in numbers.

(11)         Insert name of Lender in capital letters.

(12)         Insert amount of Lender’s Term Loan in words.

(13)         Insert amount of Lender’s Term Loan in numbers.

and Administrative Agent as the holder of this Note, as the owner and holder of this Note.  Each of Payee and any subsequent holder of this Note agrees, by its acceptance hereof, that it is not an Affiliate (as defined in the Credit Agreement) of the Borrower and before disposing of this Note or any part hereof it will make a notation on Exhibit A hereof of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation on Exhibit A hereof of any payment made on this Note shall not limit or otherwise affect the obligation of Borrower hereunder with respect to payments of principal or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to scheduled repayments as provided in subsection 2.4A(i), mandatory prepayment as provided in subsection 2.4B(ii) of the Credit Agreement and to prepayment at the option of Borrower as provided in subsection 2.4B(i) of the Credit Agreement.

THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower and endorsers of this Note hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

2

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year first above written.

ACI OPERATIONS PTY LIMITED

By:

Title:

EXHIBIT A
TRANSACTIONS ON TRANCHE A TERM LOAN NOTE

Date	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

2

EXHIBIT IV-B

[FORM OF TRANCHE B TERM LOAN NOTE]

OWENS-BROCKWAY GLASS CONTAINER INC.

PROMISSORY NOTE DUE MAY     , 2016
(TRANCHE B TERM LOANS)

           , 201

$                          (14)

FOR VALUE RECEIVED, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation (“Borrower”), promises to pay to the order of                           (15) (“Payee”) the principal amount of                               (16) ($                        (17)) on or before the Tranche B Term Loan Maturity Date (as provided in the Credit Agreement).

Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement dated as of May 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Owens-Brockway Glass Container Inc., a Delaware corporation, ACI Operations Pty Limited, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI European Group B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI Europe Sarl, a Swiss Société à responsabilité limitée (limited liability corporation), O-I Canada Corp., a Nova Scotia company (each of the foregoing, a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation (as “Borrowers’ Agent”), the Lenders and the agents from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent (“Administrative Agent”) for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

This Note is one of the “Tranche B Term Notes” in the aggregate principal amount of up to $600,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Tranche B Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Until notified in writing of the transfer of this Note, Borrower, Borrowers’ Agent and Administrative Agent shall be entitled to deem Payee or such person who has been so identified by the transferor in writing to Borrowers’ Agent and Administrative Agent as the holder of this Note, as the owner and holder of this Note.  Each of Payee and any subsequent holder of this Note agrees, by its

(14)         Insert amount of Lender’s Term Loan in numbers.

(15)         Insert name of Lender in capital letters.

(16)         Insert amount of Lender’s Term Loan in words.

(17)         Insert amount of Lender’s Term Loan in numbers.

acceptance hereof, that before disposing of this Note or any part hereof it will make a notation on Exhibit A hereof of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation on Exhibit A hereof of any payment made on this Note shall not limit or otherwise affect the obligation of Borrower hereunder with respect to payments of principal or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to scheduled repayments as provided in subsection 2.4A(ii), mandatory prepayment as provided in subsection 2.4B(ii) of the Credit Agreement and to prepayment at the option of Borrower as provided in subsection 2.4B(i) of the Credit Agreement.

THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in subsection 10.3 of the Credit Agreement, incurred in the collection and enforcement of this Note.  Borrower and endorsers of this Note hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

2

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year first above written.

OWENS BROCKWAY GLASS CONTAINER INC.

By:

Title:

EXHIBIT A
TRANSACTIONS ON TRANCHE B TERM LOAN NOTE

Date	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

2

EXHIBIT IV-C

[FORM OF TRANCHE C TERM LOAN NOTE]

O-I CANADA CORP.

PROMISSORY NOTE DUE MAY             , 2016
(TRANCHE C TERM LOANS)

                 , 201

C$                              (18)

FOR VALUE RECEIVED, O-I CANADA CORP., a Nova Scotia company (“Borrower”), promises to pay to the order of                               (19) (“Payee”) the principal amount of                          (20)  (C$                  (21)) on or before the Tranche C Term Loan Maturity Date (as provided in the Credit Agreement).

Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement dated as of May 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Owens-Brockway Glass Container Inc., a Delaware corporation, ACI Operations Pty Limited, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI European Group B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI Europe Sarl, a Swiss Société à responsabilité limitée (limited liability corporation), O-I Canada Corp., a Nova Scotia company (each of the foregoing, a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation (as “Borrowers’ Agent”), the Lenders and the agents from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent (“Administrative Agent”) for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

This Note is one of the “Tranche C Term Notes” in the aggregate principal amount of C$116,280,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Tranche C Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in Canadian Dollars in same day funds at the Funding and Payment Office, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Until notified in writing of the transfer of this Note, Borrower, Borrowers’ Agent and Administrative Agent shall be entitled to deem Payee or such person who has been so identified by the transferor in writing to Borrowers’ Agent and Administrative Agent as the holder of this Note, as the owner and holder of this

(18)         Insert amount of Lender’s Term Loan in numbers.

(19)         Insert name of Lender in capital letters.

(20)         Insert amount of Lender’s Term Loan in words.

(21)         Insert amount of Lender’s Term Loan in numbers.

Note.  Each of Payee and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation on Exhibit A hereof of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation on Exhibit A hereof of any payment made on this Note shall not limit or otherwise affect the obligation of Borrower hereunder with respect to payments of principal or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to scheduled repayments as provided in subsection 2.4A(iii), mandatory prepayment as provided in subsection 2.4B(ii) of the Credit Agreement and to prepayment at the option of Borrower as provided in subsection 2.4B(i) of the Credit Agreement.

THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower and endorsers of this Note hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

2

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year first above written.

O-I CANADA CORP.

By:

Title:

EXHIBIT A
TRANSACTIONS ON TRANCHE C TERM LOAN NOTE

Date	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

2

EXHIBIT IV-D

[FORM OF TRANCHE D TERM LOAN NOTE]

OI EUROPEAN GROUP B.V.

PROMISSORY NOTE DUE MAY           , 2016
(TRANCHE D TERM LOANS)

                , 201

€                                  (22)

FOR VALUE RECEIVED, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478 (“Borrower”), promises to pay to the order of                             (23) (“Payee”) the principal amount of                 (24) (€                  (25)) on or before the Tranche D Term Loan Maturity Date (as provided in the Credit Agreement).

Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement dated as of May 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Owens-Brockway Glass Container Inc., a Delaware corporation, ACI Operations Pty Limited, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI European Group B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI Europe Sarl, a Swiss Société à responsabilité limitée (limited liability corporation), O-I Canada Corp., a Nova Scotia company (each of the foregoing, a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation (as “Borrowers’ Agent”), the Lenders and the agents from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent (“Administrative Agent”) for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

This Note is one of the “Tranche D Term Notes” in the aggregate principal amount of €141,100,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Tranche D Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in Euro in same day funds at the Funding and Payment Office, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Until notified in writing of the transfer of this Note, Borrower, Borrowers’ Agent and Administrative Agent shall be entitled to deem Payee or such person who has been so identified by the transferor in writing to Borrowers’ Agent and Administrative Agent as the holder of this Note, as the owner and holder of this Note.  Each of Payee

(22)         Insert amount of Lender’s Term Loan in numbers.

(23)         Insert name of Lender in capital letters.

(24)         Insert amount of Lender’s Term Loan in words.

(25)         Insert amount of Lender’s Term Loan in numbers.

and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation on Exhibit A hereof of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation on Exhibit A hereof of any payment made on this Note shall not limit or otherwise affect the obligation of Borrower hereunder with respect to payments of principal or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to scheduled repayments as provided in subsection 2.4A(iv), mandatory prepayment as provided in subsection 2.4B(ii) of the Credit Agreement and to prepayment at the option of Borrower as provided in subsection 2.4B(i) of the Credit Agreement.

THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower and endorsers of this Note hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

2

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year first above written.

OI EUROPEAN GROUP B.V.

By:

Title:

EXHIBIT A
TRANSACTIONS ON TRANCHE D TERM LOAN NOTE

Date	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

2

EXHIBIT V

[FORM OF DOMESTIC BORROWER REVOLVING NOTE]

[OWENS-BROCKWAY GLASS CONTAINER INC./NAME OF ADDITIONAL DOMESTIC SUBSIDIARY BORROWER]

PROMISSORY NOTE DUE MAY         , 2016

[(MULTICURRENCY REVOLVING LOANS)] [(US REVOLVING LOANS)]

           , 201

                            (26)

FOR VALUE RECEIVED, [OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation] [[Name of Additional Domestic Subsidiary Borrower], a [                              ]] (“Borrower”), promises to pay to the order of                       (27) (“Payee”), on or before the [Multicurrency Revolving Loan Commitment Termination Date] [US Revolving Loan Commitment Termination Date] (as provided in the Credit Agreement), the lesser of (x)                                         (28) (                              (29)) and (y) the unpaid principal amount of all advances made by Payee to Borrower as [Multicurrency Revolving Loans] [US Revolving Loans] under the Credit Agreement referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement dated as of May 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Owens-Brockway Glass Container Inc., a Delaware corporation, ACI Operations Pty Limited, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI European Group B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI Europe Sarl, a Swiss Société à responsabilité (limited liability corporation), O-I Canada Corp., a Nova Scotia company (each of the foregoing, a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation (as “Borrowers’ Agent”), the Lenders and the agents from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent (“Administrative Agent”) for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

This Note is one of the [“Mulicurrency Revolving Notes”] [“US Revolving Notes”] evidencing the [Multicurrency Revolving Loan Commitments] [US Revolving Loan Commitments] to [Owens-Brockway Glass Container Inc.] [the Domestic Borrowers] in the aggregate principal amount of up to [$600,000,000 (or the Offshore Currency Equivalent thereof)] [$300,000,000] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a

(26)         Insert amount of Lender’s Revolving Loan Commitment in numbers.

(27)         Insert name of Lender in capital letters.

(28)         Insert amount of Lender’s Revolving Loan Commitment in words.

(29)         Insert amount of Lender’s Revolving Loan Commitment in numbers.

more complete statement of the terms and conditions under which the [Multicurrency Revolving Loans] [US Revolving Loans] evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in the currency in which the applicable (or related) Loan was made in same day funds at the Funding and Payment Office, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Until notified in writing of the transfer of this Note, Borrower, Borrowers’ Agent and Administrative Agent shall be entitled to deem Payee or such person who has been so identified by the transferor in writing to Borrowers’ Agent and Administrative Agent as the holder of this Note, as the owner and holder of this Note.  Each of Payee and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation on Exhibit A hereof of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation on Exhibit A hereof of any payment made on this Note shall not limit or otherwise affect the obligation of Borrower hereunder with respect to payments of principal or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in subsection 2.4B(ii) and prepayment at the option of Borrower as provided in subsection 2.4B(i) of the Credit Agreement.

THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in subsection 10.3 of the Credit Agreement, incurred in the collection and enforcement of this Note.  Borrower and endorsers of this Note hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

2

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year first above written.

OWENS-BROCKWAY GLASS CONTAINER INC.

By:

Title:

3

EXHIBIT A
TRANSACTIONS ON [MULTICURRENCY REVOLVING NOTE] [US REVOLVING NOTE]

Date	Type of Loan Made This Date	Amount of Loan Made This Date	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

4

EXHIBIT VI

[FORM OF OFFSHORE REVOLVING LOAN NOTE]

[NAME OF AUSTRALIAN/CANADIAN/DUTCH/SWISS/ OFFSHORE BORROWER] [NAME OF ADDITIONAL FOREIGN SUBSIDIARY BORROWER]

PROMISSORY NOTE DUE MAY         , 2016

([AUSTRALIAN] [CANADIAN] [DUTCH] [SWISS] REVOLVING LOANS)

, 201

                             (30)

FOR VALUE RECEIVED,                                   ,(31) a [limited liability company organized under the laws of Australia] [private company with limited liability organized under the laws of the Netherlands] [Swiss Société à responsabilité limitée (limited liability corporation)] [Nova Scotia company] [                            ](32) (“Borrower”), promises to pay to the order of                             (33) (“Payee”), on or before the Revolving Loan Commitment Termination Date (as provided in the Credit Agreement), the lesser of (x)                           (34) (                      (35)) and [A: Dutch, Swiss or Canadian insert: the unpaid principal amount of all advances made by Payee to Borrower as [Dutch] [Swiss] [Canadian] Revolving Loans under the Credit Agreement referred to below] [B: Australian insert: (y) the unpaid principal amount of all debentures issued to Borrower as Australian Revolving Loans under the Credit Agreement referred to below.]

Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement dated as of May 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Owens-Brockway Glass Container Inc., a Delaware corporation, ACI Operations Pty Limited, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI European Group B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI Europe Sarl, a Swiss Société à responsabilité limitee (limited liability corporation), O-I Canada Corp., a Nova Scotia company (each of the foregoing, a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation (as “Borrowers’ Agent”), the Lenders and the agents from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent (“Administrative Agent”) for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

This Note is one of the “[Australian] [Canadian] [Dutch] [Swiss] Revolving Loan Notes” evidencing the [Australian] [Canadian] [Dutch] [Swiss] Revolving Loan Commitments to

(30)         Insert amount of Lender’s applicable Offshore Revolving Loan Commitment in numbers.

(31)         Insert name of applicable Offshore Borrower.

(32)         Insert description of Additional Foreign Subsidiary Borrower, if applicable.

(33)         Insert name of Lender in capital letters.

(34)         Insert amount of Lender’s applicable Offshore Revolving Loan Commitment in words.

(35)         Insert amount of Lender’s applicable Offshore Revolving Loan Commitment in numbers.

                                   (36) in the aggregate principal amount of up to [$300,000,000] [$20,000,000] [$425,000,000] [$425,000,000] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the [Australian] [Canadian] [Dutch] [Swiss] Revolving Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in the currency in which the applicable (or related) Loan was made in Same Day Funds at the Administrative Agent’s Funding and Payment Office, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Until notified in writing of the transfer of this Note, Borrower, Borrowers’ Agent and Administrative Agent shall be entitled to deem Payee or such person who has been so identified by the transferor in writing to Borrowers’ Agent and Administrative Agent as the holder of this Note, as the owner and holder of this Note.  Each of Payee and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation on Exhibit A hereof of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation on Exhibit A hereof of any payment made on this Note shall not limit or otherwise affect the obligation of Borrower hereunder with respect to payments of principal or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in subsection 2.4B(ii) and prepayment at the option of Borrower as provided in subsection 2.4B(i) of the Credit Agreement.

THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower and endorsers of this Note hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

(36)         Insert name of applicable Offshore Borrower.

2

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized director, as of the day and year first above written.

[AUSTRALIAN/CANADIAN/DUTCH/ SWISS OFFSHORE BORROWER] [ADDITIONAL FOREIGN SUBSIDIARY BORROWER]

By:

Title:

3

EXHIBIT A
TRANSACTIONS ON OFFSHORE REVOLVING LOAN NOTE

Date	Type of Loan Made This Date	Amount of Loan Made This Date	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

4

EXHIBIT VII

[FORM OF]

DOMESTIC OVERDRAFT AGREEMENT

This DOMESTIC OVERDRAFT AGREEMENT is dated as of May 19, 2011 and entered into by and between OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, (“Owens-Brockway”), and [NAME OF DOMESTIC OVERDRAFT PROVIDER] (“Bank”).

RECITALS

WHEREAS, Owens-Brockway and Bank are parties to that certain Credit Agreement dated as of May 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Owens-Brockway Glass Container Inc., a Delaware corporation, ACI Operations Pty Limited, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI European Group B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI Europe Sarl, a Swiss Société à responsabilité limitée (limited liability corporation), O-I Canada Corp., a Nova Scotia company (each of the foregoing a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation, the Lenders from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement; and

WHEREAS, pursuant to and subject to the limitations set forth in subsection 2.1B of the Credit Agreement, Owens-Brockway and Bank are permitted to establish and maintain an overdraft facility to facilitate Owens-Brockway’s cash management practices.

NOW, THEREFORE, in consideration of the premises and the terms and conditions stated herein, the parties hereby agree as follows:

1.             Upon presentment to Bank for payment of an item drawn by Owens-Brockway on its account (the “Account”; such Account is identified on Schedule 1 of this agreement attached hereto) with Bank in an amount that, when charged against the Account, creates an overdraft in the Account, Bank shall pay such item (subject to Section 2 hereof); provided, that, after giving effect to such overdraft (i) the Domestic Overdraft Amount shall not exceed $100,000,000, and (ii) in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect,

2.             Bank may elect not to pay any item that would create an overdraft, with or without notice to Owens-Brockway, if Bank, in its sole discretion, believes in good faith that it will not be able, pursuant to subsection 2.1B of the Credit Agreement, to require each other Lender to make a Revolving Loan or to purchase a participation, in each case for the purpose of refunding Bank in the amount of such overdraft.

3.             Owens-Brockway shall pay to Bank on demand an amount equal to the Domestic Overdraft Amount then outstanding in respect of such overdraft.  In addition, Owens- Brockway shall pay, on demand or, if no demand is made, on the last Business Day of each month, interest on the Domestic Overdraft Amount applicable to the Account from time to time outstanding at a fluctuating rate per annum (calculated on the basis of a 365-day or 366-day year, as the case may be, and the actual number of days elapsed) equal to the [*Interest rate to be determined*]; provided, that, if the Domestic Overdraft Amount or interest thereon is not paid when due, the Domestic Overdraft Amount and, to the extent permitted by applicable law, any interest thereon not paid when due shall thereafter bear interest payable on demand at a rate per annum equal to the [*Interest rate to be determined*] plus 2.00% per annum; and provided, further, that, unless demand is otherwise made, the interest payable on the last Business Day of any month shall be that which is accrued and unpaid through such Business Day.  Bank may, at its option, request Lenders to make Revolving Loans as provided in subsection 2.1 B of the Credit Agreement and apply the proceeds of such Revolving Loans to effect payment of the Domestic Overdraft Amount as set forth above.

4.             Owens-Brockway shall make each payment hereunder to Bank in lawful money of the United States of America and in Same Day Funds at the office of Bank located at [31 West 52nd Street, New York, New York 10019].

5.             Promptly after the last day of each month, Bank will prepare and send to Borrowers’ Agent (with a copy to Administrative Agent) copies of the statement of the Account showing the charges made thereto and the Domestic Overdraft Amount relating thereto, and interest accrued thereon as of the last day of such month.  Such statement, and any photocopies of items and other records held by Bank relating to the Account, shall (absent manifest or demonstrable error) constitute evidence of the Indebtedness owed by Owens-Brockway hereunder.

6.             Without prejudice to Bank’s other rights, Owens-Brockway hereby authorizes Bank to charge against any balance in the Account and/or in any of Owens-Brockway’s other accounts with Bank and/or against any other debt owing by Bank to Owens- Brockway any amount owing by Owens-Brockway to Bank hereunder; provided, that, Bank shall give Borrowers’ Agent notice of any such charge prior thereto or as soon as reasonably practicable thereafter.

7.             Notwithstanding anything to the contrary contained herein, Bank shall not be obligated to pay any item which would create an overdraft in the Account if such payment would be an extension of credit to Owens-Brockway in violation of any limitation or prohibition provided by any applicable statute or regulation.

8.             This Agreement shall terminate upon the termination of the Revolving Loan Commitments.  In addition, at any time prior to the termination of the Revolving Loan Commitments, Bank or Borrowers’ Agent may, upon at least thirty days written notice to the other party, terminate this Agreement; provided, that, no such termination shall affect Owens-Brockway’s obligations with respect to overdrafts created on or prior to such termination or Bank’s rights with respect to such overdrafts.  This Agreement is not for the benefit of any party other than Owens-Brockway and Bank.

9.             THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.           This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by telecopy or electronic PDF), each of which when so

2

executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

11.           Owens-Brockway hereby submits to the jurisdiction of any state or federal court in the State of New York with respect to any action or proceeding in connection with this Agreement to the full extent provided in subsection 10.18 of the Credit Agreement and such subsection 10.18 of the Credit Agreement is hereby incorporated herein by this reference.  Owens-Brockway’s liability for the Domestic Overdraft Amount and the interest thereon under this Agreement shall be joint and several.

12.           The parties hereto agree to waive their respective rights to a jury trial with respect to any action or proceeding in connection with this Agreement to the full extent provided in subsection 10.19 of the Credit Agreement and such subsection 10.19 of the Credit Agreement is hereby incorporated herein by this reference.

[Remainder of page intentionally left blank]

3

WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

[NAME OF DOMESTIC OVERDRAFT PROVIDER]

By:
Name:
Title:

Notice Address:

[	]

With a copy to:

[	]

4

OWENS-BROCKWAY GLASS CONTAINER INC.

By:

Title:

5

SCHEDULE 1
DOMESTIC OVERDRAFT AGREEMENT

DOMESTIC BORROWER	DOMESTIC OVERDRAFT ACCOUNT

Owens-Brockway Glass Container Inc.	[50-194-907*]

[*This account is in the name of Owens-Illinois General Inc.]

6

EXHIBIT VIII

[FORM OF]

OFFSHORE OVERDRAFT AGREEMENT

This OFFSHORE OVERDRAFT AGREEMENT is dated as of May 19, 2011 and entered into by and between [ACI OPERATIONS PTY LIMITED, ABN 94 004 230 326, a limited liability company organized under the laws of Australia] [OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478] [OI EUROPE SARL, a Swiss Société à responsabilité limitée (limited liability corporation)] [O-I CANADA CORP., a Nova Scotia company] [and [ACI OPERATIONS PTY LIMITED, ABN 94 004 230 326, a limited liability company organized under the laws of Australia] [OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478] [OI EUROPE SARL, a Swiss Société à responsabilité limitée (limited liability corporation)]] (“Offshore Borrower[s]”), and [NAME OF OFFSHORE OVERDRAFT PROVIDER] (“Bank”).

RECITALS

WHEREAS, Offshore Borrower[s] and Bank are parties to that certain Credit Agreement dated as of May 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Owens-Brockway Glass Container Inc., a Delaware corporation, ACI Operations Pty Limited, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI European Group B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI Europe Sarl, a Swiss Société à responsabilité limitée (limited liability corporation), O-I Canada Corp., a Nova Scotia company (each of the foregoing a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation, the Lenders and the agents from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent (“Administrative Agent”) for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement; and

WHEREAS, pursuant to and subject to the limitations set forth in subsection 2.1D of the Credit Agreement, Offshore Borrower[s] and Bank are permitted to establish and maintain an overdraft facility to facilitate Offshore Borrower[‘s] [s’] cash management practices.

NOW, THEREFORE, in consideration of the premises and the terms and conditions stated herein, the parties hereby agree as follows:

1.             Upon presentment to Bank for payment of an item drawn by Offshore Borrower[s] on Offshore Borrower[‘s] [s’]                      account (the “Account”) with Bank in an amount that, when charged against the Account, creates an overdraft in the Account, Bank shall pay such item (subject to Section 2 hereof); provided, that, after giving effect to such overdraft (i) the(37) [A: the Australian Overdraft Amount shall not exceed at any time the Offshore Currency Equivalent of

(37)         Insert A, B or C with appropriate insertions and deletions.

$30,000,000;] [B: the Canadian Overdraft Amount shall not exceed at any time the Offshore Currency Equivalent of $20,000,000;] [C: the aggregate of the Dutch Overdraft Amount and the Swiss Overdraft Amount shall not exceed at any time the Offshore Currency Equivalent of $60,000,000], and (ii) in no event shall Offshore Borrower[s] request an extension of credit hereunder nor shall Bank be obligated to extend credit hereunder if, after giving effect to such extension of credit: (1) the Total Utilization of Multicurrency Revolving Loan Commitments would exceed the Multicurrency Revolving Loan Commitments then in effect; (2) the Total Utilization of Australian Revolving Loan Commitments would exceed the Australian Revolving Loan Commitments then in effect; (3) the Total Utilization of Dutch Revolving Loan Commitments would exceed the Dutch Revolving Loan Commitments then in effect; (4) the Total Utilization of Swiss Revolving Loan Commitments would exceed the Swiss Revolving Loan Commitments then in effect or (5) the Total Utilization of Canadian Revolving Loan Commitments would exceed the Canadian Revolving Loan Commitments then in effect.

2.             Bank may elect not to pay any item that would create an overdraft, with or without notice to Offshore Borrower[s], if Bank, in its sole discretion, believes in good faith that it will not be able, pursuant to subsection 2.1D of the Credit Agreement, to require each other Lender having [Australian] [Canadian] [Dutch Revolving Loan Exposure and/or Swiss] Revolving Loan Exposure to make [a] [an] [Australian] [Canadian] [Dutch Revolving Loan and/or Swiss] Revolving Loan or to purchase a participation, in each case for the purpose of refunding Bank in the amount of such overdraft.

3.             Offshore Borrower[s] shall pay to Bank on demand an amount equal to the [Australian] [Canadian] [aggregate of the Dutch Overdraft Amount and the Swiss] Overdraft Amount then outstanding in respect of such overdraft.  In addition, Offshore Borrower[s] shall pay, on demand or, if no demand is made, on the last Business Day of each month, interest on the [Australian] [Canadian] [aggregate of the Dutch Overdraft Amount and the Swiss] Overdraft Amount from time to time outstanding at a fluctuating rate per annum (calculated on the basis of a [360] [365]-day year and the actual number of days elapsed) equal to the [*Insert Interest rate*]; provided that if the [Australian] [Canadian] [aggregate of the Dutch Overdraft Amount and the Swiss] Overdraft Amount or interest thereon is not paid when due, the [Australian] [Canadian] [aggregate of the Dutch Overdraft Amount and the Swiss] Overdraft Amount and, to the extent permitted by applicable law, any interest thereon not paid when due shall thereafter bear interest payable on demand at a rate per annum equal to the [*Insert Interest rate*] plus 2.00% per annum; and provided, further, that, unless demand is otherwise made, the interest payable on the last Business Day of any month shall be that which is accrued and unpaid through such Business Day.  Bank may, at its option, request Lenders to make [Australian] [Canadian] [Dutch Revolving Loans and/or Swiss] Revolving Loans as provided in subsection 2.1D of the Credit Agreement and apply the proceeds of such [Australian] [Canadian] [Dutch Revolving Loans and/or Swiss] Revolving Loans to effect payment of the [Australian] [Canadian] [Dutch Overdraft Amount and Swiss] Overdraft Amount as set forth above.

4.             Offshore Borrower[s] shall make each payment hereunder to Bank in [ADollars] [Canadian Dollars] [Euro] and in Same Day Funds at the office of Bank located at                                                           .

5.             Promptly after the last day of each month, Bank will prepare and send to Offshore Borrower[s] and Administrative Agent copies of statements of the Account showing the charges made thereto and the [Australian] [Canadian] [aggregate of the Dutch Overdraft Amount and the Swiss] Overdraft Amount and interest accrued thereon as of the last day of such month.  Such statements, and any photocopies of items and other records held by Bank relating to the Account, shall (absent manifest or demonstrable error) constitute evidence of the Indebtedness owed by Offshore Borrower[s] hereunder.

2

6.             Without prejudice to Bank’s other rights, Offshore Borrower[s] hereby authorizes Bank to charge against any balance in the Account and/or in any of Offshore Borrower[‘s] [s’] other accounts with Bank and/or against any other debt owing by Bank to Offshore Borrower[s] any amount owing by Offshore Borrower[s] to Bank hereunder; provided, that, Bank shall give Offshore Borrower[s] notice of any such charge prior thereto or as soon as reasonably practicable thereafter.

7.             Notwithstanding anything to the contrary contained herein, Bank shall not be obligated to pay any item which would create an overdraft in the Account if such payment would be an extension of credit to Offshore Borrower[s] in violation of any limitation or prohibition provided by any applicable statute or regulation.

8.             This Agreement shall terminate upon the termination of the [Australian] [Canadian] [Dutch Revolving Loan Commitments and Swiss] Revolving Loan Commitments.  In addition, at any time prior to the termination of the [Australian] [Canadian] [Dutch Revolving Loan Commitments and Swiss] Revolving Loan Commitments, Bank or Offshore Borrower[s] may, upon at least thirty days written notice to the other party, terminate this Agreement; provided, that, no such termination shall affect Offshore Borrower[‘s] [s’] obligations with respect to overdrafts created on or prior to such termination or Bank’s rights with respect to such overdrafts.  This Agreement is not for the benefit of any party other than Offshore Borrower[s] and Bank.

9.             THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.           This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by telecopy or electronic PDF), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

11.           Offshore Borrower[s] hereby submit[s] to the jurisdiction of any state or federal court in the State of New York with respect to any action or proceeding in connection with this Agreement to the full extent provided in subsection 10.18 of the Credit Agreement and such subsection 10.18 of the Credit Agreement is hereby incorporated herein by this reference.

12.           The parties hereto agree to waive their respective rights to a jury trial with respect to any action or proceeding in connection with this Agreement to the full extent provided in subsection 10.19 of the Credit Agreement and such subsection 10.19 of the Credit Agreement is hereby incorporated herein by this reference.

[Remainder of page intentionally left blank]

3

WITNESS the due execution hereof by the respective duly authorized officers, directors or attorneys of the undersigned as of the date first written above.

[NAME OF OFFSHORE OVERDRAFT PROVIDER]

By:

Title:

[NAME OF OFFSHORE BORROWER]

By:

Title:

[NAME OF OFFSHORE BORROWER]

By:

Title:

4

EXHIBIT IX

[FORM OF]

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

(1)           I am the duly elected [Title] of Owens-Illinois Group, Inc., a Delaware corporation (“Company”);

(2)           I have reviewed the terms of the Credit Agreement dated as of May 19, 2011 among Owens-Brockway Glass Container Inc., a Delaware corporation, ACI Operations Pty Limited, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI European Group B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI Europe Sarl, a Swiss Société à responsabilité limitee (limited liability corporation), O-I Canada Corp., a Nova Scotia company (each of the foregoing a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation, the Lenders and the agents from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and in Attachment No. 1 annexed hereto and not otherwise defined herein or in such Attachment No. 1 having the meanings assigned to such terms in the Credit Agreement), and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Company and its Restricted Subsidiaries during the accounting period covered by the attached financial statements; and

(3)           I have no knowledge of the existence of any condition or event which constitutes an Event of Default or Potential Event of Default as of the date of this Certificate, except as set forth below.

(4)           During and at the end of the accounting period covered by the attached financial statements, Company and Borrowers were in compliance with subsection 6.6 of the Credit Agreement.

[Set forth [below] [in a separate attachment to this Certificate] are the exceptions to paragraphs (3) and (4) listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event:

]

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of                   ,        pursuant to subsection 5.1(iii) of the Credit Agreement.

OWENS-ILLINOIS GROUP, INC.

By:

Title:

2

ATTACHMENT NO. 1
TO COMPLIANCE CERTIFICATE(38)

(The certificate attached hereto is dated as of                         and pertains to the period from                          to                       .) Subsection references herein relate to the subsections of the Credit Agreement.

A.  Indebtedness

1.	(a) Aggregate amount of Indebtedness for which Company and Restricted Subsidiaries are liable with respect to Capital Leases and Purchase Money Indebtedness	$

	(b) 12.5% of Consolidated Tangible Net Assets, calculated on a Pro Forma Basis	$

	(c) Maximum permitted under subsection 6.1(iii)	The greater of $450,000,000 or 1(b) =

		$

2.	Aggregate principal amount of other Indebtedness for which Restricted Foreign Subsidiaries of Company are liable (inclusive of amounts outstanding under Schedule 6.1, Part II)	$

	Maximum permitted under subsection 6.1(xi)		$700,000,000

3.	Aggregate principal amount of other Indebtedness for which Company and its Restricted Subsidiaries are liable	$

	Maximum permitted under subsection 6.1(xii)		$400,000,000

4.	Aggregate principal amount of Receivables Sale Indebtedness for which Company and its Restricted Subsidiaries are liable	$

	Maximum permitted under subsection 6.1(xiv)		$500,000,000

B. Liens

1.	Aggregate principal amount of outstanding Liens securing Indebtedness or other obligations of Company and any of its Restricted Subsidiaries	$

	Maximum permitted under subsection 6.2A(viii)		$500,000,000

(38)  Scope of compliance details to be determined.

[2.	Liens incurred in connection with the issuance of letters of credit permitted under subsection 6.4(ii)(y)	$	]

C.  Investments; Acquisitions

1.	(a) 15% of Company’s Consolidated Tangible Net Assets calculated on a Pro Forma Basis	$

	(b) Amount of Consolidated Excess Cash Flow not required to be applied to prepay Loans pursuant to subsection 2.4B(ii)(b)	$

	(c) Amount of net Cash proceeds contributed to Company by Holdings from issuances of Holdings Common Stock or Permitted Preferred Stock	$

	(d) Maximum permitted under subsection 6.3(xi) (including Investments in Unrestricted Subsidiaries)	1(a) + 1(b) +1(c) =
$

D. Contingent Obligations

1.	Aggregate amount of Contingent Obligations in respect of Letters of Credit for which Company, Borrowers and its and their Restricted Subsidiaries are liable	$

	Maximum permitted under subsection 6.4(ii)(x)		$350,000,000

2.	Aggregate amount of Contingent Obligations in respect of other letters of credit and surety bonds for which Company, Borrowers and its and their Restricted Subsidiaries are liable	$

	Maximum permitted under subsection 6.4(ii)(y)		$150,000,000

3.

Aggregate amount of Contingent Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Restricted Subsidiaries, for which Company and its Restricted Subsidiaries have become and remain liable

		$

	Maximum permitted under subsection 6.4(v)		$100,000,000

4.

Aggregate principal liability, contingent or otherwise, of Company and its Restricted Subsidiaries in respect of all Contingent Obligations not otherwise covered in clauses (i) — (xii) of subsection 6.4

		$

2

Maximum permitted under subsection 6.4(xiii)	$400,000,000

E.  Maximum Consolidated Leverage Ratio for the period ending                    ,

1.	Consolidated Total Debt minus Cash and Cash Equivalents of Holdings and its Restricted Subsidiaries	$

2.	Consolidated Net Income	$

3.	Consolidated Interest Expense*	$

4.	Provisions for taxes based on income*	$

5.	Total depreciation expense*	$

6.	Total amortization expense*	$

7.	Extraordinary items*	$

8.	Material non-recurring gains and non-cash losses (excluding any such charges related to claims of persons against Holdings for exposure to asbestos-containing products and expenses related thereto)*	$

9.

Material non-recurring cash charges (other than any cash charge against any accrual or reserve established in a prior period for which an adjustment was taken under clause (vi) of the definition of Consolidated Adjusted EBITDA in the Credit Agreement and other than any charges related to claims of persons against Holdings for exposure to asbestos-containing products and expenses related thereto) in an amount not to exceed $20,000,000 for any such charge individually or $40,000,000 in the aggregate for all such charges in any four Fiscal Quarter Period*

$

10.	Increases to the Asbestos Reserve in an amount not to exceed the Asbestos Reserve Increase Addback Amount*

11.	Minority share owners’ interests in earnings of subsidiaries*	$

12.	Consolidated Adjusted EBITDA (2+3+4+5+6+7+8+9+10+11)	$

13.	Consolidated Leverage Ratio (1):(12)	:1.00

14.	Maximum Leverage Ratio permitted under subsection 6.6 for the four Fiscal Quarter period ending ,	4.00:1.00

F.  Fundamental Changes; Asset Sales

*  As determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP.

3

1.

(a) Aggregate book value (at the time of disposition) of assets sold in Asset Sales in the most recent Fiscal Year (other than any Asset Sale for which Net Asset Sale Proceeds are not required to be used to prepay the Loans pursuant to subsection 2.4B(ii)(a) and are reinvested in the manner and in the time periods prescribed in the definition of “Net Asset Sale Proceeds”, provided that the Company or such Restricted Subsidiary has complied with the provisions of subsection 5.9 with respect to any assets purchased with such reinvested proceeds)

$

	(b) Company’s Consolidated Tangible Net Assets, calculated on a Pro Forma Basis, in the most recent Fiscal Year	$

	(c) Maximum permitted under subsection 6.7(iv)	15% of 1(b)=
$

4

EXHIBIT X

[FORM OF]

ASSIGNMENT AND ASSUMPTION AGREEMENT(39)

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the] [each] Assignor identified in item [1] [3] below ([the] [each an] “Assignor”) and [the] [each] Assignee identified in item [2] [3] below ([the] [each an] “Assignee”).  [It is understood and agreed that the rights and obligations of such Assignee [Assignor] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the] [each such] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, Letters of Credit ) (the “Assigned Interest”).  [Each] [Such] sale and assignment is without recourse to [the] [each such] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the] [each such] Assignor.

1.             Assignor:

[2.            Assignee:                                           ](40)

[2] [3].Credit Agreement:

Credit Agreement dated as of May 19, 2011, among Owens-Brockway Glass Container Inc., a Delaware corporation, ACI Operations Pty Limited, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI European Group B.V., a private company with limited liability organized under the laws of the Netherlands , OI Europe Sarl, a Swiss Société à responsabilité limitée (limited liability corporation), O-I Canada Corp., a Nova Scotia company (each of the foregoing a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation, the Lenders and the agents from time to time party

(39)         This Form of Assignment and Assumption Agreement should be used for an assignment to or from a single Assignee or to or from funds managed by the same or related investment managers.

(40)         Item l and Item 2 should be filled in as appropriate.  In the case of an assignment to or from funds managed by the same or related investment managers, the Assignees or Assignors should be listed in bracketed item 3 as applicable.

thereto, Deutsche Bank AG, New York Branch, as Administrative Agent for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders.

[3.            Assigned Interest:(41)

Assignee	Facility assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(42)
[Name of Assignee]					%
[Name of Assignee]					%

[4.            Assigned Interest:(43)

Facility assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(44)
Tranche A Term Loans	A$	A$		%
Tranche B Term Loans/Tranche B Term Loan Commitments	$	$		%
Tranche C Term Loans	C$	C$		%
Tranche D Term Loans	€	€		%
US Revolving Loans	$	$		%
Multicurrency Revolving Loans
Offshore Revolving Loans(45)

Insert additional rows as applicable]

(41)         Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignment to or from funds managed by the same or related investment managers

(42)         Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(43)         Insert this chart if this Form of Assignment and Assumption Agreement is being used by a Lender for an assignment to a single Assignee.

(44)         Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(45)         Can only be assigned in connection with an assignment of the Multicurrency Revolving Loans, on a pro rata basis.

2

Effective Date                                          , 201

3

ASSIGNOR INFORMATION:

Payment Instructions:

Reference:

Notice Instructions:

Reference:

ASSIGNEE INFORMATION:

Payment Instructions:

Reference:

Notice Instructions:

Reference:

4

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE](46)

By:	By:
Name:		Name:
Title:		Title:

[Additional Signature lines as necessary]		[Additional Signature lines as necessary]

By:	By:
Name:		Name:
Title:		Title:

[Consented to in accordance with subsection 10.2B(i)(b) of the Credit Agreement and](47) Accepted:(48)

OWENS-ILLINOIS GENERAL INC., as Borrowers’ Agent

By:
Name:
Title:

[Consented to in accordance with subsection 10.2B(i)(b) of the Credit Agreement and](49) Accepted:

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

(46)         Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

(47)         Insert only if assignment is being made pursuant to subsection 10.2B(i)(b) of the Credit Agreement.

(48)         In the case of an assignment of a Tranche D Term Loan, Tranche D Term Loan Commitment or a Revolving Loan Commitment, it shall be reasonable for Borrowers’ Agent to withhold consent if, the assigned amount is less than €50,000.  In addition, it shall be reasonable for Borrowers’ Agent to withhold consent to an assignment of Revolving Loan Commitments or Loans to OI Europe to a party that is not a Qualifying Bank of Qualifying Intragroup Creditor if such assignment would cause withholding tax to be imposed on the Swiss Loans.

(49)         Insert only if assignment is being made pursuant to subsection 10.2B(i)(b) of the Credit Agreement.

5

ANNEX I
OWENS-ILLINOIS GROUP, INC.
OWENS-BROCKWAY GLASS CONTAINER INC.
ACI OPERATIONS PTY LIMITED
OI EUROPEAN GROUP B.V.
OI EUROPE SARL
O-I CANADA CORP.

CREDIT AGREEMENT,
DATED AS OF MAY 19, 2011
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.             Representations and Warranties.

1.1.          Assignor.  [Each] [The] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto, other than this Assignment, or any collateral thereunder, (iii) the financial condition of Company or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Company or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee.  [Each] [The] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to subsection 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is organized under the laws of a jurisdiction outside the United States, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [each such] Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, [the] [each such] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payment.  From and after the Effective Date, Administrative Agent shall make all payment in respect to the Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [each such] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy or electronic PDF shall be effective as delivery of a manually executed counterpart of the Assignment.  THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS).

[Remainder of page intentionally left blank]

2

EXHIBIT XIII

[FORM OF]

SUBSIDIARY GUARANTY

This SUBSIDIARY GUARANTY (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Guaranty”) is entered into as of May 19, 2011, by the undersigned (“Guarantors”) in favor of and for the benefit of DEUTSCHE BANK TRUST COMPANY AMERICAS (“DB”), as Collateral Agent for and representative of (in such capacity herein called the “Collateral Agent”) the lenders (“Lenders”) from time to time party to the Credit Agreement (as hereinafter defined), as well as the holders of certain Other Permitted Credit Exposure that are Lenders or Affiliates of Lenders (as hereinafter defined) referred to below (collectively, the “Guarantied Parties”).  Initially capitalized terms used herein without definition are defined in the Credit Agreement.

RECITALS

WHEREAS, pursuant to that certain Credit Agreement dated as of May 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement,” which term shall also include and refer to any successor or replacement facility of Company and/or its Subsidiaries designated in writing as such by Borrowers’ Agent with Collateral Agent’s consent and acknowledgment of the termination of the predecessor Credit Agreement by an agent to the lenders thereunder) among the Borrowers named therein, Owens-Illinois Group, Inc. (the “Company”), Owens-Illinois General, Inc. (the “Borrowers’ Agent”), the Lenders and the agents from time to time party thereto and Deutsche Bank AG, New York Branch as Administrative Agent, it is contemplated that certain proceeds of the Loans made to Borrowers by Lenders will be advanced to Guarantors or will directly or indirectly benefit the Guarantors and that certain Letters of Credit will be issued directly or indirectly for the benefit of Guarantors, and to such extent the Obligations of Borrowers will inure to the benefit of Guarantors (which benefits are hereby acknowledged);

WHEREAS, it is contemplated that certain Restricted Subsidiaries of Company may from time to time incur obligations to Lenders or their Affiliates through loans, advances, overdrafts, interest rate, currency or hedge products and other derivative exposures (including under Interest Rate Agreements, Currency Agreements and Commodities Agreements) and other extensions of credit to such Restricted Subsidiaries (“Other Permitted Credit Exposure”);

WHEREAS, it is contemplated that the Other Permitted Credit Exposure will directly or indirectly inure to, in whole or in part, the benefit of Guarantors;

WHEREAS, Lenders have required that this Guaranty be executed and delivered by Guarantors pursuant to subsections 3.1A(iv) and 5.9 of the Credit Agreement:

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantors hereby agree as follows:

Guarantors jointly and severally hereby irrevocably and unconditionally guaranty the due and punctual payment of all Obligations and all obligations in respect of Other Permitted Credit Exposure when the same shall become due, whether at stated maturity, by required payment, declaration, demand or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), and agree to pay any and all costs and expenses (including reasonable fees and disbursements of counsel) incurred by Collateral Agent or Lenders in enforcing or preserving any rights under this Guaranty (collectively, the “Guarantied Obligations”); provided, that, the guaranty hereunder and any other provisions of this Guaranty shall be effective as to any obligations in respect of any Other Permitted Credit Exposure, and such obligations shall be Guarantied Obligations hereunder, only if the holders of said obligations (or their representatives) shall have delivered to Collateral Agent an acknowledgment to the Intercreditor Agreement duly executed by such holder or its representative and by Borrowers’ Agent together with evidence that any guaranty of such Other Permitted Credit Exposure by Holdings, if any, has been released in full.  Certain such acknowledgments have previously been so executed, delivered and acknowledged with respect to the Other Permitted Credit Exposure described on Exhibit I attached to the Intercreditor Agreement.  Any Lender or Affiliate thereof obtaining the benefit of this Guaranty with respect to Other Permitted Credit Exposure (including those set forth on Exhibit I to the Intercreditor Agreement) shall remain a Guarantied Party hereunder with respect to such Other Permitted Credit Exposure only for so long as such Lender remains a Lender under the Credit Agreement.

Anything contained in this Guaranty to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of any Guarantor under this Guaranty, such obligations of such Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to Company or other affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution hereunder).

Guarantors under this Guaranty together desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by any Guarantor under this Guaranty (a “Funding Guarantor”) that exceeds its Fair Share (as defined below) as of such date, that Funding Guarantor shall be entitled to a contribution from each of the other Guarantors in the amount of such other Guarantor’s Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Guarantor’s Aggregate Payments (as defined below) to equal its Fair Share as of such date. “Fair Share” means, with respect to a Guarantor as of any date of determination, an amount equal to (i) the ratio of (x) the Adjusted Maximum Amount (as defined below) with respect to such Guarantor to (y) the aggregate of the Adjusted Maximum Amounts with respect to all Guarantors, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guarantied. “Fair Share Shortfall” means, with respect to a Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Guarantor over the Aggregate Payments made by such Guarantor. “Adjusted Maximum Amount” means, with respect to a Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty, determined as of such date in accordance with the immediately preceding paragraph; provided, that, solely for purposes of calculating the “Adjusted Maximum Amount” with respect to any Guarantor for purposes of this paragraph, any assets or liabilities of such Guarantor arising

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by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to a Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this paragraph) minus (ii) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this paragraph.  The amounts payable as contributions hereunder with respect to any payments or distributions giving rise to a contribution obligation shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Guarantors of their obligations as set forth in this paragraph shall not be construed in any way to limit the liability of any Guarantor hereunder.

Guarantors agree that the Guarantied Obligations may be extended or renewed, in whole or in part, without notice or further assent from them, and that each Guarantor will remain bound upon this Guaranty notwithstanding any extension, renewal or other alteration of any Guarantied Obligation.

Guarantors waive presentation of, demand of, and protest of any Guarantied Obligation and also waive notice of protest for nonpayment.  The obligations of Guarantors under this Guaranty shall not be affected by, and each Guarantor hereby waives, all defenses that may now or hereafter arise from:

(a)                                  the failure of any Guarantied Party, Collateral Agent or any other Person to assert any claim or demand or to enforce any right or remedy against any Borrower or any other borrower under the provisions of the Credit Agreement, any other Loan Document, any document relating to any Other Permitted Credit Exposure or any other agreement or otherwise,

(b)                                 any extension or renewal of any provision of any Loan Document, any document relating to any Other Permitted Credit Exposure or any other agreement or otherwise,

(c)                                  any rescission, waiver, amendment or modification of any of the terms or provisions of the Credit Agreement, any other Loan Document, any document relating to any Other Permitted Credit Exposure or any instrument or agreement executed pursuant thereto, in each case in accordance with its terms,

(d)                                 the failure to perfect any security interest in, or the release of, any of the security held by any Guarantied Party, Collateral Agent or any other Person for any of the Guarantied Obligations, or

(e)                                  the failure of any Guarantied Party, Collateral Agent or any other Person to exercise any right or remedy against any other guarantor of any of the Guarantied Obligations.

Guarantors further agree that this Guaranty constitutes a guaranty of payment when due and not of collection and waive any right to require that any resort be had by any Guarantied Party, Collateral Agent or any other Person to any of the security held for payment of any of the Guarantied Obligations or to any balance of any deposit account or credit on the books of any Guarantied Party, Collateral Agent or any other Person in favor of Company or any other Person.

The obligations of Guarantors under this Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise of any of the Guarantied Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guarantied Obligations, the discharge of any Borrower or any

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other borrower from any of the Guarantied Obligations in a bankruptcy or similar proceeding, or otherwise.  Without limiting the generality of the foregoing, the obligations of Guarantors under this Guaranty shall not be discharged or impaired or otherwise affected by the failure of any Guarantied Party, Collateral Agent or any other Person to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document, any document relating to any Other Permitted Credit Exposure or any other agreement, by any waiver or modification of any thereof, by any default, or any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Guarantors or which would otherwise operate as a discharge of Guarantors as a matter of law or equity.

Guarantors further agree that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, interest on or any other amount with respect to any Guarantied Obligation is rescinded or must otherwise be restored by any Guarantied Party, Collateral Agent or any other Person upon the bankruptcy or reorganization of Company, any Guarantor, any other Person or otherwise.

Guarantors further agree, in furtherance of the foregoing and not in limitation of any other right which any Guarantied Party, Collateral Agent or any other Person may have at law or in equity against Guarantors by virtue hereof, upon the failure of any obligor of any Guarantied Obligation to pay any of the Guarantied Obligations when and as the same shall become due, whether by required prepayment, declaration or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will forthwith pay, or cause to be paid, in cash to Collateral Agent, for the ratable benefit of Guarantied Parties, an amount equal to the sum of the unpaid principal amount of such Guarantied Obligations then due as aforesaid, accrued and unpaid interest on such Guarantied Obligations (including, without limitation, interest which, but for the filing of a petition in a bankruptcy, reorganization or other similar proceeding with respect to Company, would have accrued on such Guarantied Obligations) and all other Guarantied Obligations then owed to Guarantied Parties as aforesaid.  All such payments shall be applied promptly from time to time by Collateral Agent:

First, to the payment of the costs and expenses of any collection or other realization under this Guaranty, including reasonable compensation to Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith;

Second, to the payment of the Guarantied Obligations as provided in the Intercreditor Agreement; and

Third, after payment in full of all Guarantied Obligations, to the payment to Guarantors, or their successors or assigns, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such payments.

Each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Loan Party or any of their respective assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company or any other Loan Party, (b) any right to enforce, or to participate in, any claim, right or remedy that

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Collateral Agent or any Guarantied Party now has or may hereafter have against Company or any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Collateral Agent or any Guarantied Party.  In addition, until the Guarantied Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guarantied Obligations (including without limitation any such right of contribution hereunder) as a result of any payment hereunder.  Each Guarantor further agrees that, to the extent the waiver of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or any other Loan Party or against any collateral or security, and any such rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Collateral Agent or any Guarantied Party may have against Company, to all right, title and interest Collateral Agent or any Guarantied Party may have in any such collateral or security, and to any right Collateral Agent or any Guarantied Party may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guarantied Obligations shall not have been paid in full, such amount shall be held in trust for Collateral Agent on behalf of Guarantied Parties and shall forthwith be paid over to Collateral Agent for the benefit of Guarantied Parties to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof.

No delay or omission by any Guarantied Party or Collateral Agent to exercise any right under this Guaranty shall impair any such right, nor shall it be construed to be a waiver thereof No amendment, modification, termination or waiver of any provision of this Guaranty, or consent to any departure by Guarantors therefrom, shall in any event be effective without the written concurrence of Requisite Lenders under the Credit Agreement.  All decisions of Requisite Lenders shall be binding upon all Guarantied Parties.  No waiver of any single breach or default under this Guaranty shall be deemed a waiver of any other breach or default.

Anything contained in this Guaranty to the contrary notwithstanding, no Guarantied Party shall be entitled to take any action whatsoever to enforce any term or provision of this Guaranty except through the Collateral Agent in accordance with the terms of the Intercreditor Agreement.

This Guaranty shall be binding upon each Guarantor and its respective successors and assigns and shall inure to the benefit of the successors and assigns of Collateral Agent and Guarantied Parties and, in the event of any transfer or assignment of rights by Collateral Agent or any Guarantied Party, the rights and privileges herein conferred upon Collateral Agent and Guarantied Parties shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

Upon the liquidation of any Guarantor, the obligations of that Guarantor hereunder shall be assumed by its successors (including, without limitation, its stockholders on the date of such liquidation) except to the extent that any such assumption (i) shall be prohibited by applicable law or (ii) would be considered an investment of earnings in United States property under Section 956 (or a successor provision) of the Internal Revenue Code which investment would trigger an increase in the gross income of a United States stockholder of such successor pursuant to Section 951 (or a successor provision) of the Internal Revenue Code.

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If all of the stock of any Guarantor or any of its successors in interest under this Guaranty shall be sold or otherwise disposed of (including by merger or consolidation) in an Asset Sale or other transaction not prohibited by the Credit Agreement or otherwise consented to by Requisite Lenders under the Credit Agreement, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by Collateral Agent or any other Person or any Guarantied Party, effective as of the time of such Asset Sale or other transaction or consent.  At the request of Borrowers’ Agent, Collateral Agent shall execute an acknowledgment thereof.

If any Guarantor or any of its successors in interest under this Guaranty shall be merged with and into any Restricted Subsidiary of Company in a transaction not prohibited by the Credit Agreement or otherwise consented to by Requisite Lenders under the Credit Agreement, and if such Guarantor or such successor in interest, as the case may be, is not the surviving corporation in such merger, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall be automatically discharged and released without any further action by Collateral Agent or any other Person or any Guarantied Party, effective as of the time of consummation of such merger.

THIS GUARANTY SHALL BE DEEMED TO BE MADE UNDER, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GUARANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I)                                    ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)                                WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)                            AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GUARANTOR AT THE ADDRESS OF BORROWERS’ AGENT PROVIDED IN THE CREDIT AGREEMENT;

(IV)                           AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GUARANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)                               AGREES THAT COLLATERAL AGENT RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND

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(VI)                           AGREES THAT THE PROVISIONS OF THIS PARAGRAPH RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

The initial Guarantors hereunder shall be such of the Restricted Subsidiaries of Company as are signatories hereto on the date hereof.  From time to time subsequent to the date hereof, additional Restricted Subsidiaries of Company may become or Additional Domestic Subsidiary Borrowers may be required to become parties hereto, as additional Guarantors (each an “Additional Guarantor”), by executing a counterpart of this Guaranty.  Upon delivery of any such counterpart to Collateral Agent, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of Lenders not to cause any Restricted Subsidiary of Company to become an Additional Guarantor hereunder.  This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

The Guarantors hereby agree to waive their rights to a jury trial with respect to any action or proceeding in connection with this Guaranty to the full extent provided in subsection 10.19 of the Credit Agreement and such subsection 10.19 of the Credit Agreement is hereby incorporated herein by reference.

This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts (including by telecopy or electronic PDF), each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument.  This Guaranty shall become effective as to each Guarantor upon the execution of a counterpart hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by Collateral Agent of written or telephonic notification of such execution and authorization of delivery thereof.  At such time as all Obligations have been paid in full and all Commitments have terminated, this Guaranty shall be of no further force and effect as to any Guarantied Obligations, including (without limitation) any Other Lender Guarantied Obligations guaranteed hereby.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the undersigned Guarantors has caused this Guaranty to be duly executed as of the day and year first written above.

On behalf of each entity on the attached Exhibit A, in the capacity set forth for such entity on such Exhibit A

By:
Name:
Title:

S-1

ACCEPTED AND AGREED TO:

DEUTSCHE BANK TRUST
COMPANY AMERICAS,
as Collateral Agent

By:
Name:
Title:

S-2

ANNEX A

COUNTERPART FOR ADDITIONAL GUARANTORS

This COUNTERPART (this “Counterpart”), dated                       , 201  , is delivered pursuant to the Guaranty referred to below.  The undersigned hereby agrees that this Counterpart may be attached to the Subsidiary Guaranty, dated as of May 19, 2011 (as it may be from time to time amended, amended and restated, supplemented or otherwise modified, the “Guaranty”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among the Guarantors named therein and the Guarantied Parties named therein.  The undersigned, by executing and delivering this Counterpart, hereby becomes an Additional Guarantor under the Guaranty in accordance thereof and agrees to be bound by all of the terms thereof.

IN WITNESS WHEREOF, the undersigned Additional Guarantor has caused this Guaranty to be duly executed as of                       ,         .

(Name of Additional Guarantor)
By:
Name:
Title:

ACCEPTED AND AGREED TO:

DEUTSCHE BANK TRUST
COMPANY AMERICAS,
as Collateral Agent

By:
Name:
Title:

A-1

EXHIBIT XIV

[FORM OF]

DOMESTIC BORROWERS’ GUARANTY

This DOMESTIC BORROWERS’ GUARANTY (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Guaranty”) is entered into as of May 19, 2011, by OWENS-BROCKWAY GLASS CONTAINER INC. (“Guarantor”) in favor of and for the benefit of DEUTSCHE BANK TRUST COMPANY AMERICAS (“DB”), as Collateral Agent for and representative of (in such capacity herein called the “Collateral Agent”) the lenders (“Lenders”) from time to time party to the Credit Agreement (as hereinafter defined), as well as the holders of certain Other Permitted Credit Exposure that are Lenders or Affiliates of Lenders (as hereinafter defined) referred to below (collectively, the “Guarantied Parties”).  Initially capitalized terms used herein without definition are defined in the Credit Agreement.

R E C I T A L S

WHEREAS, in connection with that certain Credit Agreement dated as of May 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, which term shall also include and refer to any successor or replacement facility of Company and/or its Subsidiaries designated in writing as such by Borrowers’ Agent with Collateral Agent’s consent and acknowledgment of the termination of the predecessor Credit Agreement by an agent to the lenders thereunder) among the Borrowers named therein, Owens-Illinois Group, Inc. ( the “Company”), Owens-Illinois General, Inc. (the “Borrowers’ Agent”),  the Lenders, Collateral Agent and Deutsche Bank AG, New York Branch as Administrative Agent, Guarantor and Collateral Agent desire to enter into this Guaranty;

WHEREAS, it is contemplated that certain Restricted Subsidiaries of Company may from time to time incur obligations to Lenders or their Affiliates through loans, advances, overdrafts, interest rate, currency or hedge products and other derivative exposures (including under Interest Rate Agreements, Currency Agreements and Commodities Agreements) and other extensions of credit to Guarantor and such Restricted  Subsidiaries (“Other Permitted Credit Exposure”);

WHEREAS, it is contemplated that the Other Permitted Credit Exposure will inure to, in whole or in part, the benefit of Guarantor;

WHEREAS, Lenders have required that this Guaranty be executed and delivered by Guarantor pursuant to subsection 3.1A(iv) of the Credit Agreement; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Guarantor hereby irrevocably and unconditionally guarantees the due and punctual payment of:

(i)                                     all Term Loans and Offshore Revolving Loans made to, and all other Obligations of, the Offshore Borrowers, and

(ii)                                  all Other Permitted Credit Exposure, in each case, whether at stated maturity, by required payment, declaration, demand or otherwise (including reasonable amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), and agrees to pay any and all costs and expenses (including reasonable fees and disbursements of counsel) incurred by Collateral Agent or Lenders in enforcing or preserving any rights under this Guaranty (collectively, the “Guarantied Obligations”); provided, that, the guaranty hereunder and any other provisions of this Guaranty shall be effective as to any obligations in respect of any Other Permitted Credit Exposure, and such obligations shall be Guarantied Obligations hereunder, only if the holders of said obligations (or their representatives) shall have delivered to Collateral Agent an acknowledgment to the Intercreditor Agreement, duly executed by such holder or its representative and by Borrowers’ Agent together with evidence that any guaranty of such Other Permitted Credit Exposure by Holdings, if any, has been released in full.  Certain such acknowledgments have previously been so executed, delivered and acknowledged with respect to the Other Permitted Credit Exposure described on Exhibit I attached to the Intercreditor Agreement.  Any Lender or Affiliate thereof obtaining the benefit of this Guaranty (including those listed on Exhibit I attached to the Intercreditor Agreement) with respect to Other Permitted Credit Exposure shall remain a Guarantied Party hereunder with respect to such Other Permitted Credit Exposure only for so long as such Lender remains a Lender under the Credit Agreement.

Anything contained in this Guaranty to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of Guarantor under this Guaranty, such obligations of Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of Guarantor in respect of intercompany indebtedness to Company or other affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by Guarantor hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution hereunder).

Guarantor agrees that the Guarantied Obligations may be extended or renewed, in whole or in part, without notice or further assent from Guarantor, and that Guarantor will remain bound upon this Guaranty notwithstanding any extension, renewal or other alteration of any Guarantied Obligation.

Guarantor waives presentation of, demand of, and protest of any Guarantied Obligation and also waives notice of protest for nonpayment.  The obligations of Guarantor under this Guaranty shall not be affected by, and Guarantor hereby waives, all defenses that may now or hereafter arise from:

(a)                                  the failure of any Guarantied Party, Collateral Agent or any other Person to assert any claim or demand or to enforce any right or remedy against any Borrower or any other borrower under the provisions of the Credit Agreement, any other Loan Document or any document relating to any Other Permitted Credit Exposure or any other agreement or otherwise,

(b)                                 any extension or renewal of any provision of any Loan Document or any document relating to any Other Permitted Credit Exposure or any other agreement or otherwise,

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(c)                                  any rescission, waiver, amendment or modification of any of the terms or provisions of the Credit Agreement, any other Loan Document, any document relating to any Other Permitted Credit Exposure or any instrument or agreement executed pursuant thereto, in each case in accordance with its terms,

(d)                                 the failure to perfect any security interest in, or the release of, any of the security held by any Guarantied Party, Collateral Agent or any other Person for any of the Guarantied Obligations, or

(e)                                  the failure of any Guarantied Party, Collateral Agent or any other Person to exercise any right or remedy against any other guarantor of any of the Guarantied Obligations.

Guarantor further agrees that this Guaranty constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be had by any Guarantied Party, Collateral Agent or any other Person to any of the security held for payment of any of the Guarantied Obligations or to any balance of any deposit account or credit on the books of any Guarantied Party, Collateral Agent or any other Person in favor of Company or any other Person.

The obligations of Guarantor under this Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise of any of the Guarantied Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guarantied Obligations, the discharge of any Borrower or any other borrower from any of the Guarantied Obligations in a bankruptcy or similar proceeding, or otherwise.  Without limiting the generality of the foregoing, the obligations of Guarantor under this Guaranty shall not be discharged or impaired or otherwise affected by the failure of any Guarantied Party, Collateral Agent or any other Person to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document or any document relating to any Other Permitted Credit Exposure or any other agreement, by any waiver or modification of any thereof, by any default, or any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Guarantor or which would otherwise operate as a discharge of Guarantor as a matter of law or equity.

Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, interest on or any other amount with respect to any Guarantied Obligation is rescinded or must otherwise be restored by any Guarantied Party, Collateral Agent or any other Person upon the bankruptcy or reorganization of Company, Guarantor, any other Person or otherwise.

Guarantor further agrees, in furtherance of the foregoing and not in limitation of any other right which any Guarantied Party, Collateral Agent or any other Person may have at law or in equity against Guarantor by virtue hereof, upon the failure of any obligor of any Guarantied Obligation to pay any of the Guarantied Obligations when and as the same shall become due, whether by required prepayment, declaration or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantor will forthwith pay, or cause to be paid, in cash to Collateral Agent, for the ratable benefit of Guarantied Parties, an amount equal to the sum of the unpaid principal amount of such Guarantied Obligations then due as aforesaid, accrued and unpaid interest on such Guarantied Obligations (including, without limitation, interest which, but for the filing of a petition in a bankruptcy, reorganization or other similar proceeding with respect to Company, would have accrued on such Guarantied Obligations) and all other

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Guarantied Obligations then owed to Guarantied Parties as aforesaid.  All such payments shall be applied promptly from time to time by Collateral Agent:

First, to the payment of the costs and expenses of any collection or other realization under this Guaranty, including reasonable compensation to Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith;

Second, to the payment of the Guarantied Obligations as provided in the Intercreditor Agreement; and

Third, after payment in full of all Guarantied Obligations, to the payment to Guarantor, its successors or assigns, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such payments.

Guarantor hereby waives any claim, right or remedy, direct or indirect, that it now has or may hereafter have against Company or any Borrower or any of their respective assets in connection with this Guaranty or the performance by Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that Guarantor now has or may hereafter have against Company or any Borrower, (b) any right to enforce, or to participate in, any claim, right or remedy that Collateral Agent or any Guarantied Party now has or may hereafter have against Company or any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Collateral Agent or any Guarantied Party.  In addition, until the Guarantied Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, Guarantor shall withhold exercise of any right of contribution Guarantor may have against any other guarantor of the Guarantied Obligations (including without limitation any such right of contribution hereunder) as a result of any payment hereunder.  Guarantor further agrees that, to the extent the waiver of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights of subrogation, reimbursement or indemnification Guarantor may have against Company or any other Loan Party or against any collateral or security, and any such rights of contribution Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Collateral Agent or any Guarantied Party may have against Company, to all right, title and interest Collateral Agent or any Guarantied Party may have in any such collateral or security, and to any right Collateral Agent or any Guarantied Party may have against such other guarantor.  If any amount shall be paid to Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guarantied Obligations shall not have been paid in full, such amount shall be held in trust for Collateral Agent on behalf of Guarantied Parties and shall forthwith be paid over to Collateral Agent for the benefit of Guarantied Parties to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof.

No delay or omission by any Guarantied Party or Collateral Agent to exercise any right under this Guaranty shall impair any such right, nor shall it be construed to be a waiver thereof.  No amendment, modification, termination or waiver of any provision of this Guaranty, or consent to any departure by Guarantor therefrom, shall in any event be effective without the written concurrence of Requisite Lenders under the Credit Agreement, and all decisions of Requisite Lenders shall be binding on all Guarantied Parties.  No waiver of any single breach or default under this Guaranty shall be deemed a waiver of any other breach or default.

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Anything contained in this Guaranty to the contrary notwithstanding, no Guarantied Party shall be entitled to take any action whatsoever to enforce any term or provision of this Guaranty except through the Collateral Agent in accordance with the terms of the Intercreditor Agreement.

This Guaranty shall be binding upon Guarantor and its respective successors and assigns and shall inure to the benefit of the successors and assigns of Collateral Agent and Guarantied Parties and, in the event of any transfer or assignment of rights by Collateral Agent or any Guarantied Party, the rights and privileges herein conferred upon Collateral Agent and Guarantied Parties shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

Upon the liquidation of Guarantor, its obligations hereunder shall be assumed by its successors (including, without limitation, its stockholders on the date of such liquidation) except to the extent that any such assumption shall be prohibited by applicable law.

THIS GUARANTY SHALL BE DEEMED TO BE MADE UNDER, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, GUARANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I)                                     ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)                                 WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)                             AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO GUARANTOR AT THE ADDRESS OF BORROWERS’ AGENT PROVIDED IN THE CREDIT AGREEMENT;

(IV)                            AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER GUARANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)                                AGREES THAT COLLATERAL AGENT RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)                            AGREES THAT THE PROVISIONS OF THIS PARAGRAPH RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE

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TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

Guarantor hereby agrees to waive its right to a jury trial with respect to any action or proceeding in connection with this Guaranty to the full extent provided in subsection 10.19 of the Credit Agreement and such subsection 10.19 of the Credit Agreement is hereby incorporated herein by reference.

This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts (including by telecopy or electronic PDF), each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument.  This Guaranty shall become effective as to Guarantor upon the execution of a counterpart hereof by Guarantor and receipt by Collateral Agent of written or telephonic notification of such execution and authorization of delivery thereof.  At such time as all Obligations have been paid in full and all Commitments have terminated, this Guaranty shall be of no further force and effect as to any Guarantied Obligations, including (without limitation) any Other Lender Guarantied Obligations guaranteed hereby.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned Guarantor has caused this Guaranty to be duly executed as of the day and year first written above.

OWENS-BROCKWAY GLASS CONTAINER INC.

By:
Name:
Title:

ACCEPTED AND AGREED TO:

DEUTSCHE BANK TRUST
COMPANY AMERICAS,
as Collateral Agent

By:
Name:
Title:

EXHIBIT XVIII

[FORM OF]

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of the date set forth below, is entered into pursuant to that certain Credit Agreement, dated as of May 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Owens-Brockway Glass Container Inc., a Delaware corporation, ACI Operations Pty Limited, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI European Group B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI Europe Sarl, a Swiss Société à responsabilité limitée (limited liability corporation), O-I Canada Corp., a Nova Scotia company (each of the foregoing, a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation, the Lenders from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent (“Administrative Agent”) for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

RECITALS

WHEREAS, each of the undersigned Restricted Subsidiaries of the Company wishes to (a) join the Credit Agreement as an Additional [Domestic] [Foreign] Subsidiary Borrower, (b) be bound by all covenants, agreements, consents, submissions, appointments and acknowledgements attributable to an Additional [Domestic] [Foreign] Subsidiary Borrower in the Credit Agreement, and (c) perform all obligations required of it as an Additional [Domestic] [Foreign] Subsidiary Borrower by the Credit Agreement.

WHEREAS, the parties to this Joinder Agreement wish to amend Schedule A and Schedule 1.1D to the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Joinder Agreement is entered into pursuant to Section 10.7D of the Credit Agreement;

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NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1.                                       Each of the undersigned Restricted Subsidiaries of the Company hereby acknowledges that it has received and reviewed a copy (in execution form) of the Credit Agreement and the other Loan Documents.

2.                                       Upon the initial extension of Loans to the undersigned Restricted Subsidiaries of the Company in accordance with the terms and conditions of Section 3.2 of the Credit Agreement (the “Funding Date”), each undersigned Restricted Subsidiary of the Company shall (a) become an Additional [Domestic] [Foreign] Subsidiary Borrower under the Credit Agreement with the same force and effect as if originally named therein as an Additional [Domestic] [Foreign] Subsidiary Borrower, (b) be bound by, and hereby confirms, all covenants, agreements, consents, submissions, appointments and acknowledgements attributable to an Additional [Domestic] [Foreign] Subsidiary Borrower in the Credit Agreement and (c) perform all obligations required of it as an Additional [Domestic] [Foreign] Subsidiary Borrower by the Credit Agreement. It shall be a condition precedent to the extension of Loans to the undersigned Restricted Subsidiary of the Company on the Funding Date that such Restricted Subsidiary shall deliver to Administrative Agent all documents and opinions required by Section 10.7D of the Credit Agreement.

3.                                       Each of the undersigned Restricted Subsidiaries of the Company hereby represents and warrants that the representations and warranties with respect to it contained in, or made or deemed made by it in, Article IV of the Credit Agreement are true and correct on the date hereof.

4.                                       Pursuant to Section 10.7D of the Credit Agreement, upon the Funding Date, Schedule A and Schedule 1.1D to the Credit Agreement shall, automatically and without any further action required, be amended and/or supplemented, as the case may be, to include the information set forth on Schedule A and Schedule 1.1D attached hereto. The address and jurisdiction of organization or incorporation of each undersigned Additional [Domestic] [Foreign] Subsidiary Borrower of the Company is set forth in Annex I to this Joinder Agreement.

5.                                       Company hereby agrees that its guarantees contained in Article IX of the Credit Agreement shall remain in full force and effect after giving effect to this Joinder Agreement and reaffirms, ratifies and confirms its obligations under such Article IX.

6.                                       THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAW RULES, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

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IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered in New York, New York by its proper and duly authorized officer as of                              , 201  .

[NAME OF SUBSIDIARY],

as an Additional [Domestic] [Foreign] Subsidiary Borrower

By:

Name:

Title:

[OWENS-ILLINOIS GROUP, INC.

By:

Name:

Title: ]

Accepted and Acknowledged:

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Administrative Agent

By:

Name:

Title:

SCHEDULE A
Commitments and Pro Rata Shares

Term Loan Commitments

		Pro Rata Share	Amount
Tranche A Term Loan Commitments	Deutsche Bank AG, New York Branch	100.00%	A$	170,051,960.00
Tranche B Term Loan Commitments	Deutsche Bank AG, New York Branch	100.00%	$600,000,000.00
Tranche C Term Loan Commitments	Deutsche Bank AG, New York Branch	100.00%	C$	116,280,000.00
Tranche D Term Loan Commitments	Deutsche Bank AG, New York Branch	100.00%	€141,093, 474.00

Multicurrency Revolving Loan Commitments and US Revolving Loan Commitments

	Pro Rata Shares (Multicurrency Revolving Loan Commitment)	Multicurrency Revolving Loan Commitment (USD)	Pro Rata Shares (US Revolving Loan Commitment)	US Revolving Loan Commitment (USD)
Deutsche Bank AG, New York Branch	6.00%	36,000,000.00
Bank of America, N.A.	5.63%	33,750,000.00
Citicorp North America, Inc.	5.63%	33,750,000.00
JPMorgan Chase Bank, N.A.	5.63%	33,750,000.00
The Bank of Nova Scotia	5.63%	33,750,000.00

BNP Paribas	5.63%	33,750,000.00
Crédit Agricole Corporate and Investment Bank	5.63%	33,750,000.00
Barclays Bank PLC	5.25%	31,500,000.00
HSBC Bank USA, National Association	5.25%	31,500,000.00
Goldman Sachs Bank USA	5.25%	31,500,000.00
Cooperatieve Centrale Raiffeisen-Boerenleenbank, B.A., “Rabobank Nederland” New York Branch	5.25%	31,500,000.00
CoBank, ACB			36.75%	110,250,000.00
Sumitomo Mitsui Banking Corporation	3.15%	18,900,000.00	3.15%	9,450,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	3.15%	18,900,000.00	3.15%	9,450,000.00
CIBC INC.	3.25%	19,500,000.00	1.00%	3,000,000.00
The Huntington National Bank	2.35%	14,100,000.00	2.35%	7,050,000.00
Fifth Third Bank, an Ohio Banking Corporation	2.35%	14,100,000.00	2.35%	7,050,000.00
Natixis	2.35%	14,100,000.00	2.35%	7,050,000.00
Wells Fargo Bank, N.A.	2.35%	14,100,000.00	2.35%	7,050,000.00
Sovereign Bank	2.35%	14,100,000.00	2.35%	7,050,000.00
Mizuho Corporate Bank, Ltd.	2.35%	14,100,000.00	2.35%	7,050,000.00
TD Bank, N.A.	2.10%	12,600,000.00	2.10%	6,300,000.00
Crédit Industriel et Commercial	1.75%	10,500,000.00	1.75%	5,250,000.00
KBC Bank NV	1.75%	10,500,000.00	1.75%	5,250,000.00
Australia and New Zealand Banking Group Limited	1.75%	10,500,000.00	1.75%	5,250,000.00
U.S. Bank National Association	1.75%	10,500,000.00	1.75%	5,250,000.00
Malayan Banking Berhad, New York Branch			4.50%	13,500,000.00
Bank Hapoalim B.M.	1.50%	9,000,000.00	1.50%	4,500,000.00
Westpac Banking Corporation	1.25%	7,500,000.00	1.25%	3,750,000.00
The Northern Trust Company	1.25%	7,500,000.00	1.25%	3,750,000.00
DZ Bank AG Deutsche Zentral-Genossenschaftsbank Frankfurt am Main New York Branch	1.25%	7,500,000.00	1.25%	3,750,000.00
Intesa Sanpaolo S.p.A.- New York Branch	1.25%	7,500,000.00	1.25%	3,750,000.00

First Commerical Bank, LTD. New York Branch			3.75%	11,250,000.00
Mercantil Commercebank N.A.			3.00%	9,000,000.00
City National Bank			3.00%	9,000,000.00
Taiwan Cooperative Bank Seattle Branch			1.50%	4,500,000.00
Hua Nan Commercial Bank, LTD. New York Agency			1.50%	4,500,000.00
Bank of Taiwan, New York Agency			1.50%	4,500,000.00
Israel Discount Bank of New York			1.50%	4,500,000.00
E. Sun Commercial Bank, Ltd., Los Angeles Branch			1.50%	4,500,000.00
Chang Hwa Commercial Bank, Ltd., New York Branch			1.50%	4,500,000.00
TriState Capital Bank			1.50%	4,500,000.00
Taipei Fubon Commercial Bank Co., Ltd.			1.50%	4,500,000.00
Total	100.00%	$600,000,000.00	100.00%	$300,000,000.00

SCHEDULE B

EXISTING LIENS AS OF MAY 2011

	Debtor	Secured Party	State	Place of Filing	Filing Information		Collateral Description

1.	Any Loan Party	Any liens filed with Deutsche Bank Trust Company Americas as secured party	DE PA NY OH	SOS/ Deptof State UCC (as applicable)	—		—

2.	Owens-Brockway Glass Container Inc.	NMHG Financial Services Inc.	DE	SOS	File No.: Date: Cont. Date:	5218064 5 7/15/05 2010 0230544 1/22/10	All of the equipment now or hereafter leased by Lessor to Lessee; and all accessions, additions, etc.

3.	Owens-Brockway Glass Container Inc.	Signode Packaging Systems	DE	SOS	File No.: Date: Cont.: Date:	5311975 8 10/07/05 2010 3320243 9/23/10	Debtor’s inventory of Signode Packaging materials now or hereafter on the premises or on consignment to the debtor at the debtor’s plant in Toano, VA 23168 CMF #554280 6321

4.	Owens-Brockway Glass Container Inc.	Signode Packaging Systems	DE	SOS	File No.: Date: Cont.: Date:	6122728 9 4/12/06 2011 1078388 3/23/11	Debtor’s inventory of Signode Packaging materials now or hereafter on the premises or on consignment to the Debtor at the Debtor’s plant in Windsor, CO CMF 6499150-10 6325

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	Debtor	Secured Party	State	Place of Filing	Filing Information		Collateral Description

5.	Owens-Brockway Glass Container Inc.	Assignee: TCF Equipment Finance, Inc. Assignor: Five-Lakes Financial, Inc. dba Tech Financial Services	DE	SOS	File No.: Date:	6199974 7 6/07/06	1-Romer INFINITE 3.6 m(12’) portable arm with power INSPECT Software (“Goods”), together with all accessories, attachments, etc.

6.	Owens-Brockway Glass Container Inc.	Polychem Corporation	DE	SOS	File No.: Date:	2007 3974234 10/22/07

Notice is given that the following property has been or may hereafter be delivered by or on behalf of Secured Party on consignment to Debtor: polyester strapping and polypropylene strapping (“Consigned Property”). This financing statement filling evidences a consignment and secured transaction by and between Secured Party and Debtor.

7.	Owens-Brockway Glass Container Inc.	NMHG Financial Services, Inc.	DE	SOS	File No.: Date:	2008 2377081 7/11/08	All of the equipment now or hereafter leased by Lessor to Lessee; and all accessions, additions, etc.

8.	Owens-Brockway Glass Container Inc.	ITW Muller	DE	SOS	File No.: Date:	2008 2787602 8/14/08	Debtor’s Inventory of ITW Muller stretch-film now or hereafter on the premises or on consignment to the debtor at the debtor’s plant IN. Stretch-film shipped to following locations . . .

9.	Owens-Brockway Glass Container Inc.	Motion Industries, Inc.	DE	SOS	File No.: Date:	2009 1261046 4/21/09	Maintenance, repair, operational assets, materials, parts, equipment, supplies, etc. under consignment or other agreement

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	Debtor	Secured Party	State	Place of Filing	Filing Information		Collateral Description

10.	Owens-Brockway Glass Container Inc.	CNC Associates, Inc. Assigned from: HAI Capital, Inc.	DE	SOS	File No.: Date: Assign.: Date:	2009 2349394 7/22/09 2009 2642756 7/29/09	The following is collateral information for this lease: Schedule ‘A’ Equipment is attached to and made part of a certain Lease Rental Agreement, number25115001H . . .

11.	Owens-Brockway Glass Container Inc.	NEC Financial Services, LLC	DE	SOS	File No.: Date: Amend.: Date:	2010 1862436 5/27/10 2010 1865124 5/27/10	One (1) NEC SV8100 Telephone system, etc.
Amendment was to correct a misspelling of the debtor’s name

12.	Owens-Brockway Glass Container Inc.	VGM Financial Services a Division of TCF Equipment Finance, Inc.	DE	SOS	File No.: Date:	2010 2515884 7/20/10	Any and all equipment, fixtures, inventory, goods and software financed by or leased from VGM Financial Services and that are subject of an agreement between debtor and VGM, etc.

13.	Owens-Brockway Glass Container Inc.	Magid Glove & Safety Mgf. Co. LLC	DE	SOS	File No.: Date:	2011 1029621 3/21/11	All debtor’s inventory of good now or hereafter acquired by debtor and financed by Magid Glove & Safety, etc.

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	Debtor	Secured Party	State	Place of Filing	Filing Information		Collateral Description

14.	OI Castalia STS Inc.	CNH Capital America LLC	DE	SOS	File No.: Date:	2010 2388365 7/09/10

CaseIH 125 Maxxum Tractors ZABE05706

This financing statement is being filed solely as a precaution if, contrary to the intention of the parties described above as Lessee and Lessor, the transaction relating to the property described herein is deemed to be a security agreement rather than a lease within the meaning of 1-201 (37) of the UCC

15.	OI Levis Park STS Inc.	The Bank of New York Mellon Trust Company, N.A. Amended from: The Bank of New York Trust Company, N.A. Amended from: Rossford/Perrysburg Township Joint Economic Development Authority/Port Authority	DE	SOS	File No.: Date: Amend.: Date: Amend.: Date: Cont.: Date:	5356864 0 11/17/05 5356893 9 11/17/05 2010 3724279 10/25/10 2010 3722315 10/25/10

13. Financing statement filed as a fixture filing.

An approximately 100,000 square foot facility used for corporate and administrative functions of the Debtor and its affiliates (all as more particularly described in the Plans and Specifications), situated on the Project Site, and all other improvements and property installed, constructed, furnished or acquired directly or indirectly with the proceeds of the Project Debt; together, as to all of the foregoing, . . all in a manner and to th extent provided in the Lease.

16.	Owens-Illinois General, Inc.	Wells Fargo Bank Northwest, National Association, as owner Trustee U/T/A with GECC and its subsidiaries	DE	SOS	File No.: Date:	2007 2801446 7/25/07

True Lease transaction by and between Debtor as Debtor/Lessee and Secured Party/Lessor. This financing statement is (i) being filed solely as a precaution in case, contrary to the intention of the parties, the transaction relating to the property described herein . . . All of Debtor’s right, title and interest in and to: the Aircraft described as follows: Model Gulfstram G-IV . . .

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	Debtor	Secured Party	State	Place of Filing	Filing Information		Collateral Description

17.	Owens-Illinois General, Inc.	General Electric Capital Corporation	DE	SOS	File No.: Date:	2007 3563995 8/24/07	True lease transaction — Equipment: Lease Schedule 5852477-001 — IBM Model 181281A A, 16X300GB/EXP 810, serial #136863T, etc.

18.	Owens-Illinois General, Inc.	Canal Air, LLC	DE	SOS	File No.: Date:	2009 3927222 12/08/09

True lease transaction —

All of Debtor’s right, title and interest in and to: the Aircraft described as follows: Model Gulfstream GIV-X (G450) Serial No.: 4183, bearing FAA Registration No.: N483GA and Rolls Royce Engines . . .

CANADIAN LIENS

Alberta

	Secured Party	Registration Date	Registration Number	Collateral	Expiry Date

1.	BP Canada Energy Company; BP Energy Company; BP Canada Energy Marketing Corp.	December 1, 2005	05120119648	Money, accounts, intangibles. Proceeds: Goods, chattel paper, securities, documents of title, instruments, money and intangibles.	December 1, 2030

2.	Deutsche Bank Trust Company Americas	June 5, 2006	06060506802	All of the Debtor’s present and after-acquired personal property	June 5, 2016

3.	Deutsche Bank Trust Company Americas	June 5, 2006	06060507008	Land charge.	Infinity

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New Brunswick

1.                         Registration No. 9860643 in favour of General Electric Canada Equipment Finance G.P.  1 2003 JLG 2032E S/N 0200105711.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto.  Proceeds:  all of the Debtor’s present and after acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

2.                         Registration No. 13659206 in favour of Deutsche Bank Trust Company Americas, as Collateral Agent.  All of the Debtor’s present and after acquired personal property, and all proceeds thereof.

3.                         Registration No. 12987301 in favour of BP Canada Energy Company, BP Energy Company and BP Canada Energy Marketing Corp.  Money, accounts, intangibles. proceeds:  goods, chattel paper, securities, documents of title, instruments, money and intangibles.

Newfoundland & Labrador

1.                         Registration No. 4981657 in favour of Deutsche Bank Trust Company Americas, as Collateral Agent.  A security interest is taken in all of the Debtor’s present and after-acquired personal property.

Nova Scotia

1.                         Registration No. 6940769 in favour of GE Capital Vehicle and Equipment Leasing Inc., all present and after acquired motor vehicles, trailers and goods, of whatever make or description, now or hereafter leased by secured party to debtor, together with all additions, replacement parts, accessions, attachments and improvements thereto, and all proceeds, including money, chattel paper, intangibles, goods, documents of title, instruments, securities, substitutions, accounts receivable, rental and loan contracts, all personal property returned, traded in or repossessed and all insurance proceeds and any other form of proceeds.

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2.                         Registration No. 6971093 in favour of General Electric Canada Equipment Finance G.P., One (1) 2003 Yale Scissor Lift S/N 0200105682.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

3.                         Registration No. 6971128 in favour of General Electric Canada Equipment Finance G.P., One (1) 2003 Taylor Dunn SCI-59, S/N 155070.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

4.                         Registration No. 6971164 in favour of General Electric Canada Equipment Finance G.P., One (1) 2003 Taylor Dunn B2-10, S/N 156665.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

5.                         Registration No. 6971182 in favour of General Electric Canada Equipment Finance G.P., One (1) 2003 JLG 2032E, S/N 0200106200.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

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6.                         Registration No. 6971191 in favour of General Electric Canada Equipment Finance G.P., One (1) 2003 Taylor Dunn R3-80-36, S/N 156632.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

7.                         Registration No. 6971226 in favour of General Electric Canada Equipment Finance G.P., One (1) 2003 GNB Battery 12-85-13, S/N GME2044, One (1) 2003 GNB Charger SCRFLZ12-600S1Z, S/N 03A0475S.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  A897N02174A, Motor Vehicle, 2003 Yale Truck, MPW060LEN24T2748, Added by 6971226

8.                         Registration No. 6974232 in favour of General Electric Canada Equipment Finance G.P., One (1) 2003 Roncari UFB324A110, S/N 06ED6762406JC, One (1) 2003 Martin Martin, S/N 06ED6762106JC, One (1) 2003 Keytroller 104KSAMMI, S/N 0840344492.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  E187V19982A, Motor Vehicle, 2003 Yale Truck, GLC050TGNUAE082, Added by 6974198, E187V19981A, Motor Vehicle, 2003 Yale Truck, GLC050TGNUAE082, Added by 7062420, C818V01924A, Motor Vehicle, 2003 Yale GLC080LJNGAE092, Added by 6974232

9.                         Registration No. 6993319 in favour of General Electric Canada Equipment Finance G.P., One (1) 2003 Tennant 3640, S/N  3640-6976.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

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10.                   Registration No. 6993532 in favour of General Electric Canada Equipment Finance G.P., One (1) 2003 Martin Cab, S/N 150130005, One (1) 2003 104KSAMMI, S/N 0840214480, One (1) 2003 Bolzoni SL43826, S/N 6921177.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  E187V200162A, Motor Vehicle, 2003 Yale GLC050TGNUAE082, Added by 6993532

11.                   Registration No. 6993630 in favour of General Electric Canada Equipment Finance G.P., One (1) 2003 Bolzoni SL43836, S/N 6921183, One (1) 2003 Auromo PANG045A1548, S/N 03F040490, One (1) 2003 Keytroller 104KSAMMI, S/N 0840554481.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  E187V20023A, Motor Vehicle, 2003 Yale GLC050TGNUAE082, Added by 6993630

12.                   Registration No. 6993658 in favour of General Electric Canada Equipment Finance G.P., One (1) 2003 Taylor Dunn B2-10, S/N 156778.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

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13.                   Registration No. 6993676 in favour of General Electric Canada Equipment Finance G.P., One (1) 2003 Martin Cab, S/N 150130005, Keytroller 104KSAMMI, S/N 0075784475.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  E187V20015A, Motor Vehicle, 2003 Yale GLC050TGNUAE082, Added by 6993676

14.                   Registration No. 6993710 in favour of General Electric Canada Equipment Finance G.P., One (1) 2003 JLG 2032E, S/N 02000105711.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

15.                   Registration No. 6996325 in favour of General Electric Canada Equipment Finance G.P., One (1) 2003 Martin Cab, S/N 150130005, One (1) 2003 Keytroller 104KSAMMI, S/N 0840324479.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. E187V20014A, Motor Vehicle, 2003 Yale GLC050TGNUAE082, Added by 6996325

16.                   Registration No. 6996600 in favour of General Electric Canada Equipment Finance G.P., One (1) 2003 Martin Cab S/N 150130005, One (1) 2003 Keytroller 104KSAMMI S/N 0840614464. The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

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17.                   Registration No. 7008551 in favour of General Electric Canada Equipment Finance G.P., One (1) PowerBoss SW8XV, S/N 13546053.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

18.                   Registration No. 7041202 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  E187V19976A, Motor Vehicle, 2003 Yale Forklift GLC050TGNUAE082, Added by 7041202, E187V19975A, Motor Vehicle, 2003 Yale Forklift GLC050TGNUAE082, Added by 7041202

19.                   Registration No. 7042960 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  E187V19978A, Motor Vehicle, 2003 Yale Forklift GLC050TGNUAE082, Added by 7042960

20.                   Registration No. 7071919 in favour of General Electric Canada Equipment Finance G.P.  One (1) 2003 JLG 450 s/n 030073335.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

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21.                   Registration No. 7359921 in favour of General Electric Canada Equipment Finance G.P.  (1) Martin Cab s/n 06ED6736006JC, (1) Keytroller 104KSAMMI s/n 0840844505 The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  A875B22757A, Motor Vehicle, 2003 Yale GLC060TGNUAE087, Added by7359921

22.                   Registration No. 7405925 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  A875B22862A, Motor Vehicle, 2003 Yale GLP050TGNUAE084, Added by 7405925

23.                   Registration No. 7405961 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  A875B22865A, Motor Vehicle, 2003 Yale GLP050TGNUAE084, Added by 7405961, A875B22863A, Motor Vehicle, 2003 Yale GLP050TGNUAE084, Added by 7405961

24.                   Registration No. 7405970 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  A875B22861A, Motor Vehicle, 2003 Yale GLP050TGNUAE084, Added by 7405970

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25.                   Registration No. 7578052 in favour of General Electric Canada Equipment Finance G.P.  Two (2) 2003 Roncari’s UFB324A110 s/n 06ED6737906JC.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  C818V01996A, Motor Vehicle, 2003 Yale GLC080LJNGAE092, Added by 7578052, C818V01992A, Motor Vehicle, 2003 Yale GLC080LJNGAE092, Added by 7578052

26.                   Registration No. 8771634 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  C815N04678B Motor Vehicle 2004 Yale NR035AEN24TE095 Added by 8771634

27.                   Registration No. 8832034 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  50962 Motor Vehicle 2004 Toyota 40-3FG09 Added by 8832034

28.                   Registration No. 8836487 in favour of General Electric Canada Equipment Finance G.P.  (1) GNB Model 12-125-15 Serial #GHG3657, (1) GNB Model SCRFLX20012065T1 Serial #01E0380S.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  C815N04685B Motor Vehicle 2004 Yale NR035AENS24TE095 Added by 8836487

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29.                   Registration No. 8931455 in favour of General Electric Canada Equipment Finance G.P.  (1) 2004 Rico PLW-45 Electric Walkie Platform Truck with GNB Attachments Models 12-85C-13 and SCRFLX20012600T1Z.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  Added by registration number 8941336 - Add in Serial Number for 2004 Rico PLW-45 Electric Walkie Platform Truck:  Serial #R12859

30.                   Registration No. 8985805 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  E187V23887B Motor Vehicle 2004 Yale GLC050ZGEGAE082 Added by 8985805

31.                   Registration No. 8985832 in favour of General Electric Canada Equipment Finance G.P.  (1) GNB 12-125C-15 Serial #GJG0101, (1) GNB SCRFLX200112965T1Z Serial #01E0381S.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  C815N04799B Motor Vehicle 2004 Yale NR035AENS24TE085 Added by 8985832

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32.                   Registration No. 9260694 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  A875B30648B Motor Vehicle 2004 Yale GLP050NGEGAE084 Added by 9260694

33.                   Registration No. 9261906 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  A875B30649B Motor Vehicle 2004 Yale GLP050ZGEGAE084 Added by 9261906

34.                   Registration No. 9421388 in favour of General Electric Canada Equipment Finance G.P.  (1) 2005 GNB 1212C15 serial #GJG0703, (1) 2005 GNB SCRFLX20012965T1Z serial #01D0281S.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  C815N04686B Motor Vehicle 2005 Yale NR035AEN24SE085 Added by 9421388

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35.                   Registration No. 9748972 in favour of General Electric Canada Equipment Finance G.P.  (1) 2005 Taylor Dunn R3-80 serial #164488.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

36.                   Registration No. 10656734 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  32047 Motor Vehicle 2005 Genie GS 3246 Added by 10656734

37.                   Registration No. 10656999 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  DW544JP602218 Motor Vehicle 2005 John Deere 554J Added by 10656999

38.                   Registration No. 11144284 in favour of Deutsche Bank Trust Company Americas, as Collateral Agent.  All of the debtor’s present and after acquired personal property, and all proceeds thereof.

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39.                   Registration No. 11317278 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  One (1) New 2006 Yale GDP080LJNGAE085.5 Machine S/N: E813V04853D c/w Cascade 80D-RRB-24B Attachment S/N: 607390-1RO and Roncari 9000 LB. attachment and all other attachments and accessories.

40.                   Registration No. 11317310 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  One (1) New 2006 Yale GLC080LJNGAE092 Machine S/N: D818V02934D c/w Cascade 55E-FDS-SP attachment S/N: 612703-2 and Keytroller KT104I attachment and all other attachments and accessories.

41.                   Registration No. 11317369 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  One (1) 2006 Yale GLC080LJNGAE084 Machine S/N: D818V02880D c/w Cascade 55D-FDS-SP attachment S/N: 612703-1 and Cascade R55E-FDS-60794 attachment S/N:  478267T3 and all other attachments and accessories.

22

42.                   Registration No. 11317393 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  Yale GDP080LJGAF085.5 Machines S/N: E813V04863D and E813V04871D c/w Cascade 55D-RRB-14A Attachment S/N: 541245-6-3R2 and Two (2) Auramo RF45-13 attachments S/N: 21550101 and 21550102 and all other accessories and attachments.

43.                   Registration No. 11319381 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  One (1) serial numbered vehicle.

44.                   Registration No. 11319498 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  One (1) serial numbered vehicle.

45.                   Registration No. 11319555 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  One (1) serial numbered vehicle.

23

46.                   Registration No. 11319779 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.  One (1) serial numbered vehicle.

47.                   Registration No. 11416120 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

48.                   Registration No. 11416146 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

49.                   Registration No. 11619020 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

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50.                   Registration No. 11676434 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

51.                   Registration No. 12791133 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

52.                   Registration No. 12791216 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

53.                   Registration No. 12791224 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

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54.                   Registration No. 12791232 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

55.                   Registration No. 12791273 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

56.                   Registration No. 12791307 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

57.                   Registration No. 12793758 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

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58.                   Registration No. 12793857 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

59.                   Registration No. 12793899 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

60.                   Registration No. 12793998 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

61.                   Registration No. 12794004 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

27

62.                   Registration No. 12794020 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

63.                   Registration No. 12794566 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

64.                   Registration No. 12794574 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

65.                   Registration No. 12903431 in favour of General Electric Canada Equipment Finance G.P. and GE Canada Equipment Financing G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

28

66.                   Registration No. 13111380 in favour of General Electric Canada Equipment Finance G.P. and GE Canada Equipment Financing G.P. The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

67.                   Registration No. 13259577 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

68.                   Registration No. 13511118 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

69.                   Registration No. 13511142 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

29

70.                   Registration No. 13511241 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

71.                   Registration No. 13511399 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

72.                   Registration No. 13511431 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

73.                   Registration No. 13511480 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

30

74.                   Registration No. 13512264 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

75.                   Registration No. 13514237 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

76.                   Registration No. 13514252 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

77.                   Registration No. 13514260 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

31

78.                   Registration No. 13514435 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

79.                   Registration No. 13514476 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

80.                   Registration No. 13514542 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

81.                   Registration No. 13514567 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

32

82.                   Registration No. 13514666 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

83.                   Registration No. 13514724 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

84.                   Registration No. 13514781 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

85.                   Registration No. 13515580 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

33

86.                   Registration No. 13515747 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

87.                   Registration No. 13515762 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

88.                   Registration No. 13515796 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

89.                   Registration No. 13515804 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

34

90.                   Registration No. 13515812 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

91.                   Registration No. 13515838 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

92.                   Registration No. 13515846 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

93.                   Registration No. 14168199 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

35

94.                   Registration No. 14858039 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

95.                   Registration No. 17540394 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

96.                   Registration No. 17540741 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

97.                   Registration No. 17540790 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

36

98.                   Registration No. 17540956 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. Five (5) serial numbered vehicles.

99.                   Registration No. 17541046 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. Four (4) serial numbered vehicles.

100.             Registration No. 17565649 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

101.             Registration No. 17565706 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

37

102.             Registration No. 17565714 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

103.             Registration No. 17565722 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

104.             Registration No. 17565813 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

105.             Registration No. 17566282 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

38

106.             Registration No. 17566308 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

107.             Registration No. 17566340 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

108.             Registration No. 17566373 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

109.             Registration No. 17631474 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

39

110.             Registration No. 17631615 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

111.             Registration No. 17631771 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. Two (2) serial numbered vehicles, c/w all attachments and accessories.

112.             Registration No. 17631813 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

113.             Registration No. 17631839 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

40

114.             Registration No. 17663048 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

115.             Registration No. 17663618 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. Two (2) serial numbered vehicles, c/w all attachments and accessories.

116.             Registration No. 17807660 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

117.             Registration No. 17807694 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

41

118.             Registration No. 17811340 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

119.             Registration No. 17811407 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

120.             Registration No. 17811415 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

121.             Registration No. 17924838 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

42

122.             Registration No. 17924887 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

123.             Registration No. 17924903 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

124.             Registration No. 17924911 in favour of GE Capital Canada Equipment Financing & Leasing Company and General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle, c/w all attachments and accessories.

125.             Registration No. 8619756 in favour of General Electric Canada Equipment Finance G.P.  The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories, accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceed relating thereto.  Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments as indemnify or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities. One (1) serial numbered vehicle.

43

126.             Registration No. 10432565 in favour of BP Canada Energy Company, BP Canada Energy Company and BP Canada Energy Marketing Corp.  Money, accounts, intangibles.  Proceeds:  Goods, chattel paper, securities, documents of title, instruments, money and intangibles.

Prince Edward Island

1.                         Registration No. 1609806 in favour of Deutsche Bank Trust Company Americas, as Collateral Agent.  A security interest is taken in all of the Debtor’s present and after-acquired personal property.

2.                         Registration No. 1505419 in favour of BP Canada Energy Company, BP Energy Company and BP Canada Energy Marketing Corp.  Money, accounts, intangibles.  Proceeds:  Goods, chattel paper, securities, documents of title, instruments, money and intangibles.

Northwest Territories

1.                         Registration No. 426973 in favour of Deutsche Bank Trust Company Americas, as Collateral Agent.  All of the Debtor’s present and after-acquired personal property.

Nunavut

1.                         Registration No. 89200 in favour of Deutsche Bank Trust Company Americas, as Collateral Agent.  All of the Debtor’s present and after-acquired personal property.

Yukon

1.                         Registration No. 29406 in favour of Deutsche Bank Trust Company Americas, as Collateral Agent.  All of the Debtor’s present and after-acquired personal property.

44

British Columbia

	Secured Party	Registration Date	Registration Number	Collateral	Expiry Date
1.	General Electric Canada Equipment Finance G.P.	October 14, 2004	B6281489

One (1) serial numbered vehicle. The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: All of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

October 14, 2012

2.	General Electric Canada Equipment Finance G.P.	October 15, 2004	B6283661

Two (2) serial numbered vehicles. The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: All of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting

October 15, 2012

45

	Secured Party	Registration Date	Registration Number	Collateral	Expiry Date

the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

3.	BP Canada Energy Company; BP Energy Company; BP Canada Energy Marketing Corp.;	December 1, 2005	B7039140	Money, Accounts, intangibles. Proceeds: Goods, chattel paper, securities, documents of title, instruments, money and intangibles.	December 1, 2030

4.	General Electric Canada Equipment Finance G.P.	February 8, 2006	B7155054

One (1) serial numbered vehicle. The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: All of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

February 8, 2012

46

	Secured Party	Registration Date	Registration Number	Collateral	Expiry Date
5.	Deutsche Bank Trust Company Americas	June 12, 2006	B7373781	All of the Debtor’s present and after acquired personal property, including without limitation, fixtures, crops and licenses. An uncrystallized floating charge on land.	June 12, 2016

6.	General Electric Canada Equipment Finance G.P.	July 24, 2006	B7470606

One (1) serial numbered vehicle. The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: All of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

July 24, 2014

7.	General Electric Canada Equipment Finance G.P.	October 5, 2006	B7614647

One (1) serial numbered vehicle, c/w all attachments and accessories. The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: All of the Debtor’s present and after-acquired

October 5, 2012

47

	Secured Party	Registration Date	Registration Number	Collateral	Expiry Date

personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

8.	General Electric Canada Equipment Finance G.P.	October 20, 2006	B7643473

One (1) serial numbered vehicle, c/w all attachments and accessories. The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: All of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

October 20, 2014

9.	General Electric Canada Equipment Finance G.P.	August 3, 2007	B8192120

One (1) serial numbered vehicle, c/w all attachments and accessories. The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and

August 3, 2012

48

	Secured Party	Registration Date	Registration Number	Collateral	Expiry Date

accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: All of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

10.	General Electric Canada Equipment Finance G.P.	February 22, 2008	B8568982

One (1) serial numbered vehicle. The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: All of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and

February 22, 2013

49

Secured Party	Registration Date	Registration Number	Collateral	Expiry Date
securities.

Saskatchewan

	Secured Party	Registration Date	Registration Number	Collateral	Expiry Date
1.	Deutsche Bank Trust Company Americas, as Agent	June 5, 2006	300042893	All of the Debtor’s present and after-acquired personal property.	June 5, 2016

2.	BP Canada Energy Company; BP Energy Company; BP Canada Energy Marketing Corp.	December 1, 2005	122814329	Money, accounts, intangibles. Proceeds: Goods, chattel paper, securities, documents of title, instruments, money and intangibles.	Dec. 1, 2030

Manitoba

	Secured Party	Registration Date	Registration Number	Collateral	Expiry Date
1.	Deutsche Bank Trust Company Americas, as Agent	June 5, 2006	200609836708	The security interest is taken in all of the Debtor’s present and after-acquired personal property.	June 5, 2016

2.	BP Canada Energy Company; BP Energy Company; BP Canada Energy Marketing	December 1, 2005	200521578202	Money, accounts, intangibles. Proceeds: Goods, chattel paper, securities, documents of title, instruments, money and intangibles.	December 1, 2030

50

Secured Party	Registration Date	Registration Number	Collateral	Expiry Date
Corp.

Ontario

	Secured Party	Registration Number	Collateral	Registration Period
1.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20110413 1129 5064 9236	Serial numbered vehicle; All boxes checked.	4

2.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20110413 1134 5064 9245	Serial numbered vehicle; All boxes checked.	7

3.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20110413 1139 5064 9252	Serial numbered vehicle; All boxes checked.	4

4.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20110413 1147 5064 9265	Serial numbered vehicle; All boxes checked.	7

51

	Secured Party	Registration Number	Collateral	Registration Period
5.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20110317 0902 5064 7906	Serial numbered vehicle; All boxes checked.	8

6.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20110317 0921 5064 7907	Serial numbered vehicle; All boxes checked.	6

7.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20110317 0931 5064 7908	Serial numbered vehicle; All boxes checked.	8

8.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20110316 1152 5064 7809	Serial numbered vehicle; All boxes checked.	7

9.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20110316 1201 5064 7810	Serial numbered vehicle; All boxes checked.	7

10.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada	20110201 0912 5064 6182	Serial numbered vehicle; All boxes checked.	6

52

	Secured Party	Registration Number	Collateral	Registration Period
	Equipment Financing G.P.

11.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20110201 1002 5064 6189	Serial numbered vehicle; All boxes checked.	6

12.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20110121 1155 5064 5932	Serial numbered vehicle; All boxes checked.	6

13.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20110121 1207 5064 5934	Serial numbered vehicle; All boxes checked.	6

14.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20110121 1214 5064 5935	Serial numbered vehicle; All boxes checked. Amended by registration #: 20010121 1538 5064 5973	6

15.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20110121 1221 5064 5936	Serial numbered vehicle; All boxes checked.	6

16.	GE Capital Canada Equipment	20110121 1226 5064 5937	Serial numbered vehicle; All boxes checked.	6

53

	Secured Party	Registration Number	Collateral	Registration Period
	Financing & Leasing Company; General Electric Canada Equipment Financing G.P.

17.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20101231 0954 5064 4671	Serial numbered vehicle; All boxes checked.	6

18.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20101231 1000 5064 4672	Serial numbered vehicle; All boxes checked.	6

19.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20101231 1016 5064 4699	Serial numbered vehicle; All boxes checked.	6

20.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20101231 1022 5064 4711	Serial numbered vehicle; All boxes checked.	6

21.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada	20101231 1027 5064 4722	Serial numbered vehicle; All boxes checked.	6

54

	Secured Party	Registration Number	Collateral	Registration Period
	Equipment Financing G.P.

22.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20101231 1059 5064 4787	Serial numbered vehicle; All boxes checked.	6

23.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20101231 1104 5064 4800	Serial numbered vehicle; All boxes checked.	6

24.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20101231 1111 5064 4816	Serial numbered vehicle; All boxes checked.	6

25.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20101231 1121 5064 4834	Serial numbered vehicle; All boxes checked.	6

26.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20101221 1429 5064 4439	Serial numbered vehicle; All boxes checked.	6

27.	GE Capital Canada Equipment	20101221 1511 5064 4448	Serial numbered vehicle; All boxes checked.	6

55

	Secured Party	Registration Number	Collateral	Registration Period
Financing & Leasing Company; General Electric Canada Equipment Financing G.P.

28.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20101221 1537 5064 4449

Serial numbered vehicle(s); All boxes checked. The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: All of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

6

29.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20101221 1556 5064 4450

Serial numbered vehicle(s); All boxes checked. The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: All of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for

6

56

	Secured Party	Registration Number	Collateral	Registration Period
			loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

30.	GE Capital Canada Equipment Financing & Leasing Company; General Electric Canada Equipment Financing G.P.	20101221 1600 5064 4451	Serial numbered vehicle(s); All boxes checked.	6

31.	JP Morgan Chase Bank, N.A.	20091016 1821 1590 2092	Boxes checked: “Accounts” & “Other”	10

32.	General Electric Canada Equipment Financing G.P.	20080414 1028 5064 4125	Serial numbered vehicle; All boxes checked.	5

33.	General Electric Canada Equipment Financing G.P.	20080327 1606 5064 3800	Serial numbered vehicle; All boxes checked.	5

34.	General Electric Canada Equipment Financing G.P.	20080327 1617 5064 3801	Serial numbered vehicle; All boxes checked.	5

35.	General Electric Canada Equipment Financing G.P.	20080327 1625 5064 3802	Serial numbered vehicle; All boxes checked.	5

36.	General Electric Canada Equipment Financing G.P.	20080327 1630 5064 3803	Serial numbered vehicle; All boxes checked.	5

37.	General Electric Canada Equipment Financing G.P.	20080327 1634 5064 3805	Serial numbered vehicle; All boxes checked.	5

38.	General Electric Canada Equipment Financing G.P.	20080327 1636 5064 3806	Serial numbered vehicle; All boxes checked.	5

39.	General Electric Canada	20080327 1637 5064 3807	Serial numbered vehicle; All boxes checked.	5

57

	Secured Party	Registration Number	Collateral	Registration Period
	Equipment Financing G.P.

40.	General Electric Canada Equipment Financing G.P.	20080327 1639 5064 3808	Serial numbered vehicle; All boxes checked.	5

41.	General Electric Canada Equipment Financing G.P.	20080327 1644 5064 3809	Serial numbered vehicle; All boxes checked.	5

42.	General Electric Canada Equipment Financing G.P.	20080327 1705 5064 3810	Serial numbered vehicle; All boxes checked.	5

43.	General Electric Canada Equipment Financing G.P.	20080327 1707 5064 3811	Serial numbered vehicle; All boxes checked.	5

44.	General Electric Canada Equipment Financing G.P.	20080222 1113 5064 3298	Serial numbered vehicle; All boxes checked.	5

45.	General Electric Canada Equipment Financing G.P.	20080222 1128 5064 3301	Serial numbered vehicle; All boxes checked.	5

46.	General Electric Canada Equipment Financing G.P.	20080222 1130 5064 3302	Serial numbered vehicle; All boxes checked.	5

47.	General Electric Canada Equipment Financing G.P.	20080222 1203 5064 3309	Serial numbered vehicle; All boxes checked.	5

48.	General Electric Canada Equipment Financing G.P.	20080222 1210 5064 3310	Serial numbered vehicle; All boxes checked.	5

49.	General Electric Canada Equipment Financing G.P.	20080222 1222 5064 3312	Serial numbered vehicle; All boxes checked.	5

50.	General Electric Canada	20080222 1224 5064 3313	Serial numbered vehicle; All boxes checked.	4

58

	Secured Party	Registration Number	Collateral	Registration Period
	Equipment Financing G.P.

51.	General Electric Canada Equipment Financing G.P.	20080221 1206 5064 3285	Serial numbered vehicle; All boxes checked.	6

52.	General Electric Canada Equipment Financing G.P.	20080221 1241 5064 3286	Serial numbered vehicle; All boxes checked.	6

53.	General Electric Canada Equipment Financing G.P.	20080221 1300 5064 3287	Serial numbered vehicle; All boxes checked.	6

54.	General Electric Canada Equipment Financing G.P.; GE Canada Equipment Financing G.P.	20071019 1730 5064 1471	All boxes checked.	8

55.	General Electric Canada Equipment Financing G.P.; GE Canada Equipment Financing G.P.	20070803 1135 5064 0233	All boxes checked.	6

56.	General Electric Canada Equipment Financing G.P.	20070803 1147 5064 0235	All boxes checked.	8

57.	General Electric Canada Equipment Financing G.P.	20070803 1200 5064 0236	All boxes checked.	8

58.	General Electric Canada Equipment Financing G.P.	20070803 1202 5064 0237	All boxes checked.	8

59.	General Electric Canada	20070803 1204 5064 0238	All boxes checked.	8

59

	Secured Party	Registration Number	Collateral	Registration Period
	Equipment Financing G.P.

60.	General Electric Canada Equipment Financing G.P.; GE Canada Equipment Financing G.P.	20070803 1218 5064 0239	All boxes checked.	8

61.	General Electric Canada Equipment Financing G.P.	20070803 1724 5064 0248	All boxes checked.	4

62.	Xerox Canada Ltd.	20061205 0959 1465 7809	Boxes checked: “Equipment”, “Other” & “No Fixed Maturity Date”	5

63.	Xerox Canada Ltd.	20061205 0959 1462 7810	Boxes checked: “Equipment”, “Other” & “No Fixed Maturity Date”	5

64.	Xerox Canada Ltd.	20061205 1359 1462 7896	Boxes checked: “Equipment”, “Other”, “No Fixed Maturity Date”	5

65.	General Electric Canada Equipment Financing G.P.	20060816 1159 5064 4490	Serial numbered vehicle; All boxes checked. Amended by registration # 20060817 1720 5064 4526	6

66.	General Electric Canada Equipment Financing G.P.	20060816 1211 5064 4491	Serial numbered vehicle; All boxes checked. Amended by registration # 20060817 1720 5064 4527	6

67.	National Leasing Group Inc. L#2349068	200608001 1041 6005 9715	Box Checked: “Equipment” All photocopiers of every nature or kind described in lease number 2349068 between the Secured Party, as lessor and the Debtor as lessee, as amended from time to time, together with	6

60

	Secured Party	Registration Number	Collateral	Registration Period
			all attachments, accessories and substitutions.

68.	General Electric Canada Equipment Financing G.P.	20060724 0911 5064 4112	Serial numbered vehicle; All boxes checked.	8

69.	General Electric Canada Equipment Financing G.P.	20060724 0952 5064 4113	Serial numbered vehicle; All boxes checked. Amended by registration # 20060801 1202 5064 4235	6

70.	General Electric Canada Equipment Financing G.P.	20060724 1034 5064 4114	Serial numbered vehicle; All boxes checked.	5

71.	General Electric Canada Equipment Financing G.P.	20060721 1527 5064 4105	Serial numbered vehicle; All boxes checked.	8

72.	General Electric Canada Equipment Financing G.P.	20060721 1531 5064 4106	Serial numbered vehicle; All boxes checked.	8

73.	General Electric Canada Equipment Financing G.P.	20060721 1538 5064 4107	Serial numbered vehicle; All boxes checked.	8

74.	General Electric Canada Equipment Financing G.P.	20060721 1556 5064 4108	Serial numbered vehicle; All boxes checked.	8

75.	Deutsche Bank Trust Company Americas	20060602 1502 1862 2961	All boxes checked.	10

76.	General Electric Canada Equipment Financing G.P.	20060208 1529 5064 1341	Serial numbered vehicle; All boxes checked.	8

77.	BP Energy Company BP Canada Energy Company	20051130 1402 1462 6211	Box checked: “Other”. Money, accounts, intangibles. Proceeds? Goods, chattel paper, securities, documents of title, instruments, money and	25

61

	Secured Party	Registration Number	Collateral	Registration Period
	BP Canada Energy Marketing Corp.		intangibles.

78.	General Electric Canada Equipment Financing G.P.	20050620 1047 5064 8547	Serial numbered vehicle; Boxes checked: “Inventory, “Equipment”, “Accounts”, Other”	8

79.	General Electric Canada Equipment Financing G.P.	20050405 1552 5064 7891	Serial numbered vehicle; All boxes checked.	8

80.	General Electric Canada Equipment Financing G.P.	20050405 1552 5064 7613	Serial numbered vehicle; All boxes checked.	8

81.	General Electric Canada Equipment Financing G.P.	20050221 1358 5064 7616	Serial numbered vehicle; All boxes checked.	8

82.	General Electric Canada Equipment Financing G.P.	20041124 1702 5064 7206	Serial numbered vehicle; All boxes checked.	8

83.	General Electric Canada Equipment Financing G.P.	20041109 1237 5064 7124	Boxes checked: “Inventory, “Equipment”, “Accounts”, Other”	8

84.	General Electric Canada Equipment Financing G.P.	20040928 1645 5064 6740	Serial numbered vehicle; All boxes checked.	8

85.	General Electric Canada Equipment Financing G.P.	200400820 1324 5064 6573	Boxes checked: “Inventory”, “Equipment”, “Accounts”, “Other”.	8

86.	General Electric Canada Equipment Financing G.P.	20031103 1412 5064 5063	Serial numbered vehicle; All boxes checked.	9

87.	General Electric Canada Equipment Financing G.P.	20031009 1621 5064 4938	Serial numbered vehicle; All boxes checked.	8

62

	Secured Party	Registration Number	Collateral	Registration Period
88.	General Electric Canada Equipment Financing G.P.	20031009 1628 5064 4939	Serial numbered vehicle; All boxes checked.	8

89.	General Electric Canada Equipment Financing G.P.	20031009 1633 5064 4940	Serial numbered vehicle; All boxes checked.	8

90.	General Electric Canada Equipment Financing G.P.	20030925 1212 5064 4877	Serial numbered vehicle, All boxes checked.	8

91.	General Electric Canada Equipment Financing G.P.	20030717 1612 5064 4571	Boxes checked: “Inventory”, “Equipment”, “Accounts” & “Other”.	8

92.	General Electric Canada Equipment Financing G.P. General Electric Canada Equipment Financing G.P.	20030710 1713 5064 4532	Serial numbered vehicle, All boxes checked.	8

93.	General Electric Canada Equipment Financing G.P.	20030710 1746 5064 4538	Serial numbered vehicle, All boxes checked.	8

94.	General Electric Canada Equipment Financing G.P.	20030630 1757 5064 4469	Serial numbered vehicle, All boxes checked.	8

95.	General Electric Canada Equipment Financing G.P.	20030630 1829 5064 4470	Serial numbered vehicle, All boxes checked.	8

96.	General Electric Canada Equipment Financing G.P.	20030627 1508 5064 4458	Serial numbered vehicle, All boxes checked.	8

97.	General Electric Canada Equipment Financing G.P.	20030627 1512 5064 4459	Serial numbered vehicle, All boxes checked.	8

63

	Secured Party	Registration Number	Collateral	Registration Period
98.	General Electric Canada Equipment Financing G.P.	20030627 1519 5064 4461	Boxes checked: “Inventory”, “Equipment”, “Accounts” & “Other”.	8

99.	General Electric Canada Equipment Financing G.P.	20030627 1522 5064 4462	Boxes checked: “Inventory”, “Equipment”, “Accounts” & “Other”.	8

100.	General Electric Canada Equipment Financing G.P.	20030627 1526 5064 4463	Serial numbered vehicle, All boxes checked.	8

101.	General Electric Canada Equipment Financing G.P.	20030627 1529 5064 4464	Boxes checked: “Inventory”, “Equipment”, “Accounts” & “Other”.	8

102.	General Electric Canada Equipment Financing G.P.	20030624 1621 5064 4444	Serial numbered vehicle, All boxes checked.	8

103.	General Electric Canada Equipment Financing G.P.	20030623 1601 5064 4435	Serial numbered vehicle, All boxes checked.	8

104.	General Electric Canada Equipment Financing G.P.	20030623 1604 5064 4436	Boxes checked: “Inventory”, “Equipment”, “Accounts” & “Other”.	8

105.	General Electric Canada Equipment Financing G.P.	20030623 1608 5064 4437	Boxes checked: “Inventory”, “Equipment”, “Accounts” & “Other”.	8

106.	General Electric Canada Equipment Financing G.P.	20030623 1611 5064 4438	Boxes checked: “Inventory”, “Equipment”, “Accounts” & “Other”.	8

107.	General Electric Canada Equipment Financing G.P.	20030623 1613 5064 4439	Boxes checked: “Inventory”, “Equipment”, “Accounts” & “Other”.	8

108.	General Electric Canada Equipment Financing G.P.	20030623 1619 5064 4440	Boxes checked: “Inventory”, “Equipment”, “Accounts” & “Other”.	8

64

	Secured Party	Registration Number	Collateral	Registration Period
109.	General Electric Canada Equipment Financing G.P.	20030623 1619 5064 4440	Boxes checked: “Inventory”, “Equipment”, “Accounts” & “Other”.	8

110.	GE Capital Vehicle and Equipment Leasing Inc.	20030307 0940 1254 9791	Boxes checked: “Equipment” “Other” & and “Motor Vehicle” included. Amended to include “Inventory” and “Other” by registration # 2030829 1800 1531 3775 Renewal - 5 years by registration# 20071029 1537 1254 3157	5

111.	Samual Manu-Tech Inc.	20030307 1033 9065 6546	Boxes checked: “Inventory” and “No Fixed Maturity Date”. 2 PLY DUNNAGE BAGS	99

Quebec

1.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	GE Capital Vehicle and Equipment Leasing Inc. 5255 Solar Dr. Mississauga, Ontario L4W 5H6

	Lessee:	O-I Canada Corp. 777 Kipling Avenue Toronto, Ontario M8Z 5Z4

	Amount:	Not indicated

	Date of Execution:	February 21, 2002

65

	Registration No.:	02-0259594-0001

	Date of Registration:	June 14, 2002

	Expiration Date of Registration:	June 14, 2012

Description of Property:

Pursuant to a vehicle lease agreement dated February 21, 2002, all present and future movable property leased from time to time by the lessor to the lessee, including without limitation all present and future motor vehicles (including without limitation, passenger automobiles, trucks, truck tractors, truck trailers, truck chassis, or truck bodies), automotive equipment (including without limitation, trailers, boxes and refrigeration units) and materials-handling equipment leased from time to time by the lessor to the lessee, together with all present and future attachments, accessions, appurtenances, accessories and replacement parts, and all proceeds of or relating to any of the foregoing.

2.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	Caterpillar financial Services Limited 700 Dorval Drive, Suite 705 Oakville, Ontario L6K 3V3

	Lessee:	O-I Canada Corp. 2376 Wellington St. Montreal, Québec H3K 1X6

	Amount:	Not indicated

	Date of Execution:	September 20, 2002

	Registration No.:	02-0433296-0001

	Date of Registration:	September 30, 2002

66

	Expiration Date of Registration:	September 20, 2012

	Description of Property:	2001 CATERPILLAR LIFT TRUCK MODEL GP40LP S/N AT29A00715 2001 CATERPILLAR LIFT TRUCK MODEL GP40LP S/N AT29A00716

3.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 2376 Wellington St. Montreal, Québec H3K 1X6

	Amount:	Not indicated

	Date of Execution:	July 2, 2003

	Registration No.:	03-0354660-0001

	Date of Registration:	July 10, 2003

	Expiration Date of Registration:	July 2, 2011

	Description of Property:	ONE (1) TENNANT 3640 s/n 3640-6976 The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

67

4.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 2376 Wellington St. Montreal, Québec H3K 1X6

	Amount:	Not indicated

	Date of Execution:	July 17, 2003

	Registration No.:	03-0374724-0001

	Date of Registration:	July 21, 2003

	Expiration Date of Registration:	July 17, 2011

	Description of Property:	ONE (1) 2003 JLG 450 s/n 030073335 The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

5.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

68

	Lessee:	O-I Canada Corp. 2376 Wellington St. Montreal, Québec H3K 1X6

	Amount:	Not indicated

	Date of Execution:	November 29, 2004

	Registration No.:	04-0690068-0001

	Date of Registration:	November 30, 2004

	Expiration Date of Registration:	November 29, 2012

Description of Property:

(1) 2004 YALE NR035AENS24TE085 S/N C815N04799B

(1) GNB 12-125C-15 SERIAL # GJG0101,

(1) GNB SCRFLX20012965T1Z SERIAL # 01E0381S

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

6.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 777 Kipling Avenue Toronto, Ontario M8Z 5Z4

69

Amount:	Not indicated

Date of Execution:	February 24, 2005

Registration No.:	05-0099164-0001

Date of Registration:	February 24, 2005

Expiration Date of Registration:	February 24, 2013

Description of Property:

ONE (1) 2004 YALE PROPANE FORKLIFT LIFT TRUCK S/N GLP050ZGEGAE084

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

Comments:

Rectification of an Inscription registered on February 25, 2005 under number 05-0101957-0001 whereby the serial number was corrected to read A875B30649B.

Rectification of an Inscription registered on March 8, 2005 under number 05-0122494-0001 whereby the following property was added ONE (1) 2004 YALE GLP050ZGEGAE084 S/N A875B30649B

Rectification of an Inscription registered on March 8, 2005 under number 05-0122498-0001 to correct the name of Lessor from: General Electric Canada Equipment Finance G.P. to: Financement d’équipement Générale Électrique Canada S.E.N.C.

And also adding as “AUTRES MENTIONS” :

Financement d’équipement Générale Électrique Canada S.E.N.C. 5500 North Service Road, 8th Floor, Burlington, ON L7L 6W6 herein represented by THE SEARCH COMPANY, INC., acting as Agent, duly authorized by virtue of a written mandate dated as of May 15, 2000, itself represented by GABOR HORVATH, mandatory, duly authorized by virtue of a written mandate dated as of May 15, 2000.

70

7.	Movable hypothec without deliviery

	Holder:	Deutsche Bank Trust Company Americas 90 Hudson Street MS JCY050-199 Jersey City, New Jersey USA 07302

	Grantor:	O-I Canada Corp. 1959 Upper Water Street Suite 900 Halifax, Nova Scotia B3J 3N3

	Amount:	$2,000,000,000.00

	Date of Execution:	June 14, 2006

	Registration No.:	06-0340539-0002

	Date of Registration:	June 14, 2006

	Expiration Date of Registration:	June 13, 2016

Description of Property:

All of the Grantor’s movable property, present and future, corporeal and incorporeal, tangible and intangible, now owned or hereafter acquired by way of amalgamation or otherwise, of any nature whatsoever and wheresoever situated and the undertaking of the Grantor.

Comments:

The Grantor is authorized to collect the Claims forming part of the Charged Property as long as the Holder has not withdrawn its authorization to do so, which authorization the Attorney shall not withdraw until the occurrence of an Event of Default which is continuing. If the Holder withdraws this authorization, it may then collect the Claims.

71

8.	Rights resulting from a lease

	Lessor:	Xerox Canada Ltd. 33 Bloor St. E. 3rd Floor Toronto, Ontario M4W 3H1

	Lessee:	O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6

	Amount:	Not indicated

	Date of Execution:	Not indicated

	Registration No.:	06-0687884-0007

	Date of Registration:	November 28, 2006

	Expiration Date of Registration:	November 23, 2011

Description of Property:

All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

Comments:

Assignment of rights registered on October 28, 2010 under number 10-0756114-00011 whereby the Lessor cedes all of its right, title and interest ins said registration to BNP Paribas (Canada).

Assignment of rights registered on January 7, 2011 under number 11-0008742-0001 whereby the Lessor cedes all of its right, title and interest ins said registration to BNP Paribas (Canada).

Assignment of rights registered on April 5, 2011 under number 11-0226940-0001 whereby the Lessor cedes all of its right, title and interest ins said registration to BNP Paribas (Canada).

	Comments:	Customer number 94737770

72

9.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 1959 Upper Water Street Suite 900 Halifax, Nova Scotia B3J 3N2

	Amount:	Not indicated

	Date of Execution:	August 1, 2007

	Registration No.:	07-0446521-0001

	Date of Registration:	August 6, 2007

	Expiration Date of Registration:	August 1, 2012

Description of Property:

One Yale GLP050TGNUAE086 Unit c/w all attachments and accessories S/N: A875B23135A

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

10.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor

73

Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 1959 Upper Water Street Suite 900 Halifax, Nova Scotia B3J 3N2

	Amount:	Not indicated

	Date of Execution:	August 1, 2007

	Registration No.:	07-0446470-0001

	Date of Registration:	August 3, 2007

	Expiration Date of Registration:	August 1, 2012

Description of Property:

One Yale GLP050TGNUAE086 Unit c/w all attachments and accessories S/N: A875B23008A

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

11.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 1959 Upper Water Street Suite 900 Halifax, Nova Scotia B3J 3N2

74

	Amount:	Not indicated

	Date of Execution:	August 1, 2007

	Registration No.:	07-0446522-0001

	Date of Registration:	August 6, 2007

	Expiration Date of Registration:	August 1, 2012

Description of Property:

One Yale GLP050TGNUAE086 Unit c/w all attachments and accessories S/N: A875B23012A

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

12.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 1959 Upper Water Street Suite 900 Halifax, Nova Scotia B3J 3N2

	Amount:	Not indicated

	Date of Execution:	August 1, 2007

	Registration No.:	07-0446525-0001

	Date of Registration:	August 6, 2007

75

	Expiration Date of Registration:	August 1, 2012

Description of Property:

One Yale GLC050TGNUAE082 Unit c/w all attachments and accessories S/N: E187V20008A

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

13.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 1959 Upper Water Street Suite 900 Halifax, Nova Scotia B3J 3N2

	Amount:	Not indicated

	Date of Execution:	August 1, 2007

	Registration No.:	07-0446529-0001

	Date of Registration:	August 6, 2007

	Expiration Date of Registration:	August 1, 2011

Description of Property:

One Yale GLC080LJNGAE092 Unit c/w all attachments and accessories S/N: C818V01979A

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

76

14.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 1959 Upper Water Street Suite 900 Halifax, Nova Scotia B3J 3N2

	Amount:	Not indicated

	Date of Execution:	August 30, 2007

	Registration No.:	07-0498513-0001

	Date of Registration:	August 30, 2007

	Expiration Date of Registration:	September 1, 2011

Description of Property:

One Used Yale GLP050TGNUAE086 Unit c/w all attachments and accessories .S/N: A875B23009A

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

15.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

77

	Lessee:	O-I Canada Corp. 1959 Upper Water Street, Suite 900 Halifax, Nova Scotia B3J 3N2 O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6

	Amount:	Not indicated

	Date of Execution:	December 1, 2007

	Registration No.:	07-0692317-0001

	Date of Registration:	December 4, 2007

	Expiration Date of Registration:	December 1, 2011

Description of Property:

Used Yale GLP050TGNUAE086 Unit c/w all attachments and accessories s/n: A875B23009A

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

16.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6

78

	Amount:	Not indicated

	Date of Execution:	March 20, 2008

	Registration No.:	08-0163140-0001

	Date of Registration:	March 28, 2008

	Expiration Date of Registration:	March 20, 2013

Description of Property:

ONE (1) 2008 YALE GLP080VXEGGF086 S/N E813V02591E

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

17.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6 O-I Canada Corp. 777 Kipling Avenue Toronto, Ontario N8Z 5Z4

	Amount:	Not indicated

	Date of Execution:	April 9, 2008

79

	Registration No.:	08-0196612-0001

	Date of Registration:	April 11, 2008

	Expiration Date of Registration:	April 9, 2012

Description of Property:

ONE (1) YALE GLP080vxegtf086 S/N F813V02591E

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

18.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6 O-I Canada Corp. 777 Kipling Avenue Toronto, Ontario M8Z 5Z4

	Amount:	Not indicated

	Date of Execution:	March 20, 2008

	Registration No.:	08-0200489-0001

	Date of Registration:	April 15, 2008

80

	Expiration Date of Registration:	March 20, 2013

Description of Property:

ONE (1) 2008 YALE GLC050VXNVSE083 S/N A910V11653E

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

19.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6 O-I Canada Corp. 777 Kipling Avenue Toronto, Ontario M8Z 5Z4

	Amount:	Not indicated

	Date of Execution:	April 9, 2008

	Registration No.:	08-0203161-0001

	Date of Registration:	April 15, 2008

	Expiration Date of Registration:	April 9, 2013

	Description of Property:	ONE (1) 2008 YALE GLC080VXNGSE092 S/N E818V02230E

81

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

20.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6

	Amount:	Not indicated

	Date of Execution:	April 9, 2008

	Registration No.:	08-0203213-0001

	Date of Registration:	April 15, 2008

	Expiration Date of Registration:	April 9, 2013

Description of Property:

ONE (1) 2008 YALE GLC080VXNGSE092 S/N E818V02245E

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

21.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor

82

Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6 O-I Canada Corp. 777 Kipling Avenue Toronto, Ontario M8Z 5Z4

	Amount:	Not indicated

	Date of Execution:	April 9, 2008

	Registration No.:	08-0203219-0001

	Date of Registration:	April 15, 2008

	Expiration Date of Registration:	April 9, 2013

Description of Property:

ONE (1) 2008 YALE GLC080VXNGSE092 S/N E818V02250E

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

22.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6

83

O-I Canada Corp. 777 Kipling Avenue Toronto, Ontario M8Z 5Z4

	Amount:	Not indicated

	Date of Execution:	April 9, 2008

	Registration No.:	08-203222-0001

	Date of Registration:	April 15, 2008

	Expiration Date of Registration:	April 9, 2013

Description of Property:

ONE (1) 2008 YALE GLC080VXNGSE092 S/N E818V02251E

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

23.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6 O-I Canada Corp. 777 Kipling Avenue Toronto, Ontario M8Z 5Z4

	Amount:	Not indicated

84

	Date of Execution:	April 9, 2008

	Registration No.:	08-203250-0001

	Date of Registration:	April 15, 2008

	Expiration Date of Registration:	April 9, 2013

Description of Property:

ONE (1) 2008 YALE GLC080VXNGSE092 S/N E818V02283E

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

24.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6 O-I Canada Corp. 777 Kipling Avenue Toronto, Ontario M8Z 5Z4

	Amount:	Not indicated

	Date of Execution:	April 9, 2008

	Registration No.:	08-203369-0001

	Date of Registration:	April 15, 2008

85

	Expiration Date of Registration:	April 9, 2013

Description of Property:

ONE (1) 2008 YALE GLC080VXNGSE092 S/N E818V02284E

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

25.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6 O-I Canada Corp. 777 Kipling Avenue Toronto, Ontario M8Z 5Z4

	Amount:	Not indicated

	Date of Execution:	April 9, 2008

	Registration No.:	08-203377-0001

	Date of Registration:	April 15, 2008

	Expiration Date of Registration:	April 9, 2013

	Description of Property:	ONE (1) 2008 YALE GLC080VXNGSE092 S/N E818V02285E

86

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

26.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6 O-I Canada Corp. 777 Kipling Avenue Toronto, Ontario M8Z 5Z4

	Amount:	Not indicated

	Date of Execution:	April 9, 2008

	Registration No.:	08-203444-0001

	Date of Registration:	April 15, 2008

	Expiration Date of Registration:	April 9, 2013

Description of Property:

ONE (1) 2008 YALE GLC080VXNGSE092 S/N E818V02343E

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

87

27.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6 O-I Canada Corp. 777 Kipling Avenue Toronto, Ontario M8Z 5Z4

	Amount:	Not indicated

	Date of Execution:	April 9, 2008

	Registration No.:	08-203465-0001

	Date of Registration:	April 15, 2008

	Expiration Date of Registration:	April 9, 2013

Description of Property:

ONE (1) 2008 YALE GLC080VXNGSE092 S/N E818V02350E

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

88

28.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6 O-I Canada Corp. 777 Kipling Avenue Toronto, Ontario M8Z 5Z4

	Amount:	Not indicated

	Date of Execution:	April 9, 2008

	Registration No.:	08-203529-0001

	Date of Registration:	April 15, 2008

	Expiration Date of Registration:	April 9, 2013

Description of Property:

ONE (1) 2008 YALE GLC080VXNGSE092 S/N E818V02259E

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

89

29.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 1959 Upper Water Street, Suite 900 Halifax, Nova Scotia B3J 3N2

	Amount:	Not indicated

	Date of Execution:	May 20, 2008

	Registration No.:	08-0315972-0001

	Date of Registration:	June 2, 2008

	Expiration Date of Registration:	May 20, 2016

Description of Property:

ONE (1) 2008 yale glp050vxnvse084 S/N B875B13774E

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

30.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 1959 Upper Water Street, Suite 900

90

Halifax, Nova Scotia B3J 3N2

	Amount:	Not indicated

	Date of Execution:	May 20, 2008

	Registration No.:	08-0316065-0001

	Date of Registration:	June 2, 2008

	Expiration Date of Registration:	May 20, 2013

Description of Property:

ONE (1) 2008 yale glc050vxnvse083 S/N A910V11435E

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

31.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 1959 Upper Water Street, Suite 900 Halifax, Nova Scotia B3J 3N2

	Amount:	Not indicated

	Date of Execution:	July 23, 2008

	Registration No.:	08-0450870-0001

	Date of Registration:	August 1, 2008

91

	Expiration Date of Registration:	July 23, 2013

Description of Property:

One (1) Yale GLP050TGNUAE086 Unit c/w all attachments and accessories s/n: A875B23012A.

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

32.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	ITW MULLER 19440 FM 1130 Orange, Texas 77832

	Lessee:	O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6

	Amount:	$34,000.00

	Date of Execution:	October 2, 2008

	Registration No.:	09-0041427-0001

	Date of Registration:	January 27, 2009

	Expiration Date of Registration:	October 2, 2013

	Description of Property:	Debtor’s inventory of ITW MULLER stretch film now or hereafter on the premises or on consignment to the debtor at the debtor’s plant in 2376 Wellington St., Montreal, Quebec H3K1X6.

92

33.	Rights of Ownership of the Lessor (Leasing)

	Lessor:	General Electric Canada Equipment Finance G.P. 5500 North Service Road 8th Floor Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6

	Amount:	Not indicated

	Date of Execution:	March 25, 2009

	Registration No.:	09-0157482-0001

	Date of Registration:	March 26, 2009

	Expiration Date of Registration:	March 25, 2016

Description of Property:

ONE (1) 2008 yale GLP050VXEVSE084 S/N B875V01781F

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

34.	Rights of Ownership of the Lessor (Leasing)

Lessor:

GE Capital Canada Equipment Financing & Leasing Company

5500 North Service Road

Burlington, Ontario L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service Road

Burlington, Ontario L7L 6W6

93

	Lessee:	O-I Canada Corp. 1959 Upper Water Street, Suite 900 Halifax, Nova Scotia B3J 3N2 O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6

	Amount:	Not indicated

	Date of Execution:	January 25, 2011

	Registration No.:	11-0127402-0001

	Date of Registration:	February 28, 2011

	Expiration Date of Registration:	January 25, 2014

Description of Property:

ONE (1) 2004 One Used JLG 2032E Unit c/w all attachments and accessories s/n: 0200105711

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

35.	Rights of Ownership of the Lessor (Leasing)

Lessor:

GE Capital Canada Equipment Financing & Leasing Company

5500 North Service Road

Burlington, Ontario L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service Road

Burlington, Ontario L7L 6W6

94

	Lessee:	O-I Canada Corp. 1959 Upper Water Street, Suite 900 Halifax, Nova Scotia B3J 3N2 O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6

	Amount:	Not indicated

	Date of Execution:	January 25, 2011

	Registration No.:	11-0127419-0001

	Date of Registration:	February 28, 2011

	Expiration Date of Registration:	January 25, 2015

Description of Property:

ONE (1) 2003 One Used Yale GLP050TGNUAE086 Unit s/n: A875B23012A

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

36.	Rights of Ownership of the Lessor (Leasing)

Lessor:

GE Capital Canada Equipment Financing & Leasing Company

5500 North Service Road

Burlington, Ontario L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service Road

Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 1959 Upper Water Street, Suite 900

95

Halifax, Nova Scotia B3J 3N2 O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6

	Amount:	Not indicated

	Date of Execution:	January 25, 2011

	Registration No.:	11-0127427-0001

	Date of Registration:	February 28, 2011

	Expiration Date of Registration:	January 25, 2015

Description of Property:

ONE (1) 2003 One Used JLG 450 Unit c/w all attachments and accessories s/n: 0300073335

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

37.	Rights of Ownership of the Lessor (Leasing)

Lessor:

GE Capital Canada Equipment Financing & Leasing Company

5500 North Service Road

Burlington, Ontario L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service Road

Burlington, Ontario L7L 6W6

	Lessee:	O-I Canada Corp. 1959 Upper Water Street, Suite 900 Halifax, Nova Scotia B3J 3N2

96

O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6

	Amount:	Not indicated

	Date of Execution:	February 23, 2011

	Registration No.:	11-0127436-0001

	Date of Registration:	February 28, 2011

	Expiration Date of Registration:	February 23, 2018

Description of Property:

ONE (1) 2010 New Yale ERC030AH Lift Unit s/n: C814N03042H

ONE (1) 2010 New Yale ERC030AHN36TE082 Lift unit s/n: C814N03040H

C/w all attachments and accessories including: 4  Exide 18-100-17G attachments s/n: GGM1027; GGM1018, GHM1664, GHM1627; 2 Exide EHF36T130 attachments s/n: AY402200061, AY305800012; Servo Forks s/n: PO#06ED0026806JD

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

38.	Rights of Ownership of the Lessor (Leasing)

Lessor:

GE Capital Canada Equipment Financing & Leasing Company

5500 North Service Road

Burlington, Ontario L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service Road

Burlington, Ontario L7L 6W6

97

Lessee:	O-I Canada Corp. 1959 Upper Water Street, Suite 900 Halifax, Nova Scotia B3J 3N2 O-I Canada Corp. 2376 Wellington Montréal, Québec H3K 1X6

Amount:	Not indicated

Date of Execution:	March 25, 2011

Registration No.:	11-0206116-0001

Date of Registration:	March 29, 2011

Expiration Date of Registration:	March 25, 2019

Description of Property:

One 2011 Factory Cat 34 D Sweeper unit s/n: 58209

The above property, wherever located as well as all the intellectual property, incorporeal property and accessories thereof and present and future replacement parts.

98

OTHER LIENS

Entity	Beneficiary	Nature of Lien
O-I Canada Corp	Gaz Metropolitan	Security Deposit
Companhia Industrial Sao Paulo e Rio / Cisper	Tax assesments on appeals	Security Deposit
OI Manufacturing UK	Bank deposit	Security Deposit
OI SARL		Security Deposit
O-I manufacturing France
Vidrieria Rovira / Vidrieria Rovira	Spanish Gas Distributor	Security Deposit
OI Manufacturing Italy Spa and Subsidiaries		Security Deposit

99

SCHEDULE C

EXISTING LETTERS OF CREDIT

(IN U.S. DOLLARS, AS OF 5/12/2011 CLOSE OF BUSINESS)

Applicant	Issuing Bank	Beneficiary	Amount	Expiry
Owens-Brockway Glass Container Inc. (“Owens-Brockway”)	Bank of America	Sales Insurance Georgia	$2,330,000.00	21-Dec-11
Owens-Brockway	Bank of America	Oregon Workers Comp	$250,000.00	6-Nov-11
Owens-Brockway	Bank of America	Florida South Insurers	$100,000.00	28-Feb-12
Owens-Brockway	Deutsche Bank AG, New York Branch (“DBNY”)	New Jersey EPA	$1,500,000.00	12-Mar-12
Owens-Brockway	DBNY	New Jersey EPA	$78,000.00	12-Mar-12
Owens-Brockway	DBNY	Ohio	$2,975,000.00	5-Jun-12
Owens-Brockway	DBNY	Workers Comp BD NY	$4,707,006.00	6-Oct-11
Owens-Brockway	DBNY	National Union Fire	$6,745,299.00	1-Sep-11
Owens-Brockway	DBNY	Mutual Marine Office, Inc.	$188,260.84	31-Dec-11
Owens-Brockway	DBNY	Liberty National	$310.00	31-Dec-11
Owens-Brockway	DBNY	Fremont	$2,585.26	31-Dec-11
Owens-Brockway	DBNY	Farmers	$1,300.00	31-Dec-11
Owens-Brockway	DBNY	Heartland	$3,422.37	31-Dec-11
Owens-Brockway	DBNY	American Eagle Ins	$40,390.00	31-Dec-11
Owens-Brockway	DBNY	Republic	$78,655.00	31-Dec-11
Owens-Brockway	DBNY	New Jersey EPA	$213,285.00	31-Dec-11
Owens-Brockway	DBNY	Oklahoma Workers	$1,000,000.00	31-Dec-11
Owens-Brockway	DBNY	Old Republic	$500,000.00	31-Dec-11
Owens-Brockway	DBNY	Workers Comp BD NY	$70,000.00	5-Jun-12
Owens-Brockway	DBNY	Travelers Casualty Sure	$5,846,939.00	31-Dec-11

100

Owens-Brockway	DBNY	General Electric	$2,000,000.00		28-Dec-11
Owens-Brockway	DBNY	New Jersey EPA	$350,000.00		31-Dec-11
Owens-Brockway	DBNY	New Jersey EPA	$200,000.00		31-Dec-11
Owens-Brockway	DBNY	New Jersey EPA	$195,600.00		31-Dec-11
Owens-Brockway	DBNY	Self Insurance	$7,300,000.00		31-Dec-11
Owens-Brockway	DBNY	Lenz Oil Rd/Ra Work Group	$508,483.32		19-Sep-11
Owens-Brockway	DBNY	Environmental Protection	$25,000.00		13-Nov-11
Owens-Brockway	DBNY	Ohio Workers Comp	$1,939,000.00		5-Jun-12
Owens-Brockway	DBNY	Huntington NB	$800,000.00		17-Nov-11
Owens-Brockway	DBNY	Hydro One	$289,960.00	(50)	13-Feb-12
Owens-Brockway	DBNY	Illinois Workers Compensation	$1,925,000.00		8-Sep-11
Owens-Brockway	DBNY	Republic	$5,600,000.00		12-Dec-11
Owens-Brockway	DBNY	Northwestern	$2,500,124.00		12-Dec-11
Owens-Brockway	DBNY	Department of Energy	$800,000.00		21-Mar-12
Owens-Brockway	DBNY	Ohio Environmental	$408,000.00		12-Feb-12
Owens-Brockway	DBNY	Deutsche Bank SPA Milan	$40,667,424.35	(51)	30-Sep-11
Owens-Brockway	DBNY	Deutsche Bank AG Milan	$54,307,841.18	(52)	20-May-11

(50)  USD equivalent of amount in Canadian dollars

(51)  USD equivalent of amount in €

(52)  USD equivalent of amount in €

101

SCHEDULE D

FOREIGN SUBSIDIARIES

Company	Parent Company	Ownership Interest held in Company by Parent Company	State/Country of Incorporation or Organization
Cristalerias Rosario SA	OI European Group B.V.	80%	Argentina
ACI Finance Pty. Ltd.	ACI International Pty. Ltd.	100%	Australia
ACI Glass Packaging Penrith Pty. Ltd.	ACI International Pty. Ltd.	100%	Australia
ACI International Pty. Ltd.	ACI Packaging Services Pty. Ltd.	100%	Australia
ACI Operations Pty. Ltd.	ACI Packaging Services Pty. Ltd.	100%	Australia
ACI Packaging Services Pty. Ltd.	Owens-Illinois (Australia) Pty. Ltd.	100%	Australia
ACI Technical Services Pty. Ltd.	ACI Packaging Services Pty. Ltd.	100%	Australia
Australian Consolidated Industries Pty. Ltd.	ACI Operations Pty. Ltd.	100%	Australia
Continental PET Holdings Pty. Ltd.	OI Australia Inc.	100%	Australia
Owens-Illinois (Australia) Pty. Ltd.	OI European Group B.V.	100%	Australia
Owens Insurance, Ltd.	Owens-Illinois General Inc.	100%	Bermuda
Fabrica Boliviana de Vidrios S.A.	1) Owens-Brockway Glass Container Inc.	99%	Bolivia
	2) Bolivian Investments Inc.	1%
Cisper da Amazonia S.A.	Owens-Illinios do Brazil Industriae Comercio S.A.	100%	Brazil
Companhia Industrial de Vidros SA (CIV)	Industria, Comercio e Administracao ICAL SA	100%	Brazil
Companhia Industrial Sao Paulo e Rio — Holding (CISPER)	Owens-Illinois America Latina Administracao Ltda.	79.4%	Brazil
Industria, Comercio e Administracao ICAL SA	Owens-Illinois America Latina Administracao Ltda.	100%	Brazil
Mineracao Descalvado Ltda.	Owens-Illinios do Brazil Industriae Comercio S.A.	100%	Brazil

102

Company	Parent Company	Ownership Interest held in Company by Parent Company	State/Country of Incorporation or Organization
Mineracao Silminas Ltda.	Owens-Illinios do Brazil Industriae Comercio S.A.	100%	Brazil
Owens-Illinois America Latina Administracao Ltda.	1) Owens-Brockway Glass Container Inc.	1%	Brazil
	2) OI European Group B.V.	99%
		100%
Owens Illinois do Brasil Industria e Comercio SA	1) Owens-Brockway Glass Container Inc.	0.794%	Brazil
	2) OI European Group B.V.	78.606%
		79.4%
Owens-Illinois do Brasil S.A.	Owens-Illinois America Latina Administracao Ltda.	79.4%	Brazil
O-I Canada Corp.	OI Canada Holdings B.V.	100%	Canada
ACI Guangdong Glass Company Ltd.	ACI Guangdong Ltd.	70%	China
ACI Shanghai Glass Company Ltd.	ACI Shanghai Ltd.	100%	China
ACI Tianjin Mould Company Ltd.	ACI Tianjin Ltd.	70%	China
Cangzhou Cangshun Industry Co Ltd	Owens-Illinois (HK) Ltd.	100%	China
Cangzhou Cangshun Plastic Production Co Ltd.	Owens-Illinois (HK) Ltd.	100%	China
Hebei Rixin Glass Group Co. Ltd.	Owens-Illinois (HK) Ltd.	100%	China
O-I (Shanghai) Management Co Ltd	Owens-Illinois (HK) Ltd.	100%	China

O-I Sihui Glass Recycling Co. Ltd.	O-I Zhaoqing Glass Co. Ltd.	100%	China

O-I Tianjin Glass Co. Ltd.	ACI Beijing Ltd.	95%	China

O-I Trading (Shanghai) Company Ltd.	O-I Asia-Pacific Holdings	100%	China

O-I Zhaoqing Glass Co. Ltd.	Owens-Illinois (HK) Ltd.	80%	China

103

Company	Parent Company	Ownership Interest held in Company by Parent Company	State/Country of Incorporation or Organization
Sichuan Malaya Glass Co Ltd	Malaya Glass Products Sdn Bhd	60%	China
Wuhan Owens Glass Container Company Ltd.	OI China LLC	70%	China
CMC S.A. (aka: Centro de Mecanizados del Cauca S.A.)	OI European Group B.V.	100%	Colombia
Cristaleria Peldar S.A.	OI European Group B.V.	58.40%	Colombia
Cristar S.A.	1) Cristaleria Peldar S.A.	49.99%	Colombia
	2) Industrial de Materias Primas S.A. (Induprimas)	49.99%
		99.98%
Glass Crafts S.A. Colombia	1) Industrial de Materias Primas S.A. (Induprimas)	19.8%	Colombia
	2) Vidrieria Fenicia S.A.	40%
	3) Cristar S.A.	40%
		99.98%
Industrial de Materias Primas S.A. (Induprimas)	Cristaleria Peldar S.A.	100%	Colombia
Vidrieria Fenicia S.A.	1) Industrial de Materias Primas S.A. (Induprimas)	49.995%	Colombia
	2) Cristar S.A.	49.99%
		98.985%
O-I Sales & Dist. Czech Republic SRO	O-I Manufacturing Czech Republic A.S.	100%	Czech Republic

O-I Manufacturing Czech Republic A.S.	O-I Manufacturing Italy SpA	100%	Czech Republic

ACI America Holdings Inc.	Continental PET Holdings Pty. Ltd.	100%	Delaware

ACI Ventures, Inc.	ACI America Holdings Inc.	100%	Delaware

104

Company	Parent Company	Ownership Interest held in Company by Parent Company		State/Country of Incorporation or Organization
Bolivian Investments, Inc.	Owens-Brockway Glass Container Inc.	100%		Delaware

Maumee Air Associates, Inc.	Owens-Illinois General Inc.	100%		Delaware

OI Advisers, Inc.	Owens-Illinois General Inc.	100%		Delaware

Cristaleria del Ecuador, S.A.	OI Ecuador STS LLC	69.1%		Ecuador
O-I Production Estonia AS	OI Finnish Holdings OY	100%		Estonia
O-I Sales & Distribution Estonia OU	OI Finnish Holdings OY	100%		Estonia
OI Finnish Holdings OY	OI European Group B.V.	100%		Finland
O-I Manufacturing Finland Oy	OI Finnish Holdings OY	100%		Finland
Atlantique Emballage	O-I Sales and Distribution France SAS	100%		France
Fiaver	O-I Manufacturing France SAS	100%		France
O-I Europe SAS	OI European Group B.V.	100%		France
O-I Manufacturing France SAS	O-I Europe SAS	99.99%		France
O-I Sales and Distribution France SAS	O-I Manufacturing France SAS	100%		France
Prover	O-I Manufacturing France SAS	100%		France
SCI Le Mourtis	O-I Manufacturing France SAS	100%		France
Verdome Exploitation	O-I Manufacturing France SAS	100%		France
Gebruder Stoevesandt Vertriebsgellschaft GmbH	OI Glasspack GmbH & Co KG	100	%(53)	Germany
O-I GLASSPACK Beteiligungs und Verwaltungs GmbH	OI European Group B.V.	100%		Germany

(53) In the process of liquidation.

105

Company	Parent Company	Ownership Interest held in Company by Parent Company	State/Country of Incorporation or Organization
OI Glasspack GmbH & Co KG	O-I GLASSPACK Beteiligungs und Verwaltungs GmbH	99.98%	Germany

O-I Glasspack Verwaltungs GmbH	O-I GLASSPACK Beteiligungs und Verwaltungs GmbH	99.98%	Germany

O-I Sales & Dist. Germany Gmbh	O-I Europe Sarl	100%	Germany

ACI Beijing Ltd.	Owens-Illinois (HK) Ltd.	100%	Hong Kong
ACI Guangdong Ltd.	Owens-Illinois (HK) Ltd.	100%	Hong Kong
ACI Shanghai Ltd.	Owens-Illinois (HK) Ltd.	100%	Hong Kong
ACI Tianjin Ltd.	Owens-Illinois (HK) Ltd.	100%	Hong Kong
Owens-Illinois (HK) Ltd.	ACI International Pty. Ltd.	100%	Hong Kong
Owens-Illinois Services H.K. Ltd.	Owens-Illinois (HK) Ltd.	100%	Hong Kong
O-I Manufacturing Hungary Ltd.	OI Hungary LLC	100%	Hungary
P.T. Kangar Consolidated Industries	ACI International Pty. Ltd.	99.97%	Indonesia

O-I Manufacturing Italy SpA	1) OI Italia S.r.l.	99.7%	Italy
	2) Public	0.3%
		100%
OI Italia S.r.l.	OI European Group B.V.	100%	Italy
O-I Sales & Dist. Italy S.r.l.	1) O-I Europe Sarl	90%	Italy
	2) O-I Manufacturing Italy SpA	10%
		100%
San Domenico Vetraria S.r.l.	O-I Manufacturing Italy SpA	56.94%	Italy

106

Company	Parent Company	Ownership Interest held in Company by Parent Company		State/Country of Incorporation or Organization
Zanotti Vetro S.p.A.	OI Italia S.r.l.	52	%(54)	Italy
Vetrerie Meridionali S.p.A.	O-I Manufacturing Italy S.p.A.	50	%(55)	Italy
OI Sales and Distribution LT	OI Finnish Holdings OY	100%		Lithuania
Malaya Glass Products Sdn Bhd	BJC O-I Glass PTE Ltd	100%		Malaysia
O-I Asia-Pacific Holdings	OI European Group B.V.	100%		Mauritius
OI Canada Holdings B.V.	OI European Group B.V.	100%		Netherlands
OI European Group B.V.	OI Global C.V.	100%		Netherlands
OI Global C.V.	1) OI International Holdings Inc.	99%		Netherlands
	2) O-I Holding LLC	1%
		100%

OI Manufacturing Netherlands B.V.	OI European Group B.V.	100%		Netherlands
OI Sales & Distr. Netherlands B.V.	O-I Europe Sarl	100%		Netherlands
OI Spanish Holdings B.V.	Vidrieria Rovira S.L.	100%		Netherlands
Sonator Investments B.V.	OI Italia S.r.l.	100%		Netherlands
Veglarec B.V.	OI Manufacturing Netherlands B.V.	100%		Netherlands
ACI Operations NZ Ltd.	Owens-Illinois (NZ) Ltd.	100%		New Zealand
Owens-Illinois (NZ) Ltd.	ACI International Pty. Ltd.	100%		New Zealand
O-I GMEC Lurin srl	1) OI European Group B.V.	99%		Peru

(54)  In the process of liquidation.

(55)  See Credit Agreement definition of “Subsidiary”.

107

Company	Parent Company	Ownership Interest held in Company by Parent Company		State/Country of Incorporation or Organization
	2) OI Canada Holdings B.V.	1%
		100%

Owens-Illinois Peru S.A.	1) OI Spanish Holdings B.V.	94.8%		Peru
	2) Cristar S.A.	4.1%
		98.9%

O-I Jaroslaw Machine Service Center	OI European Group B.V.	100%		Poland
O-I Manufacturing Poland S.A.	O-I Spanish Holdings B.V.	100%		Poland
O-I Sales & Dist. Poland Z.o.o	1) O-I Europe Sarl	95%		Poland
	2) O-I Sales & Dist. Netherlands B.V.	5%
Recykling Centrum Sp Z.O.O.	O-I Manufacturing Poland S.A.	96.97%		Poland
LLC Novgorod Steklo	OI European Group B.V.	100	%(56)	Russia
BJC O-I Glass PTE Ltd	ACI International Pty Ltd.	50.0001%		Singapore
O-I Sales & Dist. Spain SL	1) Sonator Investments B.V.	75%		Spain
	2) O-I Manufacturing France SAS	25%
		100%

Vidrieria Rovira S.L.	1) Sonator Investments B.V.	75%		Spain
	2) O-I Manufacturing France SAS	25%
		100%

O-I Europe Sarl	OI European Group B.V.	100%		Switzerland
ACI Plastics Packaging (Thailand) Ltd.	ACI Operations Pty. Ltd.	100	%(57)	Thailand

(56)  In the process of liquidation.

108

Company	Parent Company	Ownership Interest held in Company by Parent Company		State/Country of Incorporation or Organization
Thai Malaya Glass Co Ltd	Malaya Glass Products Sdn Bhd	70%		Thailand
O-I Birmingham Machine Assembly Limited	OI European Group B.V.	100%		United Kingdom
O-I Manufacturing Ltd. (UK)	United Glass Group Ltd.	100%		United Kingdom
O-I Sales and Dist. UK Ltd	O-I Europe Sarl	100%		United Kingdom
UGG Holdings Limited	OI European Group B.V.	100	%(58)	United Kingdom
United Glass Group Ltd.	O-I Overseas Management Co. LLC	100	%(59)	United Kingdom
O-I Overseas Management Co. LLC (UK / US)	UGG Holdings Limited	100	%(60)	United Kingdom
Malaya Vietnam Glass Limited	Malaya Glass products Sdn Bhd	70%		Vietnam

(57)  In the process of liquidation.

(58)  In the process of liquidation.

(59)  In the process of liquidation.

(60)  In the process of liquidation.

109

SCHEDULE 1.1A

OFFSHORE GUARANTORS

Owens-Illinois (Australia) Pty. Ltd.

ACI Packaging Services Pty. Ltd.

Australian Consolidated Industries Pty. Ltd.

ACI International Pty. Ltd.

ACI Finance Pty. Ltd.

ACI Glass Packaging Penrith Pty. Ltd.

OI Canada Holdings B.V.

110

SCHEDULE 1.1B

SUBSIDIARY GUARANTORS

ACI America Holdings Inc.

Brockway Realty Corporation

NHW Auburn, LLC

OI Auburn Inc.

OI Australia Inc.

OI California Containers Inc.

OI Castalia STS Inc.

OI General Finance Inc.

OI General FTS Inc.

OI Levis Park STS Inc.

OI Puerto Rico STS Inc.

OIB Produvisa Inc.

Owens-Brockway Packaging, Inc.

Owens-Illinois General Inc.

SeaGate, Inc.

SEAGATE II, INC.

SEAGATE III, INC.

Universal Materials, Inc.

111

SCHEDULE 1.1C
CALCULATION OF MANDATORY COSTS

1.               The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.               On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.               The Additional Cost Rate for any Lender lending from a facility office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that facility office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that facility office.

4.               The Additional Cost Rate for any Lender in relation to a Loan in any currency other than sterling lending from a facility office in the UK will be calculated by the Administrative Agent as follows:

E x 0.01	per cent. per annum
300

Where:

E                 is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.               For the purposes of this Schedule:

(a)          “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)         “Facility Office” means:

112

(i)                                       in respect of a Lender or the Issuing Lender, the office or offices notified by that Lender or the Issuing Lender to the Agent in writing on or before the date it becomes a Lender or the Issuing Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(ii)                                    in respect of any other finance party, the office in the jurisdiction in which it is resident for tax purposes.

(c)          “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)         “Fee Tariffs” means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)          “Reference Banks” means, in relation to Eurocurrency Rate and Mandatory Cost the principal London offices of the Reference Lenders or such other bank or banks as may be appointed by the Administrative Agent in consultation with the Company; and

(f)            “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.               If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.               Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)          the jurisdiction of its facility office; and

(b)         any other information that the Administrative Agent may reasonably require for such purpose.

113

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

8.               The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a facility office in the same jurisdiction as its facility office.

9.               The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.         The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.         Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12.         The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

114

SCHEDULE 1.1D

ADDITIONAL DOMESTIC

SUBSIDIARY BORROWERS /

ADDITIONAL FOREIGN SUBSIDIARY BORROWERS

None as of the Closing Date

SCHEDULE 3.1D

NEW SENIOR DEBT

a.               Owens-Brockway’s $400,000,000 6.75% Senior Notes due 2014 and €225,000,000 6.75% Senior Notes due 2014

b.              OI European Group B.V.’s €300,000,000 6.875% Senior Notes due 2017

c.               Owens-Brockway’s $600,000,000 7.375% Senior Notes due 2016

d.              Owens-Brockway’s $690,000,000 3.00% Exchangeable Senior Notes due 2015

e.               OI European Group B.V.’s  €500,000,000 6.75% Senior Notes due 2020

SCHEDULE 4.1

ALL SUBSIDIARIES

Company	Parent Company	Ownership Interest held in Company by Parent Company	State/Country of Incorporation or Organization
Cristalerias Rosario SA	OI European Group B.V.	80%	Argentina
ACI Finance Pty. Ltd.	ACI International Pty. Ltd.	100%	Australia
ACI Glass Packaging Penrith Pty. Ltd.	ACI International Pty. Ltd.	100%	Australia
ACI International Pty. Ltd.	ACI Packaging Services Pty. Ltd.	100%	Australia
ACI Operations Pty. Ltd.	ACI Packaging Services Pty. Ltd.	100%	Australia
ACI Packaging Services Pty. Ltd.	Owens-Illinois (Australia) Pty. Ltd.	100%	Australia
ACI Technical Services Pty. Ltd.	ACI Packaging Services Pty. Ltd.	100%	Australia
Australian Consolidated Industries Pty. Ltd.	ACI Operations Pty. Ltd.	100%	Australia
Continental PET Holdings Pty. Ltd.	OI Australia Inc.	100%	Australia
Owens-Illinois (Australia) Pty. Ltd.	OI European Group B.V.	100%	Australia
Owens Insurance, Ltd.	Owens-Illinois General Inc.	100%	Bermuda
Fabrica Boliviana de Vidrios S.A.	1) Owens-Brockway Glass Container Inc.	99%	Bolivia
	2) Bolivian Investments Inc.	1%
Cisper da Amazonia S.A.	Owens-Illinios do Brazil Industriae Comercio S.A.	100%	Brazil
Companhia Industrial de Vidros SA (CIV)	Industria, Comercio e Administracao ICAL SA	100%	Brazil
Companhia Industrial Sao Paulo e Rio — Holding (CISPER)	Owens-Illinois America Latina Administracao Ltda.	79.4%	Brazil
Industria, Comercio e Administracao ICAL SA	Owens-Illinois America Latina Administracao Ltda.	100%	Brazil
Mineracao Descalvado Ltda.	Owens-Illinios do Brazil Industriae Comercio S.A.	100%	Brazil
Mineracao Silminas Ltda.	Owens-Illinios do Brazil Industriae Comercio S.A.	100%	Brazil
Owens-Illinois America Latina Administracao Ltda.	1) Owens-Brockway Glass Container Inc.	1%	Brazil
	2) OI European Group B.V.	99%
		100%
Owens Illinois do Brasil Industria e Comercio SA	1) Owens-Brockway Glass Container Inc.	0.794%	Brazil
	2) OI European Group B.V.	78.606%
		79.4%

Owens-Illinois do Brasil S.A.	Owens-Illinois America Latina Administracao Ltda.	79.4%	Brazil
O-I Canada Corp.	OI Canada Holdings B.V.	100%	Canada
ACI Guangdong Glass Company Ltd.	ACI Guangdong Ltd.	70%	China
ACI Shanghai Glass Company Ltd.	ACI Shanghai Ltd.	100%	China
ACI Tianjin Mould Company Ltd.	ACI Tianjin Ltd.	70%	China
Cangzhou Cangshun Industry Co Ltd	Owens-Illinois (HK) Ltd.	100%	China
Cangzhou Cangshun Plastic Production Co Ltd.	Owens-Illinois (HK) Ltd.	100%	China
Hebei Rixin Glass Group Co. Ltd.	Owens-Illinois (HK) Ltd.	100%	China
O-I (Shanghai) Management Co Ltd	Owens-Illinois (HK) Ltd.	100%	China
O-I Sihui Glass Recycling Co. Ltd.	O-I Zhaoqing Glass Co. Ltd.	100%	China
O-I Tianjin Glass Co. Ltd.	ACI Beijing Ltd.	95%	China
O-I Trading (Shanghai) Company Ltd.	O-I Asia-Pacific Holdings	100%	China
O-I Zhaoqing Glass Co. Ltd.	Owens-Illinois (HK) Ltd.	80%	China
Sichuan Malaya Glass Co Ltd	Malaya Glass Products Sdn Bhd	60%	China
Wuhan Owens Glass Container Company Ltd.	OI China LLC	70%	China
CMC S.A. (aka: Centro de Mecanizados del Cauca S.A.)	OI European Group B.V.	100%	Colombia
Cristaleria Peldar S.A.	OI European Group B.V.	58.40%	Colombia
Cristar S.A.	1) Cristaleria Peldar S.A.	49.99%	Colombia
	2) Industrial de Materias Primas S.A. (Induprimas)	49.99%
		99.98%
Glass Crafts S.A. Colombia	1) Industrial de Materias Primas S.A. (Induprimas)	19.8%	Colombia
	2) Vidrieria Fenicia S.A.	40%
	3) Cristar S.A.	40%
		99.98%
Industrial de Materias Primas S.A. (Induprimas)	Cristaleria Peldar S.A.	100%	Colombia
Vidrieria Fenicia S.A.	1) Industrial de Materias Primas S.A. (Induprimas)	49.995%	Colombia
	2) Cristar S.A.	49.99%
		98.985%

O-I Sales & Dist. Czech Republic SRO	O-I Manufacturing Czech Republic A.S.	100%	Czech Republic
O-I Manufacturing Czech Republic A.S.	O-I Manufacturing Italy SpA	100%	Czech Republic
ACI America Holdings Inc.	Continental PET Holdings Pty. Ltd.	100%	Delaware
ACI Ventures, Inc.	ACI America Holdings Inc.	100%	Delaware
Bolivian Investments, Inc.	Owens-Brockway Glass Container Inc.	100%	Delaware
Maumee Air Associates, Inc.	Owens-Illinois General Inc.	100%	Delaware
OI Advisers, Inc.	Owens-Illinois General Inc.	100%	Delaware
OI Andover Group Inc.	1) Owens-Brockway Glass Container Inc.	88%	Delaware
	2) ACI International Pty. Ltd.	12%
		100%
OI Auburn Inc.	Owens-Brockway Glass Container Inc.	100%	Delaware
OI Australia Inc.	Owens-Illinois Group, Inc.	100%	Delaware
OI California Containers, Inc.	Owens-Brockway Glass Container Inc.	100%	Delaware
OI Castalia STS Inc.	OI General FTS Inc.	100%	Delaware
OI China LLC	ACI International Pty. Ltd.	100%	Delaware
OI Ecuador STS LLC	OI Global C.V.	100%	Delaware
OI General Finance Inc.	Owens-Illinois Group, Inc.	100%	Delaware
OI General FTS Inc.	Owens-Illinois Group, Inc.	100%	Delaware
OI Hungary LLC	OI Global C.V.	100%	Delaware
OI International Holdings Inc.	Owens-Brockway Glass Container Inc.	100%	Delaware
OI Levis Park STS Inc.	OI General FTS Inc.	100%	Delaware
OI Puerto Rico STS Inc.	Owens-Brockway Glass Container Inc.	100%	Delaware
OI Securities, Inc.	OI Advisers, Inc.	100%	Delaware
OI Transfer, Inc.	OI Advisers, Inc.	100%	Delaware

OIB Produvisa Inc.	Owens-Brockway Glass Container Inc.	100%		Delaware
Owens-Brockway Glass Container Inc.	Owens-Brockway Packaging, Inc.	100%		Delaware
Owens-Brockway Packaging, Inc.	Owens-Illinois Group, Inc.	100%		Delaware
Owens-Illinois General Inc.	OI General FTS Inc.	100%		Delaware
Owens-Illinois Group, Inc.	Owens-Illinois, Inc.	100%		Delaware
The Andover Group, Inc.	OI Andover Group Inc.	100%		Delaware
OI Caribbean Sales and Distribution Inc.	Owens-Brockway Glass Container Inc.	100%		Delaware
O-I Holding LLC	OI International Holdings Inc.	100%		Delaware
O-I US Procurement Company, Inc.	Owens-Brockway Glass Container Inc.	100%		Delaware
Cristaleria del Ecuador, S.A.	OI Ecuador STS LLC	69.1%		Ecuador
O-I Production Estonia AS	OI Finnish Holdings OY	100%		Estonia
O-I Sales & Distribution Estonia OU	OI Finnish Holdings OY	100%		Estonia
OI Finnish Holdings OY	OI European Group B.V.	100%		Finland
O-I Manufacturing Finland Oy	OI Finnish Holdings OY	100%		Finland
Atlantique Emballage	O-I Sales and Distribution France SAS	100%		France
Fiaver	O-I Manufacturing France SAS	100%		France
O-I Europe SAS	OI European Group B.V.	100%		France
O-I Manufacturing France SAS	O-I Europe SAS	99.99%		France
O-I Sales and Distribution France SAS	O-I Manufacturing France SAS	100%		France
Prover	O-I Manufacturing France SAS	100%		France
SCI Le Mourtis	O-I Manufacturing France SAS	100%		France
Verdome Exploitation	O-I Manufacturing France SAS	100%		France
Gebruder Stoevesandt Vertriebsgellschaft GmbH	OI Glasspack GmbH & Co KG	100	%(61)	Germany
O-I GLASSPACK Beteiligungs und Verwaltungs GmbH	OI European Group B.V.	100%		Germany
OI Glasspack GmbH & Co KG	O-I GLASSPACK Beteiligungs und Verwaltungs GmbH	99.98%		Germany
O-I Glasspack Verwaltungs GmbH	O-I GLASSPACK Beteiligungs und Verwaltungs GmbH	99.98%		Germany

(61)  In the process of liquidation.

O-I Sales & Dist. Germany Gmbh	O-I Europe Sarl	100%		Germany
ACI Beijing Ltd.	Owens-Illinois (HK) Ltd.	100%		Hong Kong
ACI Guangdong Ltd.	Owens-Illinois (HK) Ltd.	100%		Hong Kong
ACI Shanghai Ltd.	Owens-Illinois (HK) Ltd.	100%		Hong Kong
ACI Tianjin Ltd.	Owens-Illinois (HK) Ltd.	100%		Hong Kong
Owens-Illinois (HK) Ltd.	ACI International Pty. Ltd.	100%		Hong Kong
Owens-Illinois Services H.K. Ltd.	Owens-Illinois (HK) Ltd.	100%		Hong Kong
O-I Manufacturing Hungary Ltd.	OI Hungary LLC	100%		Hungary
P.T. Kangar Consolidated Industries	ACI International Pty. Ltd.	99.97%		Indonesia
O-I Manufacturing Italy SpA	1) OI Italia S.r.l.	99.7%		Italy
	2) Public	0.3%
		100%
OI Italia S.r.l.	OI European Group B.V.	100%		Italy
O-I Sales & Dist. Italy S.r.l.	1) O-I Europe Sarl	90%		Italy
	2) O-I Manufacturing Italy SpA	10%
		100%
San Domenico Vetraria S.r.l.	O-I Manufacturing Italy SpA	56.94%		Italy
Zanotti Vetro S.p.A.	OI Italia S.r.l.	52	%(62)	Italy
Vetrerie Meridionali S.p.A.	O-I Manufacturing Italy SpA	50	%(63)
OI Sales and Distribution LT	OI Finnish Holdings OY	100%		Lithuania
Malaya Glass Products Sdn Bhd	BJC O-I Glass PTE Ltd	100%		Malaysia
O-I Asia-Pacific Holdings	OI European Group B.V.	100%		Mauritius
OI Canada Holdings B.V.	OI European Group B.V.	100%		Netherlands
OI European Group B.V.	OI Global C.V.	100%		Netherlands
OI Global C.V.	1) OI International Holdings Inc.	99%		Netherlands
	2) O-I Holding LLC	1%
		100%
OI Manufacturing Netherlands B.V.	OI European Group B.V.	100%		Netherlands
OI Sales & Distr. Netherlands B.V.	O-I Europe Sarl	100%		Netherlands
OI Spanish Holdings B.V.	Vidrieria Rovira S.L.	100%		Netherlands
Sonator Investments B.V.	OI Italia S.r.l.	100%		Netherlands
Veglarec B.V.	OI Manufacturing Netherlands B.V.	100%		Netherlands

(62)  In the process of liquidation.

(63)  See credit agreement definition of “Subsidiary”.

NHW Auburn, LLC	Owens-Brockway Glass Container Inc.	100%		New York
ACI Operations NZ Ltd.	Owens-Illinois (NZ) Ltd.	100%		New Zealand
Owens-Illinois (NZ) Ltd.	ACI International Pty. Ltd.	100%		New Zealand
SeaGate II, Inc.	Owens-Brockway Glass Container Inc.	100%		Ohio
SeaGate III, Inc.	Owens-Brockway Glass Container Inc.	100%		Ohio
Seagate, Inc.	Owens-Brockway Glass Container Inc.	100%		Ohio
Universal Materials, Inc.	Owens-Illinois General Inc.	100%		Ohio
Brockway Realty Corporation	Owens-Brockway Glass Container Inc.	100%		Pennsylvania
O-I GMEC Lurin srl	1) OI European Group B.V.	99%		Peru
	2) OI Canada Holdings B.V.	1%
		100%
Owens-Illinois Peru S.A.	1) OI Spanish Holdings B.V.	94.8%		Peru
	2) Cristar S.A.	4.1%
		98.9%
O-I Jaroslaw Machine Service Center	OI European Group B.V.	100%		Poland
O-I Manufacturing Poland S.A.	O-I Spanish Holdings B.V.	100%		Poland
O-I Sales & Dist. Poland Z.o.o	1) O-I Europe Sarl	95%		Poland
	2) O-I Sales & Dist. Netherlands B.V.	5%
Recykling Centrum Sp Z.O.O.	O-I Manufacturing Poland S.A.	96.97%		Poland
LLC Novgorod Steklo	OI European Group B.V.	100	%(64)	Russia
BJC O-I Glass PTE Ltd	ACI International Pty Ltd.	50.0001%		Singapore
O-I Sales & Dist. Spain SL	1) Sonator Investments B.V.	75%		Spain
	2) O-I Manufacturing France SAS	25%
		100%
Vidrieria Rovira S.L.	1) Sonator Investments B.V.	75%		Spain
	2) O-I Manufacturing France SAS	25%
		100%
O-I Europe Sarl	OI European Group B.V.	100%		Switzerland
Sovereign Air LLC	Owens-Illinois General Inc.	100%		Texas
ACI Plastics Packaging (Thailand)	ACI Operations Pty. Ltd.	100	%(65)	Thailand

(64)  In the process of liquidation.

(65)  In the process of liquidation.

Ltd.
Thai Malaya Glass Co Ltd	Malaya Glass Products Sdn Bhd	70%		Thailand
O-I Birmingham Machine Assembly Limited	OI European Group B.V.	100%		United Kingdom
O-I Manufacturing Ltd. (UK)	United Glass Group Ltd.	100%		United Kingdom
O-I Sales and Dist. UK Ltd	O-I Europe Sarl	100%		United Kingdom
UGG Holdings Limited	OI European Group B.V.	100	%(66)	United Kingdom
United Glass Group Ltd.	O-I Overseas Management Co. LLC	100	%(67)	United Kingdom
O-I Overseas Management Co. LLC (UK / US)	UGG Holdings Limited	100	%(68)	United Kingdom
Malaya Vietnam Glass Limited	Malaya Glass products Sdn Bhd	70%		Vietnam

(66)  In the process of liquidation.

(67)  In the process of liquidation.

(68)  In the process of liquidation.

SCHEDULE 6.1

EXISTING INDEBTEDNESS

Subsidiary	Indebtedness (in thousands of U.S. Dollars)

PART I (6.1)
Domestic

OI Levis Park STS Inc.	15,947

Total PART I	15,947

PART II (6.1)
Other Foreign

Owens Illinois Peru S.A.	61,881
Companhia Industrial de Vidrios - CIV	18,500
Cristaleria Rosario	18,773
OI Ecuador	1,200
O-I Zhaoging Glass Co. Ltd	12,171
Cangzhou Cangshun Industry Co Ltd	17,987
ACI Shanghai Glass Company Ltd.	1,233
O-I Tianjin Glass Co. Ltd.	101
Vidrieria Rovira SL	450
Avirunion	17,697
OI Manufacturing Italy SpA	9,955
OI Manufacturing France SAS	12,484
OI European Group BV	74,225

Other Foreign	246,657

NONE	0
Total PART II	246,657

Total PART I and PART II	493,314

SCHEDULE 6.3

EXISTING INVESTMENTS

Investment Companies	Investment Held By	Investment Held	State/Country of Incorporation or Organization
United Caribbean Containers Ltd.	OI Puerto Rico STS Inc.	50%	Cayman Islands
Rocky Mountain Bottle Company	Owens-Brockway Glass Container Inc.	50%	Colorado
Industrias Zanzibar, S.A.	United Caribbean Containers Ltd.	50%	Dominican Republic
Middle East Glass Manufacturing Co.	Owens-Brockway Glass Container Inc.	9.07%	Egypt
BSN Distribution SO	O-I Sales and Distribution France SAS	50%	France
Champagne Emballage	O-I Sales and Distribution France SAS	49.99%	France
GGA Gesellschaft fur Glasrecycling und Abfallvermeldung GmbH	1) O-I Glasspack GmbH & Co KG	2.499%	Germany
	2) O-I Glasspack Beteilgungs & Verwaltungs GmbH	17.91%
Human-Szerviz Kft	Maltha Groep B.V.	33.3%	Hungary
AICE	O-I Manufacturing Italy SpA (fka Avir S.p.A.)	6.64%	Italy
AICE RETI	O-I Manufacturing Italy SpA (fka Avir S.p.A.)	6.64%	Italy
CESI	O-I Manufacturing Italy SpA (fka Avir S.p.A.)	0.09%	Italy
CONAI	O-I Manufacturing Italy SpA (fka Avir S.p.A.)	0.02%	Italy
Confidi	O-I Manufacturing Italy SpA (fka Avir S.p.A.)	0.03%	Italy
Consorzio Recupero Vetro	O-I Manufacturing Italy SpA (fka Avir S.p.A.)	35.11%	Italy
Gas Intensive	O-I Manufacturing Italy SpA (fka Avir S.p.A.)	1.17%	Italy
Vetri Speciali S.p.A.	O-I Manufacturing Italy SpA (fka Avir S.p.A.)	49.85%	Italy
Nihon Yamamura Glass Co.	Owens-Brockway Glass Container	0.27%	Japan
Maltha Groep B.V.	Veglarec B.V.	33.3%	Netherlands
Owens-Illinois de Puerto Rico LLC	United Caribbean Containers Ltd.	50%	Ohio
Toledo Air Associates, Inc.	Owens-Illinois General Inc.	50%	Ohio

Investment Companies	Investment Held By	Investment Held	State/Country of Incorporation or Organization
Union Glass	Owens-Brockway Glass Container Inc.	16%	Philippines
OST Tara	OI European Group B.V.	19%	Russia
General Chemical (Soda Ash) Partners Holding	The Andover Group Inc.	25%	U.S.A.
General Chemical (Soda Ash) Partners LLC	General Chemical (Soda Ash) Partners Holding	25%	U.S.A.
General Chemical Soda Ash	General Chemical (Soda Ash) Partners LLC	0.25%	U.S.A.
	General Chemical (Soda Ash) Partners Holdings	24.75
Produvisa	OIB Produvisa Inc.	0.97%	Venezuela

In addition:

(1) A number of the direct and indirect Subsidiaries of Owens-Illinois Group, Inc. own minority interests in other direct and indirect Subsidiaries of Owens-Illinois Group, Inc.  Those holdings are reflected on Schedule 4.1, which is incorporated herein by this reference.

SCHEDULE 6.4

CONTINGENT OBLIGATIONS

Affiliate / Guarantor	Beneficiary	Type	Equivalent $ U.S. (Millions)

Guarantor - Owens-Brockway Glass Container Inc.	First Commercial Bank & Fulton County	Guarantee	11.21
OI Manufacturing UK Limited / Owens-Illinois Group Inc.	Scottish Enterprise	Guarantee	2.17
ACI Shangai Glass Company Limites / Owens Illinois Group	HSBC	Guarantee	15.00
Owens Illinois Group, Inc	Ontario Minister of Economic Development and Trade	Guarantee	8.83

		TOTAL	37.21

SCHEDULE 10.2(C)

VOTING PARTICIPANTS

First Farm Credit Bank

United FCS, FLCA

Farm Credit West, FLCA

1st Farm Credit Services, FLCA

American AgCredit, FLCA

Farm Credit Services of the Mountain Plains, FLCA

Northwest Farm Credit Services, FLCA

Farm Credit Bank of Texas